Exhibit 10.1

$500,000,000

CREDIT AND GUARANTY AGREEMENT

dated as of December 10, 2018

by and among

LUMENTUM HOLDINGS INC.,

as Borrower,

CERTAIN SUBSIDIARIES OF THE BORROWER

FROM TIME TO TIME PARTY HERETO,

as Guarantor Subsidiaries,

The Lenders From Time to Time Party Hereto,

and

DEUTSCHE BANK AG NEW YORK BRANCH,

as Administrative Agent and Collateral Agent

DEUTSCHE BANK SECURITIES INC.,

as Lead Arranger and Lead Book Running Manager

i

4.4	Binding Obligation	92
4.5	Historical Financial Statements	93
4.6	Projections	93
4.7	No Material Adverse Effect	93
4.8	Adverse Proceedings	93
4.9	Payment of Taxes	93
4.10	Ownership of Material Property	94
4.11	Environmental Matters	94
4.12	Governmental Regulation	95
4.13	Margin Stock	95
4.14	Employee Matters	95
4.15	Employee Benefit Plans	95
4.16	Solvency	96
4.17	Compliance with Laws	96
4.18	Disclosure	97
4.19	Perfection of Security Interests in the Collateral	97
4.20	Use of Proceeds	97
4.21	No Default	97
4.22	Insurance	97

SECTION 5.	AFFIRMATIVE COVENANTS	98

5.1	Financial Statements; Notices and Other Reports	98
5.2	Existence	101
5.3	Payment of Taxes and Claims	101
5.4	Maintenance of Properties	101
5.5	Insurance	101
5.6	Books and Records; Inspections	102
5.7	Compliance with Laws	102
5.8	Anti-Terrorism Laws and Anti-Corruption Laws	103
5.9	[Reserved]	103
5.10	Additional Subsidiaries	103
5.11	Material Owned Real Estate Assets	104
5.12	Further Assurances	104
5.13	Designation of Subsidiaries and Unrestricted Subsidiaries	105
5.14	Quarterly Lender Calls	105
5.15	Maintenance of Ratings	105
5.16	Use of Proceeds	105
5.17	Post-Closing Matters	105

SECTION 6.	NEGATIVE COVENANTS	105

6.1	Indebtedness	105
6.2	Liens	110
6.3	No Further Negative Pledges	114
6.4	Restricted Junior Payments	115
6.5	Restrictions on Subsidiary Distributions	118
6.6	Investments	119
6.7	[Reserved]	123
6.8	Fundamental Changes; Disposition of Assets	123
6.9	Transactions with Affiliates	124
6.10	Conduct of Business	125

6.11	Rate Contracts	125
6.12	Certain Amendments or Waivers	126
6.13	Fiscal Year	126

SECTION 7.	GUARANTY	126

7.1	Guaranty of the Obligations	126
7.2	Contribution by Guarantors	126
7.3	Liability of Guarantors Absolute	127
7.4	Waivers by Guarantors	128
7.5	Guarantors’ Rights of Subrogation, Contribution, etc.	129
7.6	Subordination of Other Obligations	130
7.7	Continuing Guaranty	130
7.8	Authority of Guarantors or the Borrower	130
7.9	Financial Condition of the Borrower	130
7.10	Bankruptcy, etc.	130
7.11	Discharge of Guaranty upon Sale of Guarantor	131
7.12	Instrument for Payment of Money	131
7.13	General Limitation on Guarantee Obligations	131
7.14	Keepwell	132

SECTION 8.	EVENTS OF DEFAULT	132

8.1	Events of Default	132
8.2	Remedies upon an Event of Default	134
8.3	Application of Proceeds	135

SECTION 9.	AGENTS	136

9.1	Appointment and Duties	136
9.2	Binding Effect	137
9.3	Use of Discretion	137
9.4	Delegation of Rights and Duties	138
9.5	Reliance and Liability	138
9.6	Agent Individually	140
9.7	Lender Credit Decision	140
9.8	Expenses; Indemnities; Withholding	141
9.9	Resignation of Administrative Agent or Collateral Agent	142
9.10	Release of Collateral or Guarantors	143
9.11	[Reserved]	145
9.12	Lead Arranger and Lead Bookrunner	145
9.13	Administrative Agent May File Bankruptcy Disclosure and Proofs of Claim	145
9.14	Certain ERISA Matters	146

SECTION 10.	MISCELLANEOUS	147

10.1	Notices	147
10.2	Expenses	149
10.3	Indemnity; Certain Waivers	150
10.4	Set-Off	151
10.5	Amendments and Waivers	152

10.6	Successors and Assigns; Participations	158
10.7	Independence of Covenants; Interpretation	163
10.8	Survival of Representations, Warranties and Agreements	163
10.9	No Waiver; Remedies Cumulative	163
10.10	Marshalling; Payments Set Aside	163
10.11	Severability	164
10.12	Obligations Several; Independent Nature of the Lenders’ Rights	164
10.13	Headings	164
10.14	Applicable Law	164
10.15	Consent to Jurisdiction	164
10.16	WAIVER OF JURY TRIAL	165
10.17	Confidentiality; Tombstones; Etc.	165
10.18	Usury Savings Clause	166
10.19	Counterparts	166
10.20	No Strict Construction	166
10.21	Effectiveness; Entire Agreement	166
10.22	No Fiduciary Duty	167
10.23	No Third Parties Benefit	167
10.24	PATRIOT Act	167
10.25	Acknowledgement and Consent to Bail-In of EEA Financial Institutions	168

Appendices

Appendix A	Initial Term Loan Commitments
Appendix B	Notice Addresses

Schedules

Schedule 5.17	Post-Closing Matters

Exhibits

Exhibit A-1	Form of Funding Notice
Exhibit A-2	Form of Conversion/Continuation Notice
Exhibit B	Form of Term Loan Note
Exhibit C	Form of Compliance Certificate
Exhibit D	Form of Solvency Certificate
Exhibit E	Form of Assignment and Assumption
Exhibit F-1	Form of U.S. Tax Compliance Certificate (Non-U.S. Lenders; not partnerships)
Exhibit F-2	Form of U.S. Tax Compliance Certificate (Non-U.S. participants; not partnerships)
Exhibit F-3	Form of U.S. Tax Compliance Certificate (Non-U.S. participants; partnerships)
Exhibit F-4	Form of U.S. Tax Compliance Certificate (Non-U.S. Lenders; partnerships)
Exhibit G	Form of Closing Date Certificate
Exhibit H	Form of Counterpart Agreement
Exhibit I	Form of Pledge and Security Agreement
Exhibit J	Form of Intercompany Subordination Agreement
Exhibit K	Form of Perfection Certificate

v

CREDIT AND GUARANTY AGREEMENT

This CREDIT AND GUARANTY AGREEMENT, dated as of December 10, 2018 (this “Agreement”), is entered into by and among LUMENTUM HOLDINGS INC., a Delaware corporation (the “Borrower”), certain Subsidiaries of the Borrower from time to time party hereto, as Guarantor Subsidiaries, the Lenders from time to time party hereto, and DEUTSCHE BANK AG NEW YORK BRANCH, as administrative agent (together with its permitted successors in such capacity, the “Administrative Agent”) and as collateral agent (together with its permitted successors in such capacity, the “Collateral Agent”).

RECITALS:

WHEREAS, capitalized terms used in these recitals will have the respective meanings set forth for such terms in Section 1.1;

WHEREAS, pursuant to the transactions undertaken in connection with that certain Agreement and Plan of Merger, dated as of March 11, 2018, by and among the Borrower, Prota Merger Sub, Inc. a Delaware corporation (“Merger Sub”), Prota Merger, LLC, a Delaware limited liability company and Oclaro, Inc., a Delaware corporation (the “Closing Date Target” and, together with its subsidiaries, the “Acquired Business”) (such agreement, including all exhibits, schedules and disclosure schedules thereto, as amended, restated, supplemented or otherwise modified prior to the Closing Date, the “Merger Agreement”), pursuant to which the Borrower will acquire 100% of the Capital Stock of the Closing Date Target by way of a merger of the Merger Sub with and into the Closing Date Target, with the Closing Date Target continuing as the surviving entity of such merger and a wholly-owned subsidiary of the Borrower (the “Merger”) (the transactions described in this paragraph, collectively, the “Acquisition”);

WHEREAS, the Lenders have agreed to fund the Initial Term Loans to the Borrower in an aggregate principal amount of $500,000,000;

WHEREAS, the proceeds of the Initial Term Loans will be used on the Closing Date, together with the issuance of common stock of the Borrower and unrestricted cash on hand of the Borrower and the Acquired Business, to (A) consummate the Acquisition and the other Transactions, and (B) pay the Transaction Costs;

WHEREAS, the Borrower has agreed to secure all of its Obligations by granting to the Collateral Agent, for the benefit of the Secured Parties, a Lien on substantially all of its assets subject to certain exceptions set forth herein and in the Pledge and Security Agreement; and

WHEREAS, the Guarantor Subsidiaries have agreed to guarantee the obligations of the Borrower hereunder and to secure their respective Obligations by granting to the Collateral Agent, for the benefit of the Secured Parties, a Lien on substantially all of their respective assets subject to certain exceptions as set forth herein and in the Pledge and Security Agreement;

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto agree as follows:

SECTION 1. DEFINITIONS AND INTERPRETATION

1.1 Definitions. The following terms used herein, including in the preamble, recitals, exhibits and schedules hereto, will have the following meanings:

“Acceptable Discount Price” as defined in Section 2.25(b).

“Acquired Business” as defined in the recitals hereto.

“Acquisition” as defined in the recitals hereto.

“Additional Lender” means, at any time, any bank, other financial institution or institutional investor that, in any case, is not an existing Lender and that agrees to provide any portion of any (a) Incremental Term Loan in accordance with Section 2.24 or (b) Credit Agreement Refinancing Indebtedness pursuant to a Refinancing Amendment in accordance with Section 2.26; provided that each Additional Lender (other than any Person that is a Lender, an Affiliate of a Lender or an Approved Fund of a Lender at such time) will be subject to the approval of the Administrative Agent (such approval not to be unreasonably withheld, conditioned or delayed), in each case to the extent any such consent would be required from the Administrative Agent under Section 10.6(c) for an assignment of Term Loans to such Additional Lender.

“Administrative Agent” as defined in the preamble hereto.

“Adverse Proceeding” means any action, suit, proceeding (whether administrative, judicial or otherwise), governmental investigation or arbitration (whether or not purportedly on behalf of the Borrower or any Subsidiary) at law or in equity, or before or by any Governmental Authority, domestic or foreign (including any Environmental Claims), whether pending or, to the knowledge of any Executive Officer of the Borrower, threatened against or affecting the Borrower or any Subsidiary or any property of the Borrower or any Subsidiary.

“Affected Lender” as defined in Section 2.18(c).

“Affected Loans” as defined in Section 2.18(c).

“Affiliate” means, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise. For the avoidance of doubt, none of the Agents or their respective lender affiliates shall be deemed to be an Affiliate of the Borrower, any Subsidiary or any Unrestricted Subsidiary.

“Agency Fee Letter” means that certain Fee Letter, dated March 11, 2018, by and among the Borrower, DBNY and DBSI.

“Agents” means, collectively, the Administrative Agent, the Collateral Agent, the Lead Bookrunner and the Lead Arranger.

“Aggregate Amounts Due” as defined in Section 2.17.

“Aggregate Payments” as defined in Section 7.2.

“Agreement” as defined in the preamble hereto.

“All-In Yield” means, as to any Indebtedness or Term Loans of any Class, the yield thereof, whether in the form of interest rate, margin, original issue discount, upfront fees, a Eurodollar Rate floor or Base Rate floor to the extent greater than 0.00% per annum or 0.00% per annum, respectively (with such increased amount being equated to interest margins for purposes of determining any increase to the Applicable Margin); provided that (i) original issue discount and upfront fees will be equated to interest rate assuming a 4-year life to maturity (or, if less, the stated life to maturity at the time of its incurrence of the applicable Indebtedness); (ii) that “All-In Yield” will not include arrangement fees, structuring fees, underwriting fees, commitment fees, ticking fees, consent or amendment fees, advisory fees, closing fees or any other similar fees payable to the Lead Arranger in connection with the Initial Term Loans or to one or more arrangers or lenders (or their respective affiliates) in connection with any other applicable Indebtedness or commitments in respect thereof (regardless of how such fees are computed); and (iii) if a Eurodollar Rate floor or Base Rate floor for the applicable Indebtedness or commitments in respect thereof being incurred is greater than the Eurodollar Rate floor or Base Rate floor, respectively, for the Initial Term Loans, the difference between such floor for such applicable new Indebtedness or commitments and the Initial Term Loans will be equated to an increase in the Applicable Margin, and in such case the interest rate floor (expressed in the definition of Eurodollar Rate or Base Rate), but not the Applicable Margin, as applicable to the Initial Term Loans will be increased to the extent of such differential between interest rate floors.

“Anti-Corruption Laws” means Laws relating to anti-bribery or anti-corruption (governmental or commercial) which apply to the Credit Parties, their Subsidiaries or their Unrestricted Subsidiaries, including Laws that prohibit the corrupt payment, offer, promise, or authorization of the payment or transfer of anything of value (including gifts or entertainment), directly or indirectly, to any Government Official, any foreign government employee or commercial entity in order to obtain an improper business advantage; including the FCPA, the United Kingdom Bribery Act of 2010, and all national and international Laws enacted to implement the OECD Convention on Combating Bribery of Foreign Officials in International Business Transactions.

“Anti-Terrorism Laws” means any of the Laws relating to terrorism, economic sanctions, export controls or money laundering, including, but not limited to, (i) Executive Order No. 13224, (ii) the PATRIOT Act, (iii) the Laws comprising or implementing the Bank Secrecy Act, and (iv) the export controls and economic and financial sanctions or trade embargoes enacted, imposed, administered and enforced from time to time by (a) the U.S. government, including those administered by OFAC, the U.S. Department of State or the U.S. Department of Commerce, (b) the European Union or any of its member states, (c) Her Majesty’s Treasury of the United Kingdom or (d) any other relevant sanctions authority of a jurisdiction where the Borrower and the Subsidiaries operate the Business.

“Applicable Discount Price” as defined in Section 2.25(b).

“Applicable Margin” means:

(a) with respect to Initial Term Loans, initially a percentage per annum equal to (i) for Eurodollar Rate Loans, 2.50% and (ii) for Base Rate Loans, 1.50%; and

(b) with respect to any Term Loans (other than Initial Term Loans), as specified in the applicable Incremental Amendment, Extension Amendment or Refinancing Amendment;

provided that from and after the third Business Day after the date on which the Administrative Agent shall have received the applicable financial statements and a Compliance Certificate pursuant to Section 5.1(e) calculating the First Lien Net Leverage Ratio in respect of the first Test Period ended after the Closing Date, the “Applicable Margin” for Initial Term Loans shall be the applicable margin set forth below under the caption “Eurodollar Rate Margin” or “Base Rate Margin”, respectively, based upon the First Lien Net Leverage Ratio as of the last day of the most recent Test Period as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 5.1(e):

Pricing Level	First Lien Net Leverage Ratio	Eurodollar Rate Margin	Base Rate Margin
I	Greater than 0.50:1.00	2.50%	1.50%
II	Equal to or below 0.50:1.00	2.25%	1.25%

No change in the Applicable Margin for Initial Term Loans shall be effective until three (3) Business Days after the date on which the Administrative Agent shall have received the applicable financial statements and a Compliance Certificate pursuant to Section 5.1(e) calculating the First Lien Net Leverage Ratio as of the last day of the applicable Test Period. At any time the Borrower has not submitted to the Administrative Agent the applicable information as and when required under Section 5.1(e) or at any time a Default or Event of Default has occurred and is continuing, the Applicable Margin shall be set at Pricing Level I. Within one (1) Business Day of receipt of the applicable information under Section 5.1(e), the Administrative Agent shall give each Lender electronic or telephonic notice (confirmed in writing) of the Applicable Margin in effect from such date. In the event that any financial statement or certificate delivered pursuant to Section 5.1 is determined to be inaccurate (at a time prior to the satisfaction of the Termination Conditions), and such inaccuracy, if corrected, would have led to the application of a higher Applicable Margin for any period (an “Applicable Period”) than the Applicable Margin applied for such Applicable Period, then (x) the Borrower shall promptly (and in any event within five (5) Business Days) following such determination deliver to the Administrative Agent correct financial statements and certificates required by Section 5.1 for such Applicable Period, (y) the Applicable Margin for such Applicable Period shall be determined as if the First Lien Net Leverage Ratio were determined based on the amounts set forth in such corrected financial statements and certificates and (z) the Borrower shall promptly (and in any event within ten (10) Business Days) following delivery of such corrected financial statements and certificates pay to the Administrative Agent the accrued additional interest owing as a result of such increased Applicable Margin for such Applicable Period. Nothing in this paragraph shall limit the right of the Administrative Agent or any Lender under Section 2.10 or Section 9.

“Approved Electronic Communications” means any notice, demand, communication, information, document or other material that any Credit Party provides to the Administrative Agent pursuant to any Credit Document or the transactions contemplated therein which is distributed to the Administrative Agent or to the Lenders by means of electronic communications pursuant to Section 10.1(d).

“Approved Fund” means (a) any investment company, fund, securitization vehicle, trust or conduit that is engaged in making, purchasing, holding or investing in commercial loans and similar extensions of credit in the ordinary course of its business and (b) any Person (other than a Natural Person) which temporarily warehouses loans for any Lender or any entity described in the preceding clause (a) and that in the case of each of the preceding clauses (a) and (b) with respect to any Lender, is administered or managed by (i) such Lender, (ii) an Affiliate of such Lender or (iii) an entity or an Affiliate of an entity that administers or manages such Lender.

“Asset Sale” means a sale, lease or sub-lease (as lessor or sublessor), sale and lease-back, assignment, conveyance, exclusive license (as licensor or sublicensor), transfer or other disposition to, or any exchange of property with (each, a “disposition”), any Person in one transaction or a series of related transactions, of all or any part of the Borrower’s or any Subsidiary’s assets or properties of any kind, whether real, personal, or mixed and whether tangible or intangible, whether now owned or hereafter acquired, leased or licensed, including the Capital Stock of any Subsidiary, other than:

(a) dispositions of inventory and goods in the ordinary course of business;

(b) dispositions of worn-out, obsolete, used or surplus property and property no longer used or useful in the Business;

(c) dispositions of assets that are made subject to a Capital Lease or Purchase Money Indebtedness within 180 days after the acquisition, construction, lease or improvement of the asset financed;

(d) any disposition of property that constitutes a Casualty Event;

(e) dispositions of cash or Cash Equivalents (or Investments that were cash or Cash Equivalents when made);

(f) dispositions of tangible property (including Real Estate Assets) to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the net cash proceeds of such disposition are applied within 180 days of the receipt thereof to the purchase price of replacement property;

(g) dispositions or discounts by the Borrower or any Subsidiary of accounts, receivables or notes receivable in connection with the collection or compromise thereof, including supplier financing arrangements without recourse to the Borrower or any Subsidiary that accelerate collection of receivables from clients or customers;

(h) (i) licenses or sub-licenses of Intellectual Property in the ordinary course of business, (ii) the abandonment or other disposition of Intellectual Property or other property that is in the reasonable good faith judgment of the Borrower, no longer economically practicable to maintain or useful in the conduct of the business of the Credit Parties taken as a whole, and (iii) licenses by the Borrower to any Subsidiary and by any Subsidiary to the Borrower or any other Subsidiary of rights in respect of Intellectual Property of such Person made to facilitate (1) internal corporate reorganizations, and/or (2) Intellectual Property protection or exploitation strategies and, in each case, not in connection with the incurrence by the Borrower or any Subsidiary of Indebtedness and, to the extent determined by the Borrower in its business judgment, with preference given to structures where the legal title of such Intellectual Property remains with a Credit Party;

(i) (i) leases, subleases, licenses or sub-licenses of real property or personal property (other than Intellectual Property) in the ordinary course of business and (ii) the exercise of termination rights afforded therein with respect to any lease, sublease, license or sublicense of real property or personal property (other than Intellectual Property) that do not materially interfere with the business of the Borrower and its Subsidiaries, taken as a whole;

(j) dispositions of any business, asset or property between or among the Borrower and the Subsidiaries; provided that any such disposition outside the ordinary course of business (A) by any Subsidiary that is not a Guarantor Subsidiary to the Borrower or to another Guarantor Subsidiary or (B) by the Borrower or any Guarantor Subsidiary to a Subsidiary that is not a Guarantor Subsidiary is, in each case, on terms that are, taken as a whole, at least as favorable to the Borrower or such Guarantor Subsidiary, as the case may be, as the terms of an arm’s length disposition of such business, asset or property, taken as a whole, between unaffiliated Persons; provided, further, that any such disposition as described in clause (B) shall not be permitted unless treated as an Investment that is permitted by Section 6.6;

(k) dispositions of other assets for aggregate consideration not to exceed (i) $5,000,000 in the case of any single transaction or series of related transactions or (ii) $20,000,000 in the aggregate during any Fiscal Year;

(l) dispositions of non-core assets acquired in a Permitted Acquisition or other Investment permitted under Section 6.6 disposed of within eighteen (18) months following the consummation of such Permitted Acquisition or other Investment and in the aggregate amount not to exceed 25% of the cash purchase consideration paid in respect of such Permitted Acquisition or other Investment;

(m) dispositions of real property and related assets in connection with relocation of Executive Officers or employees of the Borrower or any Subsidiary;

(n) unwinding of Rate Contracts (including, for the avoidance of doubt, the settlement or early termination or unwinding of any Permitted Call Spread Hedging Agreements);

(o) issuance of Capital Stock by a Subsidiary to the Borrower or any other Subsidiary;

(p) to the extent constituting dispositions, Liens permitted by Section 6.2, Restricted Junior Payments permitted by Section 6.4 and Investments permitted by Section 6.6;

(q) the issuance of directors’ qualifying shares and shares of Capital Stock of Foreign Subsidiaries issued to foreign nationals as required by applicable Law;

(r) any surrender or waiver of contract rights or the settlement, release or surrender of contract rights or other litigation claims in the ordinary course of business or consistent with industry practice;

(s) improvements made to leased real property to landlords pursuant to customary terms of leases entered into in the ordinary course of business;

(t) dispositions of property in connection with sale and lease-back transactions entered into in connection with the incurrence of Indebtedness permitted to be incurred pursuant to Section 6.1(d);

(u) any issuance, disposition or sale of Capital Stock in, or Indebtedness, assets or other securities of, any Unrestricted Subsidiary;

(v) foreclosures, condemnation, expropriation, eminent domain or any similar action (including for the avoidance of doubt, any Casualty Event) with respect to assets; and

(w) sales, transfers or other dispositions by the Borrower to any Subsidiary and by any Subsidiary to the Borrower or any other Subsidiary of rights in respect of Intellectual Property of such Person, provided that such sales, transfers and dispositions are made to facilitate (1) internal corporate reorganizations, and/or (2) Intellectual Property protection or exploitation strategies and, in each case, not in connection with the incurrence by the Borrower or any Subsidiary of Indebtedness and, to the extent determined by the Borrower in its business judgment, with preference given to structures where the legal title of such Intellectual Property remains with a Credit Party; provided, further, that in the case of any such sale, transfer or other disposition by a Credit Party to a Subsidiary which is not a Credit Party, (i) no Event of Default shall have occurred and be continuing immediately before or after such sale, transfer or disposition, (ii) such sale, transfer or other disposition shall be on arm’s-length terms and for fair market value (as reasonably determined by the Borrower acting in good faith), (iii) the consideration for such sale, transfer or other disposition shall be in the form of cash and/or an intercompany note (which, if received by a Credit Party, shall be required to be pledged as Collateral for the Obligations in accordance with Section 4.1 of the Pledge and Security Agreement) and (iv) no Intellectual Property which is the subject of such sale, transfer or other disposition shall be subject to a Lien (other than (x) any non-consensual Permitted Lien which does not secure Indebtedness, (y) any Lien existing on or prior to the date of such sale, transfer or other disposition and any modification, replacement, extension or renewal of any such Lien upon or in the same property subject thereto and the modification, replacement, extension, renewal or refinancing of the obligations secured or benefited by such Liens, and (z) any Lien permitted pursuant to Section 6.2(a)).

“Asset Sale Sweep Percentage” as defined in Section 2.14(a).

“Assignment Agreement” means an Assignment and Assumption Agreement substantially in the form of Exhibit E, with such amendments or modifications as may be approved by the Administrative Agent.

“Assignment Effective Date” as defined in Section 10.6(b).

“Authorized Officer” means, as applied to any Person, any individual holding the position of chairman of the board (if an officer), chief executive officer, chief operating officer, chief financial officer, president, treasurer and any other officer having substantially the same authority and responsibility as any of the foregoing.

“Available Amount” means, as at any date of determination, an amount (which may be less than zero) equal to:

(a) the sum (and, in the case of clauses (ii) through (ix) below, received or retained, as applicable, after the Closing Date and prior to such date of determination), without duplication, of:

(i) the greater of (x) $75,000,000 and (y) 15% of LTM Consolidated Adjusted EBITDA as of such date;

(ii) the Cumulative Retained Excess Cash Flow as of such date;

(iii) the Cumulative Retained Asset Sale Proceeds as of such date;

(iv) the net cash proceeds received by the Borrower after the Closing Date (and prior to such date of determination) from issuances or sales of its Capital Stock (that is not Disqualified Capital Stock), other than to the extent such proceeds have been previously utilized in accordance with the terms of this Agreement;

(v) the amount of any Waivable Mandatory Prepayment retained by the Borrower (and not otherwise utilized) in accordance with the terms of this Agreement;

(vi) the net cash proceeds received by the Borrower or any Subsidiary in connection with the sale, transfer or other disposition of any Investment (including its ownership interest in any Joint Ventures or Unrestricted Subsidiaries) during the period from and including the Business Day immediately following the Closing Date through and including the date of determination, in each case, to the extent that the original Investments were made in reliance on the Available Amount;

(vii) the Investments of the Borrower or any Subsidiary made in reliance on the Available Amount in any Unrestricted Subsidiary that has been re-designated as a Subsidiary or that has been merged or consolidated with or into the Borrower or any Subsidiary (up to the lesser of (A) the fair market value (as determined in good faith by the Borrower) of the investments of the Borrower or any Subsidiary in such Unrestricted Subsidiary at the time of such re-designation or merger or consolidation and (B) the fair market value (as determined in good faith by the Borrower) of the original investments by the Borrower or any Subsidiary in such Unrestricted Subsidiary);

(viii) the returns (including repayments of principal and payments of interest), profits, distributions, returns of capital and similar amounts received in cash or Cash Equivalents by the Borrower or any Subsidiary on Investments made by the Borrower or any Subsidiary in reliance on the Available Amount pursuant to Section 6.6(l) (including as a result of any termination or unwinding of such Investments) to the extent not included in the calculation (and not duplicative) of Cumulative Retained Excess Cash Flow.

(ix) the aggregate amount of Indebtedness for borrowed money of the Borrower or any Subsidiary (other than Indebtedness owing to the Borrower or any of its Subsidiaries) or Disqualified Capital Stock, in each case, converted into or exchanged for Capital Stock of the Borrower that is not Disqualified Capital Stock;

minus

(b) the sum, without duplication, of:

(i) the aggregate amount of Restricted Junior Payments made after the Closing Date (and prior to such date of determination) pursuant to Section 6.4(f) (including amounts deemed made in reliance on such Section as contemplated by Section 6.4(j) or (l));

(ii) the aggregate amount of Investments made after the Closing Date (and prior to such date of determination) pursuant to Section 6.6(l), with each such Investment measured as of the date made and without giving effect to subsequent changes in value; and

(iii) the Permitted Call Spread Shortfall Amount (if any) and the Convertible Notes Shortfall Amount (if any).

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bank Product Agreement” means any agreement evidencing Bank Product Obligations.

“Bank Product Obligations” means all obligations of every nature of the Borrower or any Subsidiary from time to time owed to any Bank Product Provider in connection with any Bank Product, whether for principal, interest (including interest which, but for the filing of a petition in bankruptcy with respect to the Borrower or such Subsidiary, would have accrued on any Bank Product Obligation, whether or not a claim is allowed against the Borrower or such Subsidiary for such interest in the related bankruptcy proceeding), reimbursement, fees, expenses, indemnification or otherwise; provided that (x) the aggregate amount of obligations arising in connection with Bank Products of the type described in clause (d) of the definition thereof (including, for this purpose, the face amount of all letters of credit described therein and unpaid drawings thereunder) shall not exceed $10,000,000 at any time outstanding and (y) any such obligations in excess of such dollar threshold shall not constitute “Bank Product Obligations” for purposes hereof and the other Credit Documents.

“Bank Product Provider” means (A) a Lender or Agent, or any Affiliate of a Lender or Agent, in its capacity as such, in each case that provides Bank Products to the Borrower or any Subsidiary (or a Person who was a Lender or an Affiliate of a Lender at the time of execution and delivery of a Bank Product Agreement), whether or not such Person subsequently ceases to be a Lender, an Agent or an Affiliate of a Lender or Agent, in the case of any such Affiliate, that has executed and delivered to the Administrative Agent a letter agreement in form and substance reasonably acceptable to the Administrative Agent pursuant to which such Affiliate of such Lender or Agent appoints the Administrative Agent and the Collateral Agent as agents under the applicable Credit Documents and (B)(I) Bank of America, N.A. or any of its Affiliates or branches or (II) any other bank, financial institution or other institutional lender or Affiliate or branch of a bank, financial institution or other institutional lender that, in each case, provides Bank Products to the Borrower or any Subsidiary and has executed and delivered a letter agreement in form and substance reasonably acceptable to the Administrative Agent, within 10 days following the later of the Closing Date or the date of execution and delivery of a Bank Product Agreement and/or the provision of Bank Products by such Person, (a) appointing the Administrative Agent and the Collateral Agent as agents under the applicable Credit Documents as contemplated by Section 9.1(a), (b) describing the Bank Products to be provided and setting forth the expected maximum amount of the related Bank Product Obligations that are to be secured by the Collateral and (c) agreeing to be bound by Sections 10.14, 10.15, 10.16 and 10.17 as if it were a Lender hereunder on the Closing Date.

“Bank Products” means all facilities or services related to (a) cash management and related services, including automated clearinghouse of funds, treasury, depository, overdraft, electronic funds transfer, cash pooling, controlled disbursements and other cash management arrangements, (b) commercial credit card and merchant card services, credit or debit cards, stored value cards and purchase cards and the processing of related sales or receipts, (c) E-payables and comparable services and (d) letters of credit.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect, or any successor statute.

“Bankruptcy Proceeding” means any voluntary or involuntary proceeding commenced under the Bankruptcy Code.

“Base Rate” means, for any day, a rate per annum equal to the highest of (a) the rate of interest last announced or established by the Administrative Agent as the “prime” rate in the United States for Dollar loans or, if the Administrative Agent ceases to announce or establish such rate, the highest per annum interest rate published by the Board of Governors in Federal Reserve Statistical Release H.15

(519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Board of Governors (as determined by the Administrative Agent), (b) the sum of 0.50% per annum and the Federal Funds Rate, and (c) the sum of (i) the Eurodollar Rate calculated for each such day based on an Interest Period of one month determined two (2) Business Days prior to such day (but, for the avoidance of doubt, not less than zero with respect to the Initial Term Loans only), plus (ii) 1.00%; provided that the Base Rate shall never be less than zero percent (0.00%). Any change in the Base Rate due to a change in any of the foregoing will be effective on the effective date of such change in the “prime” rate, the Federal Funds Rate or Eurodollar Rate for an Interest Period of one month.

“Base Rate Loan” means a Term Loan bearing interest at a rate determined by reference to the Base Rate.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Big Boy Letter” as defined Section 2.25.

“Blocked Person” means any Person: (a) listed in the annex to, or otherwise subject to the provisions of, Executive Order No. 13224; (b) listed in any sanctions-related list of designated Persons maintained by the United States (including, but not limited to, OFAC Lists), the United Nations Security Council, the European Union or any of its member states, Her Majesty’s Treasury of the United Kingdom, or any other relevant sanctions authority; (c) fifty percent (50%) or more, individually or in the aggregate, owned by any Person described in paragraphs (a) or (b) hereof; (d) with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law; (e) that commits, threatens or conspires to commit or supports “terrorism” as defined in Executive Order No. 13224; or (f) that is the government of a Sanctioned Country.

“Board of Governors” means the Board of Governors of the United States Federal Reserve System, or any successor thereto.

“Borrower” as defined in the preamble hereto.

“Building” means any structure with two or more outside rigid walls and a fully secured roof that is affixed to a permanent site, as defined and interpreted under the Flood Insurance Laws.

“Business” means, at any time, a collective reference to (a) the business activities engaged in or proposed to be engaged in by the Borrower and the Subsidiaries on the Closing Date, after giving effect to the Transactions, (b) all business activities that are similar, ancillary, incidental, complementary or related to the business activities identified in clause (a), and (c) all business activities that are a reasonable or logical extensions of the business activities identified in clauses (a) and (b).

“Business Day” means (a) any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York or is a day on which banking institutions located in such state are authorized or required by law or other governmental action to close and (b) with respect to all notices, determinations, fundings and payments in connection with the Eurodollar Rate or any Eurodollar Rate Loans, the term “Business Day” means any day which is a Business Day described in clause (a) and which is also a day for trading by and between banks in Dollar deposits in the London interbank market.

“Cap” means, with respect to any provision of this Agreement as of any date of determination, any limitation based on a fixed Dollar amount or percentage of LTM Consolidated Adjusted EBITDA (or if both apply to such provision, whichever is higher determined as of such date); provided that, for the avoidance of doubt, Cap shall not include any limitation based on a ratio.

“Capital Lease” means, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP as in effect on the Closing Date, is or should be accounted for as a capital lease on the balance sheet of that Person; provided that for all purposes hereunder the amount of obligations under any Capital Lease shall be the amount thereof accounted for as a liability in accordance with Accounting Standards Codification 840 (regardless of whether or not then in effect) and without giving effect to Accounting Standards Codification 842 requiring operating leases to be recharacterized or treated as capital leases.

“Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation), including partnership interests and membership interests, and any and all warrants, rights or options to purchase or other arrangements or rights to acquire any of the foregoing; provided that no Indebtedness of the Borrower will constitute Capital Stock by virtue of being convertible or exchangeable into Capital Stock prior to such conversion or exchange.

“Cash Equivalents” means, as at any date of determination:

(a) Dollars;

(b) local currencies held by the Borrower or any Subsidiary from time to time in the ordinary course of business or consistent with past practice and not for speculation;

(c) marketable securities (i) issued or directly and unconditionally guaranteed or insured as to interest and principal by the United States Government or EEA Member Country or (ii) issued by any agency or instrumentality of the United States the obligations of which are backed by the full faith and credit of the United States, in each case maturing within two years after such date;

(d) marketable direct obligations issued by any state, commonwealth or territory of the United States or any political subdivision of any such state, commonwealth or territory or any public instrumentality thereof, in each case maturing within two years after such date and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody’s;

(e) commercial paper maturing no more than one year from the date of creation thereof and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody’s (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency);

(f) certificates of deposit, time deposits or bankers’ acceptances maturing within one year after such date and issued or accepted (x) by any Lender or (y) by any commercial bank organized under the laws of the United States, any State or Commonwealth thereof or the District of Columbia that (i) is at least “adequately capitalized” (as defined in the regulations of its primary Federal banking regulator) and (ii) has Tier 1 capital (as defined in such regulations) of not less than $250,000,000;

(g) marketable short-term money market and similar highly liquid funds having a rating of at least P-1 or A-1 from either Moody’s or S&P, respectively (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency);

(h) investment funds investing substantially all of their assets in securities of the types described in clauses (a) through (g) above; and

(i) Investments made pursuant to and in accordance with the Borrower’s “short-term portfolio investment guidelines”, as approved by the Borrower’s Board of Directors, as in effect on the Closing Date, as the same may be amended, supplemented and/or otherwise modified from time to time with approval of the Borrower’s Board of Directors.

In the case of Investments by any Foreign Subsidiary or Investments made in a jurisdiction outside the United States, Cash Equivalents shall also include (i) investments of the type and maturity described in clauses (a) through (i) above of foreign obligors, which Investments or obligors (or the parents of such obligors) have ratings described in such clauses or equivalent ratings from comparable foreign rating agencies and (ii) other short-term investments in accordance with normal investment practices for cash management in investments analogous to the foregoing investments in clauses (a) through (i) and in this paragraph.

“Casualty Event” means any event that gives rise to the receipt by the Borrower or any Subsidiary of any insurance proceeds or condemnation awards in respect of any equipment, fixed assets or real property.

“Casualty Event Sweep Percentage” as defined in Section 2.14(b).

“CFC” as defined in the definition of “Excluded Foreign Subsidiary”.

“Change of Control” means an event or series of events by which

(a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, but excluding any employee benefit plan of such Person or its Subsidiaries and any Person acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of thirty-five percent (35%) or more of the equity securities of the Borrower entitled to vote for members of the board of directors or equivalent governing body of the Borrower on a fully-diluted basis; or

(b) the sale, lease or transfer, in one or a series of related transactions, of all or substantially all of the assets of the Borrower and its Subsidiaries, taken as a whole, to any Person that is not a Credit Party; or

(c) occupation of a majority of the seats (other than vacant seats) on the board of directors of the Borrower by Persons who were neither (i) nominated, appointed or approved by the board of directors of the Borrower nor (ii) nominated, appointed or approved by any directors so nominated, appointed or approved.

“Class” means (a) with respect to the Lenders, each of the following classes of the Lenders: (i) the Lenders having Term Loan Exposure arising from the Initial Term Loans, (ii) the Lenders having Term Loan Exposure arising from any separately identifiable tranche of Incremental Term Loans, (iii) the Lenders having Term Loan Exposure arising from any separately identifiable tranche of Refinancing Term Loans and (iv) the Lenders having Term Loan Exposure arising from any separately identifiable tranche of Extended Term Loans, and (b) with respect to Term Loans, each of the following classes of Term Loans: (i) Initial Term Loans, (ii) any separately identifiable tranche of Incremental Term Loans, (iii) any separately identifiable tranche of Refinancing Term Loans and (iv) any separately identifiable tranche of Extended Term Loans.

“Closing Date” means December 10, 2018.

“Closing Date Certificate” means a Closing Date Certificate substantially in the form of Exhibit G.

“Closing Date Target” as defined in the recitals hereto.

“Collateral” means, collectively, all of the real, personal and mixed property (including Capital Stock) in which Liens are granted or purported to be granted pursuant to the Collateral Documents as collateral security for the Obligations; provided that Collateral shall not include any Excluded Assets (as defined in the Pledge and Security Agreement) or any other property or assets specifically excluded from the scope of any granting clause under any other Collateral Document unless (as to any Credit Party) such Credit Party hereafter agrees in writing that any such Excluded Asset, asset or property shall constitute Collateral hereunder.

“Collateral Agent” as defined in the preamble hereto.

“Collateral Documents” means the Pledge and Security Agreement, the Mortgages and all other instruments, documents and agreements delivered by any Credit Party pursuant to this Agreement or any of the other Credit Documents in order to grant to the Collateral Agent, for the benefit of the Secured Parties, a Lien on any real, personal or mixed property of that Credit Party as security for the Obligations.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Company Material Adverse Effect” as defined in the Merger Agreement (as in effect on March 11, 2018).

“Compliance Certificate” means a Compliance Certificate of the Borrower substantially in the form of Exhibit C.

“Consolidated Adjusted EBITDA” means, for any Test Period, an amount determined for the Borrower and the Subsidiaries on a consolidated basis and without duplication equal to:

(a) Consolidated Net Income for such period, plus

(b) the sum of, in each case (other than subclauses (xx) and (xxi) below) to the extent deducted (and not added back or excluded) in the calculation of Consolidated Net Income, but without duplication:

(i) Consolidated Interest Expense for such Test Period;

(ii) consolidated tax expense for such Test Period based on income, profits or capital, including state, franchise, capital and similar taxes and withholding taxes paid or accrued during such period;

(iii) amounts attributable to depreciation and amortization expense for such Test Period (including amortization of customer contracts, non-compete agreements or other intangible assets);

(iv) non-cash charges or expenses reducing Consolidated Net Income for such Test Period (provided, in connection with any non-cash charge or expense that is an accrual of a reserve for a cash expenditure or payment required to be made, or anticipated to be made, in a future period, (1) the Borrower may determine not to add back such non-cash charge or expense in the current Test Period and (2) to the extent the Borrower decides to add back such non-cash charge or expense, the cash payment in respect thereof in such future period will be subtracted from Consolidated Adjusted EBITDA to such extent);

(v) costs, fees and expenses associated with the Transactions;

(vi) costs, fees, charges and expenses arising in connection with the Acquisition and any transaction that is or would be a Permitted Acquisition, permitted Investment, disposition, incurrence or repayment of Indebtedness (including a refinancing, amendment or other modification thereof) and/or equity offering, in each case whether or not consummated and any amendment or modification to the terms of any such transactions (including such costs, fees, charges and expenses reimbursed or actually paid by a Person that is not the Borrower or a Subsidiary or covered by indemnification or reimbursement provisions);

(vii) restructuring, integration or similar charges, expenses or reserves, whether or not classified as restructuring charges or expenses under GAAP (including restructuring costs related to acquisitions and closure or consolidation of branches, facilities or locations, any lease termination settlements (or remaining rental expense until the end of the applicable lease term), and any expense related to any reconstruction, recommissioning or reconfiguration of fixed assets for alternate use);

(viii) extraordinary, unusual or non-recurring costs, fees, charges and other expenses, including severance costs and expenses (including such fees, charges and expenses incurred by the Borrower or any Subsidiary that are reimbursed or actually paid by a Person that is not the Borrower or a Subsidiary or covered by indemnification or reimbursement provisions);

(ix) expenses, losses (including lost revenues) or charges incurred during such period in connection with Casualty Events to the extent that any such amount is covered by business interruption or other insurance and which either has been reimbursed or as to which the Borrower has made a determination that there exists reasonable evidence that such amount will be reimbursed by the insurer and only to the extent that such amount is (a) not denied by the applicable insurance carrier in writing and (b) in fact reimbursed within 180 days of the date of such determination (with a deduction for any amount so added back to the extent not so reimbursed within 180 days);

(x) expenses, charges and losses due to the effects of purchase accounting, as set forth in Accounting Standard Codification 805;

(xi) the amount of any expenses paid on behalf of any member of the board of directors or reimbursable to such member of the board of directors;

(xii) costs or expenses incurred by the Borrower or any Subsidiary pursuant to an equity-based compensation plan, profits interest or stock option plan or any other management or employee benefit plan or arrangement or any stock subscription or shareholder plan;

(xiii) any minority interest expense;

(xiv) cash receipts (or any netting arrangements resulting in reduced cash expenditures) not representing Consolidated Net Income in any period to the extent non-cash gains relating to such income were deducted in the calculation of Consolidated Adjusted EBITDA pursuant to clause (c)(ii) of this definition for any previous period;

(xv) expenses, charges and losses in the form of earn-out obligations and contingent consideration obligations (including to the extent accounted for as performance and retention bonuses, compensation or otherwise) and adjustments thereof and purchase price adjustments, in each case paid in connection with Permitted Acquisitions or other permitted Investments or acquisitions;

(xvi) retention, recruiting, relocation and signing bonuses and expenses;

(xvii) charges, losses or expenses to the extent subject to indemnity or reimbursement by a third party to the extent actually reimbursed, or, so long as the Borrower has made a determination that a reasonable basis exists for indemnification or reimbursement and only to the extent that such amount is (A) not denied by the applicable indemnitor in writing; and (B) in fact indemnified or reimbursed within 180 days of such determination (with a deduction in the applicable future period for any amount so added back to the extent not so indemnified or reimbursed within such 180 day period);

(xviii) in connection with acquisitions of Foreign Subsidiaries, expenses recognized on conversion from IFRS to GAAP for items capitalized under IFRS but expensed under GAAP;

(xix) costs relating to compliance with the Sarbanes-Oxley Act of 2002, as amended, and other expenses arising out of or incidental to the status of the Borrower as a reporting company, including costs, fees and expenses relating to compliance with provisions of the Securities Act and the Exchange Act and the rules of national securities exchange companies with listed equity securities;

(xx) the amount of “run-rate” cost savings, operating expense reductions and synergies projected by the Borrower in good faith to result from (A) actions taken, (B) actions relating to any acquisition, disposition or operational change committed to be taken or expected to be taken no later than 24 months after such acquisition, disposition or operational change and (C) actions relating to the Transactions and acquisitions that occurred prior to the Closing Date reasonably expected to be taken no later than 24 months after the Closing Date, in each case, which cost savings, operating expense reductions and synergies will be determined by the Borrower in good faith and calculated on a Pro Forma Basis as though such cost savings, operating expense reductions and synergies had been realized on the first day of the Test Period for which Consolidated Adjusted EBITDA is being determined; and

(xxi) any other add-backs and adjustments set forth in the bank model delivered to the Administrative Agent and the Lead Arranger, dated March 3, 2018, minus

(c) the sum of, in each case to the extent included in the calculation of Consolidated Net Income, but without duplication:

(i) extraordinary, unusual or non-recurring cash gains of such Person for such Test Period increasing Consolidated Net Income; and

(ii) all non-cash items of such Person for such Test Period increasing Consolidated Net Income, including gains on cancellation of debt purchased at less than par (in each case of or by the Borrower and the Subsidiaries for such period), other than the accrual of revenue in the ordinary course and excluding any such items which represent the reversal in such Test Period of any accrual of, or cash reserve for, anticipated cash charges in any prior period to the extent such amount was deducted in determining Consolidated Adjusted EBITDA for such prior period;

provided that for purposes of calculating Consolidated Adjusted EBITDA for any Test Period that includes any Fiscal Quarter from, and including, December 30, 2017 through September 29, 2018, Consolidated Adjusted EBITDA for such Fiscal Quarter will be deemed to be the amounts set forth in the table below, subject to Pro Forma adjustment as set forth herein in connection with any Specified Transaction:

Fiscal Quarter ended:	Consolidated Adjusted EBITDA
December 30, 2017	$164,600,000
March 31, 2018	$93,700,000
June 30, 2018	$98,300,000
September 29, 2018	$129,600,000

To the extent the determination of Consolidated Adjusted EBITDA of any other Person is required in connection with any Specified Transaction or Pro Forma calculations with respect thereto, the Borrower shall determine the Consolidated Adjusted EBITDA of such Person in a manner consistent with this definition but substituting such other Person and its Subsidiaries therein.

“Consolidated Current Assets” means, as at any date of determination, the total assets of the Borrower and the Subsidiaries on a consolidated basis that may properly be classified as current assets in conformity with GAAP, excluding cash and Cash Equivalents, deferred taxes, assets held for sale, loans (permitted) to third parties, pension assets, deferred bank fees and derivative financial instruments, and excluding the effects of adjustments pursuant to GAAP resulting from the application of recapitalization accounting or purchase accounting, as the case may be, in relation to any consummated acquisition.

“Consolidated Current Liabilities” means, as at any date of determination, the total liabilities of the Borrower and the Subsidiaries on a consolidated basis that may properly be classified as current liabilities in conformity with GAAP, excluding (A) the current portion of long term debt and deferred taxes, (B) the current portion of interest, (C) accruals of any costs or expenses related to restructuring reserves, (D) deferred revenue arising from cash receipts that are earmarked for specific projects, (E) liabilities in respect of unpaid earn-outs or letters of credit and (F) the current portion of any other long-term liabilities, and, furthermore, excluding the effects of adjustments pursuant to GAAP resulting from the application of recapitalization accounting or purchase accounting, as the case may be, in relation to any consummated acquisition.

“Consolidated Excess Cash Flow” means for any Excess Cash Flow Period, with respect to the Borrower and the Subsidiaries on a consolidated basis, an amount, equal to:

(a) the sum, without duplication, of:

(i) the sum of (x) Consolidated Adjusted EBITDA for such Excess Cash Flow Period (for the avoidance of doubt, calculated on an actual and not on a Pro Forma Basis), minus (y) the aggregate cash component of all fees, costs, expenses, charges, proceeds or other amounts included in the calculation of Consolidated Adjusted EBITDA (pursuant to clause (b) of the definition thereof) for such Excess Cash Flow Period; plus

(ii) all cash extraordinary, unusual and non-recurring gains excluded in the calculation of Consolidated Adjusted EBITDA (pursuant to clause (c)(i) of the definition thereof) for such Excess Cash Flow Period; plus

(iii) decreases in the Consolidated Working Capital Adjustment for such Excess Cash Flow Period (other than any such decreases arising from acquisitions or dispositions by the Borrower and the Subsidiaries completed during such period or the application of purchase accounting);

minus

(b) the sum, without duplication (and without duplication of amounts deducted pursuant to clause (a)(i)(y) above), of:

(i) consolidated capital expenditures in accordance with GAAP or acquisitions of Intellectual Property accrued or paid in cash by the Borrower and the Subsidiaries during such period or prior to the ECF Payment Date, in each case to the extent funded with Internally Generated Cash; plus

(ii) the amounts for such Excess Cash Flow Period of all repayments, repurchases, redemptions, retirements, defeasances or other discharges of Indebtedness funded with Internally Generated Cash (excluding (x) repayments of revolving Indebtedness unless accompanied by a permanent reduction in the commitments thereunder and (y) purchases, prepayments and repayments of Term Loans and other Pari Passu Lien Indebtedness, to the extent the same reduce the amount of mandatory prepayments of Term Loans from Consolidated Excess Cash Flow pursuant to Sections 2.14(d)(ii) and/or 2.14(d)(iii)), in each case paid in cash during such period; plus

(iii) the amount of Restricted Equity Payments pursuant to Sections 6.4(a), (c), (f), (g), (h), (k) and (l) made during such period or prior to the ECF Payment Date to the extent funded with Internally Generated Cash; plus

(iv) the aggregate consideration paid in cash during such period or prior to the ECF Payment Date in connection with Permitted Acquisitions or other Investments permitted under Section 6.6 to the extent funded with Internally Generated Cash (excluding any intercompany Investments by and among the Borrower and its Subsidiaries, Investments pursuant to Section 6.6(a) and any such payments made in reliance on any basket calculated by reference to the Available Amount); plus

(v) the amount of any payments in respect of purchase price adjustments, earn-outs or long-term liabilities of the Borrower and its Subsidiaries made in cash by the Borrower or any Subsidiary during such period or prior to the ECF Payment Date (only to the extent made with Internally Generated Cash and excluding any such payments made in reliance on any basket calculated by reference to the Available Amount); plus

(vi) increases in the Consolidated Working Capital Adjustment for such Excess Cash Flow Period (other than any such increases arising from acquisitions or dispositions by the Borrower and the Subsidiaries completed during such Excess Cash Flow Period or the application of purchase accounting); plus

(vii) all non-cash expenses, charges and adjustments for such Excess Cash Flow Period added to Consolidated Adjusted EBITDA pursuant to clause (b) of the definition thereof; plus

(viii) an amount equal to the aggregate net non-cash gain on dispositions of property by the Borrower and its Subsidiaries during such Excess Cash Flow Period (other than dispositions of property in the ordinary course of business) to the extent included in arriving at such Consolidated Adjusted EBITDA and the net cash loss on dispositions to the extent otherwise added to arrive at Consolidated Adjusted EBITDA; plus

(ix) the aggregate amount of any premium, make-whole or penalty payments actually paid in cash by the Borrower and its Subsidiaries during such Excess Cash Flow Period that are made in connection with any prepayment of any principal of Indebtedness to the extent (x) such prepayment of principal reduced Consolidated Excess Cash Flow pursuant to clause (b)(ii) above or reduced the mandatory prepayment required by Section 2.14(d) and (y) such payment is made with Internally Generated Cash; plus

(x) the amount of cash Taxes paid or Tax reserves set aside or payable (without duplication), including taxes imposed on the distribution or repatriation of cash, in such Excess Cash Flow Period; plus

(xi) without duplication of amounts deducted from Consolidated Excess Cash Flow in prior periods, at the option of the Borrower, the aggregate consideration required to be paid in cash by the Borrower or any Subsidiary pursuant to binding contracts (the “Contract Consideration”) entered into prior to or during such period relating to Investments permitted by Section 6.6 (including Permitted Acquisitions) or capital expenditures to be consummated or made during the period of four consecutive Fiscal Quarters following the end of such period to the extent intended to be financed with Internally Generated Cash; provided, that to the extent the aggregate amount utilized to consummate such transaction during such period of four consecutive Fiscal Quarters is less than the Contract Consideration, the amount of such shortfall shall be added to the calculation of Consolidated Excess Cash Flow at the end of such period of four consecutive Fiscal Quarters; plus

(xii) the amount of all extraordinary, unusual or non-recurring costs, fees, charges and other expenses paid in cash, in each case to the extent added back in the calculation of Consolidated Adjusted EBITDA (pursuant to clause (b)(viii) of the definition thereof);

provided that, in the case of clauses (b)(i), (b)(iii), (b)(iv), (b)(v), (b)(x) and (b)(xi) above, (A) any amount committed to be paid or made within such time period that reduces Consolidated Excess Cash Flow in such Excess Cash Flow Period pursuant to such clause will not be deducted again in the calculation of Consolidated Excess Cash Flow for any subsequent Excess Cash Flow Period and (B) to the extent any such amount committed to be paid or made after the end of such Excess Cash Flow Period is not actually paid or made in cash within such time period, such unpaid amount will, to the extent applicable, be added to the calculation of Consolidated Excess Cash Flow for the immediately succeeding Excess Cash Flow Period.

For purposes of Section 2.14(d), “Consolidated Excess Cash Flow” will be deemed to be $0 if the calculation above results in a negative number.

“Consolidated Interest Expense” means, with respect to the Borrower and the Subsidiaries for any Test Period, the total consolidated interest expense for such Test Period determined on a consolidated basis in accordance with GAAP, plus, without duplication:

(a) imputed interest on Capital Leases for such Test Period;

(b) commissions, discounts and other fees, charges and expenses owed with respect to letters of credit securing financial obligations and bankers’ acceptance financing for such Test Period;

(c) amortization of debt issuance costs, debt discount, or premium and other debt or equity financing fees and expenses incurred for such Test Period including net costs under Rate Contracts or other derivative instruments entered into for the purpose of hedging interest rate risk and any commitment fees payable thereunder;

(d) cash contributions to any employee stock ownership plan or similar trust made to the extent such contributions are used by such plan or trust to pay interest or fees to any Person (other than the Borrower or any wholly-owned Subsidiary) in connection with Indebtedness incurred by such plan or trust for such Test Period;

(e) the interest portion of any deferred payment obligations for such Test Period; and

(f) all interest on any Indebtedness that is (i) Indebtedness of others secured by any Lien on property owned or acquired by the Borrower or any Subsidiary, whether or not the obligations secured thereby have been assumed, but limited to the fair market value of such property or (ii) contingent obligations in respect of Indebtedness of the Borrower or any Subsidiary;

provided that Consolidated Interest Expense shall be calculated after giving effect to Rate Contracts related to interest rates (including associated costs), but excluding unrealized gains and losses with respect to such Rate Contracts; provided, further, that when determining Consolidated Interest Expense in respect of any Test Period ending prior to the first anniversary of the Closing Date, Consolidated Interest Expense will be calculated by multiplying the aggregate Consolidated Interest Expense accrued since the Closing Date by 365 and then dividing such product by the number of days from and including the Closing Date to and including the last day of such Test Period. For purposes of this definition, interest on Capital Leases will be deemed to accrue at the interest rate reasonably determined by an Authorized Officer of the Borrower to be the rate of interest implicit in such Capital Lease in accordance with GAAP as in effect on the Closing Date.

To the extent the determination of Consolidated Interest Expense of any other Person is required in connection with any Specified Transaction or Pro Forma calculations with respect thereto, the Borrower shall determine the Consolidated Interest Expense of such Person in a manner consistent with this definition but substituting such other Person and its Subsidiaries therein.

“Consolidated Net Income” means, for any Test Period an amount determined for the Borrower and the Subsidiaries on a consolidated basis and without duplication equal to:

(a) the net income (or loss) of the Borrower and the Subsidiaries on a consolidated basis for such Test Period taken as a single accounting period determined in conformity with GAAP, plus

(b) the income (or loss) of any Joint Venture or Unrestricted Subsidiary of the Borrower or any Subsidiary, solely, in the case of any income, to the extent of the amount of dividends or other distributions actually paid in cash to the Borrower or any Subsidiary by such Joint Venture or Unrestricted Subsidiary during such Test Period, minus

(c) to the extent included in clause (a) above, an amount equal to the sum of (without duplication):

(i) with respect to any Person that is not a wholly-owned Subsidiary of the Borrower but whose net income is consolidated in whole or in part with the net income of the Borrower, the income (or loss) of such Person solely to the extent attributable to that portion of the Capital Stock in such Person that is not owned, directly or indirectly, by the Borrower during such Test Period; provided, the Borrower’s equity in the net income in such Person will be included in Consolidated Net Income up to the amount of dividends, distributions or other payments in respect of such equity that are paid in cash (or to the extent converted into cash) by such Person to the Borrower or any Subsidiary (and the Borrower’s equity in the net loss of such Person shall be included to the extent of the aggregate Investment of the Borrower or any Subsidiary in such Person);

(ii) with respect to any Person that is not a wholly-owned Subsidiary of the Borrower but whose net income is consolidated in whole or in part with the net income of the Borrower, the income of such Person solely to the extent that the declaration or payment of dividends or similar distributions by such Person of that income is not permitted by operation of the terms of its Organizational Documents or any agreement, instrument or requirement of Law applicable to such Person during such Test Period; provided that Consolidated Net Income shall be increased by the amount of dividends or distributions or other payments that are actually paid by such Person to the Borrower or any Subsidiary in respect of such Test Period;

(iii) the income (or loss) of any Person (other than the Acquired Business in connection with the Acquisition) accrued prior to the date (x) such Person becomes a Subsidiary of the Borrower or is merged into or consolidated with the Borrower or any Subsidiary or (y) such Person’s assets are acquired by the Borrower or any Subsidiary;

(iv) any after-tax gains or losses attributable to non-ordinary course dispositions of property;

(v) earnings (or losses), including any non-cash impairment charge, resulting from any reappraisal, revaluation or write-up (or write-down) of assets during such Test Period;

(vi) (A) unrealized gains and losses with respect to Rate Contracts for such Test Period and the application of Accounting Standards Codification 815 (Derivatives and Hedging) and (B) any after-tax effect of income (or losses) for such Test Period that result from the early extinguishment of (x) Indebtedness, (y) obligations under any Rate Contracts or (z) other derivative instruments;

(vii) gains and losses due solely to fluctuations in currency values and the related tax effects determined in accordance with GAAP for such Test Period, and

(viii) the effects of adjustments (including the effects of such adjustments pushed down to such Person and its Subsidiaries) in the inventory, property and equipment, software, goodwill, other intangible assets, in-process research and development, deferred revenue, debt and unfavorable or favorable lease line items in such Person’s consolidated financial statements pursuant to GAAP for such Test Period resulting from the application of purchase accounting in relation to the Transactions or any acquisition consummated prior to the Closing Date and any Permitted Acquisition or other Investment or the amortization or write-off of any amounts thereof, net of taxes, for such Test Period.

To the extent the determination of Consolidated Net Income of any other Person is required in connection with any Specified Transaction or Pro Forma calculations with respect thereto, the Borrower shall determine the Consolidated Net Income of such Person in a manner consistent with this definition but substituting such other Person and its Subsidiaries therein.

“Consolidated Total Debt” means, as at any date of determination, the aggregate principal amount of all Indebtedness of the Borrower and the Subsidiaries referred to in the following clauses of the definition of “Indebtedness”: clauses (a) (including, for the avoidance of doubt, the Convertible Notes and any Purchase Money Indebtedness), (b), (c), (e) (but only to the extent that any letter of credit has been drawn and not reimbursed) and (h) (solely to the extent relating to Indebtedness of the type described in clauses (a), (b), (c), and (e) of the definition thereof), in each case determined on a consolidated basis in accordance with GAAP; provided that Consolidated Total Debt shall not include Indebtedness in respect of obligations under Rate Contracts.

“Consolidated Working Capital” means, as at any date of determination, Consolidated Current Assets minus Consolidated Current Liabilities.

“Consolidated Working Capital Adjustment” means, for any Excess Cash Flow Period on a consolidated basis, the amount equal to Consolidated Working Capital as of the beginning of such Excess Cash Flow Period, minus Consolidated Working Capital as of the end of such Excess Cash Flow Period (which amount may be positive or negative); provided that, for purposes of this definition, Consolidated Working Capital as of the beginning of the Excess Cash Flow Period shall be adjusted to give effect to any working capital arising from acquisitions or dispositions by the Borrower and the Subsidiaries completed during such Excess Cash Flow Period (including the impact of any post-closing working capital adjustment).

“Contractual Obligation” means, as applied to any Person, any provision of any of the Securities issued by that Person or of any indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.

“Contributing Guarantors” as defined in Section 7.2.

“Controlled Entity” means, as to any Person, any other Person that is in control of, or is controlled by, such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

“Conversion/Continuation Date” means the effective date of a continuation or conversion, as the case may be, as set forth in the applicable Conversion/Continuation Notice.

“Conversion/Continuation Notice” means a conversion/continuation notice substantially in the form of Exhibit A-2.

“Convertible Notes” means the Borrower’s existing 0.25% Convertible Senior Notes due 2024 in an initial principal amount of $450,000,000 and any Permitted Refinancing thereof.

“Convertible Notes Indenture” means (a) the Indenture, dated as of March 8, 2017, between the Borrower and U.S. Bank National Association, as trustee, governing the Convertible Notes and (b) the indenture governing any notes issued pursuant to a Permitted Refinancing thereof.

“Convertible Notes Shortfall Amount” as defined in Section 6.4(j).

“Counterpart Agreement” means a counterpart agreement substantially in the form of Exhibit H.

“Credit Agreement Disclosure Letter” means the disclosure letter and schedules attached thereto, dated as of the Closing Date, as amended, supplemented or otherwise modified from time to time pursuant to the terms hereof, delivered by the Borrower to the Administrative Agent for the benefit of the Lenders.

“Credit Agreement Refinancing Indebtedness” means secured or unsecured Indebtedness of the Borrower in the form of (i) Refinancing Term Commitments or Refinancing Term Loans or (ii) other loans or notes governed by definitive documentation other than this Agreement; provided that:

(a) such Indebtedness is incurred or otherwise obtained (including by means of the extension or renewal of existing Indebtedness) in exchange for, or to extend, renew, replace, or refinance, in whole or part, any Class of Term Loans (“Refinanced Indebtedness”);

(b) such Indebtedness is in an original aggregate principal amount not greater than the Maximum Refinancing Amount;

(c) any such Indebtedness will not mature prior to the final maturity date of the Refinanced Indebtedness, or have a shorter Weighted Average Life to Maturity than the remaining Weighted Average Life to Maturity of the Refinanced Indebtedness and, in the case of Indebtedness in the form of notes, have mandatory prepayment provisions (other than relating to customary asset sale and change of control or events of default) that could result in prepayments of such notes prior to the Refinanced Indebtedness; provided, that this clause (c) shall not apply to any such Indebtedness in an aggregate principal amount (taken together with amounts incurred pursuant to Sections 2.24(g)(i) and 2.24(g)(ii) and clause (b) of the definition of “Incremental Equivalent Debt”) not to exceed $50,000,000;

(d) any mandatory prepayments of:

(i) any Credit Agreement Refinancing Indebtedness that comprises junior lien or unsecured notes or loans, or Pari Passu Lien Indebtedness governed by documentation other than this Agreement, may not be made except to the extent that prepayments are (A) permitted hereunder and (B) to the extent required hereunder or pursuant to the terms of any Pari Passu Lien Indebtedness, first made or offered to the Term Loans and any such Pari Passu Lien Indebtedness; and

(ii) any Credit Agreement Refinancing Indebtedness constituting Pari Passu Lien Indebtedness may participate on a pro rata basis, less than pro rata basis or greater than pro rata basis (but not greater than a pro rata basis as compared to any Class of Term Loans then outstanding and constituting Pari Passu Lien Indebtedness with an earlier or equivalent maturity date (other than pursuant to a permitted refinancing with the proceeds of such Credit Agreement Refinancing Indebtedness)) with the then-outstanding Term Loans in any mandatory prepayments hereunder;

(e) such Indebtedness is not incurred or guaranteed by any Person other than a Credit Party;

(f) if such Indebtedness is secured:

(i) such Indebtedness is not secured by any assets or property of the Borrower or any Subsidiary that does not constitute Collateral (subject to customary exceptions for cash collateral in favor of an agent, letter of credit issuer or similar “fronting” lender);

(ii) the security agreements relating to such Indebtedness are substantially similar to or the same as the Collateral Documents (as determined in good faith by the Borrower);

(iii) if such Indebtedness constitutes Pari Passu Lien Indebtedness, a Debt Representative acting on behalf of the holders of such Indebtedness has become party to or is otherwise subject to the provisions of a Pari Passu Lien Intercreditor Agreement; and

(iv) if such Indebtedness is secured on a junior basis to the Term Loans, a Debt Representative, acting on behalf of the holders of such Indebtedness, has become party to or is otherwise subject to the provisions of a Junior Lien Intercreditor Agreement; and

(g) the other terms applicable to such Indebtedness shall either (a) reflect market terms and conditions (taken as a whole) at the time of incurrence of such Indebtedness (as determined by the Borrower in good faith) or (b) be substantially identical to, or (taken as a whole as reasonably determined by the Borrower in good faith) no more favorable to the lenders or holders providing such Indebtedness than, those applicable to such Refinanced Indebtedness; provided that the Borrower will promptly deliver to the Administrative Agent final copies of the definitive credit documentation relating to such Indebtedness (unless the Borrower or the applicable Subsidiary is bound by a confidentiality obligation with respect thereto, in which case the Borrower will deliver a reasonably detailed description of the material terms and conditions of such Indebtedness in lieu thereof); provided, further, that this clause (g) will not apply to (1) terms addressed in the preceding clauses (a) through (f), (2) interest rates, rate floors, fees, funding discounts and other pricing terms, (3) redemption, prepayment or other premiums, (4) optional prepayment terms (subject to clause (d) above) and (5) covenants and other terms that are (I) applied to the Term Loans and Term Loan Commitments existing at the time of incurrence of such Credit Agreement Refinancing Indebtedness (so that existing Lenders also receive the benefit of such provisions) and/or (II) applicable only to periods after the Latest Term Loan Maturity Date at the time of incurrence of such Indebtedness; provided, further, a certificate of the Borrower delivered to the Administrative Agent at least three (3) Business Days prior to the incurrence of such Indebtedness (or such shorter period as may be agreed by the Administrative Agent), together with a reasonably detailed description of the material covenants and events of default of such Indebtedness or drafts of the documentation relating thereto, stating that the Borrower has reasonably determined in good faith that such terms and conditions satisfy the foregoing requirement shall be conclusive evidence that such terms and conditions satisfy the foregoing requirement unless the Administrative Agent notifies the Borrower within such three (3) Business Day period that it disagrees with such determination (including a reasonably detailed description of the basis upon which it disagrees); provided, further, that “Credit Agreement Refinancing Indebtedness” may be incurred in the form of a bridge or other interim credit facility intended to be refinanced with (or which converts into or is exchanged for) long-term indebtedness (and such bridge or other interim credit facility shall be deemed to satisfy clause (c) of this definition so long as (x) such credit facility includes customary “rollover” provisions and (y) assuming such credit facility were to be extended pursuant to such “rollover” provisions, such extended credit facility would comply with clause (c) above) and in which case, on or prior to the first anniversary of the incurrence of such “bridge” or other interim credit facility, clauses (d) and (g) of this definition shall not prohibit the inclusion of customary terms for “bridge” facilities, including customary mandatory prepayment, repurchase or redemption provisions.

“Credit Date” means the date of a Credit Extension.

“Credit Document” means any of (i) this Agreement, (ii) any Pari Passu Lien Intercreditor Agreement or Junior Lien Intercreditor Agreement, (iii) the Term Loan Notes, if any, (iv) the Collateral Documents, (v) the Agency Fee Letter, (vi) the Intercompany Subordination Agreement, (vii) any other subordination and intercreditor agreement entered into pursuant to the terms hereof and (viii) any Incremental Amendment, Refinancing Amendment or Extension Amendment, or any amendment entered into in connection with any Replacement Term Loans.

“Credit Extension” means the making of a Term Loan.

“Credit Party” means the Borrower and each Guarantor Subsidiary.

“Cumulative Retained Asset Sale Proceeds” means, as at any date of determination, an amount determined on a cumulative basis, equal to the aggregate amount of Net Cash Proceeds from Asset Sales not required to have been applied to the repayment of Term Loans during the period from the Closing Date to such date of determination solely as result of (x) the reduction of the Asset Sale Sweep Percentage to less than 100% by operation of the proviso appearing in Section 2.14(d) or (y) the waiver of any mandatory prepayment with respect to Asset Sales pursuant to Section 2.15(e).

“Cumulative Retained Excess Cash Flow” means, as at any date of determination, an amount (not less than zero) determined on a cumulative basis, equal to (a) the aggregate cumulative sum of the Consolidated Excess Cash Flow for all Excess Cash Flow Periods ended prior to such date of determination, minus (b)(i) the aggregate cumulative sum of Consolidated Excess Cash Flow applied or required to be applied to prepay the Term Loans pursuant to Section 2.14(d) for all Excess Cash Flow Periods ended prior to such date of determination and (ii) the aggregate principal amount of all prepayments, repayments and purchases of Term Loans and other Pari Passu Lien Indebtedness applied pursuant to clauses (ii) and (iii) of Section 2.14(d) to reduce the calculation of the Consolidated Excess Cash Flow payment under Section 2.14(d) for all Excess Cash Flow Periods ended prior to such date of determination.

“DBNY” means Deutsche Bank AG New York Branch.

“DBSI” means Deutsche Bank Securities Inc.

“Debt Representative” means, with respect to any series of Pari Passu Lien Indebtedness, Junior Lien Indebtedness or other Indebtedness secured by a Lien permitted under Section 6.1, administrative agent, trustee, collateral agent, security agent or similar agent under the credit agreement, indenture, note purchase agreement or similar agreement or instrument pursuant to which such Indebtedness is incurred, issued or otherwise obtained, as the case may be, and each of their successors in such capacities.

“Default” means a condition or event that, after notice or lapse of time or both, would constitute an Event of Default.

“Designated Non-Cash Consideration” means the fair market value of non-cash consideration received by the Borrower or any Subsidiary in connection with an Asset Sale pursuant to Section 6.8(e) that is designated as Designated Non-Cash Consideration pursuant to a certificate of an Executive Officer, setting forth the basis of such valuation (which amount will be reduced by the fair market value of the portion of the non-cash consideration converted to cash within one hundred eighty (180) days following the consummation of the applicable Asset Sale).

“Discount Price Range” as defined in Section 2.25(b).

“Discounted Prepayment” as defined in Section 2.25(a).

“Discounted Prepayment Amount” as defined in Section 2.25(b).

“Discounted Prepayment Notice” as defined in Section 2.25(b).

“Discounted Prepayment Offeror” as defined in Section 2.25(a).

“Discounted Prepayment Response Date” as defined in Section 2.25(b).

“Disqualified Capital Stock” means any Capital Stock which, by its terms (or by the terms of any security or other Capital Stock into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely in exchange for Capital Stock that is not otherwise Disqualified Capital Stock), pursuant to a sinking fund obligation or otherwise, (b) is redeemable at the option of the holder thereof (other than solely in exchange for Capital Stock that is not otherwise Disqualified Capital Stock), in whole or in part, (c) provides for the scheduled payment of dividends in cash, or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Capital Stock that would constitute Disqualified Capital Stock, in each case, prior to the date that is ninety-one (91) days after the Latest Term Loan Maturity Date, except, in the case of clauses (a) and (b), if as a result of a change of control, asset sale or other similar event, so long as any rights of the holders thereof upon the occurrence of such a change of control, asset sale or other similar event are subject to the prior payment in full in cash of all Obligations then due and payable and the termination of the Term Loan Commitments; provided, if such Capital Stock is issued pursuant to a plan for the benefit of future, current or former employees, directors, officers, consultants and independent contractors of the Borrower or any Subsidiary or by any such plan to such employees, directors or officers, such Capital Stock will not constitute Disqualified Capital Stock solely because the Borrower or any Subsidiary may be required to repurchase such Capital Stock in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s, director’s or officer’s termination, death or disability. Notwithstanding the foregoing, Permitted Call Spread Hedging Agreements shall not be deemed to be Disqualified Capital Stock.

“Disqualified Lender” means (a) the bona fide competitors of the Borrower, its Subsidiaries and the Acquired Business identified in writing by the Borrower by name to the Lead Arranger on or prior to the Closing Date, or from time to time after the Closing Date to the Administrative Agent, (b) those particular banks, financial institutions and other institutional lenders identified in writing by the Borrower by name to the Lead Arranger on or prior to March 11, 2018, and (c) any clearly identifiable (on the basis of its name or as identified in writing by the Borrower) affiliate of the entities described in the preceding clauses (a) and (b) or Persons that are identified as affiliates in writing by the Borrower to the Administrative Agent from time to time (other than any affiliates that are banks, financial institutions, bona fide debt funds or investment vehicles that are engaged in making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course and a Person described in clause (a) or (b) does not have the power to direct the investment policies of such entity

(other than a limited number of senior employees in connection with such person’s internal legal, compliance and risk management and credit committee members) with respect to decisions involving any investment in debt of the Borrower or any of its Subsidiaries), provided, any Person that is a Lender and subsequently becomes a Disqualified Lender (but was not a Disqualified Lender on or prior to March 11, 2018, or at the time it became a Lender) will be deemed to not be a Disqualified Lender hereunder.

“Dollars” and the sign “$” mean the lawful money of the United States.

“Domestic Subsidiary” means any Subsidiary organized under the laws of the United States, any State or Commonwealth thereof or the District of Columbia.

“E-Fax” means any system used to receive or transmit faxes electronically.

“E-Signature” means the process of attaching to or logically associating with an Electronic Transmission an electronic symbol, encryption, digital signature or process (including the name or an abbreviation of the name of the party transmitting the Electronic Transmission) with the intent to sign, authenticate or accept such Electronic Transmission.

“E-System” means any electronic system approved by the Administrative Agent, including IntraLinks® and ClearPar® and any other Internet or extranet-based site, whether such electronic system is owned, operated or hosted by the Administrative Agent, any of its Related Persons or any other Person, providing for access to data protected by passcodes or other security system.

“ECF Payment Date” as defined in Section 2.14(d).

“ECF Percentage” as defined in Section 2.14(d).

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Electronic Transmission” means each document, instruction, authorization, file, information and any other communication transmitted, posted or otherwise made or communicated by e-mail or E-Fax, or otherwise to or from an E-System.

“Eligible Assignee” means, in each case, subject to the proviso at the end of this definition, (a) any Lender, any Affiliate of any Lender and any Related Fund (any two or more Related Funds being treated as a single Eligible Assignee for all purposes hereof), (b) any Person (other than a Natural Person) in compliance with Section 10.6(c)(ii) or (c) any Approved Fund; provided that in no event will a Disqualified Lender be an Eligible Assignee without the Borrower’s consent.

“Employee Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA which is or was sponsored, maintained or contributed to by, or required to be contributed by, the Borrower, any Subsidiary or any of their respective ERISA Affiliates, or with respect to any Pension Plan or Multiemployer Plan, to which the Borrower or any of its Subsidiaries or any ERISA Affiliate thereof has within the preceding five plan years made contributions.

“Environmental Claim” means any investigation, notice, notice of violation, claim, action, suit, proceeding, demand, abatement order or other order or directive (conditional or otherwise), by any Governmental Authority or any other Person, arising (a) pursuant to or in connection with any actual or alleged Environmental Liability or violation of any applicable Environmental Law; (b) in connection with any Hazardous Material or any actual or alleged Hazardous Materials Activity; or (c) in connection with any actual or alleged damage, injury, threat or harm to health, safety, natural resources or the environment.

“Environmental Laws” means any and all current and future foreign or domestic, federal or state (or any subdivision of either of them) Laws, Governmental Authorizations, or any other requirements of Governmental Authorities relating to (a) the environment, natural resources and environmental matters, including those relating to any Hazardous Materials Activity; (b) the generation, use, storage, transportation or disposal of Hazardous Materials; or (c) occupational health and safety, land use or the protection of human, plant or animal health or welfare, in any such case, as of any date of determination, then in force and in any manner applicable to the Borrower or any of its Subsidiaries or any Facility.

“Environmental Liabilities” means all Liabilities (including costs of Remedial Actions, natural resource damages and costs and expenses of investigation and feasibility studies, including the cost of environmental consultants and attorneys’ costs) that may be imposed on, incurred by or asserted against any Credit Party or any Subsidiary of any Credit Party as a result of, or related to, (a) any actual or alleged violation of any applicable Environmental Law; (b) any Release or threatened Release; (c) any Remedial Action or Hazardous Materials Activity; or (d) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor thereto.

“ERISA Affiliate” means, as applied to any Person, (a) any corporation which is a member of a controlled group of corporations within the meaning of Section 414(b) of the Internal Revenue Code of which that Person is a member; (b) any trade or business (whether or not incorporated) which is a member of a group of trades or Business under common control within the meaning of Section 414(c) of the Internal Revenue Code of which that Person is a member; and (c) any member of an affiliated service group within the meaning of Section 414(m) or (o) of the Internal Revenue Code of which that Person, any corporation described in clause (a) above or any trade or business described in clause (b) above is a member. Any former ERISA Affiliate of the Borrower or any Subsidiary will continue to be considered an ERISA Affiliate of the Borrower or such Subsidiary within the meaning of this definition with respect to the period such entity was an ERISA Affiliate of the Borrower or such Subsidiary and with respect to liabilities arising after such period for which the Borrower or such Subsidiary could be liable under the Internal Revenue Code or ERISA.

“ERISA Event” means (a) a “reportable event” within the meaning of Section 4043 of ERISA and the regulations issued thereunder with respect to any Pension Plan (excluding those for which the provision for 30-day notice to the PBGC has been waived by regulation in effect on the Closing Date); (b) the failure to meet the minimum funding standard of Section 412 of the Internal Revenue Code or Section 302 or 303 of ERISA with respect to any Pension Plan (whether or not waived in accordance with Section

412(c) of the Internal Revenue Code) or the failure to make by its due date a required installment under Section 430(j) of the Internal Revenue Code with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan; (c) the provision by the administrator of any Pension Plan pursuant to Section 4041(a)(2) of ERISA of a notice of intent to terminate such plan in a distress termination described in Section 4041(c) of ERISA; (d) the withdrawal by the Borrower, any Subsidiary or any of their respective ERISA Affiliates from any Pension Plan with two or more non-related contributing sponsors or the termination of any such Pension Plan resulting in liability to the Borrower, any Subsidiary or any of their respective ERISA Affiliates pursuant to Section 4063 or 4064 of ERISA; (e) the institution by the PBGC of proceedings to terminate any Pension Plan or Multiemployer Plan, or the occurrence of any event or condition which could reasonably constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any such plan; (f) the imposition of any liability under Title IV of ERISA on the Borrower, any Subsidiary or any of their respective ERISA Affiliates with respect to the termination of any Pension Plan; (g) the withdrawal of the Borrower, any Subsidiary or any of their respective ERISA Affiliates in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan if there is any potential liability therefor, or the receipt by the Borrower, any Subsidiary or any of their respective ERISA Affiliates of notice from any Multiemployer Plan that it is in insolvency pursuant to Section 4245 of ERISA, or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA; (h) the imposition of a Lien pursuant to Section 430(k) of the Internal Revenue Code or pursuant to ERISA with respect to any Pension Plan; (i) the occurrence of a non-exempt “prohibited transaction” with respect to which the Borrower or any Subsidiary is a “disqualified person” or a “party in interest” (within the meaning of Section 4975 of the Internal Revenue Code or Section 406 of ERISA, respectively) or which could reasonably be expected to result in Liability to the Borrower or any Subsidiary; or (j) a determination that any Pension Plan is, or is expected to be, in “at risk” status (as defined in Section 430(j) of the Internal Revenue Code or Section 303 of ERISA) or in “critical and declining” status (within the meaning of Section 305 of ERISA).

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Eurodollar Rate” means, for any Interest Period, the rate per annum obtained by dividing (i) the ICE Benchmark Administration London Interbank Offered Rate on the applicable Reuters screen page (or such other commercially available source providing such quotations of LIBOR as designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period by (ii) an amount equal to (x) one minus (y) the applicable Statutory Reserves, if any; provided, however, that if the Eurodollar Rate at any time would otherwise be less than zero, such rate shall be deemed to be zero (including for purposes of clause (c) in the definition of “Base Rate”).

“Eurodollar Rate Loan” means a Term Loan bearing interest at a rate determined by reference to the Eurodollar Rate.

“Event of Default” as defined in Section 8.1.

“Excess Cash Flow Period” means (i) initially, the period commencing on the first day of the first full Fiscal Quarter of the Borrower ended after the Closing Date and ending on the last day of the Fiscal Year ended June 29, 2019 and (ii) thereafter, each subsequent Fiscal Year of the Borrower, but in all cases for purposes of calculating the Cumulative Retained Excess Cash Flow shall only include such Fiscal Years (or portion of a given Fiscal Year) for which financial statements and a Compliance Certificate have been delivered in accordance with Sections 5.1(a) and 5.1(e), respectively, and for which any prepayments required by Section 2.14(d) (if any) have been made (it being understood that the amount of Consolidated Excess Cash Flow for any Excess Cash Flow Period not required to be used to prepay Term Loans pursuant to Section 2.14(d) and not otherwise applied to the prepayment, repayment or purchase of Term Loans and other Pari Passu Lien Indebtedness pursuant to clauses (ii) and (iii) of Section 2.14(d) shall be included in the Cumulative Retained Excess Cash Flow, regardless of whether a prepayment is actually required by Section 2.14(d)).

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor statute.

“Excluded Foreign Subsidiary” means (i) any Foreign Subsidiary which is a “controlled foreign corporation” within the meaning of Section 957 of the Internal Revenue Code (each, a “CFC”), (ii) any direct or indirect Subsidiary that owns no material assets other than the Capital Stock of (or Capital Stock and debt owed or treated as owed by) one or more Subsidiaries that are CFCs or other Subsidiaries described in this clause (ii) (each, a “Foreign Subsidiary Holding Company”) and (iii) any Subsidiary of a CFC or a Foreign Subsidiary Holding Company.

“Excluded Subsidiary” means (a) each Immaterial Subsidiary, (b) each Unrestricted Subsidiary, (c) each Excluded Foreign Subsidiary, (d) each Subsidiary to the extent that (and only for so long as) such Subsidiary is prohibited by any applicable Law from guaranteeing the Obligations, (e) each Subsidiary if, and for so long as, the guarantee of the Obligations by such Subsidiary would require the consent, approval, license or authorization of a Governmental Authority or under any binding Contractual Obligation (or, if such Subsidiary is not a wholly-owned Subsidiary, under its Organizational Documents) with any Person other than the Borrower or any Subsidiary existing on the Closing Date (or, if later, the date such Subsidiary is acquired (so long as such Contractual Obligation is not incurred in contemplation of such acquisition)), except to the extent and until such consent, approval, license or authorization has actually been obtained, (f) each Subsidiary that is a not-for-profit organization, (g) each Subsidiary which is not a wholly-owned Subsidiary of the Borrower, (h) any Subsidiary that is a special purpose vehicle (or similar entity) established for the purposes of self-insurance, receivables factoring or any other permitted receivables securitzation or is subject to regulation as an insurance company, (i) each Subsidiary with respect to which, as reasonably determined by the Borrower in good faith, the guarantee by such Subsidiary would reasonably be expected to result in material adverse tax consequences to the Borrower or any Subsidiary, and (j) each Subsidiary with respect to which, as reasonably determined by the Borrower and the Administrative Agent, the cost, burden and/or potential tax liability of providing a guarantee outweigh the benefits to be obtained by the Lenders; in each case of this definition, unless such Subsidiary is designated as a Guarantor pursuant to the definition of “Guarantor Subsidiary.”

“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guaranty of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guaranty thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” (determined after giving effect to any applicable keep well, support or other agreement for the benefit of such Guarantor and any and all guarantees of such Guarantor’s Swap Obligations by other Credit Parties) as defined in the Commodity Exchange Act and the regulations thereunder (determined after giving effect to Section 7.14) at the time the Guaranty of such Guarantor, or a grant by such Guarantor of a security interest, becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion will apply only to the portion of such Swap Obligation that is attributable to swaps for which the Guaranty or security interest is or becomes excluded in accordance with the first sentence of this definition.

“Excluded Tax” means any of the following Taxes imposed on or with respect to any Recipient or required to be withheld or deducted from a payment to a Recipient (a) Taxes imposed on or measured by net income (however denominated), branch profits taxes and franchise taxes, in each case (i) imposed as a result of such Recipient being organized under the Laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that otherwise are Other Connection Taxes; (b) U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Recipient with respect to an applicable interest in a Term Loan or Term Loan Commitment pursuant to a Law in effect on the date on which such Recipient (i) acquires such interest in the Term Loan or Term Loan Commitment or otherwise becomes a party to this Agreement (other than, with respect to a Lender, pursuant to an assignment request by the Borrower under Section 2.23) or (ii) changes its lending office, except in each case, to the extent that, pursuant to Section 2.20, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office; (c) Taxes that are attributable to the failure by any Recipient to deliver the documentation required to be delivered pursuant to, or to otherwise comply with, Section 2.20(f) or Section 2.20(g); and (d) Taxes imposed under FATCA.

“Executive Officer” means, as applied to any Person, any individual holding the position of chairman of the board of directors, chief executive officer, president, chief financial officer, chief operating officer, chief compliance officer, chief legal officer and any other executive officer having substantially the same authority and responsibility as any of the foregoing.

“Executive Order No. 13224” means Executive Order No. 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten To Commit, or Support Terrorism.

“Export Controls” means any applicable laws, regulations, and orders related to the regulation of imports, exports, re-exports, transfers, releases, shipments, transmissions, or any other provision or receipt of goods, technology, technical data, software, or services, including the Export Administration Regulations (15 C.F.R. § 730-774), the Arms Export Control Act (22 U.S.C. § 2778), the International Traffic in Arms Regulations (22 C.F.R. § 120-130), the Tariff Act of 1930 and regulations administered and enforced by U.S. Customs and Border Protection and U.S. Immigration and Customs Enforcement, and any other laws, regulations, and orders of a similar nature.

“Extended Term Lender” as defined in Section 10.5(g).

“Extended Term Loans” as defined in Section 10.5(g).

“Extension” as defined in Section 10.5(g).

“Extension Amendment” as defined in Section 10.5(g).

“Extension Offer” as defined in Section 10.5(g).

“Facility” means any real property (including all buildings, fixtures or other improvements located thereon) now, hereafter or heretofore owned, leased, operated or used by the Borrower, any Subsidiary or any of their respective predecessors or Affiliates.

“Fair Share” as defined in Section 7.2.

“Fair Share Contribution Amount” as defined in Section 7.2.

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code, any intergovernmental agreement entered into in connection with the implementation of such Sections of the Internal Revenue Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to such intergovernmental agreement.

“FCPA” means the U.S. Foreign Corrupt Practices Act (15 U.S.C. §§78dd-1 et seq.).

“Federal Funds Rate” means for any day, the rate per annum (expressed, as a decimal, rounded upwards, if necessary, to the next higher 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day will be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day will be the average rate charged to the Administrative Agent, in its capacity as a Lender, on such day on such transactions as determined by the Administrative Agent.

“Financial Officer Certification” means, with respect to the financial statements for which such certification is required, the certification of the chief financial officer, treasurer, controller or other officer with equivalent duties of the Borrower that such financial statements fairly present, in all material respects, the financial condition of the Borrower and the Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustments and the absence of footnotes.

“Financial Plan” as defined in Section 5.1(c).

“FIRREA” means the Financial Institutions Reform Recovery and Enforcement Act of 1989, as amended from time to time.

“First Lien Net Leverage Ratio” means, as of any date, the ratio of (a) the sum of Consolidated Total Debt that is Pari Passu Lien Indebtedness, minus Unrestricted Cash (not to exceed $100,000,000) as of such date to (b) LTM Consolidated Adjusted EBITDA, all of the foregoing determined on a Pro Forma Basis.

“Fiscal Quarter” means, with respect to any Person, the fiscal quarter of such Person. In the case of the Borrower, Fiscal Quarter means a fiscal quarter of any Fiscal Year of the Borrower. A Fiscal Quarter of the Borrower may be designated by reference to the last day thereof (i.e., the “December 30, 2017 Fiscal Quarter” refers to the Fiscal Quarter ended on December 30, 2017, the last day of the Borrower’s second Fiscal Quarter for Fiscal Year 2018) or by reference to the applicable Fiscal Quarter of a Fiscal Year (i.e., the “Q2-2018 Fiscal Quarter” also refers to the Borrower’s second Fiscal Quarter for Fiscal Year 2018). To the extent that the Fiscal Quarters of any Person (other than the Borrower) are different than the Fiscal Quarters of the Borrower, the Borrower shall determine in good faith a methodology to align such other Person’s Fiscal Quarters with the corresponding Fiscal Quarters of the Borrower. For purposes of this Agreement, except to the extent expressly stated otherwise, references to any “Fiscal Quarter” will mean a Fiscal Quarter of the Borrower.

“Fiscal Year” means, with respect to any Person, the fiscal year of such Person. In the case of the Borrower, Fiscal Year means the fiscal year of the Borrower and the Subsidiaries ending on the Saturday nearest to June 30 of each calendar year. A Fiscal Year of the Borrower may be designated by reference to the calendar year in which such Fiscal Year ends (i.e., the “Fiscal Year 2018” also refers to the Fiscal Year ended on June 30, 2018). To the extent that the Fiscal Years of any Person (other than the Borrower) are different than the Fiscal Years of the Borrower, the Borrower shall determine in good faith a methodology to align such other Person’s Fiscal Years with the corresponding Fiscal Years of the Borrower. For purposes of this Agreement, except to the extent expressly stated otherwise, references to any “Fiscal Year” will mean a Fiscal Year of the Borrower.

“Flood Insurance Laws” means collectively, (a) the National Flood Insurance Act of 1968, (b) the Flood Disaster Protection Act of 1973, (c) the National Flood Insurance Reform Act of 1994 (which comprehensively revised the National Flood Insurance Act of 1968 and the Flood Disaster Protection Act of 1973), (d) the Flood Insurance Reform Act of 2004 and (e) the Biggert-Waters Flood Insurance Reform Act of 2012, each as now or hereafter in effect or any successor statute thereto and any and all official rulings and interpretation thereunder or thereof.

“Foreign Casualty Event” as defined in Section 2.15(f).

“Foreign Disposition” as defined in Section 2.15(f)

“Foreign Plan” means any employee benefit plan, program, policy, arrangement or agreement maintained or contributed to by the Borrower or any of its Subsidiaries with respect to employees employed outside the United States.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“Foreign Subsidiary Holding Company” as defined in the definition of “Excluded Foreign Subsidiary.”

“Funded Debt” means all Indebtedness of the Borrower and the Subsidiaries for borrowed money that matures more than one year from the date of its creation or matures within one year from such date that is renewable or extendable, at the option of such Person, to a date more than one year from such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year from such date, including Indebtedness in respect of the Term Loans.

“Funding Guarantor” as defined in Section 7.2.

“Funding Notice” means a notice substantially in the form of Exhibit A-1.

“GAAP” means, subject to the limitations on the application thereof set forth in Section 1.2 and in the definition of Capital Lease, United States generally accepted accounting principles in effect as of the date of determination thereof.

“Government Official” means (a) any official, officer, employee or representative of, or any Person acting in an official capacity for or on behalf of, any Governmental Entity, (b) any political party or party official or candidate for political office or (c) any official, officer, employee, or any Person acting in an official capacity for or on behalf of, any company, business, enterprise or other entity owned (in whole or in substantial part) controlled by or Affiliated (as defined without reference to clause (a) of the second sentence set forth in the definition of “Affiliate”) with a Governmental Entity.

“Governmental Authority” means any federal, state, municipal, national or other government, governmental department, commission, board, bureau, court, agency or instrumentality or political subdivision thereof or any entity, officer or examiner exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government or any court, in each case whether associated with a state of the United States, the United States, or a foreign entity or government in a jurisdiction where the Borrower and the Subsidiaries operate the Business, including any supra-national bodies (such as the European Union or the European Central Bank).

“Governmental Authorization” means any permit, license, authorization, plan, directive, consent order or consent decree of or from any Governmental Authority.

“Governmental Entity” means any (a) international, multinational, foreign, federal, state, local, municipal, or other government or political subdivision, (b) governmental or quasi-governmental entity of any nature (including any governmental agency, branch, department, commission, board, bureau, official, or entity and any court or other tribunal) or (c) body exercising, or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature, including any arbitral tribunal.

“Granting Lender” as defined in Section 10.6(k).

“Grantor” as defined in the Pledge and Security Agreement.

“Guaranteed Obligations” means all Obligations; provided that, with respect to any Guarantor, “Guaranteed Obligations” shall exclude all Excluded Swap Obligations of such Guarantor.

“Guarantor” means the Borrower (solely with respect to the Guaranteed Obligations in respect of any Bank Product Agreement or Secured Rate Contract entered into by any other Credit Party and not with respect to its direct Obligations as a primary obligor under the Credit Documents) and each Guarantor Subsidiary, and, in each case, their respective successors and assigns.

“Guarantor Subsidiary” means each direct and indirect Subsidiary of the Borrower (other than an Excluded Subsidiary) that has provided a Guaranty hereunder; provided that the Borrower may, at its option, designate any direct or indirect Subsidiary of the Borrower that is not otherwise required to become a Guarantor Subsidiary to become a Guarantor Subsidiary with the consent of the Administrative Agent (such consent not to be unreasonably withheld); provided, however, that the Administrative Agent may condition any such consent by limiting the purposes for which such Subsidiary shall constitute a Guarantor Subsidiary for purposes of Section 6 and related definitions used therein.

“Guaranty” means the guaranty of each Guarantor set forth in Section 7.

“Hazardous Materials” means any chemical, material, substance or waste, exposure to which, or the Release of which, either is prohibited, limited or regulated by any Governmental Authority or may give rise to Environmental Liability.

“Hazardous Materials Activity” means any activity, event or occurrence involving any Hazardous Materials, including the use, manufacture, possession, storage, holding, presence, existence, location, Release, threatened Release, discharge, placement, generation, transportation, processing, construction, treatment, abatement, removal, remediation, disposal, disposition or handling of any Hazardous Materials, and any corrective action or response action with respect to any of the foregoing.

“Highest Lawful Rate” means the maximum lawful interest rate, if any, that at any time or from time to time may be contracted for, charged, or received under the laws applicable to any Lender which are presently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum non-usurious interest rate than applicable laws now allow.

“Historical Audited Financial Statements” means, as of the Closing Date, the audited consolidated balance sheets and related statements of income and cash flows of each of the Borrower and the Acquired Business as of the Fiscal Years ended June 30, 2018, July 1, 2017, July 2, 2016, and June 27, 2015.

“Historical Financial Statements” means, collectively, the Historical Audited Financial Statements and the Historical Unaudited Financial Statements.

“Historical Unaudited Financial Statements” means, as of the Closing Date, the unaudited consolidated balance sheets and related statements of income and cash flows of each of the Borrower and the Acquired Business as of the Fiscal Quarters ended September 29, 2018, March 31, 2018, December 30, 2017 and September 30, 2017.

“Immaterial Subsidiary” means on any date, any Subsidiary of the Borrower that has less than 5.0% of consolidated total assets on a Pro Forma Basis and generates less than 5.0% of annual consolidated revenues of the Borrower and the Subsidiaries as reflected in the most recent financial statements delivered pursuant to Section 5.1(a) prior to such date (or, at any time prior to the first date that financial statements have been or are required to be delivered pursuant to Section 5.1(a), as reflected in the Historical Audited Financial Statements for the Fiscal Year ended June 30, 2018); provided that if, at any time and from time to time after the Closing Date (or such longer period as the Administrative Agent may agree in its sole discretion), Domestic Subsidiaries that are not Guarantors solely because they meet the thresholds set forth above comprise in the aggregate more than (when taken together with the consolidated total assets of the Subsidiaries of such Domestic Subsidiaries at the last day of the most recent Test Period) 7.5% of consolidated total assets of the Borrower and the Subsidiaries as of the end of the most recently ended Test Period or more than (when taken together with the revenues of the Subsidiaries of such Domestic Subsidiaries for such Test Period) 7.5% of the consolidated revenues of the Borrower and the Subsidiaries for such Test Period, then the Borrower shall, not later than forty five (45) days after the date by which financial statements for such Test Period were required to be delivered pursuant to this Agreement (or such longer period as the Administrative Agent may agree in its reasonable discretion), cause one or more Domestic Subsidiaries to comply with the provisions of Section 5.10 with respect to any such Subsidiaries so that the foregoing condition ceases to be true.

“Increased Cost Lender” as defined in Section 2.23.

“Incremental Amendment” as defined in Section 2.24(e).

“Incremental Equivalent Debt” means Indebtedness of any one or more Credit Parties in the form of loans, notes or bridge financings that constitute Pari Passu Lien Indebtedness or Junior Lien Indebtedness or that are unsecured; provided that:

(a) on the date of each incurrence of Incremental Equivalent Debt, (A) the aggregate principal amount of such Incremental Equivalent Debt (together with the aggregate principal amount of any Incremental Term Facilities incurred on such date in reliance on clause (A) of the first sentence of Section 2.24(c)) shall not exceed an amount equal to the Incremental Ratio Amount (determined on the same basis as the Borrower may incur Incremental Term Facilities pursuant to the second, third, fourth and fifth sentences of Section 2.24(c), but substituting “Incremental Equivalent Debt” for “Incremental Term Facility” therein solely for the purposes thereof) or (B) the aggregate principal amount of such Incremental Equivalent Debt, together with the aggregate outstanding principal amount of all other Incremental Equivalent Debt incurred in reliance on this clause (B) and the aggregate outstanding principal amount of all Incremental Term Facilities incurred in reliance on clause (B) of the first sentence of Section 2.24(c), shall not exceed an amount equal to the Incremental Fixed Amount (it being understood that Incremental Equivalent Debt may be incurred under either clause (A) or (B) as selected by the Borrower in its sole discretion, including by designating any portion of the Incremental Equivalent Debt in excess of an amount permitted to be incurred under clause (A) at the time of such incurrence as incurred under clause (B));

(b) any Incremental Equivalent Debt will not mature prior to the Latest Term Loan Maturity Date with respect to any Class of outstanding Term Loans, or have a shorter Weighted Average Life to Maturity than the remaining Weighted Average Life to Maturity of any outstanding Class of Term Loans; provided that this clause (b) shall not apply to any Incremental Equivalent Debt in an aggregate principal amount (taken together with amounts incurred pursuant to clause (c) of the defined term “Credit Agreement Refinancing Indebtedness” and Sections 2.24(g)(i) and (g)(ii)) not to exceed $50,000,000;

(c) any Incremental Equivalent Debt that is secured (i) will not be secured by any property or assets of the Borrower or any Subsidiary other than the Collateral and (ii) will be subject to a Pari Passu Lien Intercreditor Agreement or a Junior Lien Intercreditor Agreement, as applicable;

(d) any Incremental Equivalent Debt (i) constituting Pari Passu Lien Indebtedness may participate on a pro rata basis, less than pro rata basis or greater than pro rata basis (but not greater than a pro rata basis as compared to any outstanding Class of Term Loans constituting Pari Passu Lien Indebtedness with an earlier or equivalent maturity date (other than pursuant to a permitted refinancing)) with the then-outstanding Term Loans in any mandatory prepayments hereunder, and (ii) constituting Junior Lien Indebtedness or that is unsecured may not participate in any voluntary or mandatory prepayments, except to the extent that such prepayments are offered, to the extent required under this Agreement or any Pari Passu Lien Indebtedness, first pro rata to the Term Loans and any applicable Pari Passu Lien Indebtedness; provided that this clause (ii) shall not be construed to prohibit any required mandatory prepayments, mandatory redemptions or mandatory purchases or offers to purchase in connection with a “change of control”, “asset sale” or fundamental change;

(e) Incremental Equivalent Debt will not be guaranteed by any Person other than the Credit Parties;

(f) with respect to any Incremental Equivalent Debt that constitutes MFN Eligible Debt, the MFN Adjustment will apply to such Incremental Equivalent Debt (but the MFN Adjustment will not apply to any other Incremental Equivalent Debt); and

(g) subject to provisions of Section 1.5 if an LCA Election has been made, no Default or Event of Default will have occurred and be continuing on the date such Incremental Equivalent Debt is incurred or would occur immediately after giving effect thereto.

“Incremental Fixed Amount” means, as of any date of measurement, the sum of (a) the greater of (x) $485,000,000 and (y) 100% of LTM Consolidated Adjusted EBITDA as of such date, minus (b) the aggregate principal amount of Incremental Term Loans previously incurred in reliance on this definition, minus (c) the aggregate principal amount of all Incremental Equivalent Debt previously incurred in reliance on this definition, plus (d) the aggregate principal amount of any voluntary prepayments of Term Loans, Incremental Equivalent Debt or Refinancing Indebtedness in respect thereof (in each case, including those made through discounted debt buy-backs by the Borrower or any Subsidiary in an amount equal to the discounted amount actually paid in respect of such buy-back but excluding any Incremental Term Loans or Incremental Equivalent Debt incurred in reliance on the Incremental Ratio Amount (or Refinancing Indebtedness in respect thereof)) made prior to such date; provided that, in the case of clause (d), solely to the extent not funded with the proceeds of Funded Debt.

“Incremental Ratio Amount” means an aggregate principal amount of Indebtedness that, after the incurrence thereof on Pro Forma Basis and excluding the cash proceeds to the Borrower or any Subsidiary therefrom that are actually applied or intended to be applied to a particular use or transaction as of the date of incurrence thereof (but otherwise giving effect to the use of such proceeds so applied or intended to be applied), and subject to Section 1.5, would not result in:

(a) with respect to any Incremental Term Facility or Incremental Equivalent Debt to be incurred as Pari Passu Lien Indebtedness, the First Lien Net Leverage Ratio being greater than 1.75:1.00 or, at the Borrower’s option, if incurred to finance a Permitted Acquisition, the First Lien Net Leverage Ratio being greater than the greater of (I) 1.75:1.00 and (II) the First Lien Net Leverage Ratio as in effect immediately prior to the consummation of such Permitted Acquisition; and

(b) with respect to any Incremental Equivalent Debt to be incurred as Junior Lien Indebtedness or as unsecured Indebtedness, the Total Net Leverage Ratio being greater than 4.50:1.00 or, at the Borrower’s option, if incurred to finance a Permitted Acquisition, the Total Net Leverage Ratio being greater than the greater of (I) 4.50:100 and (II) the Total Net Leverage Ratio as in effect immediately prior to the consummation of such Permitted Acquisition.

“Incremental Term Facilities” as defined in Section 2.24(a).

“Incremental Term Loans” as defined in Section 2.24(a).

“Incremental Term Loan Commitment” means the commitment of a Lender to make or otherwise fund an Incremental Term Loan and “Incremental Term Loan Commitments” means such commitments of all Lenders in the aggregate.

“Incremental Term Loan Exposure” means, with respect to any Lender, as of any date of determination, the outstanding principal amount of the Incremental Term Loans of such Lenders; provided, at any time prior to the making of the Incremental Term Loans, the Incremental Term Loan Exposure of any Lender will be equal to such Lender’s Incremental Term Loan Commitment.

“Indebtedness”, as applied to any Person, means, without duplication, (a) all indebtedness for borrowed money; (b) all obligations evidenced by bonds, debentures, notes or similar instruments; (c) that portion of obligations with respect to Capital Leases that is properly classified as a liability on a balance sheet in conformity with GAAP as in effect of the date hereof; (d) any obligation owed for all or any part of the deferred purchase price of property or services, which purchase price is (A) due more than twelve (12) months from the date of incurrence of the obligation in respect thereof or (B) evidenced by a note or similar written instrument (excluding (i) any such obligations incurred under ERISA, (ii) accounts payable, payroll and other liabilities and accrued expenses incurred in the ordinary course of business that are not overdue by more than one hundred eighty (180) days from the due date of the obligations in respect thereof, (iii) any earn-out obligation until such obligation is reflected as a liability on the balance sheet of such Person in accordance with GAAP and is not paid within 60 days after becoming due and payable and (iv) accruals for payroll and other liabilities in the ordinary course of business); (e) the face amount of any letter of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings; (f) Disqualified Capital Stock; (g) the direct or indirect guaranty of obligations of the type in clauses (a)-(f) of this definition of any other Person; (h) obligations of the type in clauses (a)-(f) of this definition that are secured by a Lien on any property or asset owned or held by that Person regardless of whether such obligations are owed by or recourse to such Person; and (i) obligations of such Person in respect of any Rate Contract, whether entered into for hedging or speculative purposes. Notwithstanding the foregoing, for all purposes of this Agreement: (1) Indebtedness of any Person will include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, except to the extent such Person’s liability for such Indebtedness is otherwise limited and only to the extent such Indebtedness would be included in the calculation of Consolidated Total Debt; (2) with respect to clause (e) above, to the extent any letter of credit issued for the benefit of the Borrower or any Subsidiary (a “Primary LC”) is supported (including any “back-to-back” arrangement) by a another letter of credit also issued for the benefit of the Borrower or any Subsidiary (the “Supporting LC”), to the extent that both such Primary LC and the relevant Supporting LC would constitute “Indebtedness” for any purpose under this Agreement, then the Primary LC and the relevant Supporting LC shall be deemed to be a single obligation in an amount equal to the amount of Indebtedness attributable to the Primary LC (and any corresponding amount of the Supporting LC that also would then constitute “Indebtedness” will be disregarded); (3) with respect to clause (h) above, the amount of Indebtedness of any Person will be deemed to be equal to the lesser of (x) the aggregate unpaid amount of such Indebtedness and (y) the fair market value (as determined by such Person in good faith) of the property encumbered thereby as determined by such Person in good faith; (4) the amount of any obligation under any Rate Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date; and (5) in no event will obligations under any Rate Contract be deemed “Indebtedness” for the purpose of calculating any ratio contemplated by this Agreement. For the avoidance of doubt, Indebtedness will not be deemed to include obligations incurred in advance of, and the proceeds of which are to be applied in connection with, the consummation of a transaction solely to the extent that the proceeds thereof are and continue to be held in an escrow, trust, collateral or similar account or arrangement (collectively, an “Escrow”) and are not otherwise made available for any other purpose and are used for such purpose (it being understood that in any event, any such proceeds held in such Escrow shall be not deemed to be Unrestricted Cash).

“Indemnified Liabilities” means, collectively, any and all liabilities (including Environmental Liabilities), obligations, losses, damages (including natural resource damages), penalties, claims (including Environmental Claims), actions, judgments, suits, costs (including the costs of any Remedial Action), expenses and disbursements of any kind or nature whatsoever (including the reasonable and documented in reasonable detail out-of-pocket fees and disbursements of counsel for Indemnitees in connection with any investigative, administrative or judicial proceeding or hearing commenced or threatened by any Person, whether or not any such Indemnitee will be designated as a party or a potential party thereto, and any fees or expenses incurred by Indemnitees in enforcing this indemnity), whether direct, indirect or consequential and whether based on any federal, state or foreign laws, statutes, rules or regulations (including securities and commercial laws, statutes, rules or regulations and applicable Environmental Laws), on common law or equitable cause or on contract or otherwise, that may be imposed on, incurred by, or asserted against any such Indemnitee, in any manner relating to or arising out of (a) this Agreement or the other Credit Documents or the transactions contemplated hereby or thereby (including the Lenders’ agreement to make Credit Extensions or the use or intended use of the proceeds thereof, or any enforcement of any of the Credit Documents (including any sale of, collection from, or other realization upon any of the Collateral or the enforcement of the Guaranty)); (b) the Agency Fee Letter and any Contractual Obligation entered into in connection with any Approved Electronic Communications; (c) any Environmental Claim or any Hazardous Materials Activity relating to or arising from, directly or indirectly, any past or present activity, operation, land ownership, or practice of the Borrower or any Subsidiary; or (d) any actual or prospective investigation, litigation or other proceeding relating to any of the foregoing, whether or not brought by any such Indemnitee or any of its Related Persons, any holders of securities or creditors (and including attorneys’ fees in any case), whether or not any such Indemnitee, Related Person, holder or creditor is a party thereto, and whether or not based on any securities or commercial law or regulation or any other Law or theory thereof, including common law, equity, contract, tort or otherwise.

“Indemnified Taxes” means (a) all Taxes other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Credit Party under any Credit Document, and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitee” as defined in Section 10.3.

“Initial Credit Extension” as defined in Section 3.1.

“Initial Term Loan” means a Term Loan made by a Lender to the Borrower on the Closing Date pursuant to Section 2.1.

“Initial Term Loan Commitment” means the commitment of a Lender to make or otherwise fund an Initial Term Loan and “Initial Term Loan Commitments” means such commitments of all of the Lenders in the aggregate. The amount of each Lender’s Initial Term Loan Commitment, if any, is set forth on Appendix A-1 or in the applicable Assignment Agreement, subject to any adjustment or reduction pursuant to the terms and conditions hereof. The aggregate amount of the Initial Term Loan Commitments as of the Closing Date is $500,000,000.

“Initial Term Loan Exposure” means, with respect to any Lender, as of any date of determination, the outstanding principal amount of the Initial Term Loans of such Lender; provided, at any time prior to the making of the Initial Term Loans, the Initial Term Loan Exposure of any Lender will be equal to such Lender’s Initial Term Loan Commitment.

“Intellectual Property” means all rights, priorities and privileges relating to intellectual property, whether arising under United States, state, multinational or foreign laws or otherwise, including, without limitation: copyrights (including copyrights in software) whether registered or unregistered and all applications therefor, patents and certificates of invention, or similar industrial property rights, and applications therefor, software, trademarks (whether registered or unregistered and applications therefor), goodwill associated with trademarks, service-marks, domain names, technology, know-how and processes, formulas, trade secrets and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

“Intercompany Subordination Agreement” means the Intercompany Subordination Agreement to be executed by the Borrower and the Subsidiaries substantially in the form of Exhibit J.

“Interest Payment Date” means with respect to (a) any Base Rate Loan, the last Business Day of each calendar quarter, commencing on the first such date to occur after the borrowing of such Term Loan and the final maturity date or conversion date of such Term Loan; and (b) any Eurodollar Rate Loan, the last day of each Interest Period applicable to such Term Loan; provided that in the case of each Interest Period of longer than three months “Interest Payment Date” will also include each date that is three months, or an integral multiple thereof, after the commencement of such Interest Period.

“Interest Period” means, in connection with a Eurodollar Rate Loan, an interest period of one-, two-, three- or six- months (or, if available (x) twelve months with the consent of each applicable Lender of the affected Class or (y) a period of less than one month with the consent of the Administrative Agent in its sole discretion), as selected by the Borrower in the applicable Funding Notice or Conversion/Continuation Notice, (a) initially, commencing on the Credit Date or Conversion/Continuation Date thereof, as the case may be; and (b) thereafter, commencing on the day on which the immediately preceding Interest Period expires; provided that (i) if an Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period will expire on the next succeeding Business Day unless no further Business Day occurs in such month, in which case such Interest Period will expire on the immediately preceding Business Day; (ii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) will, subject to clause (iii) of this definition, end on the last Business Day of a calendar month; and (iii) no Interest Period with respect to any portion of any Class of Term Loans will extend beyond such Class’s Term Loan Maturity Date.

“Interest Rate Determination Date” means, with respect to any Interest Period, the date that is two (2) Business Days prior to the first day of such Interest Period.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended.

“Internally Generated Cash” means, with respect to any Person, funds of such Person and its Subsidiaries not constituting (a) proceeds of the issuance of (or contributions in respect of) Capital Stock of such Person, (b) proceeds of the incurrence of Indebtedness by such Person or any of its Subsidiaries or (c) proceeds of dispositions (other than dispositions of inventory in the ordinary course of business) and Casualty Events.

“Investment” means (a) any direct or indirect purchase or other acquisition by the Borrower or any Subsidiary, or of a beneficial interest in, any of the Securities of any other Person; (b) [reserved]; (c) any direct or indirect loan, advance or capital contribution by the Borrower or any Subsidiary to any other Person, including all indebtedness and accounts receivable from that other Person that are not current assets or did not arise from sales to that other Person in the ordinary course of business and (d) any acquisition, whether by purchase, merger or otherwise, of all or a material portion of the assets of, or a division, unit, business line or product line of, any other Person. The amount of any Investment will be the original cost of such Investment plus (x) the cost of all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment minus (y) the amount of any dividend, distribution, interest payment, return of capital, repayment or other amount received in cash by the Borrower or a Subsidiary in respect of such Investment; provided that for purposes of calculating an Investment made in reliance on the Available Amount, the foregoing deduction in clause (y) shall be disregarded (i.e., clauses (a)(vi), (vii) and (viii) of the definition of “Available Amount” already provide for a “rebuild” based on returns, repayments, distributions, etc.).

“Joint Venture” means (a) any Person which would constitute an “equity method investee” of the Borrower or any Subsidiary and (b) any Person in whom the Borrower or any of the Subsidiaries beneficially owns any Capital Stock that is not a Subsidiary (other than an Unrestricted Subsidiary); provided that in no event will any Subsidiary of any Person be considered a Joint Venture of such Person.

“Joint Venture Subsidiary” means any Subsidiary that is not wholly-owned, directly or indirectly, by the Borrower and the business and management thereof is jointly controlled by the holders of the Capital Stock in such Subsidiary pursuant to customary joint venture arrangements; provided that such Subsidiary does not have and is not liable in respect of any Indebtedness other than Indebtedness of such Subsidiary that is not recourse to the Borrower or any Subsidiary.

“Junior Financing” means any Junior Lien Indebtedness, any Subordinated Debt, the Convertible Notes and any Other Convertible Notes.

“Junior Lien Indebtedness” means any Indebtedness of any Credit Party that is secured by Liens on Collateral that rank junior in priority to the Liens that secure the Obligations.

“Junior Lien Intercreditor Agreement” means an intercreditor agreement, in form and substance reasonably acceptable to the Borrower, the Collateral Agent and the applicable Debt Representatives for Junior Lien Indebtedness permitted hereunder.

“Latest Term Loan Maturity Date” means, as at any date of determination, the latest maturity or expiration date applicable to any Term Loan (including any Incremental Term Loan), as extended in accordance with this Agreement from time to time.

“Laws” means, with respect to any Person, (a) the common law and any federal, state, local, foreign, multinational or international statutes, laws, treaties, judicial decisions, standards, rules and regulations, guidances, guidelines, ordinances, rules, judgments, writs, orders, decrees, codes, plans, injunctions, permits, concessions, grants, franchises, governmental agreements and governmental restrictions (including administrative or judicial precedents or authorities), in each case whether now or hereafter in effect, and (b) the interpretation or administration thereof by, and other determinations, directives, requirements or requests of, any Governmental Authority, in each case whether or not having the force of law and that are applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“LCA Election” as defined in Section 1.5.

“LCA Test Date” as defined in Section 1.5.

“Lead Bookrunner” means DBSI, in its capacity as lead bookrunner.

“Lead Arranger” means DBSI, in its capacity as lead arranger.

“Lender” means, collectively, (a) each Person listed on the signature pages hereto as a Lender holding a Term Loan Commitment or a Term Loan and (b) any other Person (other than a Natural Person) that becomes a party hereto pursuant to an Assignment Agreement and holds a Term Loan Commitment or a Term Loan. Notwithstanding the foregoing, any Disqualified Lender that purports to become a Lender hereunder, and to which the Borrower has not consented in writing to allow to become a Lender hereunder, shall not be entitled to receive confidential information or attend Lender meetings.

“Lending Office” means, with respect to any Lender, the office or offices of such Lender specified as its “Lending Office” beneath its name on Appendix B hereto or in the administrative questionnaire delivered by such Lender to the Borrower and the Administrative Agent, or, in each case, such other office or offices of such Lender as it may from time to time notify the Borrower and the Administrative Agent.

“Liabilities” means all claims, actions, suits, judgments, damages, losses, liability, obligations, responsibilities, fines, penalties, sanctions, costs, fees, taxes, commissions, charges, disbursements and expenses (including those incurred upon any appeal or in connection with the preparation for and/or response to any subpoena or request for document production relating thereto), in each case of any kind or nature (including interest accrued thereon or as a result thereto and fees, charges and disbursements of financial, legal and other advisors and consultants), whether joint or several, whether or not indirect, contingent, consequential, actual, punitive, treble or otherwise.

“Lien” means any lien, mortgage, pledge, assignment, security interest, charge or encumbrance of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, and any lease in the nature thereof) and any option, trust or other preferential arrangement having the practical effect of any of the foregoing; provided that in no event shall an operating lease in and of itself be deemed a Lien.

“Limited Condition Acquisition” means any Permitted Acquisition or other Investment permitted hereunder by the Borrower and/or one or more Subsidiaries the consummation of which is not conditioned on the availability of, or on obtaining, third party financing.

“LTM Consolidated Adjusted EBITDA” means, as of any date of determination, the Consolidated Adjusted EBITDA for the four consecutive Fiscal Quarters most recently ended prior to such date for which financial statements have been delivered pursuant to Section 5.1(a) or (b) (or, in the case of a determination date that occurs prior to the first such delivery pursuant to such Sections, for the four consecutive Fiscal Quarters ended as of September 29, 2018), on a Pro Forma Basis.

“Margin Stock” means “margin stock” as such term is defined in Regulation U of the Board of Governors as in effect from time to time.

“Material Adverse Effect” means a material adverse effect on (a) the business, operations, properties, assets or financial condition of the Borrower and the Subsidiaries, taken as a whole; (b) the ability of the Credit Parties, taken as a whole, to fully and timely perform the Obligations; or (c) the rights, remedies and benefits available to, or conferred upon, any Agent and any Lender or any Secured Party under any Credit Document.

“Material Indebtedness” means (i) Indebtedness with an aggregate principal amount (including undrawn commitments) in excess of $50,000,000 and (ii) the Convertible Notes.

“Material Owned Real Estate Asset” means any fee-owned Real Estate Asset located in the United States having a fair market value (as reasonably determined by the Borrower) equal to or in excess of $10,000,000; provided that no real property owned as of the Closing Date shall constitute a Material Owned Real Estate Asset.

“Maximum Refinancing Amount” means, with respect to any Refinancing Indebtedness, the principal amount (including interest paid in kind or otherwise capitalized to principal) and/or undrawn commitments, as applicable, of the Refinanced Indebtedness subject to refinancing with such Refinancing Indebtedness plus the sum of (i) the amount of all accrued and unpaid interest on such Refinanced Indebtedness, (ii) the amount of any premiums (including tender premiums), make-whole amounts or penalties on such Refinanced Indebtedness, (iii) the amount of all fees (including any exit consent fees) on such Refinanced Indebtedness, (iv) the amount of all fees (including arrangement, commitment, structuring, underwriting, ticking, amendment, closing and other similar fees), commissions, costs, expenses and other amounts associated with such Refinancing Indebtedness and (v) the amount of all original issue discount and upfront fees associated with such Refinancing Indebtedness (“Refinancing Amount”); provided that (1) to the extent on the date of such Permitted Refinancing the Borrower has capacity under the clause of Section 6.1 pursuant to which such Refinanced Indebtedness was initially incurred (or to which such Refinanced Indebtedness at such time has been classified, as applicable) to incur additional principal amount of the same type as the Refinanced Indebtedness (“Additional Incurrence Capacity”), then the Borrower and the Subsidiaries may incur Refinancing Indebtedness in an aggregate principal amount not to exceed the maximum Additional Incurrence Capacity if greater than the Refinancing Amount; provided, further, that the amount of Refinancing Indebtedness incurred in reliance on the Additional Incurrence Capacity will be considered to have been incurred under the clause of Section 6.1 pursuant to which such Refinanced Indebtedness was initially incurred (or to which such Refinanced Indebtedness at such time has been classified, as applicable).

“Merger Agreement” as defined in the recitals hereto.

“Merger Agreement Representations” means such of the representations and warranties made by (or with respect to) the Acquired Business in the Merger Agreement as are material to the interests of the Lenders in their capacities as such, but only to the extent the Borrower (or its applicable Affiliate) has the right (taking into account any applicable cure provisions and determined without regard to any notice requirement) to terminate its (or its Affiliate’s) obligations (or to refuse to consummate the Acquisition) under the Merger Agreement as a result of a breach of such representations.

“Merger Sub” as defined in the recitals hereto.

“MFN Adjustment” means, with respect to the incurrence of any MFN Eligible Debt, in the event that the All-In Yield applicable to such MFN Eligible Debt exceeds the All-In Yield of the Initial Term Loans at the time of such incurrence by more than 50 basis points, then the interest rate margins for the Initial Term Loans will automatically be increased on the date of incurrence of such MFN Eligible Debt to the extent necessary so that the All-In Yield of the Initial Term Loans is equal to the All-In Yield of such MFN Eligible Debt minus 50 basis points (provided that any increase in All-In Yield of the Initial Term Loans due to the increase in a Eurodollar Rate or Base Rate floor on such MFN Eligible Debt will be effected solely through an increase in any Eurocurrency or Base Rate floor, respectively, applicable to the Initial Term Loans).

“MFN Eligible Debt” means any Indebtedness that meets all of the following criteria: such Indebtedness is incurred (a) as Incremental Term Loans, Incremental Equivalent Debt or Permitted Ratio Debt that is, in each case, Pari Passu Lien Indebtedness in the form of term loans (but not securities), (b) during the first twenty-four (24) months following the Closing Date, (c) in an aggregate principal amount in excess of $50,000,000 (for all such Indebtedness described in clause (a)), and (d) with a maturity date less than two years after the Latest Term Loan Maturity Date with respect to the Initial Term Loans.

“Moody’s” means Moody’s Investor Services, Inc., or any successor thereto.

“Mortgage” means a mortgage, deed of trust, deed to secure debt or other document entered into by any Credit Party that is the fee owner of a Material Owned Real Estate Asset creating a Lien on such Material Owned Real Estate Asset made in favor of the Collateral Agent for the benefit of the Secured Parties in a form reasonably acceptable to the Borrower and the Administrative Agent.

“Multiemployer Plan” means any Employee Benefit Plan which is a “multiemployer plan” as defined in Section 3(37) of ERISA.

“NAIC” means The National Association of Insurance Commissioners and any successor thereto.

“Narrative Report” means, with respect to the financial statements for which such narrative report is required, a narrative report describing the results of operations and financial condition of the Borrower and the Subsidiaries in the form prepared for presentation to senior management thereof for the applicable Fiscal Quarter or Fiscal Year and for the period from the beginning of the Fiscal Year in which such Fiscal Quarter occurs to the end of such Fiscal Quarter.

“Natural Person” means a natural person, or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person.

“Net Cash Proceeds” means:

(a) with respect to any Asset Sale subject to Section 2.14(a) or Casualty Event subject to Section 2.14(b), an amount equal to: (i) cash payments (including any cash received by way of release from escrow or deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) received by the Borrower or any Subsidiary from such Asset Sale or Casualty Event, minus (ii) any bona fide direct costs incurred in connection with such Asset Sale or Casualty Event, if any, including (A) Taxes payable in connection with such Asset Sale or Casualty Event (including taxes imposed on the distribution or repatriation of such Net Cash Proceeds), (B) payment of the outstanding principal amount of, premium or penalty, if any, interest and breakage costs on any Indebtedness (other than the Term Loans) that is secured by a Lien on the stock or assets in question (and, to the extent such stock or assets constitute Collateral, which Lien is senior to the Lien of the Agent) and that is required to be repaid under the terms thereof as a result of such Asset Sale or Casualty Event, (C) a reserve for any purchase price adjustment or indemnification payments (fixed or contingent) established in accordance with GAAP or attributable to seller’s indemnities and representations and warranties to purchaser in respect of such Asset Sale undertaken by the Borrower or any Subsidiary in connection with such Asset Sale, (D) the out-of-pocket expenses, costs and fees (including with respect to legal, investment banking, brokerage, advisor and accounting and other professional fees, sales commissions and disbursements, survey costs, title insurance premiums and related search and recording charges, transfer taxes and deed or mortgage recording taxes or following a Casualty Event, restoration costs) in each case actually incurred in connection with such Asset Sale or Casualty Event and payable to a Person that is not an Affiliate of the Borrower, (E) in the case of any Asset Sale or Casualty Event by a non-wholly-owned Subsidiary, the pro rata portion of the Net Cash Proceeds thereof attributable to minority interests and not available for distribution to or for the account of the Borrower or any other Subsidiary of the Borrower as a result thereof and (F) in the case of an Asset Sale, any reserve for adjustment in respect of (x) the sale price of such asset or assets established in accordance with GAAP and (y) any liabilities associated with such asset or assets and retained by the Borrower or any Subsidiary after such Asset Sale, including pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such Asset Sale, it being understood that “Net Cash Proceeds” shall include the amount of any reversal (without the satisfaction of any applicable liabilities in cash in a corresponding amount) of any reserve described in this subclause (F); provided that (i) no such net cash proceeds calculated in accordance with the foregoing and realized in a single Casualty Event shall constitute Net Cash Proceeds unless such net cash proceeds shall exceed $5,000,000 and (ii) no such net cash proceeds calculated in accordance with the foregoing shall constitute Net Cash Proceeds under this clause (a) in any Fiscal Year until the aggregate amount of all such net cash proceeds in such Fiscal Year shall exceed $20,000,000 (and thereafter only such net cash proceeds in excess of such amount shall constitute Net Cash Proceeds under this clause (a)); and

(b) with respect to the sale, incurrence or issuance of any Indebtedness by the Borrower or any Subsidiary, the excess, if any, of (A) the sum of all cash and Cash Equivalents received in connection with such incurrence or issuance, over (B) the sum of all Taxes paid or reasonably estimated to be payable as a result thereof, all fees (including investment banking fees, attorneys’ fees, accountants’ fees, underwriting fees and discounts), commissions, costs and other out-of-pocket expenses and all other customary expenses, in each case incurred by the Borrower or such Subsidiary in connection with such sale, incurrence or issuance.

“Non-Consenting Lender” as defined in Section 2.23.

“Non-Credit Party” means any Subsidiary that is not a Credit Party.

“Non-U.S. Lender” means a Lender that is not a United States person as defined in Section 7701(a)(30) of the Internal Revenue Code.

“Nonpublic Information” means material information with respect to the Borrower or any Subsidiary or their respective securities which has not been disseminated in a manner making it available to investors generally, within the meaning of Regulation FD.

“Notice” means a Funding Notice or a Conversion/Continuation Notice.

“Obligations” means all obligations of every nature of each Credit Party from time to time owed to any Agent (including any former Agent), any Lender, any Indemnitee or any other Secured Party under any Credit Document, any obligations owed to any Secured Swap Provider under any Secured Rate Contract, or any obligations owed to any Bank Product Provider in respect of Bank Product Obligations under any Bank Product Agreement, in each case, whether for principal, premium, interest (including interest premiums, fees and other amounts incurred during the pendency of any bankruptcy, insolvency, receivership or similar proceeding, whether or not due and payable and whether or not allowed or allowable in such proceeding), payments for early termination of Secured Rate Contracts, fees, expenses, indemnification or otherwise; provided that (x) the aggregate amount of obligations owed to Bank Product Providers under a Bank Product Agreement with respect to Bank Products of the type described in clause (d) of the definition of Bank Products (including, for this purpose, the face amount of all letters of credit described therein and unpaid drawings thereunder) shall not exceed $10,000,000 at any time outstanding and (y) any such obligations in excess of such dollar threshold shall not constitute “Obligations” for purposes hereof and the other Credit Documents. For the avoidance of doubt, “Obligations” will include obligations arising under any Incremental Term Loan or any Extended Term Loan.

“Obligee Guarantor” as defined in Section 7.6.

“OFAC” means the U.S. Department of Treasury’s Office of Foreign Assets Control.

“OFAC Lists” means, collectively, the SDN List and/or any other list of terrorists or other restricted Persons maintained pursuant to any of the rules and regulations of OFAC or pursuant to any applicable executive orders.

“Organizational Documents” means (a) with respect to any corporation, its certificate or articles of incorporation or organization, as amended, and its by-laws, as amended, (b) with respect to any limited partnership, its certificate of limited partnership, as amended, and its partnership agreement, as amended, (c) with respect to any general partnership, its partnership agreement, as amended, and (d) with respect to any limited liability company, its articles of organization, as amended, and its operating agreement, as amended. In the event any term or condition of this Agreement or any other Credit Document requires any Organizational Document to be certified by a secretary of state or similar governmental official, the reference to any such “Organizational Document” will only be to a document of a type customarily certified by such governmental official.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Credit Document, or sold or assigned an interest in any Term Loan or Credit Document).

“Other Convertible Notes” means Indebtedness of the Borrower (other than the Convertible Notes) that is convertible into common stock of the Borrower (and cash in lieu of fractional shares), cash (in an amount determined by reference to the price of such common stock), or a combination thereof; provided that the Indebtedness thereunder is permitted to be incurred under Section 6.1 and satisfies the following requirements: (i) the final maturity date of any such Indebtedness shall be on or after the date that is 91 days after the Latest Term Loan Maturity Date in effect on the date of incurrence (it being understood that neither (x) any provision requiring an offer to purchase such Indebtedness as a result of change of control, asset sale or fundamental change nor (y) any early conversion or settlement of such Indebtedness in accordance with the terms thereof shall violate the foregoing restriction), (ii) such Indebtedness is not guaranteed by any Subsidiary of the Borrower other than the Guarantor Subsidiaries (which guarantees, if such Indebtedness is subordinated, shall be expressly subordinated in right of payment to the Obligations) and (iii) the terms, conditions and covenants of such Indebtedness shall be such as are customary for convertible indebtedness of such type (as determined by the board of directors of the Borrower in good faith).

“Other Convertible Notes Indenture” means any indenture governing any Other Convertible Notes.

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Credit Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.23).

“Pari Passu Lien Indebtedness” means any Indebtedness of any Credit Party that is secured by Liens on Collateral that rank pari passu in priority with the Liens on Collateral that secure the Obligations.

“Pari Passu Lien Intercreditor Agreement” means an intercreditor agreement among the Collateral Agent and one or more Debt Representatives for Pari Passu Lien Indebtedness permitted hereunder in form and substance reasonably acceptable to the Borrower, the Collateral Agent and the applicable Debt Representatives for such Pari Passu Lien Indebtedness.

“Participant Register” as defined in Section 10.6(g).

“PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. 107-56, signed into law October 26, 2001, as amended from time to time.

“Payment Office” means the office of the Administrative Agent set forth on Appendix B hereto, or such other office or Person as the Administrative Agent may hereafter designate in writing as such to the other parties hereto.

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

“Pension Plan” means any Employee Benefit Plan, other than a Multiemployer Plan, which is subject to Section 412 of the Internal Revenue Code or Section 302 of ERISA.

“Perfection Certificate” shall mean a certificate in the form of Exhibit K or any other form approved by the Administrative Agent, as the same shall be supplemented from time to time.

“Permitted Acquisition” means the purchase or other acquisition of property and assets or the business of any Person or of assets constituting a business unit, a line of business or division of such Person, a facility or Capital Stock in a Joint Venture or other Capital Stock in another Person that, upon the consummation thereof, will be a Subsidiary (including as a result of a merger or consolidation) or, in the case of a purchase or acquisition of assets (other than Capital Stock), will be owned by the Borrower and/or any one or more Subsidiaries; provided that:

(a) subject to the provisions of Section 1.5 to the extent an LCA Election has been made with respect to such acquisition, immediately prior to and after giving effect thereto, no Event of Default under Section 8.1(a), (f) or (g) has occurred and is continuing;

(b) immediately prior to and after giving effect thereto, the Borrower would be in compliance with Section 6.10; and

(c) to the extent any acquired Person is required to become a Guarantor, the Borrower takes all actions required by Sections 5.10 and 5.11, as applicable, within the time periods specified thereunder; provided that the Borrower and the Guarantor Subsidiaries shall not make Permitted Acquisitions of Persons that do not become Guarantor Subsidiaries (or pay for the purchase of assets that are acquired directly by Non-Credit Parties) for aggregate consideration, together with any Investments made in reliance on the proviso in Section 6.6(b) (in each case determined as of the date of making any such Investment, and after giving effect to clause (1) in the last paragraph of Section 6.6), in excess of the greater of (i) $100,000,000 and (ii) an amount equal to 20% of LTM Consolidated Adjusted EBITDA.

“Permitted Call Spread Hedging Agreement” means (a) an agreement pursuant to which the Borrower acquires a call or a capped call option or similar derivative instrument requiring the counterparty thereto to deliver to the Borrower shares of common stock in the Borrower, the cash value of such shares or cash representing the termination value of such option or a combination thereof from time to time upon settlement, exercise or early termination of such option (such transaction, a “Bond Hedge Transaction”) and (b) an agreement pursuant to which, among other things, the Borrower issues to the counterparty thereto warrants to acquire common stock of the Borrower, cash in lieu of delivering shares of common stock or cash representing the termination value of such option, or a combination thereof upon settlement, exercise or early termination thereof (such transaction, a “Warrant Transaction”), in each case, under clauses (a) and (b), entered into by the Borrower in connection with the Convertible Notes or any issuance of Other Convertible Notes (including, without limitation, the exercise of any over-allotment or initial purchaser’s or underwriter’s option); provided that (x) the terms, conditions and covenants of each such agreement shall be such as are customary for agreements of such type (as determined by the Borrower in good faith), (y) the purchase price for such Bond Hedge Transaction, less the proceeds received by the Borrower from the sale of any related Warrant Transaction, does not exceed the net proceeds received by the Borrower from the issuance of the related Convertible Notes or Other Convertible Notes, as applicable, and (z) in the case of clause (b) above, such agreement is intended by the Borrower to be classified as an equity instrument in accordance with GAAP.

“Permitted Call Spread Shortfall Amount” as defined in Section 6.4(l).

“Permitted Liens” as defined in Section 6.2.

“Permitted Ratio Debt” means Indebtedness of the Borrower and/or any one or more Subsidiaries; provided that:

(a) subject to the provisions of Section 1.5 to the extent an LCA Election has been made, with respect to a Permitted Acquisition or other permitted Investment to be funded with the proceeds of such Indebtedness, immediately before and after giving effect thereto and to the use of the proceeds thereof no Event of Default has occurred and is continuing or would result therefrom;

(b) immediately after giving effect to the issuance, incurrence, or assumption of such Indebtedness and excluding the cash proceeds to the Borrower or any Subsidiary therefrom that are actually applied or intended to be applied to a particular use or transaction as of the date of incurrence thereof (but otherwise giving effect to the use of such proceeds so applied or intended to be applied):

(i) with respect to any Permitted Ratio Debt to be incurred as Pari Passu Lien Indebtedness, the First Lien Net Leverage Ratio being less than or equal to 1.75:1.00 or, at the Borrower’s option, if incurred to finance a Permitted Acquisition, the First Lien Net Leverage Ratio being less than or equal to the greater of (I) 1.75:1.00 and (II) the First Lien Net Leverage Ratio as in effect immediately prior to the consummation of such Permitted Acquisition;

(ii) with respect to any Permitted Ratio Debt to be incurred as Junior Lien Indebtedness or unsecured Indebtedness, the Total Net Leverage Ratio being less than or equal to 4.50:1.00 or, at the Borrower’s option, if incurred to finance a Permitted Acquisition, the Total Net Leverage Ratio being less than or equal to the Total Net Leverage Ratio as in effect immediately prior to the consummation of such Permitted Acquisition;

(c) to the extent that such Indebtedness is incurred by a Credit Party, such Indebtedness will not have a final scheduled maturity date that is prior to the Latest Term Loan Maturity Date with respect to any Class of Term Loans then outstanding, or have a shorter Weighted Average Life to Maturity than the remaining Weighted Average Life to Maturity of any Class of Term Loans then outstanding (provided that Permitted Ratio Debt may be incurred in the form of a bridge or other interim credit facility intended to be refinanced or replaced with long term indebtedness, so long as such credit facility includes customary “rollover provisions” that satisfy the requirements of this clause (c) following such rollover, in which case, on or prior to the first anniversary of the incurrence of such “bridge” or other credit facility, such clause (c) shall not prohibit the inclusion of customary terms for “bridge” facilities, including customary mandatory prepayment, redemption or repurchase provisions);

(d) if such Indebtedness is (i) Pari Passu Lien Indebtedness, then (x) a Debt Representative acting on behalf of the holders of such Indebtedness has become party to or is otherwise subject to the provisions of a Pari Passu Lien Intercreditor Agreement and (y) any mandatory prepayments of any such Permitted Ratio Debt shall be made on a pro rata basis, less than pro rata basis or greater than pro rata basis (but not greater than a pro rata basis as compared to any outstanding Class of Term Loans constituting Pari Passu Lien Indebtedness with an earlier or equivalent maturity date (other than pursuant to a permitted refinancing)) with mandatory prepayments of the then outstanding Term Loans, (ii) Junior Lien Indebtedness, then a Debt Representative, acting on behalf of the holders of such Indebtedness, has become party to or is otherwise subject to the provisions of a Junior Lien Intercreditor Agreement and (iii) Junior Lien Indebtedness or unsecured, then such Permitted Ratio Debt may not participate in any mandatory prepayments, except to the extent that such prepayments are offered, to the extent required under this Agreement or any Pari Passu Lien Indebtedness, first pro rata to the Term Loans and any applicable Pari Passu Lien Indebtedness; provided that this clause (iii) shall not be construed to prohibit any required mandatory prepayments, mandatory redemptions or mandatory purchases or offers to purchase in connection with a “change of control”, “asset sale” or fundamental change; and

(e) the interest rate, fees, original issue discount and any other pricing terms for any Indebtedness will be as determined by the Borrower and the Persons providing such Incremental Term Loans; provided that the MFN Adjustment will apply to any such Indebtedness that constitutes MFN Eligible Debt.

“Permitted Refinancing” means, with respect to any specified Indebtedness of any Person (“Refinanced Indebtedness”), any modification, refinancing, refunding, replacement, renewal, extension, defeasance or discharge (the Indebtedness incurred to effect such modification, refinancing, refunding, replacement, renewal, extension, defeasance or discharge, “Refinancing Indebtedness”) of such Refinanced Indebtedness; provided that:

(a) the principal amount (and/or undrawn commitments, as applicable) of such Refinancing Indebtedness is not greater than the Maximum Refinancing Amount (it being understood, however, the foregoing limitation should not be construed to limit the incurrence of additional Indebtedness permitted by a separate clause of Section 6.1 that is incurred concurrently with, and governed by the same documentation as, such Refinancing Indebtedness);

(b) except with respect to Indebtedness of the Borrower and the Subsidiaries incurred pursuant to Section 6.1(c), (d), (k), (r)(i), (u), (v), or (z), has (x) a scheduled final maturity that is no sooner than the scheduled final maturity date of such Refinanced Indebtedness (or, if sooner, no earlier than the date that is 91 days after the Latest Term Loan Maturity Date) and (y) a Weighted Average Life to Maturity that is no shorter than the remaining Weighted Average Life to Maturity of such Refinanced Indebtedness;

(c) the only obligors in respect of such Refinancing Indebtedness are the obligors on such Refinanced Indebtedness; provided that, in the case of a Permitted Refinancing that occurs in connection with a Permitted Acquisition or other Investment permitted pursuant to Section 6.6, additional Persons that are created or acquired as part of such Permitted Acquisition or Investment may be added as obligors to the Refinancing Indebtedness;

(d) to the extent such Refinanced Indebtedness is a Junior Financing, the other terms applicable to such new Indebtedness are substantially identical to, or (taken as a whole as determined by the Borrower in good faith) no more favorable to the lenders or holders providing such Indebtedness than, those applicable to such Refinanced Indebtedness; provided that this clause (d) will not apply to (i) interest rate, fees, funding discounts and other pricing terms, (ii) redemption, prepayment or other premiums, (iii) optional prepayment terms, and (iv) covenants and other terms that are (A) applied to the Term Loans existing at the time of incurrence of such Refinancing Indebtedness (so that existing Lenders also receive the benefit of such provisions) and/or (B) applicable only to periods after the Latest Term Loan Maturity Date at the time of incurrence of such Indebtedness; provided, further that the Borrower will promptly deliver to the Administrative Agent final copies of the definitive credit documentation relating to such Indebtedness (unless the Borrower or applicable Subsidiary is bound by a confidentiality obligation with respect thereto, in which case the Borrower will deliver a reasonably detailed description of the material terms and conditions of such Indebtedness in lieu thereof);

(e) to the extent such Refinanced Indebtedness is Subordinated Debt, such Refinancing Indebtedness is Subordinated Debt; and

(f) to the extent such Refinanced Indebtedness is secured by Liens on any property or assets of the Borrower or any Subsidiary, such Refinancing Indebtedness is (i) unsecured, (ii) secured by Liens on property and assets that are not Collateral, or (iii) secured by Liens on Collateral; provided that (x) if such Refinanced Indebtedness is Junior Lien Indebtedness, the Refinancing Indebtedness is also Junior Lien Indebtedness on intercreditor terms at least as favorable to the Lenders as those contained in the intercreditor documentation governing the Refinanced Indebtedness or is unsecured and (y) if such

Refinanced Indebtedness is Pari Passu Lien Indebtedness, the Refinancing Indebtedness is either Pari Passu Lien Indebtedness or Junior Lien Indebtedness, in either case on intercreditor terms at least as favorable to the Lenders as those contained in the intercreditor documentation governing the Refinanced Indebtedness (as reasonably determined by the Borrower in good faith) or is unsecured;

provided further, (x) in the case of clauses (d), (e) and (f) of this definition, a certificate of the Borrower delivered to the Administrative Agent at least three (3) Business Days prior to the incurrence of such Refinancing Indebtedness (or such shorter period as may be agreed by the Administrative Agent), together with a reasonably detailed description of the material covenants and events of default of such Refinancing Indebtedness or drafts of the documentation relating thereto, stating that the Borrower has reasonably determined in good faith that such terms and conditions satisfy the requirements of such clause shall be conclusive evidence that such terms and conditions satisfy the foregoing requirements unless the Administrative Agent notifies the Borrower within such three (3) Business Day period that it disagrees with such determination (including a reasonably detailed description of the basis upon which it disagrees) (for the avoidance of doubt, the Borrower shall not be required to deliver any certificate of the type described in this clause (x)) and (y) Refinancing Indebtedness may be incurred in the form of a bridge or other interim credit facility intended to be refinanced with long-term indebtedness (and such bridge or other interim credit facility shall be deemed to satisfy clause (b) of this definition so long as (I) such credit facility includes customary “rollover” provisions and (II) assuming such credit facility were to be extended pursuant to such “rollover” provisions, such extended credit facility would comply with clause (b) of this definition).

“Person” means and includes Natural Persons, corporations, limited partnerships, general partnerships, limited liability companies, limited liability partnerships, joint stock companies, Joint Ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and Governmental Authorities.

“Platform” as defined in Section 5.1(o).

“Pledge and Security Agreement” means the Pledge and Security Agreement to be executed by the Borrower and each Guarantor substantially in the form of Exhibit I.

“Pro Forma” or “Pro Forma Basis” means, with respect to the calculation of the First Lien Net Leverage Ratio, the Total Net Leverage Ratio or for any other pro forma calculation called for by this Agreement to be made Pro Forma or on a Pro Forma Basis, as of any time, that pro forma effect will be given to the Transactions, any Permitted Acquisition, or any other Specified Transaction (including any such transaction prior to the Closing Date), as follows:

(a) with respect to any incurrence, assumption, guarantee, redemption or permanent repayment of Indebtedness, such ratio will be calculated giving pro forma effect thereto as if such incurrence, assumption, guarantee, redemption or permanent repayment of Indebtedness had occurred on the first day of such Test Period;

(b) with respect to the Transactions, acquisitions prior to the Closing Date, any Permitted Acquisition or other permitted Investment or the redesignation of an Unrestricted Subsidiary, such ratio or other calculation will be calculated giving pro forma effect thereto as if such action occurred on the first day of such Test Period in a manner consistent, where applicable, with the pro forma adjustments (along with the limitations pertaining thereto) set forth in the definition of “Consolidated Adjusted EBITDA” (including for the amount of “run-rate” cost savings, operating expense reductions and synergies projected by the Borrower in good faith to result from (A) actions taken, (B) actions relating to any acquisition, disposition or operational change committed to be taken or expected to be taken no later than

24 months after the end of such acquisition, disposition or operational change and (C) actions related to the Transactions and acquisitions that occurred prior to the Closing Date reasonably expected to be taken no later than 24 months after the Closing Date, in each case, which cost savings, operating expense reductions and synergies will be calculated as though such cost savings, operating expense reductions and synergies had been realized on the first day of the Test Period for which Consolidated Adjusted EBITDA (or LTM Consolidated Adjusted EBITDA) is being determined);

(c) with respect to any merger, sale, transfer or other disposition, and the designation of an “Unrestricted Subsidiary”, such ratio will be calculated giving pro forma effect thereto as if such action had occurred on the first day of such Test Period; and

(d) all Indebtedness assumed to be outstanding pursuant to preceding clause (a) shall be deemed to have borne interest at (i) in the case of fixed rate indebtedness, the rate applicable thereto, or (ii) in the case of floating rate Indebtedness, (x) with respect to any portion of the relevant Test Period that such Indebtedness was outstanding, the actual rates applicable thereto and (y) with respect to any portion of the relevant Test Period that such Indebtedness was not in fact outstanding (or if such Indebtedness was not outstanding at any time during the relevant Test Period), the rate applicable thereto as of the applicable date of determination as if such rate had been the applicable rate for such portion of the Test Period (or the entire Test Period), in any such case under this clause (ii), after giving effect to the operation of any Rate Contracts applicable to such floating rate Indebtedness.

Notwithstanding the foregoing, for purposes of the calculation of (x) the Total Net Leverage Ratio as used in the determination of the Asset Sale Sweep Percentage and (y) the First Lien Net Leverage Ratio as used in the determination of the ECF Percentage pursuant to Section 2.14(d) and the definition of “Applicable Margin”, in each case, such calculation shall be made on the last day of the applicable Test Period (or, in the case of the ECF Percentage, the last day of the applicable Excess Cash Flow Period), and no Pro Forma effect shall be given to any Specified Transaction that is consummated after the last day of such Test Period (or such Excess Cash Flow Period, as applicable).

“Pro Rata Share” means (a) with respect to all payments, computations and other matters relating to the Initial Term Loan of any Lender, the percentage obtained by dividing (i) the Initial Term Loan Exposure of that Lender by (ii) the aggregate Initial Term Loan Exposure of all of the Lenders; (b) with respect to all payments, computations and other matters relating to the Incremental Term Loan of any Lender, the percentage obtained by dividing (i) the Incremental Term Loan Exposure of that Lender by (ii) the aggregate Incremental Term Loan Exposure of all of the Lenders; (c) with respect to all payments, computations and other matters relating to the Extended Term Loan of any Lender, the percentage obtained by dividing (i) the Term Loan Exposure of that Lender arising from Extended Term Loans of such Lender by (ii) the aggregate Term Loan Exposure of all of the Lenders arising from the Extended Term Loans; (d) with respect to all payments, computations and other matters relating to the Refinancing Term Loan of any Lender, the percentage obtained by dividing (i) the Term Loan Exposure of that Lender arising from Refinancing Term Loans of such Lender by (ii) the aggregate Term Loan Exposure of all of the Lenders arising from the Refinancing Term Loans; and (e) with respect to all payments, computations and other matters relating to the Term Loans of any Lender, the percentage obtained by dividing (i) the Term Loan Exposure of that Lender by (ii) the aggregate Term Loan Exposure of all of the Lenders. For all other purposes with respect to each Lender, “Pro Rata Share” means the percentage obtained by dividing (A) an amount equal to the Term Loan Exposure of that Lender, by (B) an amount equal to the aggregate Term Loan Exposure of all of the Lenders.

“Projections” as defined in Section 4.6.

“Public Lender” as defined in Section 5.1(o).

“Purchase Money Indebtedness” means Indebtedness of the Borrower or any Subsidiary incurred for the purpose of financing all or any part of the purchase price or cost of acquisition, repair, construction or improvement of property or assets used or useful in the business of the Borrower and the Subsidiaries, taken as a whole.

“Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Credit Party that has assets exceeding $10,000,000 at the time the relevant Guaranty or grant of the relevant security interest becomes effective with respect to such Swap Obligation or such other Person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another Person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Qualifying Term Loans” as defined in Section 2.25(c).

“Rate Contracts” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, interest rate options, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, forward foreign exchange transactions, currency swap transactions, cross-currency rate swap transactions, currency options, derivative transactions, insurance transactions, cap transactions, floor transactions, collar transactions, spot contracts, or any other similar transactions or any combination of any of the foregoing whether relating to interest rates, commodities, investments, securities, currencies or any other reference measure (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement. For the avoidance of doubt, the following shall not constitute Rate Contracts: (i) any incentive stock, stock options, phantom stock or similar agreements entered into with current or former directors, officers, employees or consultants of the Borrower, (ii) any stock option or warrant agreement for the purchase of Capital Stock of the Borrower, (iii) any agreement for the purchase of Capital Stock or Indebtedness (including convertible Indebtedness) of the Borrower pursuant to delayed delivery contracts, accelerated stock repurchase contracts, forward contracts (including prepaid forward contracts) or other similar derivatives, contracts or agreements and (iv) any of the foregoing to the extent it constitutes a derivative embedded in a convertible security issued by the Borrower.

“Real Estate Asset” means, at any time of determination, any interest (fee, leasehold or otherwise) then owned by any Credit Party in any real property.

“Recipient” means (a) the Administrative Agent or (b) any Lender, as applicable.

“Refinanced Indebtedness” means, (a) with respect to any Credit Agreement Refinancing Indebtedness, as defined in the definition thereof, (b) with respect to any Permitted Refinancing, as defined in the definition thereof and (c) with respect to any other refinancing, the obligations being refinanced.

“Refinancing Amendment” means an amendment to this Agreement in form and substance reasonably satisfactory to the Administrative Agent and the Borrower executed by each of (a) the Borrower, (b) the Administrative Agent and (c) each Additional Lender and Lender that agrees to provide any portion of the Credit Agreement Refinancing Indebtedness being incurred pursuant thereto, in accordance with Section 2.26.

“Refinancing Indebtedness” means, (a) with respect to any Term Loans, Credit Agreement Refinancing Indebtedness, (b) with respect to any Permitted Refinancing, as defined in the definition thereof and (c) with respect to any other refinancing, the new obligations being incurred the proceeds of which will be used to refinance other obligations.

“Refinancing Term Commitments” means one or more Classes of Term Loan Commitments hereunder that result from a Refinancing Amendment.

“Refinancing Term Loans” means one or more Classes of Term Loans that result from a Refinancing Amendment.

“Register” as defined in Section 2.7(b).

“Regulation D” means Regulation D of the Board of Governors, as in effect from time to time.

“Regulation FD” means Regulation FD as promulgated by the U.S. Securities and Exchange Commission under the Securities Act and Exchange Act as in effect from time to time.

“Related Fund” means, with respect to any Lender that is an investment fund, any other investment fund that invests in commercial loans and that is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“Related Person” means, with respect to any Person, each Affiliate of such Person and each director, officer, employee, partner, agent, trustee, representative, attorney, accountant and each insurance, environmental, legal, financial and other advisor and other consultants and agents of or to such Person or any of its Affiliates.

“Release” means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of any Hazardous Material into the indoor or outdoor environment (including the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Material).

“Remedial Action” means all actions required pursuant to applicable Environmental Laws to (a) clean up, remove, treat or in any other way address any Hazardous Material in the indoor or outdoor environment, (b) prevent or minimize any Release so that a Hazardous Material does not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment or (c) perform pre-remedial studies and investigations and post-remedial monitoring and care with respect to any Hazardous Material.

“Replacement Term Loan” as defined in Section 10.5(f)(ii).

“Repricing Transaction” shall mean (a) the incurrence by the Borrower or any Subsidiary of any Indebtedness (including any new or additional Term Loans under this Agreement, whether incurred directly or by way of the conversion of the Term Loans into a new tranche of replacement Term Loans under this Agreement) (i) having an All-In Yield that is less than the All-In Yield for the Initial Term Loans of the respective Type of Term Loan (as determined by the Administrative Agent), and (ii) the proceeds of which are used to prepay (or, in the case of a conversion, deemed to prepay or replace), in whole or in part, the outstanding principal of the Initial Term Loans or (b) any amendment, amendment and restatement or other modification to this Agreement, which effects a reduction in the All-In Yield applicable to the Initial Term Loans; provided that a Repricing Transaction shall not include any event described in clause (a) or (b) above that is consummated in connection with a Change of Control or Transformative Acquisition.

“Required Lenders” means, as of any date of determination, one or more of the Lenders having or holding Term Loan Exposure and representing more than 50% of the aggregate Term Loan Exposure of all of the Lenders.

“Required Prepayment Date” as defined in Section 2.15(e).

“Responsible Officer” means the chief executive officer, president or chief financial officer of the Borrower.

“Restricted Debt Payment” means any payment of principal (including in connection with any redemption, purchase, retirement, defeasance (including in substance or legal defeasance), sinking fund or similar payment) and, in the case of the Convertible Notes or Other Convertible Notes, and any cash settlement or other payments (other than scheduled payments) due in connection with the settlement, redemption, retirement or other discharge, in each case prior to the stated maturity or due date thereof, in each case, with respect to any Junior Financing; provided, for the avoidance of doubt, that neither (a) any payment of interest with respect to any Junior Financing nor (b) any conversion of debt or equity securities (including Convertible Notes or Other Convertible Notes) into, or settlement with, Capital Stock (other than Disqualified Capital Stock) shall constitute a Restricted Debt Payment.

“Restricted Equity Payment” means (a) any dividend or other distribution, direct or indirect, on account of any shares of any class of stock of the Borrower now or hereafter outstanding, except a dividend payable solely in Capital Stock of the Borrower (other than Disqualified Capital Stock); (b) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of stock of the Borrower now or hereafter outstanding, other than in exchange for Capital Stock of the Borrower (other than Disqualified Capital Stock); and (c) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of stock of the Borrower now or hereafter outstanding, other than in exchange for Capital Stock of the Borrower (other than Disqualified Capital Stock).

“Restricted Junior Payment” means any Restricted Equity Payment and any Restricted Debt Payment; provided, for the avoidance of doubt, that any payment of interest with respect to Convertible Notes or Other Convertible Notes shall not constitute a Restricted Junior Payment.

“S&P” means S&P Global Ratings, or any successor entity thereto.

“Sanctioned Country” means, at any time, any country or territory, or whose government is, the subject or target of any comprehensive economic or financial sanctions or trade embargoes under Anti-Terrorism Laws (including, but not limited to, the Crimea region of Ukraine, Cuba, Iran, North Korea, Sudan and Syria).

“SDN List” means the Specially Designated Nationals and Blocked Persons List maintained by OFAC.

“Secured Party” means the Administrative Agent, the Collateral Agent, each other Agent (including any former Agent), each Lender, each other Indemnitee solely to the extent of any outstanding claim under Section 10.2 or for Indemnified Liabilities of such Indemnitee pursuant to and in accordance with Section 10.3, each Secured Swap Provider and each Bank Product Provider.

“Secured Rate Contract” means any Rate Contract between the Borrower and/or any Subsidiary and the counterparty thereto, which has been provided by a Secured Swap Provider and entered into not for speculative purposes.

“Secured Swap Provider” means (A) an Agent or a Lender or an Affiliate of an Agent or a Lender (or a Person who was an Agent or a Lender or an Affiliate of an Agent or a Lender at the time of execution and delivery of a Rate Contract) who has entered into a Secured Rate Contract with the Borrower and/or any Subsidiary, and in the case of any such Affiliate, that has executed and delivered to the Administrative Agent a letter agreement in form and substance reasonably acceptable to the Administrative Agent pursuant to which such Affiliate of such Lender or Agent appoints the Administrative Agent and the Collateral Agent as agents under the applicable Credit Documents and (B)(I) Bank of America, N.A. or any of its Affiliates or branches or (II) any other bank, financial institution or other institutional lender or Affiliate or branch of a bank, financial institution or other institutional lender that, in each case, enters into a Secured Rate Contract with the Borrower or any Subsidiary and has executed and delivered a letter agreement in form and substance reasonably acceptable to the Administrative Agent, within 10 days following the later of the Closing Date or the date of execution and delivery such Secured Rate Contract by such Person, (a) appointing the Administrative Agent and the Collateral Agent as agents under the applicable Credit Documents as contemplated by Section 9.1(a), (b) describing the terms of the Secured Rate Contract and setting forth the expected maximum amount of the related obligations arising under such Secured Rate Contract that are to be secured by the Collateral and (c) agreeing to be bound by Sections 10.14, 10.15, 10.16 and 10.17 as if it were a Lender hereunder on the Closing Date.

“Securities” means any Capital Stock, voting trust certificates, certificates of interest or participation in any profit-sharing agreement or arrangement, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and any successor statute.

“Significant Subsidiary” of any Person, means any Subsidiary, or any group of Subsidiaries, of such Person, if taken together as a single entity, that would be a “significant subsidiary” of such Person within the meaning of Rule 1-02 of Regulation S-X promulgated by the Securities Exchange Commission, as such regulation is in effect on the Closing Date.

“Solvent” means, with respect to any Person, that as of the date of determination, (a) the fair value of the present assets of the Borrower and its Subsidiaries, taken as a whole, exceeds the debts (including contingent liabilities) of the Borrower and its Subsidiaries, taken as a whole, (b) the present fair saleable value of the assets of the Borrower and its Subsidiaries, taken as a whole, is not less than the amount that will be required to pay the probable liabilities (including contingent liabilities) of the Borrower and its Subsidiaries, taken as a whole, on their debts as such debts become absolute and matured, (c) the Borrower and the Subsidiaries, taken as a whole, are able to pay their debts (including current obligations and contingent liabilities) as such debts and liabilities become absolute and matured and do not intend to incur, or believe they will incur, debts (including current obligations and contingent liabilities) beyond their ability to pay such debts and liabilities as they mature in the ordinary course of business, and (d) the capital of the Borrower and its Subsidiaries, taken as a whole, is not unreasonably small in relation to the business of the Borrower or its Subsidiaries, taken as a whole, contemplated as of such date. For the purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).

“SPC” as defined in Section 10.6(k).

“Specified Representations” means the representations and warranties set forth in Sections 4.1(a), 4.1(b)(ii), 4.1(b)(iii), 4.2, 4.3(a)(i)(1), 4.4, 4.12, 4.13, 4.16, 4.17(b) (solely as it relates to the PATRIOT Act), 4.19 and 4.20 (solely as it relates to Sections 2.6(b) and (c)).

“Specified Transaction” means any Permitted Acquisition, any permitted Investment or other acquisition (including acquisition of a line of business), any issuance, incurrence, assumption, guarantee, redemption or permanent repayment of indebtedness (including indebtedness issued, incurred or assumed as a result of, or to finance, any relevant transaction), the creation of any Lien, any designation or re-designation of an “Unrestricted Subsidiary,” any merger or other fundamental change, all sales, transfers and other dispositions of any Subsidiary, line of business or division or any Restricted Junior Payment.

“Statutory Reserves” means, for any day during any Interest Period for any Eurodollar Rate Loan, the aggregate maximum rate (expressed as a decimal) at which reserves (including any marginal, supplemental, special or emergency reserves) are required to be maintained with respect thereto during such Interest Period under regulations issued by the Board of Governors against Eurocurrency funding liabilities (currently referred to as “Eurocurrency liabilities” (as such term is used in Regulation D)). Such reserves shall include those imposed under Regulation D. Eurodollar Rate Loans will be deemed to constitute “Eurodollar Liabilities” (as defined in Regulation D) and to be subject to such reserve requirements without benefit of or credit for proration, exceptions or offsets which may be available from time to time to any Lender under Regulation D.

“Subordinated Debt” means, collectively, any Incremental Equivalent Debt, Permitted Ratio Debt or other Indebtedness, in each case permitted to be incurred hereunder, that is subject to a Subordination Agreement made by the holders or lenders of such Indebtedness (or a Debt Representative with respect thereto) with respect to the Obligations. For the avoidance of doubt, no Indebtedness will be construed to be Subordinated Debt due to the fact that such Indebtedness is unsecured or secured by Liens that rank junior in priority to any other Liens.

“Subordination Agreement” means, collectively, each agreement with respect to Indebtedness (other than the Obligations) that provides that such Indebtedness is expressly subordinated in right of payment to the payment of the Obligations. For the avoidance of doubt, neither the subordination of the priority of any Lien securing any Indebtedness (other than the Obligations), nor the fact that any Indebtedness is unsecured, shall be construed to be the subordination of such Indebtedness in right of payment to the Obligations.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association, joint venture or other business entity of which more than 50% of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof; provided that in determining the percentage of ownership interests of any Person controlled by another Person, no ownership interest in the nature of a “qualifying share” of the former Person will be deemed to be outstanding. For purposes of this Agreement, except to the extent expressly stated otherwise, (a) references to any “Subsidiary” will mean a Subsidiary of the Borrower and (b) with respect to the Borrower or any of its direct or indirect subsidiaries, references to “Subsidiary” will not include any Unrestricted Subsidiary; provided, however, that for purposes of all representations and warranties, negative covenants, affirmative covenants and event of default provisions solely with respect to matters related to Anti-Terrorism Laws and Anti-Corruption Laws (including, but not limited to, Sections 2.6(c), 4.17(b), 4.17(c), 5.1(k), 5.7 and 5.8 (solely to the extent of any portion of such provisions relate to Anti-Terrorism Laws and Anti-Corruption Laws)), references to “Subsidiary” will include all Unrestricted Subsidiaries.

“Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Swap Termination Value” means, in respect of any one or more Rate Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Rate Contracts, (a) for any date on or after the date such Rate Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Rate Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Rate Contracts (which may include a Lender or any Affiliate of a Lender).

“Target Person” as defined in Section 6.6(5).

“Tax” means any present or future tax, levy, impost, duty, assessment, charge, fee, deduction or withholding (including backup withholding) of any nature and whatever called, levied, collected, withheld or assessed by any Governmental Authority, together with any interest thereon, additions to tax or penalties imposed with respect thereto.

“Term Lender” means a Lender with a Term Loan Commitment or an outstanding Term Loan.

“Term Loan” means, individually and collectively, the Initial Term Loans, the Incremental Term Loans, if any, Extended Term Loans, if any, and Refinancing Term Loans, if any.

“Term Loan Commitment” means, collectively, the Initial Term Loan Commitments, the Incremental Term Loan Commitments (if any) and commitments to make Refinancing Term Loans, if any, and Extended Term Loans, if any.

“Term Loan Exposure” means, with respect to any Lender, as of any date of determination, the outstanding principal amount of the Term Loans of such Lender; provided that, at any time prior to the making of the Term Loans, the Term Loan Exposure of any Lender will be equal to such Lender’s Term Loan Commitment.

“Term Loan Maturity Date” means (a) for the Initial Term Loans, the earlier of (i) the seventh anniversary of the Closing Date, as extended in accordance with this Agreement from time to time, and (ii) the date that all such Initial Term Loans become due and payable in full hereunder, whether by acceleration or otherwise; (b) for any Incremental Term Loans, the earlier of (i) the date identified in the applicable Incremental Amendment, as extended in accordance with this Agreement from time to time, and (ii) the date that all such Incremental Term Loans become due and payable in full hereunder, whether by acceleration or otherwise; (c) for any Extended Term Loans, the earlier of (A) the final maturity date as specified in the applicable Extension Amendment and (B) the date such Extended Term Loans become due and payable in full hereunder, whether by acceleration or otherwise, (iv) with respect to any Refinancing Term Loans, the earlier of (A) the final maturity date as specified in the applicable Refinancing Amendment and (B) the date such Refinancing Term Loans become due and payable in full hereunder, whether by acceleration or otherwise.

“Term Loan Note” means a promissory note in the form of Exhibit B, as it may be amended, supplemented or otherwise modified from time to time.

“Terminated Lender” as defined in Section 2.23.

“Termination Conditions” means that the Term Loan Commitments have been terminated, the principal of and interest on each Term Loan, all fees and all other expenses or amounts payable under any Credit Document (other than amounts in respect of indemnification, expense reimbursement, yield protection or tax gross-up and contingent obligations, in each case that are not then owing or with respect to which no claim has been made) have been paid in full.

“Test Period” in effect at any time means the most recent period of four consecutive Fiscal Quarters of the Borrower ended on or prior to such time (taken as one accounting period) in respect of which financial statements for each quarter or fiscal year in such period have been or are required to be delivered pursuant to Section 5.1(a) or (b), as applicable; provided that, prior to the first date that financial statements have been or are required to be delivered pursuant to Section 5.1(a) or (b), the Test Period in effect will be the period of four consecutive Fiscal Quarters of the Borrower ended September 30, 2018. A Test Period may be designated by reference to the last day thereof (i.e., the “June 30, 2018 Test Period” refers to the period of four consecutive Fiscal Quarters ended on June 30, 2018) or by reference to the applicable fiscal period (i.e., references to the “Q4-2018 Test Period” and the “Fiscal Year 2018 Test Period” also both refer to the period of four consecutive Fiscal Quarters ended on June 30, 2018), and a Test Period will be deemed to end on the last day thereof.

“Total Net Leverage Ratio” means, as of any date, the ratio of (a) Consolidated Total Debt as of such date, minus Unrestricted Cash (not to exceed $100,000,000) as of such date to (b) LTM Consolidated Adjusted EBITDA, all of the foregoing determined on a Pro Forma Basis.

“Transaction Costs” means the fees, costs and expenses paid or payable by the Borrower or the Subsidiaries in connection with the Transactions paid on or about the Closing Date.

“Transactions” means the Initial Credit Extension, the consummation of the Acquisition on the Closing Date, the payment of the Transaction Costs, and the other transactions consummated (or to be consummated) on or about the Closing Date.

“Transformative Acquisition” means any merger, acquisition, Investment, dissolution, liquidation, consolidation or disposition, in any such case by the Borrower or any Subsidiary that is either (a) not permitted by the terms of any Credit Document immediately prior to the consummation of such transaction or (b) if permitted by the terms of the Credit Documents immediately prior to the consummation of such transaction, would not provide the Borrower and the Subsidiaries with adequate flexibility under the Credit Documents for the continuation and/or expansion of their combined operations following such consummation, as reasonably determined by the Borrower acting in good faith.

“Type of Term Loan” means a Base Rate Loan or a Eurodollar Rate Loan.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided that if by reason of mandatory provisions of law, the perfection, the effect of perfection or non-perfection or the priority of the security interests of the Collateral Agent in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than New York, the term “UCC” means the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

“Unrestricted Cash” means the sum of the aggregate amount of cash and Cash Equivalents held in accounts of the Borrower and the Subsidiaries reflected in the combined consolidated balance sheet of the Borrower and the Subsidiaries to the extent that (a) it would not appear as “restricted” on the combined consolidated balance sheet of the Borrower and the Subsidiaries (unless such appearance is related to the Credit Documents (or the Liens created thereunder)), (b) it is not subject to any Lien (other than Permitted Liens) in favor of any Person other than the Collateral Agent for the benefit of the Secured Parties or (c) for purposes of calculating any of the First Lien Net Leverage Ratio or the Total Net Leverage Ratio, it does not represent the cash proceeds of any Indebtedness then being incurred.

“Unrestricted Subsidiary” means, as of any date, collectively and individually, any direct or indirect subsidiary (determined in accordance with the definition of “Subsidiary” but without giving effect to clause (b) of the last sentence thereof) of the Borrower identified by the Borrower in writing to the Administrative Agent as being an “Unrestricted Subsidiary” pursuant to Section 5.13; provided that (a) except to the extent provided in Section 5.13, no Subsidiary may be designated (or re-designated) as an Unrestricted Subsidiary, (b) no Subsidiary designated as an Unrestricted Subsidiary and thereafter re-designated as a Subsidiary be subsequently re-designated as an Unrestricted Subsidiary and (c) no Person may be designated as an “Unrestricted Subsidiary” if such Person is not an “Unrestricted Subsidiary” or is a “Guarantor” under any agreement, document or instrument evidencing any Incremental Equivalent Debt, Credit Agreement Refinancing Indebtedness or other Material Indebtedness of the Borrower or any of its Subsidiaries, or any Permitted Refinancing in respect of the foregoing, or has otherwise guaranteed or given assurances of payment or performance under or in respect of any such Indebtedness. For purposes of calculating Investments permitted under Section 6.6, (i) the designation of any Subsidiary as an “Unrestricted Subsidiary” will constitute an Investment in an amount equal to the fair market value of such Subsidiary, determined as of the date of such designation by the Borrower in its good faith and reasonable business judgment and (ii) the aggregate amount of all Investments permitted to be made in all “Unrestricted Subsidiaries” will be limited as provided in Section 6.6. The designation of any Unrestricted Subsidiary as a Subsidiary shall constitute the incurrence at the time of designation of any Indebtedness or Liens of such Subsidiary existing at such time and (except for purposes of the calculation of a return on Investment pursuant to clause (vi) of the definition of Available Amount) a return on any Investment by the Borrower in Unrestricted Subsidiaries pursuant to the preceding sentence in an amount equal to the fair market value as determined by the Borrower in good faith at the date of such designation of the Borrower’s or its Subsidiary’s (as applicable) Investment in such Subsidiary. On the Closing Date, immediately after giving effect to the Transactions, there are no Unrestricted Subsidiaries.

“U.S.” or “United States” means United States of America.

“U.S. Lender” means each Lender that is a United States person as defined in Section 7701(a)(30) of the Internal Revenue Code.

“Voting Capital Stock” means, with respect to any Person, shares of such Person’s Capital Stock having the right to vote for the election of directors of such Person and any other Capital Stock of such Person (including, for this purpose, any voting Indebtedness or other voting instrument that is treated as equity for U.S. federal income tax purposes) treated as voting stock for purposes of Treasury Regulation Section 1.956-2(c)(2).

“Waivable Mandatory Prepayment” as defined in Section 2.15(e).

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then outstanding principal amount of such Indebtedness; provided that, for the avoidance of doubt, clause (i) shall not include any payment (whether in cash, securities or other property) on account of the redemption, repurchase, conversion or settlement with respect to any securities that are convertible into, redeemable or exchangeable for Capital Stock as a result of a change of control or other fundamental change or any early conversion in accordance with the terms of such convertible securities.

“wholly-owned” means, with respect to a Subsidiary of a Person, a Subsidiary of such Person all of the outstanding Capital Stock of which (other than (x) director’s qualifying shares and (y) shares issued to foreign nationals to the extent required by applicable Law) are owned by such Person and/or by one or more wholly owned Subsidiaries of such Person.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

1.2 Accounting Terms. Except as otherwise expressly provided herein, all accounting terms not otherwise defined herein will have the meanings assigned to them in conformity with GAAP. Financial statements and other information required to be delivered by the Borrower to the Lenders pursuant to Sections 5.1(a) and 5.1(b) will be prepared in accordance with GAAP as in effect at the time of such preparation (and delivered together with the reconciliation statements provided for in Section 5.1(f), if applicable). If at any time any change in GAAP would affect the computation of any financial ratio or financial requirement, or compliance with any covenant, set forth in any Credit Document, and either the Borrower or the Required Lenders will so request, the Administrative Agent, the Lenders and the Borrower will negotiate in good faith to amend such ratio, requirement or covenant to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that until so amended, (a) such ratio, requirement or covenant will continue to be computed in accordance with GAAP prior to such change therein and (b) the Borrower will provide to the Administrative Agent and the Lenders reconciliation statements to the extent provided in Section 5.1(f), if applicable. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein will be construed, and all computations of amounts and ratios referred to in Section 5 and Section 6 will be made, without giving effect to any election under Accounting Standards Codification 825-10 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other Liabilities of any Credit Party or any Subsidiary of any Credit Party at “fair value.” Subject to the foregoing, calculations in connection with the definitions, covenants and other provisions hereof may utilize accounting principles and policies in conformity with those used to prepare the Historical Financial Statements, including those identified as exceptions to generally accepted accounting principles in the definition of “GAAP.”

1.3 Interpretation, etc. Any of the terms defined herein may, unless the context otherwise requires, be used in the singular or the plural, depending on the reference. References to “hereof” or “herein” mean of or in this Agreement, as applicable. References herein to any Section, Appendix, Schedule or Exhibit will be to a Section, an Appendix, a Schedule or an Exhibit, as the case may be, hereof unless otherwise specifically provided. The use herein of the word “include” or “including,” when following any general statement, term or matter, will not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation” or “but not limited to” or words of similar import) is used with reference thereto, but rather will be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter. The terms lease and license will include sub-lease and sub-license, as applicable. Unless the context requires otherwise, any definition of or reference to any agreement, instrument or other document (including any Organizational Document) will be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Credit Document). Any reference herein to any Person will be construed to include such Person’s successors and permitted assigns. The words “asset” and “property” will be construed to have the same meaning and effect. The word “will” shall be construed to have the same meaning and effect as the word “shall.” Any reference to any law or regulation will (i) include all statutory and regulatory provisions consolidating, replacing or interpreting or supplementing such law or regulation and (ii) unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time. This Section 1.3 will apply, mutatis mutandis, to all Credit Documents.

1.4 Certifications. Any certificate or other writing required hereunder or under any other Credit Document to be certified by any officer or other authorized representative of any Person will be deemed to be executed and delivered by such officer or other authorized representative solely in such individual’s capacity as an officer or other authorized representative of such Person and not in such officer’s or other authorized representative’s individual capacity.

1.5 Limited Condition Acquisitions. Notwithstanding anything in this Agreement or any Credit Document to the contrary, when (a)(i) calculating any applicable ratio or the use of any basket (including baskets measured as a percentage of LTM Consolidated Adjusted EBITDA), (ii) determining the accuracy of the representations and warranties set forth in Section 4 hereof or (iii) determining satisfaction of any conditions precedent, or (b) determining compliance with any provision that requires that no Default or Event of Default has occurred, is continuing or would result therefrom, in the case of each of clauses (a) and (b) in connection with a Limited Condition Acquisition, the date of determination of such ratio and determination of such compliance will, at the option of the Borrower (the Borrower’s election to exercise such option in connection with any Limited Condition Acquisition, an “LCA Election”), be deemed to be the date the definitive agreements for such Limited Condition Acquisition are entered into (the “LCA Test Date”). If on a Pro Forma Basis after giving effect to such Limited Condition Acquisition and any other Specified Transactions to be entered into in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) calculated as if such Limited Condition Acquisition or other transactions had occurred at the beginning of the most recently ended Test Period ending prior to the LCA Test Date for which financial statements are delivered (or were required to have been delivered), the Borrower could have taken such action on the relevant LCA Test Date in compliance with the applicable ratios, then such provisions will be deemed to have been complied with. For the avoidance of doubt, (i) if any of such ratios are exceeded as a result of fluctuations in such ratio (including due to fluctuations in LTM Consolidated Adjusted EBITDA, Consolidated Adjusted EBITDA or Consolidated Current Assets) at or prior to the consummation of the relevant Limited Condition Acquisition, such ratios and other provisions will not be deemed to have been exceeded as a result of such fluctuations solely for purposes of determining whether the Limited Condition Acquisition is permitted hereunder and (ii) such ratios and compliance with such conditions will not be tested at the time of consummation of such Limited Condition Acquisition or related Specified Transactions. If the Borrower has made an LCA Election for any Limited Condition Acquisition, then in connection with any subsequent calculation of any ratio or basket availability with respect to any other Specified Transaction on or following the relevant LCA Test Date and prior to the earlier of the date on which such Limited Condition Acquisition is consummated or the date that the definitive agreement for such Limited Condition Acquisition is terminated or expires without consummation of such Limited Condition Acquisition, any such ratio or basket will be calculated and tested (x) assuming such Limited Condition Acquisition and other transactions in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof and the use of cash which would have otherwise constituted Unrestricted Cash for the purpose of calculating any applicable ratio) have not been consummated and (y) on a Pro Forma Basis assuming such Limited Condition Acquisition and other transactions in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof and the use of cash which would have otherwise constituted Unrestricted Cash for the purpose of calculating any applicable ratio) have been consummated, until such time as the applicable Limited Condition Acquisition has actually closed or the definitive agreement with respect thereto has been terminated or expires.

SECTION 2. LOANS

2.1 Term Loans.

Subject to the terms and conditions hereof, each Lender identified on Appendix A hereto severally agrees to make, on the Closing Date, an Initial Term Loan to the Borrower in an amount equal to such Lender’s Initial Term Loan Commitment as of such date; provided that the Borrower will deliver to Administrative Agent on behalf of the Lenders a fully executed Funding Notice no later than 11:00 a.m. (New York City time) at least one (1) Business Day in advance of the proposed funding date (in the case of a Base Rate Loan) or at least three (3) Business Days in advance of the proposed funding date (in the case of a Eurodollar Rate Loan), and in any case which Funding Notice may be conditional on consummation of the Acquisition. The Borrower may make only one borrowing under the Initial Term Loan Commitment, which will be on the Closing Date. Any amount borrowed under this Section 2.1 and subsequently repaid or prepaid may not be reborrowed. Subject to Sections 2.12, 2.13 and 2.14, all amounts owed hereunder with respect to the Initial Term Loans will be paid in full no later than the Term Loan Maturity Date. Each Lender’s Initial Term Loan Commitment shall terminate immediately and without further action on the Closing Date after giving effect to the funding of such Lender’s Initial Term Loan Commitment on such date.

2.2 [Reserved].

2.3 [Reserved].

2.4 [Reserved].

2.5 Pro Rata Shares; Availability of Funds.

(a) Pro Rata Shares. All Term Loans will be made by the Lenders simultaneously and proportionately to their respective Pro Rata Shares. No Lender will be responsible for any default by any other Lender in such other Lender’s obligation to make a Term Loan requested hereunder nor will any Term Loan Commitment of any Lender be increased or decreased as a result of a default by any other Lender in such other Lender’s obligation to make a Term Loan requested hereunder.

(b) Availability of Funds. Unless the Administrative Agent will have been notified by any Lender prior to the applicable Credit Date that such Lender does not intend to make available to the Administrative Agent the amount of such Lender’s Term Loan requested on such Credit Date, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such Credit Date and the Administrative Agent may, in its sole discretion, but will not be obligated to, make available to the Borrower a corresponding amount on such Credit Date. If such corresponding amount is not in fact made available to the Administrative Agent by such Lender, the Administrative Agent will be entitled to recover such corresponding amount on demand from such Lender together with interest thereon, for each day from such Credit Date until the date such amount is paid to the Administrative Agent, at the customary rate set by the Administrative Agent for the correction of errors among banks for three (3) Business Days and thereafter at the Base Rate. If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent will promptly notify the Borrower and the Borrower will immediately pay such corresponding amount to the Administrative Agent together with interest thereon, for each day from such Credit Date until the date such amount is paid to the Administrative Agent, at the rate payable hereunder for Base Rate Loans for such Class of Term Loans. Nothing in this Section 2.5(b) will be deemed to relieve any Lender from its obligation to fulfill its Term Loan Commitments hereunder or to prejudice any rights that the Borrower may have against any Lender as a result of any default by such Lender hereunder.

2.6 Use of Proceeds.

(a) The proceeds of the Initial Term Loans will be used to consummate the Transactions.

(b) No portion of the proceeds of or draws related to any Credit Extension will be used to purchase or carry Margin Stock or in any manner that causes or would reasonably be expected to cause such Credit Extension or the application of such proceeds to violate Regulation T, Regulation U or Regulation X of the Board of Governors or any other regulation thereof or to violate the Exchange Act.

(c) No Credit Party, nor any of its Controlled Entities or any of their respective directors and officers, will directly or indirectly use any part of any proceeds of any Credit Extension or lend, contribute, or otherwise make available such proceeds to any Person (i) to fund or facilitate any activities or business of or with any Person that, at the time of such funding or facilitation, is the subject or the target of Anti-Terrorism Laws, (ii) to fund or facilitate any activities or business of or in any Sanctioned Country except to the extent authorized or permissible for a Person required to comply with Anti-Terrorism Laws or (iii) in any other manner that would reasonably be expected to result in a violation by any Person of Anti-Terrorism Law. No part of the proceeds of any Credit Extension will be used, directly or, to the knowledge of any Credit Party or any of its Controlled Entities or Subsidiaries, indirectly, for any payments to any Government Official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of Anti-Corruption Laws.

2.7 Evidence of Debt; Register; Disqualified Lender List; Term Loan Notes.

(a) Evidence of Debt. Each Lender will maintain on its internal records an account or accounts evidencing the Indebtedness of the Borrower to such Lender, including the amounts of the Term Loans made by it and each repayment and prepayment in respect thereof. Any such recordation will be conclusive and binding on the Borrower, absent manifest error; provided that failure to make any such recordation, or any error in such recordation, will not affect any Lender’s Term Loan Commitments or the Borrower’s Obligations in respect of any applicable Term Loans; and provided further, in the event of any inconsistency between the Register and any Lender’s records, the recordations in the Register will govern.

(b) Register. The Administrative Agent will maintain a register for the recordation of the names and addresses of the Lenders and the Term Loans of each Lender from time to time (the “Register”). The Register will be available for inspection by the Borrower or any Lender (with respect to any entry relating to such Lender’s Term Loans) at any reasonable time from time to time upon reasonable prior notice. The Administrative Agent will record in the Register the Term Loans, the principal amounts (and stated interest) of the Term Loans owing to, each Lender pursuant to the terms hereof from to time and each repayment or prepayment in respect of the principal amount of the Term Loans, and any such recordation will be conclusive and binding on the Borrower and each Lender, absent manifest error; provided that failure to make any such recordation, or any error in such recordation, will not affect the Borrower’s Obligations in respect of any Term Loan. The Borrower hereby designates the Administrative Agent to serve as the Borrower’s agent solely for purposes of maintaining the Register as provided in this Section 2.7, and the Borrower hereby agrees that, to the extent the Administrative Agent serves in such capacity, the Administrative Agent and its officers, directors, employees, agents and affiliates will constitute “Indemnitees.”

(c) Disqualified Lender List. The list of Disqualified Lenders will be available to the Lenders and other Agents upon written request to the Borrower and the Administrative Agent. The parties to this Agreement hereby acknowledge and agree that the Administrative Agent will not be deemed to be in default under this Agreement or to have any duty or responsibility or to incur any liabilities as a result of a breach of this Section 2.7(c), nor will the Administrative Agent have any duty, responsibility or liability to monitor or enforce assignments, participations or other actions in respect of Disqualified Lenders, inquire as to whether any Person is a Disqualified Lender or otherwise take (or omit to take) any action with respect thereto.

(d) Term Loan Notes. If so requested by any Lender by written notice to the Borrower (with a copy to the Administrative Agent) at least two (2) Business Days prior to the Closing Date, or at any time thereafter, the Borrower will execute and deliver to such Lender (and/or, if applicable and if so specified in such notice, to any Person who is an assignee of such Lender pursuant to Section 10.6) on the Closing Date (or, if such notice is delivered after the date that is three (3) Business Days prior to the Closing Date, promptly after the Borrower’s receipt of such notice) a Term Loan Note or Term Loan Notes to evidence such Lender’s Term Loan.

2.8 Interest on Loans.

(a) Except as otherwise set forth herein, each Class of Term Loans will bear interest on the unpaid principal amount thereof from the date made through repayment (whether by acceleration or otherwise) thereof as follows:

Class of Term Loans	Interest
Initial Term Loans that are Base Rate Loans	Base Rate plus the Applicable Margin

Initial Term Loans that are Eurodollar Rate Loans	Eurodollar Rate plus the Applicable Margin

Incremental Term Loans, Extended Term Loans or Refinancing Term Loans that are Base Rate Loans	Base Rate plus the applicable margin set forth in the applicable Incremental Amendment, Extension Amendment or Refinancing Amendment.

Incremental Term Loans, Extended Term Loans or Refinancing Term Loans that are Eurodollar Rate Loans	Eurodollar Rate plus the applicable margin set forth in the applicable Incremental Amendment, Extension Amendment or Refinancing Amendment.

(b) The basis for determining the rate of interest with respect to any Term Loan, and the Interest Period with respect to any Eurodollar Rate Loan, will be selected by the Borrower and notified to the Administrative Agent and the Lenders pursuant to the applicable Funding Notice or Conversion/Continuation Notice, as the case may be. If on any day a Term Loan is outstanding with respect to which a Funding Notice or Conversion/Continuation Notice has not been delivered to the Administrative Agent in accordance with the terms hereof specifying the applicable basis for determining the rate of interest, then for that day such Term Loan will be a Base Rate Loan.

(c) In connection with Eurodollar Rate Loans there will be no more than five (5) Interest Periods outstanding at any time (unless otherwise agreed by the Administrative Agent). In the event the Borrower fails to specify between a Base Rate Loan or a Eurodollar Rate Loan in the applicable Funding Notice or Conversion/Continuation Notice, such Term Loan (if outstanding as a Eurodollar Rate Loan) will be automatically converted into a Base Rate Loan on the last day of the then-current Interest Period for such Term Loan (or if outstanding as a Base Rate Loan will remain as, or (if not then outstanding) will be made as, a Base Rate Loan). In the event the Borrower fails to specify an Interest Period for any Eurodollar Rate Loan in the applicable Funding Notice or Conversion/Continuation Notice, the Borrower will be deemed to have selected an Interest Period of one month. As soon as practicable after 10:00 a.m. (New York City time) on each Interest Rate Determination Date, the Administrative Agent will determine (which determination will, absent manifest error, be final, conclusive and binding upon all parties) the interest rate that will apply to the Eurodollar Rate Loans for which an interest rate is then being determined for the applicable Interest Period and will promptly give notice thereof (in writing or by telephone confirmed in writing) to the Borrower and each Lender.

(d) Interest payable pursuant to Section 2.8(a) will be computed (i) in the case of Base Rate Loans with the Base Rate determined pursuant to subclause (a) of the definition of “Base Rate”, on the basis of a 365-day year (or 366-day year, in the case of a leap year), (ii) in the case of Base Rate Loans with the Base Rate determined pursuant to subclause (b) or (c) of the definition of “Base Rate”, on the basis of a 360-day year and (iii) in the case of Eurodollar Rate Loans, on the basis of a 360-day year, in each case for the actual number of days elapsed in the period during which it accrues. In computing interest on any Term Loan, the date of the making of such Term Loan or the first day of an Interest Period applicable to such Term Loan or, with respect to a Base Rate Loan being converted from a Eurodollar Rate Loan, the date of conversion of such Eurodollar Rate Loan to such Base Rate Loan, as the case may be, will be included, and the date of payment of such Term Loan or the expiration date of an Interest Period applicable to such Term Loan or, with respect to a Base Rate Loan being converted to a Eurodollar Rate Loan, the date of conversion of such Base Rate Loan to such Eurodollar Rate Loan, as the case may be, will be excluded; provided that if a Term Loan is repaid on the same day on which it is made, one day’s interest will be paid on that Term Loan.

(e) Except as otherwise set forth herein, interest on each Term Loan will accrue on a daily basis and be payable in arrears (i) on each Interest Payment Date applicable to that Term Loan; (ii) any prepayment of that Term Loan, whether voluntary or mandatory, to the extent accrued on the amount being prepaid; and (iii) at maturity, including final maturity and, after such maturity (or termination), on each date on which demand for payment is made.

2.9 Conversion/Continuation.

(a) Subject to Section 2.18 and so long as no Default or Event of Default will have occurred and then be continuing, the Borrower will have the option:

(i) to convert at any time all or any part of any Term Loan equal to $100,000 and integral multiples of $50,000 in excess of that amount from one Type of Term Loan to another Type of Term Loan; provided that a Eurodollar Rate Loan may only be converted on the expiration of the Interest Period applicable to such Eurodollar Rate Loan unless the Borrower will pay all amounts due under Section 2.18 in connection with any such conversion; or

(ii) upon the expiration of any Interest Period applicable to any Eurodollar Rate Loan, to continue all or any portion of such Term Loan equal to $100,000 and integral multiples of $50,000 in excess of that amount as a Eurodollar Rate Loan.

(b) The Borrower will deliver a Conversion/Continuation Notice to the Administrative Agent by Electronic Transmission no later than 11:00 a.m. (New York City time) at least one (1) Business Day in advance of the proposed conversion date (in the case of a conversion to a Base Rate Loan) and at least three (3) Business Days in advance of the proposed conversion/continuation date (in the case of a conversion to, or a continuation of, a Eurodollar Rate Loan). Except as otherwise provided herein, a Conversion/Continuation Notice for conversion to, or continuation of, any Eurodollar Rate Loans will be irrevocable on and after the related Interest Rate Determination Date, and the Borrower will be bound to effect a conversion or continuation in accordance therewith.

2.10 Default Interest. Upon the occurrence and during the continuance of an Event of Default under Section 8.1(a), (f) or (g), the overdue principal amount of any Term Loans and, to the extent permitted by applicable law and due and owing, any overdue interest payments on the Term Loans and any other overdue fees and other overdue amounts, will bear interest (including post-petition interest in any proceeding under the Bankruptcy Code or other applicable bankruptcy laws) from the date of such Event of Default, payable on demand, at a rate that is 2.00% per annum in excess of the interest rate otherwise payable hereunder with respect to the applicable Term Loans (or, in the case of any such fees and other amounts, at a rate which is 2.00% per annum in excess of the interest rate otherwise payable hereunder for Initial Term Loans outstanding as Base Rate Loans); provided that in the case of any overdue principal or interest with respect to Eurodollar Rate Loans, upon the expiration of the Interest Period in effect at the time any the increase in interest rate is effective, such Eurodollar Rate Loans will thereupon become Base Rate Loans and thereafter such overdue principal or interest, as applicable, will bear interest payable upon demand at a rate that is 2.00% per annum in excess of the interest rate otherwise payable hereunder for such Base Rate Loans. Payment or acceptance of the increased rates of interest provided for in this Section 2.10 is not a permitted alternative to timely payment and will not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of the Administrative Agent or any Lender.

2.11 Call Protection.

(a) Call Protection. At the time of the effectiveness of any Repricing Transaction that is consummated during the period from the Closing Date to the six month anniversary of the Closing Date, the Borrower agrees to pay to the Administrative Agent, for the ratable account of each Lender with Initial Term Loans that are either repaid, converted or subjected to a pricing reduction or amendment (including the Term Loans of any Non-Consenting Lender replaced pursuant to Section 2.23 in connection with such conversion or amendment), in each case, in connection with such Repricing

Transaction, a fee in an amount equal to 1.00% of (x) in the case of a Repricing Transaction described in clause (a) of the definition thereof, the aggregate principal amount of all Initial Term Loans prepaid (or converted) in connection with such Repricing Transaction and (y) in the case of a Repricing Transaction described in clause (b) of the definition thereof, the aggregate principal amount of all Initial Term Loans outstanding on such date that are subject to an effective pricing reduction pursuant to such Repricing Transaction. Such fees shall be earned, due and payable upon the date of the effectiveness of such Repricing Transaction.

(b) All fees referred to in Section 2.11(a) will be calculated on the basis of a 360-day year and the actual number of days elapsed.

(c) In addition to the foregoing fees, the Borrower agrees to pay to Agents such other fees in the amounts and at the times separately agreed upon.

(d) Once paid, none of the foregoing fees will be refundable under any circumstances.

2.12 Scheduled Payments.

(a) The Borrower will repay to the Administrative Agent for the ratable account of the Lenders:

(i) on the last Business Day of each Fiscal Quarter (commencing with the Fiscal Quarter ending March 30, 2019, which is the first full Fiscal Quarter after the Closing Date) an aggregate principal amount equal to 0.25% of the original aggregate principal amount of all Initial Term Loans outstanding on the Closing Date (which, for the avoidance of doubt, is $1,250,000 per calendar quarter, subject to adjustment as provided in clause (c) below), and

(ii) on the Term Loan Maturity Date, the aggregate principal amount of all Initial Term Loans outstanding on such date.

(b) In the event any Incremental Term Loans, Extended Term Loans or Refinancing Term Loans are made, such Incremental Term Loans, Extended Term Loans or Refinancing Term Loans will be repaid in such installments as may be set forth in the applicable Incremental Amendment, Extension Amendment or Refinancing Amendment, as applicable.

(c) Notwithstanding the foregoing clauses (a) and (b):

(i) any installment payments contemplated by clause (a) or (b) above will be reduced in direct order of maturity by the amount of any voluntary or mandatory prepayments of the Term Loans in accordance with Sections 2.13, 2.14 and 2.15, as applicable, or any Discounted Prepayments of the Term Loans in accordance with Section 2.25 or 10.6(j);

(ii) the rate of amortization (or the amount of any installment) with respect to any Class of Term Loans may be increased (and the provisions of clause (a)(i) or the applicable Incremental Amendment, Extension Amendment or Refinancing Amendment may be amended accordingly) without the consent of the Lenders or the Administrative Agent in connection with the incurrence of any subsequent Incremental Term Loans, Extended Term Loans or Refinancing Term Loans that also comprise part of such Class of Term Loans; and

(iii) the Term Loans of a given Class, together with all other amounts owed hereunder with respect thereto, will, in any event, be paid in full no later than the applicable Term Loan Maturity Date.

2.13 Voluntary Prepayments. Any time and from time to time, with respect to any Type of Term Loan, the Borrower may prepay the Term Loans, in whole or in part, on any Business Day in whole or in part, in an aggregate minimum amount of and integral multiples in excess of that amount (or, in each case, if less the entire amount thereof), and upon prior written notice given to the Administrative Agent, by 12:00 noon (New York City time) on the applicable date indicated below, in each case, as set forth in the following table:

Type of Term Loans	Minimum Amount	Integral Multiple	Prior Notice
Base Rate Loans	$100,000	$50,000	One Business Day
Eurodollar Rate Loans	$100,000	$50,000	Three Business Days

Any amounts received after such time on such date will be deemed to have been received on the next succeeding Business Day. Upon the giving of any such notice, the principal amount of the Term Loans specified in such notice will become due and payable without premium or penalty (except as set forth in Section 2.11 and subject to Section 2.18(c)) on the prepayment date specified therein; provided that such notice may be conditioned on receiving the proceeds necessary for such prepayment in a refinancing or otherwise. Any such voluntary prepayment will be applied as specified in Section 2.15(a). The foregoing provisions will not apply with respect to any Discounted Prepayment governed by Section 2.25.

2.14 Mandatory Prepayments/Commitment Reductions.

(a) Asset Sales. No later than the fifth Business Day following the date of receipt by the Borrower or any Subsidiary of any Net Cash Proceeds from Asset Sales made pursuant to Section 6.8(e), the Borrower will prepay, or cause to be prepaid, the Term Loans in accordance with Section 2.15(b) in an aggregate amount equal to 100% (such percentage, as it may be reduced as described below, the “Asset Sale Sweep Percentage”) of such Net Cash Proceeds (subject to Sections 2.15(e) and 2.15(f)); provided that:

(i) the Borrower will have the option, directly or through one or more Subsidiaries, to invest such Net Cash Proceeds within three hundred sixty-five (365) days of receipt thereof (subject to extension as provided in subclause (ii) below) in assets of the type used or useful in the Business;

(ii) if the Borrower or any Subsidiary enters into a legally binding commitment to invest such Net Cash Proceeds within the 365-day period specified in subclause (i) above, it may directly or through one or more Subsidiaries, so invest such Net Cash Proceeds within one hundred eighty (180) days following the end of such initial 365-day period; and

(iii) the Borrower may elect to deem expenditures that otherwise would be permissible reinvestments pursuant to preceding clause (i) and that occur prior to receipt of such Net Cash Proceeds with respect to an Asset Sale to have been reinvested in accordance with the provisions hereof, so long as such deemed expenditure shall have been made no earlier than the earlier of (x) the execution of a definitive agreement for such Asset Sale and (y) six months prior to the consummation of such Asset Sale, provided that so long as no Event of Default has occurred and is continuing, if, as of the last day of the most recently ended Test Period prior to such Asset Sale, the Total Net Leverage Ratio (determined on a Pro Forma Basis by reference to the applicable Compliance Certificate then last delivered pursuant to Section 5.1(e)) is (i) less than 1.07:1.00 but equal to or greater than 0.57:1.00, the Asset Sale Sweep Percentage will be 50% and (ii) less than 0.57:1.00, the Asset Sale Sweep Percentage will be 0%.

(b) Casualty Events. No later than the fifth Business Day following the date of receipt by the Borrower or any Subsidiary, or the Administrative Agent as loss payee, of any Net Cash Proceeds from a Casualty Event, the Borrower will prepay, or cause to be prepaid, the Term Loans in accordance with Section 2.15(b) in an aggregate amount equal to 100% (such percentage, as it may be reduced as described below, the “Casualty Event Sweep Percentage”) of such Net Cash Proceeds (subject to Sections 2.15(e) and 2.15(f)); provided that:

(i) the Borrower will have the option, directly or through one or more of the Subsidiaries, to invest such Net Cash Proceeds within three hundred sixty-five (365) days of receipt thereof (subject to extension as provided in subclause (ii) below) in assets used or useful in the Business, which investment may include the repair, restoration or replacement of the applicable assets thereof; and

(ii) if the Borrower or any Subsidiary enters into a legally binding commitment (and has provided the Administrative Agent a copy of such binding commitment) to invest such Net Cash Proceeds within the 365-day period specified in subclause (i) above, it may directly or through one or more of the Subsidiaries, so invest such Net Cash Proceeds within one hundred eighty (180) days following the end of such initial 365-day period.

provided that so long as no Event of Default has occurred and is continuing, if, as of the last day of the most recently ended Test Period prior to such Casualty Event, the Total Net Leverage Ratio (determined on a Pro Forma Basis by reference to the applicable Compliance Certificate then last delivered pursuant to Section 5.1(e)) is (i) less than 1.07:1.00 but equal to or greater than 0.57:1.00, the Casualty Event Sweep Percentage will be 50% and (ii) less than 0.57:1.00, the Casualty Event Sweep Percentage will be 0%.

(c) Issuance of Debt. No later than the fifth Business Day following receipt by the Borrower or any Subsidiary of any Net Cash Proceeds from the incurrence of any Indebtedness of the Borrower or any Subsidiary (other than any Indebtedness permitted to be incurred or issued pursuant to Section 6.1 (excluding Credit Agreement Refinancing Indebtedness and Replacement Term Loans)), the Borrower will prepay the Term Loans in accordance with Section 2.15(b) in an aggregate amount equal to 100% of such Net Cash Proceeds.

(d) Consolidated Excess Cash Flow. In the event that there is positive Consolidated Excess Cash Flow for any Excess Cash Flow Period, the Borrower will, within five (5) Business Days of delivery (or, if later, required delivery) of the annual financial statements pursuant to Section 5.1(a) (the date of such payment, the “ECF Payment Date”), prepay the Term Loans in accordance with Section 2.15(b) in an aggregate amount equal to 0% (such percentage, as it may be increased as described below, the “ECF Percentage”) of the sum of (subject to Sections 2.15(e) and 2.15(f)):

(i) Consolidated Excess Cash Flow for such Excess Cash Flow Period, minus

(ii) the aggregate amount of all voluntary repayments or prepayments of Term Loans (including Incremental Term Loans) and any other Pari Passu Lien Indebtedness, in each case made during such Excess Cash Flow Period or after such Excess Cash Flow Period and prior to the applicable ECF Payment Date (other than (A) repurchases or other refinancing of Term Loans pursuant to Section 2.26 or substantially comparable repurchase or refinancing provisions in the definitive documentation governing such other Indebtedness and (B) repayments or prepayments of Term Loans or such other Indebtedness with proceeds of Funded Debt), minus

(iii) the aggregate amount of all voluntary purchases, repayments or prepayments of the Term Loans (including Incremental Term Loans) and any other Pari Passu Lien Indebtedness made at a discount to par in compliance with Section 2.25 or Section 10.6(j) or comparable provisions in the definitive documentation governing such other Indebtedness (in each case, other than any such purchase, repayment or prepayment made with proceeds of Funded Debt), with such amount being equal to the discounted amount actually paid in respect of such prepayment for such Indebtedness during such Excess Cash Flow Period or after such Excess Cash Flow Period and prior to the applicable ECF Payment Date, provided that a mandatory prepayment shall only be required under this clause (d) if, and only to the extent that the amount of the prepayment that would be required hereunder exceeds $10,000,000; provided, further, that, if, as of the last day of the most recently ended Excess Cash Flow Period, the First Lien Net Leverage Ratio on a Pro Forma Basis (determined for any such period by reference to the applicable Compliance Certificate delivered pursuant to Section 5.1(e), calculating the First Lien Net Leverage Ratio on a Pro Forma Basis as of the last day of such Excess Cash Flow Period) is (i) equal to or greater than 1.50:1.00 but less than 2:00:1.00, the ECF Percentage will be 25% and (ii) equal to or greater than 2:00:1.00, the ECF Percentage will be 50%.

(e) Prepayment Certificate. Concurrently with any prepayment of the Term Loans pursuant to Sections 2.14(a) through 2.14(d), the Borrower will deliver to the Administrative Agent a calculation of the amount of the applicable Net Cash Proceeds or Consolidated Excess Cash Flow, as the case may be. In the event that the Borrower will subsequently determine that the actual amount received exceeded the amount applied pursuant to this Section 2.14, the Borrower will promptly make an additional prepayment of the Term Loans in an amount equal to such excess, and the Borrower will concurrently therewith deliver to the Administrative Agent a calculation of such excess.

2.15 Application of Prepayments/Reductions.

(a) Application of Voluntary Prepayments. Subject to Section 2.15(d), any prepayment of any Term Loan pursuant to Section 2.13 will be applied as specified by the Borrower in the applicable notice of prepayment and absent any such direction as to the prepayment of such Term Loans, in direct order of maturity; provided that in any event, any prepayment shall be applied ratably among holders of the same Class of Term Loans (or, in the case of any Obligations other than Term Loans, of the same type of such Obligations).

(b) Application of Mandatory Prepayments. Subject to Section 2.15(d), any amount required to be paid pursuant to Sections 2.14(a) through 2.14(d) will be applied as follows:

(i) except as set forth in any Refinancing Amendment, Extension Amendment or Incremental Amendment, such prepayment will be applied to each Class of Term Loans on a pro rata basis (in accordance with the respective outstanding principal amounts thereof); provided that any prepayment of Term Loans with the Net Cash Proceeds of Credit Agreement Refinancing Indebtedness will be applied solely to each applicable Class of Refinanced Indebtedness, and

(ii) such prepayment will be applied to the succeeding installments of each applicable Class of Term Loans in such order as the Borrower may direct, or, if no direction is given, in direct order of maturity, with the balance, if any, applied to the amount due at maturity.

Notwithstanding anything to the contrary in any Credit Document, the Borrower may use a portion of the amounts required to be paid pursuant to Sections 2.14(a) and 2.14(b) to prepay, repurchase, redeem, defease or otherwise repay, or offer to prepay, repurchase, redeem, defease or otherwise repay, with such amounts other Pari Passu Lien Indebtedness and the amount required to be paid pursuant to such Sections will be ratably reduced; provided that the definitive documentation in respect of such Pari Passu Lien Indebtedness requires the issuer or borrower thereof to prepay, repurchase, redeem, defease or otherwise repay, or offer to prepay, repurchase, redeem, defease or otherwise repay, such Pari Passu Lien Indebtedness with such amounts, in each case, on a pro rata basis with the outstanding principal amount of Term Loans.

(c) Application of Prepayments of Term Loans to Base Rate Loans and Eurodollar Rate Loans. Considering each Class of Term Loans being prepaid separately, any prepayment thereof will be applied first to Base Rate Loans to the full extent thereof before application to Eurodollar Rate Loans, in each case, in a manner that minimizes the amount of any payments required to be made by the Borrower pursuant to Section 2.18(c).

(d) Application of Payments or Proceeds. During the continuance of an Event of Default, the Administrative Agent may and will upon the direction of the Required Lenders apply any and all payments received by the Administrative Agent in respect of any Obligation in accordance with Section 8.2. All payments made by a Credit Party to the Administrative Agent after any or all of the Obligations have been accelerated (so long as such acceleration has not been rescinded), including proceeds of Collateral, will be applied in accordance with Section 8.2.

(e) Waivable Mandatory Prepayment. Anything contained herein to the contrary notwithstanding, so long as any Term Loans are outstanding, in the event the Borrower is required to make any mandatory prepayment pursuant to Section 2.14(a) through (d) (other than any mandatory prepayment with the Net Cash Proceeds of any Credit Agreement Refinancing Indebtedness or Replacement Term Loans) (a “Waivable Mandatory Prepayment”), not less than three (3) Business Days prior to the date (the “Required Prepayment Date”) on which the Borrower is are required to make such Waivable Mandatory Prepayment, the Borrower will notify the Administrative Agent of the amount of such prepayment. Each such Lender may exercise its option to refuse any Waivable Mandatory Prepayment by giving written notice to the Borrower and the Administrative Agent of its election to do so on or before the first Business Day prior to the Required Prepayment Date (it being understood that any Lender that does not notify the Borrower and the Administrative Agent of its election to exercise such option on or before the first Business Day prior to the Required Prepayment Date will be deemed to have elected, as of such date, not to exercise such option). On the Required Prepayment Date, the Borrower will pay to the Administrative Agent the amount of the Waivable Mandatory Prepayment, which amount will be applied to those Lenders that have elected not to exercise such option, as prepayment of the Term Loans (which prepayment will be applied to the scheduled installments of principal of the Term Loans of Lenders not electing to exercise such option, in accordance with Section 2.15(b)), with any balance of the Waivable Mandatory Prepayment to be retained by the Borrower and used for any purpose permitted by the terms of this Agreement.

(f) Repatriation; Foreign Considerations. Notwithstanding any provisions of Section 2.14 or this Section 2.15 to the contrary:

(i) to the extent that any or all of the Net Cash Proceeds of any Asset Sale by a Foreign Subsidiary (or a Domestic Subsidiary of a Foreign Subsidiary) giving rise to a prepayment event pursuant to Section 2.14(a) (a “Foreign Disposition”), the Net Cash Proceeds of any Casualty Event from a Foreign Subsidiary (or a Domestic Subsidiary of a Foreign Subsidiary) giving rise to a prepayment event pursuant to Section 2.14(b) (a “Foreign Casualty Event”) or Consolidated Excess Cash Flow are prohibited or delayed by applicable local law or restrictions contained in the Organizational Documents of Joint Venture Subsidiaries (including, without limitation, as to financial assistance, restrictions on upstreaming of cash, corporate benefit restrictions and as to fiduciary and statutory duties of directors and managers) from being repatriated to the United States, the portion of such Net Cash Proceeds or Consolidated Excess Cash Flow so affected will not be required to be applied to repay Term Loans at the times provided in Section 2.14 but may be retained by the applicable Subsidiary so long, but only so long, as the applicable local law will not permit repatriation to the United States (the Borrower hereby agreeing to cause the applicable Subsidiary to promptly take all commercially reasonable actions required by the applicable local law to permit such repatriation), and once such repatriation of any of such affected Net Cash Proceeds or Consolidated Excess Cash Flow is permitted under the applicable local law, such repatriation will be effected promptly and such repatriated Net Cash Proceeds or Consolidated Excess Cash Flow will be promptly (and in any event not later than three (3) Business Days after such repatriation) applied (net of additional Taxes payable or reserved against as a result thereof) to the repayment of the Term Loans pursuant to Section 2.14 to the extent provided therein, and

(ii) to the extent that the Borrower has reasonably determined in good faith that repatriation of (or any requirement to repatriate) any of or all the Net Cash Proceeds of any Foreign Disposition, Net Cash Proceeds of any Foreign Casualty Event or Consolidated Excess Cash Flow would result in material adverse Tax consequences to the Borrower, its Subsidiaries or any direct or indirect equity owners of the Borrower, the Net Cash Proceeds or Consolidated Excess Cash Flow so affected may be retained by the applicable Subsidiary (the Borrower hereby agreeing to promptly take and cause such Subsidiary to take all commercially reasonable actions to eliminate or minimize any such adverse Tax consequences in furtherance of allowing the repatriation of such Net Cash Proceeds, provided that in no event will the Borrower be required to undertake any action that would result in any material costs or Taxes payable by the Borrower or their Affiliates).

For the avoidance of doubt, while the provisions of Section 2.14 and Section 2.15 may give rise to an obligation on the part of the Credit Parties to repay certain Term Loan amounts, in no event will these provisions require any Excluded Subsidiary to distribute any Net Cash Proceeds or Consolidated Excess Cash Flow or to apply any Net Cash Proceeds or Consolidated Excess Cash Flow to the payment of the Term Loans.

2.16 General Provisions Regarding Payments.

(a) All payments by the Borrower of principal, interest, fees and other Obligations will be made in Dollars in same day funds and by wire transfer or ACH transfer (which will be the exclusive means of payment hereunder), without defense, setoff or counterclaim, free of any restriction or condition, and delivered to the Administrative Agent not later than 12:00 noon (New York City time) on the date due at the Payment Office (or such other address as the Administrative Agent may from time to time specify in accordance with Section 10.1) for the account of the Lenders; for purposes of computing interest and fees, funds received by the Administrative Agent after that time on such due date will be deemed to have been paid by the Borrower on the next succeeding Business Day.

(b) All payments of the principal amount of any Term Loan made pursuant to Section 2.13 will be accompanied by payment of accrued interest on the principal amount being repaid or prepaid, and all such payments will be applied to the payment of interest then due and payable before application to principal.

(c) The Administrative Agent (or its agent or sub-agent appointed by it) will promptly distribute to each Lender at such address as such Lender may indicate in writing, (i) such Lender’s applicable Pro Rata Share of all payments and prepayments of principal and interest due to such Lender pursuant to Sections 2.8, 2.10, 2.12, 2.13 or 2.14, and (ii) all other amounts due to such Lender, including all fees payable with respect thereto, to the extent received by the Administrative Agent.

(d) Notwithstanding the foregoing provisions hereof, if any Conversion/Continuation Notice is withdrawn as to any Affected Lender or if any Affected Lender makes Base Rate Loans in lieu of its Pro Rata Share of any Eurodollar Rate Loans, the Administrative Agent will give effect thereto in apportioning payments received thereafter.

(e) Subject to the provisos set forth in the definition of “Interest Period,” whenever any payment to be made hereunder is stated to be due on a day that is not a Business Day, such payment will be made on the next succeeding Business Day and such extension of time will be included in the computation of the payment of interest hereunder.

(f) The Administrative Agent will deem any payment by or on behalf of the Borrower hereunder that is not made in same day funds prior to 12:00 noon (New York City time) to be a non-conforming payment. Any such payment will not be deemed to have been received by the Administrative Agent until the later of (i) the time such funds become available funds and (ii) the applicable next Business Day. The Administrative Agent will give prompt written notice to the Borrower if any payment is non-conforming. Any non-conforming payment may constitute or become a Default or Event of Default in accordance with the terms of Section 8.1(a). Interest will continue to accrue on any principal as to which a non-conforming payment is made until such funds become available funds (but in no event less than the period from the date of such payment to the next succeeding applicable Business Day) at the rate determined pursuant to Section 2.10 from the date such amount was due and payable until the date such amount is paid in full.

(g) Notwithstanding any other provisions hereof, so long as no Event of Default has occurred and is continuing, if any prepayment of Eurodollar Rate Loans is required to be made prior to the last day of the Interest Period therefor, in lieu of making any payment in respect of any such Eurodollar Rate Loan prior to the last day of the Interest Period therefor, the Borrower may, in the sole discretion of the Borrower, deposit an amount sufficient to make any such prepayment otherwise required to be made thereunder together with accrued interest to the last day of such Interest Period into an escrow account designated by the Administrative Agent until the last day of such Interest Period, at which time the Administrative Agent will be authorized (without any further action by or notice to or from the Borrower or any other Credit Party) to apply such amount to the prepayment of such Term Loans in accordance with the provisions of this Agreement otherwise applicable to such payment. Upon the occurrence and during the continuance of any Event of Default, the Administrative Agent will also be authorized (without any further action by or notice to or from the Borrower or any other Credit Party) to apply such amount to the prepayment of the outstanding Term Loans in accordance with the provisions of this Agreement otherwise applicable to such payment.

2.17 Ratable Sharing. The Lenders hereby agree among themselves that, except as otherwise provided in the Collateral Documents with respect to amounts realized from the exercise of rights with respect to Liens on the Collateral, if any of them, whether by voluntary payment (other than a voluntary prepayment of Term Loans made and applied in accordance with the terms hereof), through the exercise of any right of set-off or banker’s lien, by counterclaim or cross action or by the enforcement of any right under the Credit Documents, or as adequate protection of a deposit treated as cash collateral under the Bankruptcy Code or as a distribution in connection with a plan of reorganization, plan of liquidation or similar dispositive plan, receive payment or reduction of a proportion of the aggregate amount of principal, interest, fees and other amounts then due and owing to such Lender hereunder or under the other Credit Documents (collectively, the “Aggregate Amounts Due” to such Lender) which is greater than the proportion received by any other Lender in respect of the Aggregate Amounts Due to such other Lender, then the Lender receiving such proportionately greater payment will (a) notify the Administrative Agent and each other Lender of the receipt of such payment and (b) apply a portion of such payment to purchase participations (which it will be deemed to have purchased from each seller of a participation simultaneously upon the receipt by such seller of its portion of such payment) in the Aggregate Amounts Due to the other Lenders so that all such recoveries of Aggregate Amounts Due will be shared by all of the Lenders in proportion to the Aggregate Amounts Due to them; provided that if all or part of such proportionately greater payment received by such purchasing Lender is thereafter recovered from such Lender upon the bankruptcy or reorganization of the Borrower or otherwise, those purchases will be rescinded and the purchase prices paid for such participations will be returned to such purchasing Lender ratably to the extent of such recovery, but without interest. The Borrower expressly consents to the foregoing arrangement and agrees that any holder of a participation so purchased may exercise any and all rights of banker’s lien, set-off or counterclaim with respect to any and all monies owing by the Borrower to that holder with respect thereto as fully as if that holder were owed the amount of the participation held by that holder. The provisions of this Section 2.17 will not be construed to apply to (i) any payment obtained by any Lender as consideration for the assignment or sale of a participation in any of its Term Loans or other Obligations owed to it, (ii) the exchange of any Term Loans held by a Lender for all or a portion of a new tranche of Term Loans issued hereunder or (iii) the acceptance of the Waivable Mandatory Prepayment in accordance with Section 2.15(e).

2.18 Making or Maintaining Eurodollar Rate Loans.

(a) Inability to Determine Applicable Interest Rate. In the event that the Administrative Agent determines (which determination will be final and conclusive and binding upon all parties hereto), on any Interest Rate Determination Date with respect to any Eurodollar Rate Loans, that (i) adequate and fair means do not exist for ascertaining the interest rate applicable to such Term Loans on the basis provided for in the definition of “Eurodollar Rate” or (ii) the Eurodollar Rate for any requested Interest Period does not adequately and fairly reflect the cost to Lenders of funding such Eurodollar Rate Loan, the Administrative Agent will on such date give notice (by electronic notice or by telephone confirmed in writing) to the Borrower and each Lender of such determination, whereupon (i) no Term Loans may be made as, or converted to, Eurodollar Rate Loans until such time as the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist and (ii) any Funding Notice or Conversion/Continuation Notice given by the Borrower with respect to the Term Loans in respect of which such determination was made will be deemed to be rescinded by the Borrower.

(b) Eurodollar Replacement Rate. If at any time the Administrative Agent determines (which determination shall be conclusive absent manifest error) that (i) the circumstances set forth in clause (i) of Section 2.18(a) have arisen and such circumstances are unlikely to be temporary or (ii) the circumstances set forth in clause (i) of Section 2.18(a) have not arisen but the supervisor for the administrator of the screen rate used by the Administrative Agent pursuant to clause (a)(i) of the definition of “Eurodollar Rate” or a Governmental Authority having jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which such screen rate shall no longer be used or published for determining interest rates for loans, then the Administrative Agent and the Borrower shall endeavor to establish an alternate rate of interest to the Eurodollar Rate that gives due consideration to the then prevailing market convention for determining a rate of interest for syndicated loans in the United States at such time, and shall enter into an amendment to this Agreement to reflect such alternate rate of interest and such other related changes to this Agreement as may be applicable (but for the avoidance of doubt, such related changes shall not include a reduction of the Applicable Margin).

Notwithstanding anything to the contrary in Section 10.5, such amendment shall become effective without any further action or consent of any other party to this Agreement so long as the Administrative Agent shall not have received, within five Business Days of the date notice of such alternate rate of interest is provided to the Lenders, a written notice from the Required Lenders of each Class stating that such Required Lenders object to such amendment. Until an alternate rate of interest shall be determined in accordance with this Section 2.18(b) (but, in the case of the circumstances described in clause (ii) of the immediately preceding paragraph (b), only to the extent the screen rate used by the Administrative Agent pursuant to clause (a)(i) of the definition of “Eurodollar Rate” for such Interest Period is not available or published at such time on a current basis), (x) any Funding Notice or Conversion/Continuation Notice that requests the conversion of any Term Loan to, or continuation of any Term Loan as, a Eurodollar Rate Loan shall be ineffective, and (y) if any Funding Notice or Conversion/Continuation Notice requests a Eurodollar Rate Loan, such Term Loan shall be made as or converted into a Base Rate Loan; provided that, if such alternate rate of interest shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

(c) Illegality or Impracticability of Eurodollar Rate Loans. In the event that on any date any Lender determines in good faith (which determination will be final and conclusive and binding upon all parties hereto but will be made only after consultation with the Borrower and the Administrative Agent) that the making, maintaining or continuation of its Eurodollar Rate Loans (i) has become unlawful as a result of compliance by such Lender in good faith with any law, treaty, governmental rule, regulation, guideline or order (or would conflict with any such treaty, governmental rule, regulation, guideline or order not having the force of law even though the failure to comply therewith would not be unlawful), or (ii) has become impracticable, as a result of contingencies occurring after the Closing Date that materially and adversely affect the London interbank market or the position of such Lender in that market, then, and in any such event, each such Lender will be an “Affected Lender” and it will on that day give notice (by electronic notice or by telephone confirmed in writing) to the Borrower and the Administrative Agent of such determination (which notice the Administrative Agent will promptly transmit to each other Lender). If the Administrative Agent receives a notice from any Lender pursuant to the preceding sentence, then (A) the obligation of such Lender to make Term Loans as, or to convert Term Loans to, Eurodollar Rate

Loans will be suspended until such notice is withdrawn by such Affected Lender, (B) to the extent such determination by the Affected Lender relates to a Eurodollar Rate Loan then being requested by the Borrower pursuant to a Funding Notice or a Conversion/Continuation Notice, such Lender makes such Term Loan as (or continue such Term Loan as or convert such Term Loan to, as the case may be) a Base Rate Loan, (C) such Lender’s obligations to maintain its outstanding Eurodollar Rate Loans (the “Affected Loans”) will be terminated at the earlier to occur of the expiration of the Interest Period then in effect with respect to the Affected Loans or when required by law, and (D) the Affected Loans will automatically convert into Base Rate Loans on the date of such termination. Notwithstanding the foregoing, to the extent a determination by an Affected Lender as described above relates to a Eurodollar Rate Loan then being requested by the Borrower pursuant to a Funding Notice or a Conversion/Continuation Notice, the Borrower will have the option, subject to the provisions of Section 2.18(c), to rescind such Funding Notice or Conversion/Continuation Notice as to all Lenders by giving written notice to Administrative Agent of such rescission on the date on which the Affected Lender gives notice of its determination as described above (which notice of rescission the Administrative Agent will promptly transmit to each other Lender). Except as provided in the immediately preceding sentence, nothing in this Section 2.18(c) will affect the obligation of any Lender other than an Affected Lender to make or maintain Term Loans as, or to convert Term Loans to, Eurodollar Rate Loans in accordance with the terms hereof.

(d) Compensation for Breakage or Non-Commencement of Interest Periods. In the event of (i) the payment or prepayment (voluntary or otherwise) of any principal of any Eurodollar Rate Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (ii) the conversion of any Eurodollar Rate Loan other than on the last day of the Interest Period applicable thereto, (iii) the failure to borrow, convert, continue or prepay any Eurodollar Rate Loan on the date specified in any notice delivered pursuant hereto or (iv) the assignment of any Eurodollar Rate Loan earlier than the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.23, then, in any such event, the Borrower will compensate each Lender for the actual loss, cost and expense incurred by such Lender attributable to such event, excluding loss of anticipated profits or margin and without giving to any applicable LIBOR “floor.” A certificate of any Lender computing any amount or amounts that such Lender is entitled to receive pursuant to this Section in reasonable detail will be delivered to the Borrower and will be presumptively correct. The Borrower will pay such Lender the amount shown as due on any such certificate within thirty (30) days after receipt thereof.

(e) Booking of Eurodollar Rate Loans. Any Lender may make, carry or transfer Eurodollar Rate Loans at, to, or for the account of any of its branch offices or the office of an Affiliate of such Lender.

2.19 Increased Costs; Capital Adequacy.

(a) Compensation For Increased Costs and Taxes. Subject to the provisions of Section 2.20 (which will be controlling with respect to the matters covered thereby), in the event that any Lender determines in good faith (which determination will, absent manifest error, be final and conclusive and binding upon all parties hereto) that any law, treaty or governmental rule, regulation or order, or any change therein or in the interpretation, administration or application thereof (including the introduction of any new law, treaty or governmental rule, regulation or order), or any determination of a Governmental Authority, in each case that becomes effective after the Closing Date, or compliance by such Lender with any guideline, request or directive issued or made after the Closing Date by any central bank or other Governmental Authority: (i) subjects such Lender (or its applicable Lending Office) to any additional Tax (other than (x) Indemnified Taxes and (y) Excluded Taxes) with respect to this Agreement or any of the other Credit Documents or any of its obligations hereunder or thereunder or any payments to such Lender (or its applicable Lending Office) of principal, interest, fees or any other amount payable hereunder or thereunder; (ii) imposes, modifies or holds applicable any reserve (including any marginal, emergency, supplemental, special or other reserve), special deposit, compulsory loan, FDIC insurance or similar requirement against assets held by, or deposits or other liabilities in or for the account of, or advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of such Lender (other than any such reserve or other requirements with respect to Eurodollar Rate Loans that are reflected in the definition of “Eurodollar Rate”); or (iii) imposes any other condition (other than with respect to a Tax matter) on or affecting such Lender (or its applicable Lending Office) or its obligations hereunder or the London interbank market; and the result of any of the foregoing is to increase the cost to such Lender of agreeing to make, making or maintaining Term Loans hereunder or to reduce any amount received or receivable by such Lender (or its applicable Lending Office) with respect thereto; then, in any such case, the Borrower will pay to such Lender, within ten (10) Business Days of receipt of the statement referred to in the next sentence, such additional amount or amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender in its sole discretion may determine) as may be necessary to compensate such Lender for any such increased cost or reduction in amounts received or receivable hereunder. Such Lender will deliver to the Borrower (with a copy to the Administrative Agent) a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to such Lender under this Section 2.19(a), which statement will be conclusive and binding upon all parties hereto absent manifest error.

(b) Capital Adequacy Adjustment. In the event that any Lender determines that the adoption, effectiveness, phase-in or applicability after the Closing Date of any law, rule or regulation (or any provision thereof) regarding capital or liquidity requirements, or any change therein or in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or its applicable Lending Office) or any entity controlling any Lender with any guideline, request or directive regarding capital or liquidity requirements (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on the capital of such Lender or any entity controlling such Lender as a consequence of, or with reference to, such Lender’s Term Loans, or participations therein or other obligations hereunder with respect to the Term Loans to a level below that which such Lender or such controlling entity could have achieved but for such adoption, effectiveness, phase-in, applicability, change or compliance (taking into consideration the policies of such Lender or such controlling entity with regard to capital or liquidity requirements), then from time to time, within five (5) Business Days after receipt by the Borrower from such Lender of the statement referred to in the next sentence, the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such controlling entity for such reduction. Such Lender will deliver to the Borrower (with a copy to the Administrative Agent) a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to Lender under this Section 2.19(b), which statement will be conclusive and binding upon all parties hereto absent manifest error.

(c) Dodd-Frank; Basel III. Notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case in respect of this clause (ii) pursuant to Basel III, will, in each case, be deemed to be a change in law, treaty or governmental rule, regulation or order under subsection (a) above and/or a change in law, rule or regulation (or any provision thereof) regarding capital or liquidity requirements under subsection (b) above, as applicable, regardless of the date enacted, adopted or issued.

(d) Delay in Requests. The failure or delay on the part of any Lender to demand compensation pursuant to the foregoing provisions of this Section 2.19 will not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower will not be required to compensate a Lender pursuant to the foregoing provisions of this Section 2.19 for any increased costs incurred or reductions suffered more than one hundred and eighty (180) days prior to the date that such Lender sends the Borrower written notice of such Lender’s intention to claim compensation therefor; provided, further that if the circumstance giving rise to such increased costs or reductions suffered is retroactive, then the 180-day period referred to above will be extended to include the period of retroactive effect thereof.

2.20 Taxes; Withholding, etc.

(a) Except as required by Law (which term, for purposes of this Section 2.20, includes FATCA) or otherwise provided in this Section 2.20, each payment by any Credit Party under any Credit Document will be made without deduction or withholding for any Taxes with respect thereto.

(b) If any Taxes will be required by any Law to be deducted from or in respect of any amount payable under any Credit Document to any Recipient (as determined in good faith by the relevant Credit Party or Administrative Agent, as applicable), (i) to the extent such Taxes required to be deducted are Indemnified Taxes, such amount will be increased as necessary to ensure that, after all required deductions for Indemnified Taxes are made (including deductions for Indemnified Taxes applicable to any increases to any amount under this Section 2.20), such Recipient receives the amount it would have received had no such deductions for Indemnified Taxes been made, (ii) the relevant Credit Party or the Administrative Agent, as applicable, will make such deductions, (iii) the relevant Credit Party or the Administrative Agent, as applicable, will timely pay the full amount deducted to the relevant taxing authority or other authority in accordance with applicable Law and (iv) as soon as reasonably practicable after any such payment by a Credit Party is made, the relevant Credit Party will deliver to the Administrative Agent an original or certified copy of a receipt evidencing such payment or other evidence of payment reasonably satisfactory to the Administrative Agent.

(c) In addition, the Credit Parties will timely pay to the relevant Governmental Authority, in accordance with applicable law, any Other Taxes. As soon as reasonably practicable after the date of any payment of any Taxes by any Credit Party pursuant to this Section 2.20, the Borrower will deliver to the Administrative Agent the original or a certified copy of a receipt evidencing payment thereof or other evidence of payment reasonably satisfactory to the Administrative Agent.

(d) Without duplication of Section 2.20(b) or Section 2.20(c), the Credit Parties will jointly and severally indemnify and reimburse, within 30 days after receipt of a written demand therefor (with copy to the Administrative Agent), each Recipient for all Indemnified Taxes (including any Indemnified Taxes imposed by any jurisdiction on amounts payable under this Section 2.20) imposed on or with respect to any payment made by the Credit Parties hereunder, and any reasonable out-of-pocket expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally asserted. Any Recipient claiming indemnity pursuant to this Section 2.20(d) will notify the Credit Parties of the imposition of the relevant Indemnified Taxes as soon as practicable after the Recipient becomes aware of such imposition. A certificate of the Recipient (or of the Administrative Agent on behalf of such Recipient) claiming any indemnification under this clause (d), setting forth in reasonable detail the amounts to be paid thereunder and delivered to the Borrower with copy to the Administrative Agent, will be conclusive, absent manifest error.

(e) Without limiting Section 2.21, any Lender claiming any additional amounts payable pursuant to this Section 2.20 will use its reasonable efforts (consistent with its internal policies and Law) to change the jurisdiction of its Lending Office if such a change would reduce any such additional amounts (or any similar amount that may thereafter accrue) and would not, in the sole determination of such Lender, be otherwise disadvantageous to such Lender.

(f)

(i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Credit Document will deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, will deliver such other documentation prescribed by applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.20(f)(ii)(1), Section 2.20(f)(ii)(2) and Section 2.20(f)(ii)(4) below) will not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing:

(1) any U.S. Lender will deliver to the Borrower and the Administrative Agent, on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of IRS Form W-9 (certifying that such U.S. Lender is exempt from U.S. federal backup withholding tax);

(2) Any Non-U.S. Lender will, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as will be requested by the recipient), on or prior to the date on which such Non-U.S. Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

i) in the case of a Non-U.S. Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Credit Document, executed originals of IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Credit Document, executed originals of IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

ii) executed originals of IRS Form W-8ECI or W-8EXP;

iii) in the case of a Non-U.S. Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Internal Revenue Code, (x) a certificate substantially in the form of Exhibit F-1 to the effect that such Non-U.S. Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, a “10-percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Internal Revenue Code or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Internal Revenue Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN or W-8BEN-E; or

iv) to the extent a Non-U.S. Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-2 or Exhibit F-3, IRS Form W-9 and/or other certification documents from each beneficial owner, as applicable; provided that, if the Non-U.S. Lender is a partnership and one or more direct or indirect partners of such Non-U.S. Lender are claiming the portfolio interest exemption, such Non-U.S. Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-4 on behalf of each such direct and indirect partner;

(3) any Non-U.S. Lender will, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as will be requested by the recipient), on or prior to the date on which such Non-U.S. Lender becomes a party to this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(4) if a payment made to a Recipient under any Credit Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Recipient were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Recipient will deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Recipient has complied with such Recipient’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 2.20(f)(ii)(4), “FATCA” will include any amendments made to FATCA after the date of this Agreement.

Each Recipient agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it will update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(g) Any Administrative Agent that (i) is a U.S. Person will deliver to the Borrower, on or prior to the date on which it becomes a party to this Agreement (and from time to time thereafter upon the reasonable request of the Borrower), duly completed copies of IRS Form W-9 certifying that such Administrative Agent is exempt from U.S. federal backup withholding tax or (ii) is not a U.S. Person will deliver to the Borrower, on or prior to the date on which it becomes a party to this Agreement (and from time to time thereafter upon the reasonable request of the Borrower), duly completed copies of (A) IRS Form W-8IMY evidencing its agreement with the Borrower to be treated as a U.S. Person and (B) IRS Form W-8ECI.

(h) If any Recipient determines in its sole discretion exercised in good faith that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.20 (including by the payment of additional amounts pursuant to this Section 2.20), it will pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made or additional amounts paid under this Section 2.20 with respect to the Taxes giving rise to such refund), net of all reasonable, documented, out-of-pocket expenses of such Recipient and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). The Borrower, upon the request of such Recipient, will repay to such Recipient the amount paid over pursuant to this Section 2.20(h) (plus any penalties, interest or other charges properly imposed by the relevant Governmental Authority) in the event that such Recipient is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (h), in no event will the Recipient be required to pay any amount to a Credit Party pursuant to this paragraph (h) the payment of which would place the Recipient in a less favorable net after-Tax position than the Recipient would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph will not be construed to require any Recipient to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to any Credit Party or any other Person.

(i) Each Lender will severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Credit Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Credit Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.6(g) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Credit Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent will be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Credit Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this Section 2.20(i).

(j) Each party’s obligations under this Section 2.20 will survive the resignation or replacement of the Administrative Agent or any assignment of right by, or the replacement of, a Recipient.

2.21 Obligation to Mitigate. Each Lender agrees that, as promptly as practicable after the officer of such Lender responsible for administering its Term Loans becomes aware of the occurrence of an event or the existence of a condition that would cause such Lender to become an Affected Lender or that would entitle such Lender to receive payments under Section 2.18, 2.19 or 2.20, it will, to the extent not inconsistent with the internal policies of such Lender and any applicable legal or regulatory restrictions, use reasonable efforts (a) to make, fund or maintain its Credit Extensions, including any Affected Loans, through another office of such Lender, or (b) to take such other measures as such Lender may deem reasonable, if as a result thereof the circumstances which would cause such Lender to be an Affected Lender would cease to exist or the additional amounts which would otherwise be required to be paid to such Lender pursuant to Section 2.18, 2.19 or 2.20 would be materially reduced and if, as determined by such Lender in its sole discretion, the making, funding or maintaining of such Term Loans through such other office or in accordance with such other measures, as the case may be, would not otherwise adversely affect such Term Loans or the interests of such Lender; provided that such Lender will not be obligated to utilize such other office pursuant to this Section 2.21 unless the Borrower agrees to pay all incremental expenses incurred by such Lender as a result of utilizing such other office as described above. A certificate as to the amount of any such expenses payable by the Borrower pursuant to this Section 2.21 (setting forth in reasonable detail the basis for requesting such amount) submitted by such Lender to the Borrower (with a copy to the Administrative Agent) will be conclusive absent manifest error.

2.22 [Reserved].

2.23 Removal or Replacement of a Lender. Anything contained herein to the contrary notwithstanding, in the event that:

(a) (i) any Lender (an “Increased Cost Lender”) gives notice to the Borrower that such Lender is an Affected Lender or that such Lender is entitled to receive payments under Section 2.18, 2.19 or 2.20, (ii) the circumstances that have caused such Lender to be an Affected Lender or that entitle such Lender to receive such payments remain in effect, and (iii) such Lender fails to withdraw such notice within five (5) Business Days after the Borrower’s request for such withdrawal; or

(b) in connection with any proposed amendment, modification, termination, waiver or consent with respect to any of the provisions of a Credit Document as contemplated by Section 10.5(b), the consent of Required Lenders, with respect to which has been obtained but the consent of one or more of such other Lenders (each a “Non-Consenting Lender”) whose consent is required has not been obtained;

then, with respect to each such Increased Cost Lender or Non-Consenting Lender (the “Terminated Lender”), the Borrower may, by giving written notice to the Administrative Agent and any Terminated Lender of its election to do so, elect to cause such Terminated Lender (and such Terminated Lender hereby irrevocably agrees) to assign its outstanding Term Loans, if any, in full to one or more Eligible Assignees (each a “Replacement Lender”) in accordance with the provisions of Section 10.6 and the Borrower will pay the fees, if any, payable thereunder in connection with any such assignment from an Increased Cost Lender or a Non-Consenting Lender; provided that (1) on the date of such assignment, the

Replacement Lender must pay to a Terminated Lender an amount equal to the sum of (A) an amount equal to the principal of, and all accrued interest on, all outstanding Term Loans of the Terminated Lender and (B) an amount equal to all unreimbursed drawings that have been funded by such Terminated Lender, together with all then unpaid interest with respect thereto at such time, (2) on the date of such assignment, the Borrower must pay any amounts payable to such Terminated Lender pursuant to Section 2.11(a), 2.18(c), 2.19 or 2.20; and (3) in the event such Terminated Lender is a Non-Consenting Lender, each Replacement Lender will consent, at the time of such assignment, to each matter in respect of which such Terminated Lender was a Non-Consenting Lender. Upon the assignment of all amounts owing to any Terminated Lender, such Terminated Lender will no longer constitute a “Lender” for purposes hereof; provided that any rights of such Terminated Lender to indemnification hereunder will survive as to such Terminated Lender. Each Lender agrees that if the Borrower exercises its option hereunder to cause an assignment by such Lender as a Non-Consenting Lender or Terminated Lender, such Lender will, promptly after receipt of written notice of such election, execute and deliver all documentation necessary to effectuate such assignment in accordance with Section 10.6. In the event that a Lender does not comply with the requirements of the immediately preceding sentence within one (1) Business Day after receipt of such notice, each Lender hereby grants to the Administrative Agent an irrevocable power of attorney (which power of attorney will be coupled with an interest) to execute and deliver such documentation as may be required to give effect to an assignment in accordance with Section 10.6 on behalf of a Non-Consenting Lender or Terminated Lender and any such documentation so executed by the Administrative Agent will be effective for purposes of documenting an assignment pursuant to Section 10.6.

2.24 Incremental Term Facilities.

(a) Notice. At any time and from time to time, on one or more occasions, the Borrower may, by notice to the Administrative Agent, increase the aggregate principal amount of any outstanding tranche of Term Loans or add one or more additional tranches of term loans under the Credit Documents (the “Incremental Term Facilities” and the term loans made thereunder, the “Incremental Term Loans”).

(b) Ranking. Incremental Term Facilities will (i) rank pari passu in right of payment and security with the Initial Term Loans, (ii) be secured by the same Liens on the Collateral (with the same ranking in priority) that secure the Initial Term Loans and (iii) benefit from the same Guaranties as the Initial Term Loans.

(c) Size. On the date of each incurrence of Incremental Term Facilities, (A) the aggregate principal amount of such Incremental Term Facilities (together with the aggregate principal amount of any Incremental Equivalent Debt incurred on such date in reliance on subclause (A) of clause (a) of the first proviso appearing in the definition of “Incremental Equivalent Debt”) shall not exceed an amount equal to the Incremental Ratio Amount or (B) the aggregate principal amount of such Incremental Term Facilities, together with the aggregate outstanding principal amount of all other Incremental Term Facilities incurred in reliance on this clause (B) and the aggregate outstanding principal amount of all Incremental Equivalent Debt incurred in reliance on subclause (B) of clause (a) of the definition of “Incremental Equivalent Debt”, shall not exceed an amount equal to the Incremental Fixed Amount (it being understood that Incremental Term Facilities may be incurred under either clause (A) or (B) as selected by the Borrower in its sole discretion, including by designating any portion of the Incremental Term Facilities in excess of an amount permitted to be incurred under clause (A) at the time of such incurrence as incurred under clause (B)). Calculation of the Incremental Ratio Amount, if used, will be made on Pro Forma Basis. Each Incremental Amendment executed in connection with an Incremental Term Facility will identify whether all or any portion of such Incremental Term Facility is being incurred pursuant to the Incremental Fixed Amount or the Incremental Ratio Amount. For the avoidance of doubt, if the Borrower incurs Incremental Term Facilities under the Incremental Fixed Amount on the same date that it incurs Indebtedness under the Incremental Ratio Amount, then the First Lien Net Leverage Ratio or Total Net Leverage Ratio, as applicable, will be calculated with respect to such incurrence under the Incremental Ratio Amount without regard to any incurrence of indebtedness under the Incremental Fixed Amount. Unless the Borrower elects otherwise, each Incremental Term Facility will be deemed incurred first under the Incremental Ratio Amount to the extent permitted, with the balance incurred under the Incremental Fixed Amount. Each Incremental Term Facility will be in an integral multiple of $1,000,000 and in an aggregate principal amount that is not less than $5,000,000 (or such lesser minimum amount approved by the Administrative Agent in its reasonable discretion); provided that such amount may be less than such minimum amount or integral multiple amount if such amount represents all the remaining availability under the limit set forth above.

(d) Incremental Term Lenders. Incremental Term Facilities may be provided by any existing Lender (it being understood that no existing Lender will have an obligation to make all or any portion of any Incremental Term Loan) or by any Additional Lender on terms permitted by this Section 2.24; provided that the Administrative Agent will have consented (in each case, such consent not to be unreasonably withheld, conditioned or delayed) to any such Person’s providing Incremental Term Facilities if such consent would be required under Section 10.6(c)(ii) for an assignment of Term Loans or Term Loan Commitments to such Person.

(e) Incremental Term Facility Amendments; Use of Proceeds. Each Incremental Term Facility will become effective pursuant to an amendment (each, an “Incremental Amendment”) to this Agreement and, as appropriate, the other Credit Documents, executed by the Borrower, each Person providing such Incremental Term Facility and the Administrative Agent. Incremental Amendments may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Credit Documents as may be necessary or appropriate, in the reasonable good faith opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section 2.24. An Incremental Amendment may, at the election of the Borrower, effect such amendments as may be reasonably necessary or advisable so that such Incremental Term Loans and the applicable existing Term Loans form the same Class of Term Loans or so that such Incremental Term Loans are fungible with other outstanding Term Loans, including by (i) extending or adding “call protection” to any existing tranche of Term Loans, including amendments to Section 2.11(a), and (ii) amending the schedule of amortization payments relating to any existing tranche of Term Loans, including amendments to Section 2.12(a) (provided that any such amendment will not decrease any amortization payment to any Lender that would have otherwise been payable to such Lender immediately prior to the effectiveness of the applicable Incremental Amendment); provided that any such amendments intended to create a unified Class of Term Loans or “tax fungibility” shall not be adverse to the existing Term Lenders (as determined in good faith by the Borrower). Each of the parties hereto hereby agrees that, upon the effectiveness of any Incremental Amendment, this Agreement and the other Credit Documents, as applicable, will be amended to the extent necessary to reflect the existence and terms of the Incremental Term Facility and the Incremental Term Loans evidenced thereby without the consent of any Lender. This Section 2.24 will supersede any provisions in Section 2.17 or 10.5 to the contrary. The Borrower may use the proceeds of the Incremental Term Loans for any purpose permitted by this Agreement.

(f) Conditions. The availability of Incremental Term Facilities under this Agreement will be subject solely to the following conditions:

(i) no Event of Default will have occurred and be continuing on the date such Incremental Term Loans are incurred or would occur immediately after giving effect thereto, subject to Section 1.5; and

(ii) the representations and warranties in the Credit Documents will be true and correct in all material respects (except for representations and warranties that are already qualified by materiality, which representations and warranties will be true and correct in all respects) immediately prior to, and immediately after giving effect to, the incurrence of such Incremental Term Facility (except to the extent that such representation or warranty expressly relates to an earlier date, in which case such representation or warranty shall be true and correct in all material respects (without duplication of any materiality qualifier contained therein) as of such earlier date); provided that if such Incremental Term Facility is being provided in connection with a Limited Condition Acquisition, the condition set forth in this clause (ii) may, if agreed by the lenders providing such Incremental Term Facility, be satisfied with (x) the accuracy of customary “specified representations” and “acquisition agreement representations” and (y) such other limitations or exceptions to representations and warranties as may be agreed by the lenders providing such Incremental Term Facility.

(g) Terms. Each Incremental Amendment will set forth the amount and terms of the relevant Incremental Term Facility. The other terms of each tranche of Incremental Term Loans will be as agreed between the Borrower and the Persons providing such Incremental Term Loans; provided that:

(i) the final stated maturity date of such Incremental Term Loans will be no earlier than the Latest Term Loan Maturity Date of any Class of then-outstanding Term Loans; provided that this clause (g)(i) shall not apply to any Incremental Term Loans in an aggregate principal amount (taken together with amounts incurred pursuant to clause (b) of the definition of “Incremental Equivalent Debt”, clause (c) of the defined term “Credit Agreement Refinancing Indebtedness” and clause (g)(ii) below) not to exceed $50,000,000;

(ii) the Weighted Average Life to Maturity of such Incremental Term Loans will be no shorter than the longest remaining Weighted Average Life to Maturity of any then-outstanding Class of Term Loans; provided that this clause (g)(ii) shall not apply to any to any Incremental Term Loans in an aggregate principal amount (taken together with the amounts incurred pursuant to clause (b) of the definition of “Incremental Equivalent Debt”, clause (c) of the defined term “Credit Agreement Refinancing Indebtedness” and clause (g)(i) above) not to exceed $50,000,000;

(iii) any such Incremental Term Loans may participate on a pro rata basis, a less than pro rata basis, or a greater than pro rata basis (but not on a greater than pro rata basis as compared to any earlier or equivalent maturing Term Loans (other than pursuant to a refinancing)) in any mandatory repayments or prepayments of any other Term Loans; and

(iv) the other terms applicable to such Incremental Term Loans are substantially identical to, or (taken as a whole as determined by the Borrower in good faith) no more favorable to the lenders providing such Incremental Term Facility than, those applicable to any then-outstanding Class of Term Loans; provided that this clause (iv) will not apply to (1) interest rates, fees, funding discounts and other pricing terms, (2) redemption, prepayment or other premiums, (3) optional prepayment terms, and (4)

covenants and other terms, in each case that are (i) applied to the Term Loans existing at the time of incurrence of such Incremental Term Facility (so that existing Lenders also receive the benefit of such provisions) and/or (ii) applicable only to periods after the Latest Term Loan Maturity Date in effect at the time of incurrence of such Indebtedness; provided, further, a certificate of the Borrower delivered to the Administrative Agent at least four (4) Business Days prior to the incurrence of such Indebtedness (or such shorter period as may be agreed by the Administrative Agent), together with a reasonably detailed description of the material covenants and events of default of such Indebtedness or drafts of the documentation relating thereto, stating that the Borrower has reasonably determined in good faith that such terms and conditions satisfy the foregoing requirement shall be conclusive evidence that such terms and conditions satisfy the foregoing requirement unless the Administrative Agent notifies the Borrower within such four (4) Business Day period that it disagrees with such determination (including a reasonably detailed description of the basis upon which it disagrees); provided, further that, in each case, the operational and agency provisions contained in such documentation are reasonably satisfactory to the Administrative Agent.

(h) Pricing. The interest rate, fees, and original issue discount for any Incremental Term Loans will be as determined by the Borrower and the Persons providing such Incremental Term Loans; provided that the MFN Adjustment will apply to any Incremental Term Loans that constitute MFN Eligible Debt.

2.25 Discounted Prepayments.

(a) Generally. Notwithstanding anything in any Credit Document to the contrary, so long as (i) no Default or Event of Default has occurred and is continuing on both the date a Discounted Prepayment Notice (as defined below) is delivered to the Administrative Agent and Lenders and the date a Discounted Prepayment (as defined below) is made (both before and after giving effect thereto), and (ii) all parties to such transaction render a Big Boy Letter, the Borrower or other Credit Party (in such capacity, the “Discounted Prepayment Offeror”) will be permitted to (x) offer to make voluntary prepayments of the Term Loans from internally generated funds and/or with the proceeds of any contribution to the common equity capital of the Discounted Prepayment Offeror (each, a “Discounted Prepayment”) on one or more occasions pursuant to the provisions of this Section 2.25, and (y) make such Discounted Prepayment on one or more occasions pursuant to the provisions of this Section 2.25 (it being understood that no Lender will have an obligation to accept a Discounted Prepayment). As used herein, “Big Boy Letter” means a letter from a Lender acknowledging that (1) the Borrower may have information regarding the Borrower and the Subsidiaries, their ability to perform the Obligations or any other material information that has not previously been disclosed to the Administrative Agent and the Lenders (“Excluded Information”), (2) the Excluded Information may not be available to such Lender, (3) such Lender has independently and without reliance on any other party made its own analysis and determined to assign Term Loans to the Borrower pursuant to this Section 2.25 notwithstanding its lack of knowledge of the Excluded Information and (4) such Lender waives and releases any claims it may have against the Administrative Agent, the Borrower and the Subsidiaries with respect to the nondisclosure of the Excluded Information; or otherwise in form and substance reasonably satisfactory to the Administrative Agent, the Borrower and assigning such Lender

(b) Procedures. In connection with any Discounted Prepayment, the Discounted Prepayment Offeror will notify the Administrative Agent in writing (the “Discounted Prepayment Notice”) that the Discounted Prepayment Offeror desires to prepay the Term Loans on a specified Business Day, in a maximum aggregate amount (which amount will be not less than $1,000,000 and whole increments of $100,000 in excess thereof) (the “Discounted Prepayment Amount”) at a discount to par (which will be expressed as a range of percentages of par of the principal amount of the Term Loans) specified by the Discounted Prepayment Offeror with respect to each Discounted Prepayment (the “Discount Price Range”); provided that (i) such notice will be received by the Administrative Agent and Lenders no earlier than 15 Business Days and no later than 5 Business Days prior to the proposed date by which Lenders are required to respond to the Discounted Prepayment Notice if they desire to participate (the “Discounted Prepayment Response Date”) and (ii) at the Discounted Prepayment Offeror’s discretion, the offer in any such notice will be made to all Lenders holding Term Loans (it being understood that different Discount Price Ranges may be offered with respect to different Classes of Term Loans and, in such event, each such offer will be treated as a separate offer pursuant to the terms of this Section 2.25). The Administrative Agent will promptly provide each Lender of the applicable Classes a copy of such Discounted Prepayment Notice. In connection with a Discounted Prepayment, each Lender holding the Term Loans of the applicable Classes will be entitled to specify to the Administrative Agent a discount to par (which will be expressed as a price equal to a percentage of par of the principal amount of the Term Loans held by such Lender, the “Acceptable Discount Price”) within the Discount Price Range for a principal amount (subject to rounding requirements specified by the Administrative Agent) of the Term Loans of the applicable Class held by such Lender at which such Lender is willing to accept such Discounted Prepayment. Each response by a Lender to a Discounted Prepayment Notice (x) will be due no later than 5:00 p.m. (New York City time) on the Discounted Prepayment Response Date, (y) to the extent not timely received by the Administrative Agent will be disregarded and such Lender will be deemed to have declined the Discounted Prepayment offer and (z) to the extent timely received by the Administrative Agent will be irrevocable. The Administrative Agent will provide the Discounted Prepayment Offeror with a summary of all tenders by Lenders in response to the Discounted Prepayment Notice and, based on the Acceptable Discount Prices and principal amounts of the Term Loans of the applicable Classes specified by Lenders, the Administrative Agent, in consultation with the Discounted Prepayment Offeror, will determine the applicable discount price (the “Applicable Discount Price”) for the applicable Discounted Prepayment of all Term Loans to be prepaid in such Discounted Prepayment, which will be the lower of (i) the lowest Acceptable Discount Price at which the Discounted Prepayment Offeror can complete the Discounted Prepayment for 100% of the Discounted Prepayment Amount and (ii) if the Lenders’ response is such that the Discounted Prepayment could not be completed for 100% of the Discounted Prepayment Amount, the highest Acceptable Discount Price specified by the Lenders that is within the Discount Price Range specified by the Discounted Prepayment Offeror. The Discounted Prepayment Offeror will have the right, by written notice to the Administrative Agent, to revoke in full (but not in part) its offer to make a Discounted Prepayment and rescind any Discounted Prepayment Notice therefor at its discretion at any time on or prior to the applicable Discounted Prepayment Response Date (and if such offer is revoked or notice rescinded, any failure by the Discounted Prepayment Offeror to make a prepayment to a Lender, as applicable, pursuant to this Section will not constitute a Default or Event of Default under Section 8.1 or otherwise).

(c) Prepayments; Application. The Discounted Prepayment Offeror will prepay the Term Loans of the applicable Classes (or the respective portion thereof) accepted by Lenders at the Acceptable Discount Prices specified by each such Lender that are equal to or less than (expressed as a percentage of par of the principal amount of Term Loans) the Applicable Discount Price (“Qualifying Term Loans”) at the Applicable Discount Price; provided that if the aggregate proceeds required to prepay Qualifying Term Loans (disregarding any interest payable under this Section 2.25) would exceed the Discounted Prepayment Amount for such Discounted Prepayment, the Discounted Prepayment Offeror will prepay such Qualifying Term Loans at the Applicable Discount Price ratably based on the respective principal amounts of such Qualifying Term Loans (subject to rounding requirements specified by the Administrative Agent). The portion of the Term Loans prepaid by the Discounted Prepayment Offeror pursuant to this Section 2.25 will be accompanied by payment of accrued and unpaid interest on the par principal amount so prepaid to, but not including, the date of prepayment. The par principal amount of the Term Loans prepaid pursuant to this Section 2.25 will be applied to reduce the remaining installments of Term Loans pro rata against all such scheduled installments (including, for the avoidance of doubt, the amount of scheduled installments owing to Lenders not prepaid pursuant to this Section 2.25). The Administrative Agent will notify the Discounted Prepayment Offeror and the Lenders that received the Discounted Prepayment Notice of the results of the offer promptly after completion of the determinations referred to above, and the Discounted Prepayment Offeror will make the Discounted Prepayment no later than 3 Business Days after receipt of such notice. The par principal amount of the Term Loans prepaid pursuant to this Section 2.25 will be deemed immediately cancelled upon payment of the applicable Discounted Prepayment.

(d) Lender Consent. The Lenders hereby consent to the transactions described in this Section 2.25 and waive (i) the requirements of Section 2.17 or any other requirement to the extent it would require that the Discounted Prepayment be made in respect of the Lenders’ Pro Rata Share of the Term Loans or with respect to all Classes of Term Loans, and (ii) the requirements of any provision of this Agreement or any other Credit Document that might otherwise result in a Default or Event of Default as a result of a Discounted Prepayment.

(e) Miscellaneous. Each Discounted Prepayment will be consummated pursuant to procedures (including as to timing, rounding and minimum amounts, type and Interest Periods of accepted Term Loans, conditions for terminating a Discounted Prepayment or rescinding an acceptance of prepayment, forms of other notices (including notices of offer and acceptance) by the Discounted Prepayment Offeror and Lenders and determination of Applicable Discount Price) established by the Administrative Agent acting in its reasonable discretion in consultation with the Discounted Prepayment Offeror. The making of a Discounted Prepayment will be deemed to be a representation and warranty by the Borrower that all conditions precedent to such Discounted Prepayment set forth in this Section 2.25 were satisfied in all respects.

2.26 Credit Agreement Refinancing Indebtedness; Refinancing Amendments.

(a) Refinancing Term Loans. At any time after the Closing Date, the Borrower may obtain (i) from any Lender or any Additional Lender, Credit Agreement Refinancing Indebtedness in the form of Refinancing Term Loans or Refinancing Term Commitments, in each case pursuant to a Refinancing Amendment, or (ii) from any bank, other financial institution or institutional investor that agrees to provide any portion of any Credit Agreement Refinancing Indebtedness in any other form, such other Credit Agreement Refinancing Indebtedness, in each case to refinance (and to reduce on a dollar-for-dollar or greater basis) all or any portion of the Term Loans then outstanding under this Agreement.

(b) Refinancing Amendments. The effectiveness of any Refinancing Amendment will be subject only to the satisfaction on the date thereof of such of the conditions set forth in Sections 3.1 and 3.2 as may be requested by the providers of applicable Refinancing Term Loans. The Administrative Agent will promptly notify each Lender as to the effectiveness of each Refinancing Amendment. Each of the parties hereto hereby agrees that, upon the effectiveness of any Refinancing Amendment, this Agreement will be deemed amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Refinancing Term Loans incurred pursuant thereto (including any amendments necessary to treat the Term Loans subject thereto as Refinancing Term Loans).

(c) Required Consents. Any Refinancing Amendment may, without the consent of any Person other than the Administrative Agent (which consent shall not be unreasonably withheld, conditioned or delayed), the Borrower and the Persons providing the applicable Refinancing Term Loans, effect such amendments to this Agreement and the other Credit Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section 2.26. This Section 2.26 supersedes any provisions in Section 10.5 to the contrary.

(d) Providers of Refinancing Term Loans. Refinancing Term Loans may be provided by any existing Lender (it being understood that no existing Lender will have an obligation to make all or any portion of any Refinancing Term Loan) or by any Additional Lender on terms permitted by this Section 2.26; provided that the Administrative Agent will have consented (in each case, such consent not to be unreasonably withheld, conditioned or delayed) to any such Person’s providing Refinancing Term Loans or Refinancing Term Commitments if such consent would be required under Section 10.6(c), respectively, for an assignment of Term Loans or Term Loan Commitments to such Person.

SECTION 3. CONDITIONS PRECEDENT

3.1 Closing Date. The obligation of the Lenders on the Closing Date to fund the Initial Term Loans on the Closing Date (collectively, the “Initial Credit Extension”) is subject to the satisfaction, or waiver by the Administrative Agent, of only the following conditions on or before the Closing Date:

(a) Credit Documents. The Administrative Agent will have received a copy of each of the following Credit Documents, in each case where applicable, executed and delivered by the Borrower and each Guarantor Subsidiary: (A) this Agreement; (B) the Pledge and Security Agreement; (C) each of the Term Loan Notes (if such Term Loan Notes have been requested at least three (3) Business Days prior to the date the funding of the Initial Credit Extension would otherwise occur); (D) the Intercompany Subordination Agreement and (E) the Perfection Certificate.

(b) Organizational Documents; Incumbency; Resolutions; Good Standing Certificates. The Administrative Agent will have received customary secretary’s certificate from the Borrower and the Guarantor Subsidiaries appending:

(i) Organizational Documents. A copy of each Organizational Document of the Borrower and each Guarantor Subsidiary and, to the extent applicable, certified as of a recent date by the appropriate governmental official, each dated the Closing Date or a recent date prior thereto.

(ii) Incumbency Certificate. A signature and incumbency certificate of the officers or other authorized representatives of the Borrower and each Guarantor Subsidiary executing the Credit Documents referenced in Section 3.1(a).

(iii) Resolutions. Resolutions of the board of directors or similar governing body of the Borrower and each Guarantor Subsidiary approving and authorizing the execution, delivery and performance of this Agreement and the other Credit Documents to which it is a party or by which it or its assets may be bound as of the Closing Date, certified as of the Closing Date by its secretary or an assistant secretary (or any other officer with an equivalent role) as being in full force and effect without modification or amendment.

(iv) Good Standing Certificates. A good standing certificate from the applicable Governmental Authority of the jurisdiction of incorporation, organization or formation of the Borrower and each Guarantor Subsidiary.

(c) [Reserved].

(d) Funding Notice. The Administrative Agent will have received a fully executed and delivered Funding Notice as required pursuant to Section 2.1; provided that all certifications made under such Funding Notice will be made (or deemed made) as of the Closing Date.

(e) Closing Date Certificate and Attachments. The Administrative Agent will have received an executed Closing Date Certificate, together with all attachments thereto, certifying to the satisfaction of the conditions set forth in Sections 3.1(f), 3.1(g) and 3.1(j).

(f) Acquisition. The Acquisition will have been consummated concurrently with the Initial Credit Extension substantially in accordance with the Merger Agreement (but without giving effect to the Second Step Merger (as defined in the Merger Agreement)) without any waiver, amendment or modification thereof, in each case, that is materially adverse to the Lenders unless consented to in writing by the Administrative Agent and the Lead Arranger (such consent not to be unreasonably withheld or delayed).

(g) Specified Representations and Merger Agreement Representations. (x) The Specified Representations will be true and correct in all material respects on and as of the Closing Date (except for those Specified Representations that are conditioned by materiality, which will have been true and correct in all respects) and (y) the Merger Agreement Representations will be true and correct (subject, in each case, to any materiality set forth in Article III of the Merger Agreement) on and as of the Closing Date (except to the extent such Merger Agreement Representations specifically relate to an earlier date, in which case such Merger Agreement Representations will have been true and correct (subject, in each case, to any materiality set forth in Article III of the Merger Agreement) on and as of such earlier date).

(h) [Reserved].

(i) Financial Statements. The Administrative Agent and the Lenders will have received (i) the audited consolidated balance sheets and related statements of income and cash flows of each of the Borrower and the Acquired Business for the Fiscal Years ended June 30, 2018, July 1, 2017, July 2, 2016 and June 27, 2015; (ii) the unaudited consolidated balance sheets and related statements of income and cash flows of the Borrower and the Acquired Business for the Fiscal Quarters ended September 30, 2017, December 30, 2017, March 31, 2018 and September 29, 2018; and (iii) a pro forma consolidated balance sheet for the Borrower and its Subsidiaries (including the Acquired Business) and a pro forma consolidated statement of comprehensive income (loss) for the Borrower and its Subsidiaries as of and for the twelve-month period ending September 29, 2018, prepared after giving effect to the Transactions as if the Transactions had occurred at the beginning of such period, which need not be prepared in compliance with Regulation S-X of the Securities Act, or include adjustments for purchase accounting; provided that the financial statements of the Borrower shall have been prepared in accordance with GAAP and the financial statements of the Acquired Business shall have been reconciled to GAAP.

(j) No Material Adverse Effect. Since March 11, 2018, there shall not have occurred any Company Material Adverse Effect that is continuing as of the Closing Date.

(k) Solvency. The Administrative Agent will have received a solvency certificate in the form attached as Exhibit D from the chief financial officer or other officer with equivalent duties of the Borrower certifying to the solvency of the Borrower and the Subsidiaries on a consolidated basis after giving effect to the Transactions.

(l) [Reserved].

(m) Personal Property Collateral. The Collateral Agent will have received:

(i) Deliverables, Etc. In connection with the pledge of Capital Stock held by the Credit Parties, and the pledge of Indebtedness owing to the Credit Parties, in each case to the extent required under the Pledge and Security Agreement, the Borrower and each applicable Guarantor Subsidiary will deliver, or cause to be delivered, to the Collateral Agent, to the extent required under the Pledge and Security Agreement, an original stock certificate or other instruments representing such pledged Capital Stock or Indebtedness, together with customary blank stock or other equity transfer powers and instruments of transfer and irrevocable powers duly executed in blank.

(ii) Lien Searches. The results of customary lien searches with regard to the Borrower and each Guarantor Subsidiaries requested no less than fifteen (15) days prior to the date the Acquisition is required to be consummated pursuant to the terms of the Merger Agreement; and

(iii) UCC financing statements in appropriate form for filing under the UCC, documents suitable for filing with the United States Patent and Trademark Office and United States Copyright Office and all other documents and instruments necessary to establish and perfect the Collateral Agent’s first priority Lien in the Collateral other than foreign Intellectual Property (subject to Permitted Liens), in each case, executed and delivered (if applicable, in proper form for filing) by the Borrower and the Guarantors;

provided that, to the extent any Liens on the Collateral have not attached or are not perfected on the Closing Date (other than to the extent that a Lien on such Collateral may be perfected by (A) the filing of a financing statement under the UCC or (B) the delivery of certificated securities representing equity of direct wholly-owned material domestic subsidiaries of the Borrower) after use of commercially reasonable efforts to do so, such attachment or perfection will not constitute a condition precedent to the borrowing on the Closing Date, but will be required in accordance with Section 5.17.

(n) Opinions of Counsel to Credit Parties. The Administrative Agent and its counsel will have received copies of (and each Credit Party hereby instructs such counsel to deliver such opinions to the Administrative Agent and the Lenders) customary legal opinions, each dated as of the Closing Date, of Wilson Sonsini Goodrich & Rosati P.C., special counsel to the Borrower, with respect to the Borrower and each Guarantor Subsidiary.

(o) Fees and Expenses. All reasonable and documented costs, fees, expenses (including, without limitation, legal fees and expenses) and other compensation payable to the Lead Arranger, Administrative Agent and the Lenders will have been paid (or will concurrently be paid) to the extent then due; provided that an invoice of such expenses will have been presented no less than three (3) Business Days prior to the Closing Date.

(p) “Know-Your-Customer.” The Administrative Agent will have received all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations (including the PATRIOT Act) at least three (3) Business Days prior to the Closing Date, to the extent requested from the Borrower at least ten (10) Business Days prior to the Closing Date. At least three (3) days prior to the Closing Date, the Borrower and any Guarantor Subsidiary that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation shall deliver a Beneficial Ownership Certification in relation to the Borrower and any such Guarantor Subsidiary.

For purposes of determining compliance with the conditions specified in this Section 3.1, (i) each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto and (ii) transactions occurring (or to occur) on the Closing Date in accordance with, and as expressly set forth in, the funds flow memorandum delivered to (and approved by) the Administrative Agent shall be deemed to occur and have occurred substantially simultaneously with the Initial Credit Extension.

3.2 Conditions to Each Credit Extension After the Closing Date.

(a) Conditions Precedent. Except (x) in connection with the Initial Credit Extension and (y) as may be limited in respect of certain conditions precedent as set forth in Section 2.24(f) with respect to Incremental Term Loans or in Section 1.5 with respect to any Limited Condition Acquisition, the obligation of each Lender to make any Term Loan, on any Credit Date, are subject to the satisfaction, or waiver in accordance with Section 10.5, of the following conditions precedent:

(i) Notice. The Administrative Agent will have received a fully executed and delivered Funding Notice;

(ii) Representations and Warranties. As of such Credit Date, the representations and warranties contained herein and in the other Credit Documents will be true and correct in all material respects (except for those representations and warranties that are conditioned by materiality, which will be true and correct in all respects) both immediately before and after such Credit Extension, on and as of that Credit Date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties will have been true and correct in all material respects (except for those representations and warranties that are conditioned by materiality, which will have been true and correct in all respects) on and as of such earlier date; and

(iii) No Default or Event of Default. Both immediately before and after the Credit Extension on such Credit Date, no Default or an Event of Default shall have occurred and be continuing.

(b) Notices. Any Notice will be executed by an Authorized Officer in a writing delivered to the Administrative Agent. The Administrative Agent or any Lender will not have any obligation to verify the veracity of any such notice referred to above nor will the Administrative Agent or any Lender incur any liability to the Borrower in acting upon any notice referred to above that the Administrative Agent believes in good faith to have been given by a duly authorized officer or other Person authorized on behalf of the Borrower. Each delivery of a Notice will constitute a representation and warranty that as of the date of any Credit Extension (both immediately before and immediately after such Credit Extension) the conditions contained in Section 3.2 have been satisfied.

SECTION 4. REPRESENTATIONS AND WARRANTIES

In order to induce the Lenders and each Agent to enter into this Agreement and to make each Credit Extension to be made thereby, each Credit Party represents and warrants to the Lenders and the Agents, on the Closing Date and on each Credit Date, that the following statements are true and correct:

4.1 Organization; Requisite Power and Authority; Qualification. The Borrower and each Subsidiary (a) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization which, as of the Closing Date, is identified in Schedule 4.10(b) of the Credit Agreement Disclosure Letter, (b) has all requisite organizational power and authority to (i) own and operate its properties, to lease the property it operates as lessee, and to carry on its business as now conducted and as proposed to be conducted, (ii) to enter into the Credit Documents to which it is a party and (iii) to carry out the transactions contemplated hereby and thereby, and (c) is qualified to do business and in good standing as a foreign entity in every jurisdiction where its assets are located and wherever necessary to carry out its business and operations, except in jurisdictions where (i) such Person is organized, (ii) there is no requirement to be so registered, or (iii) the failure to be so qualified or in good standing has not had, and could not be reasonably expected to have, a Material Adverse Effect.

4.2 Due Authorization. The execution, delivery and performance of the Credit Documents have been duly authorized by all necessary action on the part of each Credit Party that is a party thereto.

4.3 No Conflict; Government Consents.

(a) No Conflict with Organizational Documents, Law or Contractual Obligations; No Creation of Liens. The execution, delivery and performance by each Credit Party of the Credit Documents to which it is a party and the consummation of the transactions contemplated by the Credit Documents do not and will not (i)(1) violate any of the Organizational Documents of such Credit Party or (2) otherwise require any approval of any stockholder, member or partner of such Credit Party, except for such approvals or consents which have been obtained or made prior to the Closing Date; (ii) violate any provision of any law, rule, regulation, order, judgment or decree of any Governmental Authority applicable to or otherwise binding on such Credit Party, except to the extent such violation could not reasonably be expected to have a Material Adverse Effect; (iii) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under, or otherwise require any approval or consent of any Person under, (x) any Contractual Obligation of such Credit Party, except to the extent such conflict, breach or default could not reasonably be expected to have a Material Adverse Effect, or (y) any Material Indebtedness (including the Convertible Notes Indenture), and in each case, except for such approvals or consents which have been obtained or made; or (iv) result in or require the creation or imposition of any Lien upon any of the properties or assets of such Credit Party (other than any Liens created under any of the Credit Documents in favor of the Collateral Agent, on behalf of the Secured Parties, and Permitted Liens).

(b) Governmental Consents. The execution, delivery and performance by each Credit Party of the Credit Documents to which it is party and the consummation of the transactions contemplated by the Credit Documents do not and will not require any registration with, consent, license, permit or approval of, or notice to, or other action to, with or by, any Governmental Authority, except for such filings and recordings with respect to the Collateral made as of the Closing Date or made or to be made in accordance with Sections 5.10 and 5.12.

4.4 Binding Obligation. Each Credit Document has been duly executed and delivered by each Credit Party that is a party thereto and is the legally valid and binding obligation of such Credit Party, enforceable against such Credit Party in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by general equitable principles, regardless of whether considered in a proceeding in equity or at law and principles of good faith and fair dealing.

4.5 Historical Financial Statements. The Historical Financial Statements were prepared in conformity with GAAP applied on a consistent basis throughout the periods covered thereby, except as may be indicated in the notes thereto, and fairly present, in all material respects, the financial position, on a consolidated basis, of the Persons described in such financial statements as at the respective dates thereof and the results of operations and cash flows, on a consolidated basis, of the entities described therein for each of the periods then ended, subject, in the case of any such unaudited financial statements, to changes resulting from audit and normal year-end adjustments. As of the Closing Date, except (a) as reserved for in the Historical Financial Statements, (b) liabilities incurred on behalf of the Borrower and the Subsidiaries in connection with the Merger Agreement and the Credit Documents in accordance with the terms thereof, and (c) liabilities incurred since June 30, 2018 in the ordinary course of business, none of the Borrower or any Subsidiary has any material liabilities or obligations of a nature (whether accrued, absolute, contingent or otherwise) required by GAAP (as modified by the first sentence of this Section 4.5) to be set forth on a combined consolidated balance sheet of the Borrower and the Subsidiaries (or the notes thereto) prepared in accordance with GAAP (as modified by the first sentence of this Section 4.5).

4.6 Projections. On and as of the Closing Date, the projections of the Borrower and its Subsidiaries for the period from the Closing Date through and including Fiscal Year 2023 (the “Projections”) are based on good faith estimates and assumptions made by the management of the Borrower; provided that (i) forecasts are not to be viewed as facts, (ii) any forecasts are subject to significant uncertainties and contingencies, many of which are beyond the control of the Credit Parties, (iii) no assurance can be given that any particular forecasts will be realized and (iv) actual results may differ and such differences may be material.

4.7 No Material Adverse Effect. Since July 1, 2017, no event or change has occurred that has caused or could reasonably be expected to cause, either in any case or in the aggregate, a Material Adverse Effect.

4.8 Adverse Proceedings. There are no Adverse Proceedings, individually or in the aggregate, that could reasonably be expected to have a Material Adverse Effect. None of the Borrower or the Subsidiaries is subject to or in default with respect to any final judgments, writs, injunctions, decrees, rules or regulations of any court or any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

4.9 Payment of Taxes. Except as could not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, (a) the Borrower and the Subsidiaries have timely filed (or obtained valid extensions) with the appropriate United States federal, state, local and foreign taxing authorities all tax returns and reports that were required to be filed and have timely paid all Taxes owed by them, whether or not shown on such tax returns or reports, except those which are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as adequate reserve or other appropriate provision, as may be required pursuant to GAAP has been made therefor and (b) all such tax returns are true, correct and complete in all material respects. No Executive Officer of the Borrower has any knowledge of any material Tax assessment against the Borrower or any Subsidiary with respect to Taxes which is not being actively contested by the Borrower or the Subsidiaries in good faith and by appropriate proceedings; provided that such reserves or other appropriate provisions, if any, as will be required in conformity with GAAP will have been made or provided therefor.

4.10 Ownership of Material Property.

(a) Generally. The Borrower and its Subsidiaries have (i) good, valid and legal fee simple title to (in the case of fee interests in real property), (ii) valid leasehold interests in (in the case of leasehold interests in real or tangible personal property) and (iii) good title, valid leasehold interests in, licenses of, or other rights with respect to (in the case of all other tangible personal property), all of their respective properties and material assets necessary in the ordinary conduct of the Business (as of the Closing Date, as reflected in the Historical Financial Statements and, from time to time after the Closing Date, as reflected in the most recent financial statements delivered pursuant to Section 5.1(a) or (b)), in each case, to the extent necessary to not materially interfere with its ability to conduct the Business or utilize such assets for their intended purposes as of the date of such financial statements, except (x) for assets disposed of since the balance sheet date of such financial statements in the ordinary course of business or as otherwise permitted under Section 6.8 and (y) as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Except as permitted by this Agreement or as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, all such properties and assets are free and clear of Liens, except for Permitted Liens.

(b) Capital Stock and Subsidiaries. The Capital Stock of the Borrower and each Subsidiary has been duly authorized and validly issued in compliance with all applicable federal, state and other Laws and is fully paid and non-assessable (except to the extent such concepts are not applicable under the applicable Law of such Subsidiary’s jurisdiction of formation). Except as set forth on Schedule 4.10(b) of the Credit Agreement Disclosure Letter, as of the Closing Date, there is no existing option, warrant, call, right, commitment or other agreement (including preemptive rights) to which the Borrower or any Subsidiary is a party requiring, and there is no membership interest or other Capital Stock of the Borrower or any Subsidiary outstanding which upon conversion or exchange would require, the issuance by the Borrower or any Subsidiary of any additional membership interests or other Capital Stock of the Borrower or any Subsidiary or other Securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase, a membership interest or other Capital Stock of the Borrower or any Subsidiary.

(c) Intellectual Property. The Borrower and the Subsidiaries own or have the right to use all Intellectual Property that is used in or otherwise necessary for the operation of their respective Business as currently conducted, except where the failure of the foregoing could not reasonably be expected to have a Material Adverse Effect. The operation of the Business by the Borrower and the Subsidiaries does not infringe upon, misappropriate, violate or otherwise conflict with the Intellectual Property of any third party, except, in each case, as could not reasonably be expected to have a Material Adverse Effect.

(d) Real Estate Assets. Schedule 4.10(d) of the Credit Agreement Disclosure Letter is a complete and correct list as of the Closing Date of all Material Owned Real Estate Assets and of the Borrower and the Guarantor Subsidiaries.

4.11 Environmental Matters. Except, in each case, as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect:

(a) Neither the Borrower nor any of its Subsidiaries nor any of their respective Facilities or operations are subject to any Environmental Claim, or any Environmental Liability;

(b) there are and, to the knowledge of any Executive Officer of the Borrower, have been, no conditions, occurrences, or Hazardous Materials Activities which could reasonably be expected to form an Environmental Claim against the Borrower or any Subsidiary or give rise to any Environmental Liabilities of the Borrower or any Subsidiary; and

(c) The Borrower, each Subsidiary and their respective Facilities and operations are in compliance with applicable Environmental Laws, including obtaining, maintaining and complying with the terms of any Governmental Authorizations required under any applicable Environmental Law.

4.12 Governmental Regulation. Neither the Borrower nor any of its Subsidiaries is a “registered investment company” or a company “controlled” by a “registered investment company” or a “principal underwriter” of a “registered investment company” as such terms are defined in the Investment Company Act of 1940.

4.13 Margin Stock. Neither the Borrower nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock. No part of the proceeds of any Credit Extension made to or for the benefit of any Credit Party or any Subsidiary will be used to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock or for any purpose that violates, or is inconsistent with, the provisions of Regulation T, U or X of the Board of Governors, as in effect from time to time or any other regulation thereof or to violate the Exchange Act.

4.14 Employee Matters. Neither the Borrower nor any of its Subsidiaries is engaged in any unfair labor practice that could reasonably be expected to have a Material Adverse Effect. There is (a) no unfair labor practice complaint pending against the Borrower or any Subsidiary, or to the knowledge of any Executive Officer of the Borrower, threatened against any of them before the National Labor Relations Board and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement that is so pending against the Borrower or any Subsidiary or to the knowledge of any Executive Officer of the Borrower, threatened against any of them, (b) no strike or work stoppage in existence or, to the knowledge of any Executive Officer of the Borrower, threatened involving the Borrower or any Subsidiary, (c) there are no collective bargaining agreements covering the employees of any Credit Party or any Subsidiary as of the Closing Date and (d) to the knowledge of any Executive Officer of the Borrower, no union representation question existing with respect to the employees of the Borrower or any Subsidiary, to the knowledge of any Executive Officer of the Borrower, no union organization activity that is taking place, except, with respect to any matter specified in clause (a), (b) or (d) above, either individually or in the aggregate, as could not be reasonably likely to result in a Material Adverse Effect.

4.15 Employee Benefit Plans. (a) The Borrower, each of its Subsidiaries and each of their respective ERISA Affiliates are in compliance in all material respects with all applicable provisions and requirements of ERISA and the Internal Revenue Code and the regulations and published interpretations thereunder with respect to each Employee Benefit Plan, (b) each Employee Benefit Plan which is intended to qualify under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the Internal Revenue Service indicating that such Employee Benefit Plan is so qualified and, to the knowledge of any Executive Officer of the Borrower, nothing has occurred subsequent to the issuance of such determination letter which would cause such Employee Benefit Plan to lose its qualified status, (c) no Liability to the PBGC (other than required premium payments), the Internal Revenue Service, any Employee Benefit Plan (except in the ordinary course) or any trust established under Title IV of ERISA has been or is expected to be incurred by the Borrower or any Subsidiary or any of their respective ERISA Affiliates, (d) except to the extent required under Section 4980B of the Internal Revenue Code or similar state laws, no Employee Benefit Plan provides health or welfare benefits (through the purchase of insurance or otherwise) for any retired or former employee of any of the Borrower or any Subsidiary or any of their respective ERISA Affiliates, (e) the present value of the aggregate benefit liabilities under each Pension Plan sponsored, maintained or contributed to by the Borrower or any Subsidiary or any of their respective ERISA Affiliates, (determined as of the end of the most recent plan year on the basis of the actuarial assumptions specified for funding purposes in the most recent actuarial valuation for such Pension Plan), did not exceed the aggregate current value of the assets of such Pension Plan and (f) no ERISA Event has occurred or is reasonably expected to occur; in each case, except as would not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect. To the extent applicable, each Foreign Plan has been maintained in material compliance with its terms and with the requirements of any and all applicable requirements of Law and has been maintained, where required, in good standing with applicable regulatory authorities except where the failure to comply or be maintained in good standing could not reasonably be expected to have a Material Adverse Effect. No Credit Party has incurred any obligation in connection with the termination of or withdrawal from any Foreign Plan that could reasonably be expected to have a Material Adverse Effect.

4.16 Solvency. On the Closing Date, after giving effect to the Transactions, including the making of the Credit Extensions to be made on the Closing Date and giving effect to the application of the proceeds thereof, the Borrower and the Subsidiaries, on a consolidated basis, are Solvent.

4.17 Compliance with Laws.

(a) Generally. Each of the Borrower and the Subsidiaries is in compliance with all applicable Laws in respect of the conduct of its business and the ownership of its property, except such non-compliance that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(b) Anti-Terrorism Laws, Etc. Without limiting clause (a) above no Credit Party nor any of its Controlled Entities or any of their respective directors or officers (i) is organized or resident in a Sanctioned Country, (ii) is in violation of any Anti-Terrorism Law, (iii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law, (iv) is a Blocked Person, (v) is subject to or has received formal notice of any proceeding or investigation by any Governmental Authority in connection with any violation by any Credit Party or any Subsidiary, or any director, officer or other employee or representative or agent thereof, of any Anti-Terrorism Law or (vi) has been convicted by any Governmental Authority of a violation of any Anti-Terrorism Law. No Credit Party nor any of its Controlled Entities (1) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person except to the extent authorized or permissible for a Person required to comply with Anti-Terrorism Laws, or (2) deals in, or otherwise engages in any transaction relating to, any property or interest in property blocked pursuant to Executive Order No. 13224, any similar executive order or other Anti-Terrorism Law except to the extent authorized or permissible for a Person required to comply with Anti-Terrorism Laws.

(c) Anti-Corruption Laws, Etc. During the five (5) years prior to the Closing Date, to the knowledge of the Responsible Officers, there has been no action taken by any Credit Party or any of its Controlled Entities or any officer, director, or employee, or, to the knowledge of the Responsible Officers, any agent, representative, sales intermediary, or other third party of any Credit Party or any of its Controlled Entities, in each case, acting on behalf of any Credit Party or any of its Controlled Entities in violation of any applicable Anti-Corruption Laws. None of the Credit Parties or any of their Controlled Entities has been convicted of violating any Anti-Corruption Laws or subjected to any investigation by a Governmental Entity for violation of any applicable Anti-Corruption Laws. There is no material suit, litigation, arbitration, claim, audit, action, proceeding or investigation pending or, to the knowledge of any Executive Officer of the Borrower, threatened against or affecting the Credit Parties or any of their Controlled Entities related to any applicable Anti-Corruption Laws, before or by any

Governmental Entity. None of the Credit Parties or any of their respective Subsidiaries has conducted or initiated any internal investigation or made a voluntary, directed, or involuntary disclosure to any Governmental Entity with respect to any alleged act or omission arising under or relating to any noncompliance with any Anti-Corruption Laws. In the five (5) years prior to the Closing Date, none of the Credit Parties or any of their respective Subsidiaries or Unrestricted Subsidiaries has received any written notice, request or citation for any actual or potential noncompliance with any of the foregoing.

4.18 Disclosure. None of the written information and data (other than any projections, any information of a forward-looking nature and any general economic or specific industry information developed by, and obtained from, third-party sources) heretofore furnished to any Agent or the Lenders by or on behalf of the Borrower on or prior to the Closing Date for use in connection with the transactions contemplated hereby, when taken as a whole, contains any untrue statement of a material fact or omits to state a material fact (known to any Executive Officer of the Borrower, in the case of any document not furnished by the Borrower) necessary in order to make the statements contained therein taken as a whole not materially misleading in light of the circumstances under which such statements were made (after giving effect to all supplements and updates to such written information and data, in each case, furnished after the date on which such written information or data was originally delivered and prior to the Closing Date). Any projections and information of a forward-looking nature furnished to any Agent or the Lenders by or on behalf of the Borrower have been prepared in good faith based upon assumptions believed by the Borrower to be reasonable at the time made (it being understood and agreed that such projections and information of a forward-looking nature are not to be viewed as a guarantee of financial performance or achievement, that such projections and information of a forward-looking nature are subject to significant uncertainties and contingencies, many of which are beyond the Borrower’s control, and that actual results may differ from the Projections and such differences may be material).

4.19 Perfection of Security Interests in the Collateral. On the Closing Date, the Collateral Documents create valid security interests in, and Liens on, the Collateral of the Credit Parties purported to be covered thereby on such date and described therein (other than foreign Intellectual Property), which security interests and Liens will be first priority Liens (subject to Permitted Liens) with respect to personal property of the Credit Parties, to the extent such Liens are perfected by filing appropriate UCC-1 financing statements against each such Credit Party with the secretary of state of the state of incorporation or formation of each such Credit Party and appropriate filings with the U.S. Patent and Trademark Office and the U.S. Copyright Office, as applicable, or the pledge of original stock certificates representing Capital Stock and customary stock and other equity powers related thereto upon the timely and proper filings, deliveries, notations and other actions contemplated by the Collateral Documents (to the extent that such security interests and Liens may be perfected by such filings, deliveries, notations and other actions contemplated by the Collateral Documents).

4.20 Use of Proceeds. The Borrower has used (or will use) the proceeds of the Initial Term Loans in accordance with Section 2.6.

4.21 No Default. No Default or Event of Default has occurred and is continuing.

4.22 Insurance. The properties and business of the Borrower and its Subsidiaries are insured with financially sound and reputable insurance companies which are not Affiliates of the Borrower in such amounts, with such deductibles and covering such risks as is deemed adequate and appropriate by the Borrower. Such insurance is in full force and effect.

SECTION 5. AFFIRMATIVE COVENANTS

The Borrower and each Guarantor Subsidiary covenants and agrees that until the principal of and interest on each Term Loan, all fees and all other expenses or amounts payable under any Credit Document (other than amounts in respect of indemnification, expense reimbursement, yield protection or tax gross-up and contingent obligations, in each case that are not then owing or with respect to which no claim has been made) have been paid in full, it will perform, and the Borrower will cause each of the Subsidiaries to perform (to the extent applicable to such Subsidiaries), all covenants in this Section 5.

5.1 Financial Statements; Notices and Other Reports. The Borrower will deliver to the Administrative Agent by Electronic Transmission:

(a) Annual Financial Statements. As soon as available, and in any event within ninety (90) days after the end of each Fiscal Year, commencing with the Fiscal Year ended June 29, 2019, (i) the consolidated balance sheet of the Borrower and the Subsidiaries and Unrestricted Subsidiaries as at the end of such Fiscal Year and the related consolidated statements of comprehensive income, stockholders’ equity and cash flows of the Borrower and the Subsidiaries and Unrestricted Subsidiaries for such Fiscal Year, setting forth, in each case, in comparative form the corresponding figures for the previous Fiscal Year, together with a Financial Officer Certification and a Narrative Report with respect thereto, and (ii) with respect to such consolidated financial statements, a report thereon of independent certified public accountants of recognized national standing selected by the Borrower (or another accounting firm selected by the Borrower and reasonably satisfactory to the Administrative Agent), which report (1) will not be subject to any explanatory statement as to the Borrower’s ability to continue as a “going concern” or like qualification or exception (other than with respect to an upcoming maturity of any Term Loans under this Agreement within the subsequent twelve (12) months) or any qualification or exception as to the scope of such audit and (2) will state that such consolidated financial statements fairly present, in all material respects, the consolidated financial position of the Borrower and the Subsidiaries and Unrestricted Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except as otherwise disclosed in such financial statements).

(b) Quarterly Financial Statements. As soon as available, and in any event within forty-five (45) days after the end of each of the first three Fiscal Quarters of each Fiscal Year, commencing with the Fiscal Quarter ending September 29, 2018, the consolidated balance sheet of the Borrower and the Subsidiaries and Unrestricted Subsidiaries as at the end of such Fiscal Quarter and the related consolidated statements of comprehensive income and cash flows of the Borrower and the Subsidiaries and Unrestricted Subsidiaries for such Fiscal Quarter and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter, setting forth, in each case, in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year, all in reasonable detail and in accordance with GAAP in all material respects (subject to normal year-end audit adjustments and the absence of footnotes), together with a Financial Officer Certification and a Narrative Report with respect thereto.

(c) Financial Plan. As soon as practicable and in any event no later than ninety (90) days after the beginning of each Fiscal Year after the Closing Date, commencing with the Fiscal Year ending June 29, 2019, a consolidated plan and financial forecast for such Fiscal Year (a “Financial Plan”) that includes (i) a forecasted consolidated statement of comprehensive income of the Borrower and the Subsidiaries and Unrestricted Subsidiaries for such Fiscal Year and an explanation of the assumptions on which such forecasts are based and (ii) forecasted consolidated statement of income of the Borrower and the Subsidiaries and Unrestricted Subsidiaries for each Fiscal Quarter of such Fiscal Year, together with an explanation of the assumptions on which such forecasts are based.

(d) Information Regarding Unrestricted Subsidiaries. Notwithstanding anything to the contrary in this Section 5.1, if the Borrower has any Unrestricted Subsidiaries as of the last date on which the financial statements for any fiscal period are required to be delivered pursuant to Section 5.1(a) or 5.1(b), then the Borrower will include, together with delivery of such financial statements, consolidating information (which may be audited at the option of the Borrower) that shows in reasonable detail in accordance with GAAP the breakdown of assets and liabilities, and revenues and expenses, between the Borrower and the Subsidiaries, on the one hand, and the Unrestricted Subsidiaries, on the other hand, as of the dates and for the periods covered by such financial statements.

(e) Compliance Certificate. Together with each delivery of financial statements of the Borrower and the Subsidiaries and Unrestricted Subsidiaries pursuant to Sections 5.1(a) and 5.1(b), a duly executed and completed Compliance Certificate.

(f) [Reserved].

(g) [Reserved].

(h) Notice of Default. Promptly upon an Executive Officer of the Borrower obtaining knowledge:

(i) of the occurrence of any Default or Event of Default;

(ii) that any Person has given any notice to the Borrower or any Subsidiary or taken any other action with respect to any event or condition set forth in Section 8.1(b); or

(iii) of the occurrence of any event or change that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect;

a certificate of an Authorized Officer of the Borrower specifying the nature and period of existence of such condition, event or change, or specifying the notice given and action taken by any such Person and the nature of such claimed Event of Default, Default, default, event or condition, and what action the Borrower has taken, is taking and proposes to take with respect thereto.

(i) Notice of Litigation and Judgments. Promptly upon an Executive Officer of the Borrower obtaining knowledge of:

(i) the institution of, or non-frivolous threat of, any Adverse Proceeding not previously disclosed in writing by the Borrower to the Administrative Agent; or

(ii) any material development in any Adverse Proceeding or the entry of any judgment;

in each case, that could reasonably be expected to result in a Material Adverse Effect, written notice thereof by the Borrower together with such other information as may be reasonably available to the Borrower to enable the Administrative Agent and its counsel to evaluate such matters.

(j) Notices of ERISA Events. (i) Promptly upon an Executive Officer of the Borrower becoming aware of the occurrence of or forthcoming occurrence of any ERISA Event that would reasonably be expected to result in a material liability, a written notice specifying the nature thereof, what action the Borrower or any Subsidiary or any of their respective ERISA Affiliates has taken, is taking or proposes to take with respect thereto and, when known, any action taken or threatened by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto; and (ii) with reasonable promptness, copies of (A) each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) filed by the Borrower or any Subsidiary or any of their respective ERISA Affiliates with the Internal Revenue Service with respect to each Pension Plan; (B) all notices received by the Borrower or any Subsidiary or any of their respective ERISA Affiliates from a Multiemployer Plan sponsor concerning an ERISA Event that would reasonably be expected to result in a Material Adverse Effect; and (C) copies of such other documents or governmental reports or filings relating to any Employee Benefit Plan as the Administrative Agent will reasonably request.

(k) Notices Related to OFAC, Etc. The Borrower will immediately notify the Administrative Agent if (i) an Executive Officer of the Borrower has knowledge that any Credit Party or any Subsidiary or its Unrestricted Subsidiaries or any of their respective directors, officers, and employees is listed on the OFAC Lists or otherwise becomes a Blocked Person, (ii) an Executive Officer of the Borrower has knowledge that any Credit Party or any Subsidiary or its Unrestricted Subsidiaries or any of their respective directors, officers, and employees has been convicted on, has pleaded nolo contendere to, has been indicted on, or has been arraigned and held over on, charges involving money laundering or predicate crimes to money laundering, or (iii) an Executive Officer of the Borrower has knowledge that any Credit Party or any Subsidiary or its Unrestricted Subsidiaries or any of their respective directors, officers is subject to or has received formal notice of any proceeding or investigation by any Governmental Authority in connection with any violation of Anti-Terrorism Laws.

(l) [Reserved].

(m) [Reserved].

(n) Other Information. The Borrower will deliver to the Administrative Agent, promptly upon request therefor, such other information and data with respect to the Borrower, any Subsidiary or any Unrestricted Subsidiary the Administrative Agent may from time to time reasonably request (including on behalf of any Lender) relating to the Term Loans.

(o) Certification of Public Information. Concurrently with the delivery of any document or notice required to be delivered pursuant to this Section 5.1, the Borrower will indicate in writing whether such document or notice contains Nonpublic Information. The Borrower and each Lender acknowledge that certain of the Lenders may be “public-side” Lenders (Lenders that do not wish to receive Nonpublic Information, a “Public Lender”) and, if documents or notices required to be delivered pursuant to this Section 5.1 or otherwise are being distributed by Electronic Transmission (including, through IntraLinks/IntraAgency, SyndTrak or another relevant website or other information platform approved by the Administrative Agent (the “Platform”)), any document or notice that the Borrower has indicated contains Nonpublic Information will not be posted on that portion of the Platform designated for such public-side Lenders. If the Borrower has not indicated whether a document or notice delivered pursuant to this Section 5.1 contains Nonpublic Information, the Administrative Agent reserves the right to post such document or notice solely on that portion of the Platform designated for Lenders who wish to receive Nonpublic Information with respect to the Borrower and the Subsidiaries and their respective securities. Notwithstanding the foregoing or anything to the contrary in this Agreement, the following documentation, notices and information shall be deemed not to contain Nonpublic Information: (A) the Credit Documents, (B) notification of changes in the terms of the Credit Documents and (C) all information delivered pursuant to Section 5.1(a) or (b).

(p) Substitution of SEC Reports; Purchase Accounting. Notwithstanding anything to the contrary in this Section 5.1:

(i) the filing by the Borrower of a Form 10-K or Form 10-Q (or any successor or comparable forms) with the Securities and Exchange Commission (or any successor thereto) with respect to any Fiscal Year or Fiscal Quarter will be deemed to satisfy the obligations under Section 5.1(a) or 5.1(b), as applicable, as to the Credit Parties and Subsidiaries; and

(ii) any financial statements required to be delivered pursuant to Sections 5.1(a) or 5.1(b) will not be required to contain purchase accounting adjustments relating to the Transactions or any other any transaction(s) permitted hereunder (including Permitted Acquisitions or other Investments permitted under Section 6.6).

(q) Confidentiality and Privilege. Notwithstanding anything to the contrary in any Credit Document, neither the Borrower nor any Subsidiary will be required to deliver or disclose to the Administrative Agent or any Lender any financial information or data (i) that constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure is prohibited by applicable Laws, (iii) that is subject to bona fide attorney client or similar privilege or constitutes attorney work product or (iv) the disclosure of which is prohibited by binding agreements not entered into primarily for the purpose of qualifying for the exclusion in this clause (iv); provided the foregoing will not limit the Borrower’s obligation to deliver financial statements or forecasts pursuant to Section 5.1(a), 5.1(b) and 5.1(c).

5.2 Existence. Except as otherwise permitted under Section 6.8, each Credit Party will, and will cause each of the Subsidiaries to, at all times preserve and keep in full force and effect its existence and all rights (charter and statutory), franchises, licenses, permits and approvals unless (other than with respect to the preservation of the existence of the Borrower) the failure to do so could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

5.3 Payment of Taxes and Claims. The Borrower will, and will cause each of its Subsidiaries to, pay all Taxes before the same shall become delinquent or in default; provided that no such Tax or claim need be paid if (x) it is being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as adequate reserve or other appropriate provision, as may be required pursuant to GAAP has been made therefor or (y) the failure to pay such Taxes could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

5.4 Maintenance of Properties. Except as otherwise permitted under Section 6.8, the Borrower will, and will cause each of the Subsidiaries to, (i) maintain or cause to be maintained in good repair, working order and condition, ordinary wear and tear and casualty and condemnation excepted, all real property and tangible personal property that is necessary in the operation of the business of such Person and from time to time will make or cause to be made all necessary repairs, renewals and replacements thereof in Borrower’s reasonable discretion, and (ii) prosecute, protect, defend, preserve, maintain, renew and enforce all Intellectual Property (except, to the extent the Borrower reasonably determines in good faith that (a) such actions are not necessary or (b) the cost of such actions is excessive in relation to the value of such Intellectual Property to the business of the Credit Parties taken as a whole).

5.5 Insurance.

(a) The Borrower will maintain or cause to be maintained, with financially sound and reputable unaffiliated insurers, such liability insurance, third party property damage insurance, business interruption insurance and casualty insurance with respect to liabilities, losses or damages in respect of the assets, properties and Business of the Borrower and the Subsidiaries as may customarily be carried or maintained under similar circumstances by Persons engaged in similar Business, in each case, in such amounts (giving effect to self-insurance), with such deductibles, covering such risks and otherwise on such terms and conditions as may be customary for such Persons. Without limiting the generality of the foregoing, the Borrower will maintain or cause to be maintained replacement value casualty insurance on the Collateral under such policies of insurance, with such insurance companies, in such amounts, with such deductibles, and covering such risks as are at all times carried or maintained under similar circumstances by Persons engaged in similar Business. Subject to Section 5.17, each such policy of insurance will, (i) in the case of liability insurance, name the Collateral Agent, on behalf of the Secured Parties, as an additional insured thereunder as its interests may appear and (ii) in the case of each casualty insurance policy, contain a lender loss payable clause or endorsement that names the Collateral Agent, on behalf of the Secured Parties, as the lender loss payee thereunder for any covered loss. The Borrower will use commercially reasonable efforts to cause such policy of insurance to provide for at least 30 days’ prior written notice to the Collateral Agent of any modification or cancellation of the policy. To the extent that the requirements of this Section 5.5 are not satisfied on the Closing Date, the Borrower may satisfy such requirements within ninety (90) days of the Closing Date (as extended by the Administrative Agent in its reasonable discretion).

(b) If any portion of a Building located on a Material Owned Real Estate Asset subject to a Mortgage is at any time located in an area identified by the Federal Emergency Management Agency (or any successor agency) as a Special Flood Hazard Area with respect to which flood insurance has been made available under the National Flood Insurance Act of 1968 (as in effect on the Closing Date or thereafter or any successor act thereto), then the Borrower shall, or shall cause each applicable Credit Party to, (i) maintain, or cause to be maintained, with a financially sound and reputable insurer, flood insurance in an amount and otherwise sufficient to comply with all applicable rules and regulations promulgated pursuant to the Flood Insurance Laws and (ii) deliver to the Collateral Agent evidence of such compliance in form and substance reasonably acceptable to the Collateral Agent.

5.6 Books and Records; Inspections. Each Credit Party will, and the Borrower will cause each of the Subsidiaries to, keep proper books of record and accounts in accordance with GAAP in which full, true and correct entries will be made of all material dealings and transactions in relation to its business and activities. Subject to the last paragraph of Section 5.1, each Credit Party will, and the Borrower will cause each of the Subsidiaries to, permit the Administrative Agent and any Lender and their respective authorized representatives to visit and inspect any of the properties of such Person, to inspect, copy and take extracts from its and their financial and accounting records, and to discuss its and their affairs, finances and accounts with its and their officers and independent public accountants, all upon reasonable notice and at such reasonable times during normal business hours and as often as may reasonably be requested; provided that (a) unless an Event of Default has occurred and is continuing, only the Administrative Agent on behalf of the Lenders may exercise rights under this Section 5.6; provided, further that unless an Event of Default has occurred and be continuing, the Administrative Agent shall not exercise such rights more often than two (2) times during any calendar year and only one (1) such time shall be at the Borrower’s expense and (b) in respect of any such discussions with any independent accountants, the Borrower or such Subsidiary, as the case may be, must receive reasonable advance notice thereof and a reasonable opportunity to participate therein and such discussions will be subject to the execution of any indemnity, non-reliance letter or other than requirements of such accountants.

5.7 Compliance with Laws. The Borrower will comply, and will cause each of the Subsidiaries to comply, with the requirements of all applicable Laws, rules, regulations and orders of any Governmental Authority (including all applicable Environmental Laws and ERISA, but excluding Export Controls, Anti-Terrorism Laws and Anti-Corruption Laws), noncompliance with which could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Borrower will comply, and will cause each of the Subsidiaries to comply, in all material respects with the requirements of all Export Controls, Anti-Terrorism Laws and Anti-Corruption Laws.

5.8 Anti-Terrorism Laws and Anti-Corruption Laws. The Borrower will maintain in effect and enforce, and will procure that each of the Subsidiaries maintains in effect and enforces, policies, procedures and internal controls designed to ensure compliance by the Borrower, the Subsidiaries and their respective directors, officers, and employees with Anti-Terrorism Laws and Anti-Corruption Laws.

5.9 [Reserved].

5.10 Additional Subsidiaries.

(a) In the event that any Person becomes a Subsidiary (which, for purposes of the foregoing reference to “Subsidiary” only, will be deemed to include an Unrestricted Subsidiary) of the Borrower, such Person will be deemed to be a Subsidiary hereunder until such time as the Borrower has designated such Subsidiary as an Unrestricted Subsidiary in accordance with the terms hereof.

(b) In the event that any Person becomes a Subsidiary (other than an Excluded Subsidiary), the Borrower will, within 45 days (or other applicable time period set forth herein or such longer time as the Administrative Agent may agree in its sole discretion):

(i) cause such Subsidiary to become a Guarantor hereunder and a Grantor under the Pledge and Security Agreement by executing and delivering to the Administrative Agent and the Collateral Agent a Counterpart Agreement and such other Collateral Documents (including the deliverables set forth in Section 5.11 below within the applicable time periods set forth therein) and an acknowledgement to any Pari Passu Lien Intercreditor Agreement or Junior Lien Intercreditor Agreement then applicable, in each case as may be reasonably requested by the Collateral Agent and take and cause such Domestic Subsidiary to take such actions (including the actions set forth in Section 5.11 below within the applicable time periods set forth therein) as are required by the Collateral Documents or are reasonably requested by the Collateral Agent to perfect the security interests created by the Collateral Documents;

(ii) upon reasonable request by the Administrative Agent, take all such actions and execute and deliver, or cause to be executed and delivered, all appropriate resolutions, secretary certificates, certified Organizational Documents and customary legal opinions relating to the matters described in this Section 5.10(b); and

(iii) deliver to the Administrative Agent a supplement to Schedule 4.10(b) of the Credit Agreement Disclosure Letter, which will be deemed to supplement Schedule 4.10(b) of the Credit Agreement Disclosure Letter for all purposes hereof.

(c) In the event that any Person is or becomes an Excluded Foreign Subsidiary of the Borrower, and the ownership interests of such Excluded Foreign Subsidiary are owned directly by the Borrower or by any Guarantor Subsidiary, the Borrower will, or will cause such Guarantor Subsidiary to (in the absence of any other applicable limitation hereunder), within 45 days (or such longer time as the Administrative Agent may agree in its sole discretion), deliver all such applicable documents, instruments and agreements necessary in the reasonable determination of the Administrative Agent to grant to the Collateral Agent a perfected Lien in such ownership interests in favor of the Collateral Agent, for the benefit of the Secured Parties, under the Pledge and Security Agreement; provided that in no event will more than 65.0% of the Voting Capital Stock of any such Excluded Foreign Subsidiary be required to be delivered or granted or perfected as a Lien for the benefit of the Secured Parties; provided, further that in no event will the Borrower or any Subsidiary be required to execute any document, instrument or agreement, complete any filing or take any other action (i) with respect to the creation or perfection of the Collateral Agent’s security interest in such ownership interests in any jurisdiction outside of the United States or any State thereof, (ii) that would violate applicable Law or (iii) that would provide any Lien in respect of Excluded Assets (as defined in the Pledge and Security Agreement).

5.11 Material Owned Real Estate Assets. In the event that any Credit Party acquires a Material Owned Real Estate Asset and such interest has not otherwise been made subject to the Lien of the Collateral Documents in favor of the Collateral Agent, for the benefit of the Secured Parties, then such Credit Party, no later than one hundred twenty (120) days (or such later date agreed to by the Administrative Agent) following the acquisition, construction or discovery of such Material Owned Real Estate Asset, will take all such actions and execute and deliver, or cause to be executed and delivered, all such applicable Mortgages covering, among other things, such interest in real property (provided that to the extent any property that is to be subject to a Mortgage is located in a jurisdiction which imposes mortgage recording taxes, intangibles tax, documentary tax or similar tax, if such tax will be owed on the entire amount of the indebtedness evidenced hereby, the Collateral Agent will, to the extent permitted by applicable law, limit the amount secured by the Mortgage to the fair market value of the Material Owned Real Estate Asset, in each case at the time the Mortgage is entered into if such limitation results in such tax being calculated based upon such fair market value), lender’s title insurance policies (or marked up unconditional title insurance commitment having the effect of a policy of title insurance) and endorsements thereto reasonably requested by the Collateral Agent and to the extent available in the applicable jurisdiction at reasonable cost as determined by the Borrower and the Collateral Agent (provided that any title insurance amounts shall not exceed the reasonably ascertainable fair market value of the applicable Material Owned Real Estate Asset) based on readily available information, appraisals (solely to the extent required under FIRREA), Phase I environmental assessments (to the extent reasonably requested by the Collateral Agent), new surveys or existing surveys with no change affidavits, in each case sufficient for the title insurer to remove the standard survey exception and issue full survey coverage and the endorsements referenced above, “Life-of Loan” Federal Emergency Management Agency Standard Flood Hazard Determinations under Regulation H of the Federal Reserve Board (together with evidence of flood insurance for any improved Material Owned Real Estate Asset if any Building thereon is located in a flood hazard area to the extent required by the Flood Insurance Laws, and in accordance with Section 5.5(b) hereof), customary legal opinions, certificates and documentation that the Administrative Agent will reasonably request to create in favor of the Collateral Agent, for the benefit of the Secured Parties, a valid and perfected lien and security interest in such Material Owned Real Estate Assets, subject only to Permitted Liens.

5.12 Further Assurances. At any time or from time to time upon the request of the Administrative Agent, each Credit Party will, at its expense, promptly execute, acknowledge and deliver such further documents and do such other acts and things as the Administrative Agent or the Collateral Agent may reasonably request in order to effect fully the purposes of the Credit Documents. In furtherance and not in limitation of the foregoing, each Credit Party will take such actions as the Administrative Agent or the Collateral Agent may reasonably request from time to time to ensure that the Obligations are guaranteed by the Guarantors and are secured by the Collateral, including all of the outstanding Capital Stock of the Subsidiaries to the extent constituting Collateral.

5.13 Designation of Subsidiaries and Unrestricted Subsidiaries. The Borrower may designate any Subsidiary as an Unrestricted Subsidiary or re-designate any Unrestricted Subsidiary as a Subsidiary, in each case, so long as immediately before and after giving effect to such designation or re-designation, (a) no Default or Event of Default will have occurred and be continuing or would immediately result therefrom and (b) the Borrower and its Subsidiaries shall be in compliance on a Pro Forma Basis with a Total Net Leverage Ratio not greater than 4.50:1.00; provided that (i) no Subsidiary may be designated as an Unrestricted Subsidiary if such Subsidiary or any of its Subsidiaries owns any equity interests of, or owns or holds any Lien on any property of, the Borrower or any other Subsidiary of the Borrower that is not a Subsidiary of the Subsidiary to be so designated, (ii) no Subsidiary previously designated as an Unrestricted Subsidiary hereunder may thereafter be re-designated as an Unrestricted Subsidiary and (iii) the Investment resulting from the designation of such Subsidiary as an Unrestricted Subsidiary as described in the definition of “Unrestricted Subsidiary” shall be permitted by Section 6.6.

5.14 Quarterly Lender Calls. Quarterly, but not more than one time each Fiscal Quarter, at a time to be mutually agreed with, and at the written request of, the Administrative Agent that is promptly after the delivery of the information required pursuant to Sections 5.1(a) and (b) above, the Borrower will participate in a conference call for Lenders to discuss the financial condition and results of operations of the Borrower and the Subsidiaries for the most recently-ended Fiscal Quarter or Fiscal Year, as applicable, for which financial statements have been delivered.

5.15 Maintenance of Ratings. The Borrower will use commercially reasonable efforts to maintain (a) a public corporate credit rating (but not a specific rating) from S&P and a public corporate family rating (but not a specific rating) from Moody’s, in each case in respect of the Borrower, and (b) a public rating (but not a specific rating) in respect of the credit facilities provided to the Borrower under this Agreement from each of S&P and Moody’s.

5.16 Use of Proceeds. All proceeds of the Term Loans will be used in accordance with Section 2.6 (including that no part of the proceeds of any Term Loan will be used, whether directly or indirectly, for any purpose that would entail a violation of Regulation T, Regulation U or Regulation X).

5.17 Post-Closing Matters. The Borrower will, and will cause each of the Subsidiaries to, take each of the actions set forth on Schedule 5.17 within the time period prescribed therefor on such schedule (as such time period may be extended by the Administrative Agent).

SECTION 6. NEGATIVE COVENANTS

The Borrower and each Guarantor Subsidiary covenants and agrees that so long as the Term Loan Commitments have not been terminated and until the principal of and interest on each Term Loan, all fees and all other expenses or amounts payable under any Credit Document (other than amounts in respect of indemnification, expense reimbursement, yield protection or tax gross-up and contingent obligations, in each case that are not then owing or with respect to which no claim has been made) have been paid in full, it will perform, and the Borrower will cause each Subsidiary to perform (to the extent applicable to such Subsidiary), all covenants in this Section 6.

6.1 Indebtedness. The Borrower will not, nor will it permit any Subsidiary to, directly or indirectly, create, incur, assume or guaranty, or otherwise become directly or indirectly liable with respect to any Indebtedness, except:

(a) the Obligations (including Incremental Term Facilities, Refinancing Term Loans, Extended Term Loans, all obligations arising under any Secured Rate Contract and all Bank Product Obligations, in each case to the extent constituting Obligations);

(b) unsecured Indebtedness of the Borrower pursuant to the Convertible Notes and the Convertible Notes Indenture outstanding as of the Closing Date (as the principal amount thereof may be reduced by principal repayments of the Convertible Notes, settlements and/or conversions in accordance with the terms of the Convertible Notes Indenture), together with any Permitted Refinancing thereof;

(c) Indebtedness of the Borrower or any Subsidiary in existence on the Closing Date; provided that any such item of Indebtedness with an aggregate outstanding principal amount on the Closing Date in excess of $5,000,000 shall be set forth on Schedule 6.1 of the Credit Agreement Disclosure Letter;

(d) Indebtedness of the Borrower or any Subsidiary with respect to Capital Leases and Purchase Money Indebtedness in an aggregate amount at any time outstanding not to exceed the greater of (1) $100,000,000 and (2) an amount equal to 20.0% of LTM Consolidated Adjusted EBITDA, in each case determined at the time of incurrence (but not any refinancings thereof); provided that (i) such Indebtedness is issued and any Liens securing such Indebtedness are created within 270 days after the acquisition, construction, lease or improvement of the asset financed and (ii) any such Indebtedness is secured only by the asset acquired, constructed, leased or improved in connection with the incurrence of such Indebtedness or proceeds thereof and related property (and any improvements, accessions, proceeds, dividends or distributions in respect thereof and assets fixed or appurtenant thereto); provided, further, that individual financings provided by a lender or group of lenders may be cross collateralized to other financings provided by such lender or group;

(e) Indebtedness in respect of Rate Contracts entered into for non-speculative purposes (including Permitted Call Spread Hedging Agreements, to the extent constituting Indebtedness);

(f) Indebtedness of any Subsidiary owing to the Borrower or to any other Subsidiary, or of the Borrower owing to any Subsidiary; provided that (i) all such Indebtedness owed by a Credit Party is subject to the Intercompany Subordination Agreement and (ii) in the case of any Indebtedness of any such Subsidiary that is not a Guarantor Subsidiary owing to the Borrower or any Guarantor Subsidiary, such Indebtedness is permitted under Section 6.6;

(g) Incremental Equivalent Debt;

(h) Credit Agreement Refinancing Indebtedness that does not constitute Obligations;

(i) Permitted Ratio Debt;

(j) [reserved];

(k) Indebtedness of a Person or Indebtedness attaching to assets of a Person that, in either case, becomes a Subsidiary, or Indebtedness attaching solely to assets that are acquired by the Borrower or any Subsidiary, in each case after the Closing Date; provided that (i) such Indebtedness existed at the time such Person became a Subsidiary or at the time such assets were acquired and, in each case, was not created in anticipation or contemplation thereof, (ii) such Indebtedness is not guaranteed by the Borrower or any of its Subsidiaries (other than by any Person that becomes a Subsidiary in connection with the foregoing and its Subsidiaries) and (iii) (x) the Total Net Leverage Ratio on a Pro Forma Basis would not exceed 4.50:1.00 or (y) at the Borrower’s option, if such Person or assets were acquired in connection with a Permitted Acquisition, the Total Net Leverage Ratio does not exceed the Total Net Leverage Ratio as in effect immediately prior to the consummation of such Permitted Acquisition;

(l) Indebtedness incurred by the Borrower or any Subsidiary in the form of indemnification, incentive, non-compete, consulting, adjustment of purchase price or similar obligations (including “earn-outs” or similar obligations in connection with acquisitions) and other contingent obligations (other than in respect of Indebtedness for borrowed money of another Person), or guaranty securing the performance of the Borrower or any Subsidiary (both before and after liability associated therewith becomes fixed), in each case, pursuant to any agreement entered into in connection with dispositions or acquisitions (including Permitted Acquisitions and other permitted Investments) of any business, assets or Subsidiary;

(m) Indebtedness pursuant to any guaranties, performance, surety, statutory, appeal or similar bonds or obligations incurred in the ordinary course of business or any bankers’ acceptance, bank guarantees, letter of credit, warehouse receipt or similar facilities (including in respect of workers compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement-type obligations regarding workers compensation claims) or tenant improvement loans incurred in the ordinary course of business;

(n) guaranties of the obligations of suppliers, customers, franchisees, lessors, licensees, sub-licensees and distribution partners of the Borrower or any Subsidiary incurred in the ordinary course of business;

(o) Indebtedness consisting of deferred compensation to employees of any the Borrower or any Subsidiary, including Indebtedness consisting of obligations under deferred compensation or any other similar arrangements incurred in connection with any investment or any acquisition (by merger, consolidation or amalgamation or otherwise) permitted under this Agreement;

(p) Indebtedness of the Borrower or any Subsidiary in connection with Bank Products (other than Bank Products of the type described in clause (d) of the definition thereof) incurred in the ordinary course of business;

(q) Indebtedness owing to any unaffiliated insurance company in connection with the financing of insurance premiums;

(r) Indebtedness incurred or assumed by the Borrower or any Subsidiary in connection with a Permitted Acquisition; provided that (i) in the case of such Indebtedness that is assumed, (x) the Total Net Leverage Ratio on a Pro Forma Basis would not exceed the greater of (A) 4.50:1.00 and (B) the Total Net Leverage Ratio in effect immediately prior to the consummation of such Permitted Acquisition and (y) such Indebtedness was not created in anticipation or contemplation of such Permitted Acquisition and (ii) in the case of any such Indebtedness that is incurred, such Indebtedness would qualify as Permitted Ratio Debt;

(s) Indebtedness consisting of take-or-pay obligations contained in supply arrangements in each case, incurred in the ordinary course of business or consistent with industry practice;

(t) to the extent constituting Indebtedness, Investments permitted under Section 6.6 (other than under Section 6.6(n) or 6.6(q));

(u) Indebtedness of Foreign Subsidiaries owed to a third party (other than a Credit Party or a Subsidiary) in an aggregate principal amount at any time outstanding not to exceed the greater of (1) $25,000,000 and (2) an amount equal to 5.0% of LTM Consolidated Adjusted EBITDA;

(v) Indebtedness incurred in connection with deferred compensation or stock-based compensation;

(w) customer deposits and advance payments received in the ordinary course of business or consistent with industry practice from customers for goods and services purchased in the ordinary course of business or consistent with industry practice;

(x) the incurrence by the Borrower or any Subsidiary of Indebtedness constituting a Permitted Refinancing in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge any Indebtedness (other than intercompany Indebtedness) that was permitted to be incurred under clause (c), (d), (g), (h), (i), (k), (r), (u) or (z) of this Section 6.1;

(y) (i) guaranties by the Borrower of Indebtedness of a Guarantor Subsidiary, (ii) guaranties by any Subsidiary of Indebtedness of the Borrower or a Guarantor Subsidiary, or (iii) guaranties by the Borrower or a Guarantor Subsidiary of Indebtedness of any Non-Credit Party and that, in the case of this clause (iii), would have been permitted as an Investment by the Borrower or a Guarantor Subsidiary in such Non-Credit Party pursuant to Section 6.6, with respect, in each case, to Indebtedness otherwise permitted to be incurred pursuant to this Section 6.1; provided that if the Indebtedness that is being guarantied is unsecured and/or Subordinated Debt, the guaranty will also be unsecured and/or be expressly subordinated in right of payment to the Obligations; provided, further that the foregoing clause (ii) shall not be construed to allow a Non-Credit Party to guarantee the obligations of a Credit Party in cases where such guarantee is otherwise restricted or limited hereunder by the definition of Incremental Equivalent Debt, Credit Agreement Refinancing Indebtedness, Permitted Ratio Debt or otherwise;

(z) Indebtedness (i) arising from intercompany cash management arrangements, tax and accounting operations or related activities arising in the ordinary course of business or (ii) consisting of intercompany loans and advances by and among the Borrower and its Subsidiaries having a term not exceeding 364 days and made in the ordinary course of business; provided that all such Indebtedness owed by a Credit Party is subject to the Intercompany Subordination Agreement; and

(aa) additional Indebtedness of the Borrower or any Subsidiary in an aggregate principal amount that, when taken together with all other Indebtedness incurred pursuant to this clause (aa) and then outstanding, does not exceed the greater of (1) $100,000,000 and (2) an amount equal to 20% of LTM Consolidated Adjusted EBITDA;

provided that, the aggregate principal amount of Indebtedness of Non-Credit Parties incurred in reliance on clause (i), (k) or (r) of this Section 6.1 will not exceed, at any one time outstanding, the greater of (1) $50,000,000 and (2) an amount equal to 10.0% of LTM Consolidated Adjusted EBITDA, and Permitted Refinancings of the foregoing;

For purposes of determining compliance with this Section 6.1:

(1) the principal amount in Indebtedness outstanding under any clause of this Section 6.1 will be determined after giving effect to the application of proceeds of any such Indebtedness to refinance any such other Indebtedness;

(2) guarantees of, or obligations in respect of letters of credit relating to, Indebtedness that are otherwise included in the determination of a particular amount of Indebtedness will not be included in the determination of such amount of Indebtedness;

(3) (i) the accrual of interest or dividends, (ii) the accrual or payment of premiums, fees, expenses and charges, (iii) the accretion of accreted value, the accretion or amortization of original issue discount and the payment of dividends in the form of additional Indebtedness, and (iv) increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies, in each case, will not be deemed to be an incurrence of Indebtedness;

(4) for purposes of determining compliance with any Cap on the incurrence of Indebtedness, the Dollar equivalent principal amount of Indebtedness denominated in a foreign currency will be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed or first incurred (whichever yields the lower Dollar equivalent), in the case of revolving credit debt; provided that if such Indebtedness is issued to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable Dollar denominated Cap to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such Dollar denominated Cap will be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed (i) the principal amount of such Indebtedness being refinanced plus (ii) the aggregate amount of accrued but unpaid interest, fees, underwriting discounts, defeasance costs, premiums (including tender premiums) and other costs and expenses (including original issue discount, upfront fees or similar fees) incurred in connection with such refinancing;

(5) the principal amount of any Indebtedness incurred to refinance other Indebtedness, if incurred in a different currency from the Indebtedness being refinanced, will be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such refinancing; the principal amount of any non-interest bearing Indebtedness or other discount security constituting Indebtedness at any date will be the principal amount thereof that would be shown on a balance sheet of the Borrower dated such date prepared in accordance with GAAP;

(6) in the event that an item of Indebtedness (or any portion thereof) meets the criteria of more than one of the clauses of this Section 6.1, the Borrower may, in its sole discretion, at the time of incurrence, divide, classify or reclassify, or at any later time divide, classify or reclassify, such item of Indebtedness (or any portion thereof) in any manner that complies with this covenant; provided that all Indebtedness created pursuant to the Credit Documents will be deemed to have been incurred in reliance on the exception in clause (a) above, and shall not be permitted to be reclassified pursuant to this paragraph (other than in connection with a refinancing thereof pursuant to a separate exception to this covenant);

(7) for the avoidance of doubt, if the Borrower or any Subsidiary incurs Indebtedness using a ratio-based test on the same date that it incurs Indebtedness under any Dollar-based Cap, then the ratio-based test will be calculated with respect to such incurrence under the ratio-based test without regard to any incurrence of Indebtedness under the Dollar-based Cap; and

(8) in the case of any Permitted Refinancing of Indebtedness, (x) the original amount of Refinanced Indebtedness (including with respect to successive Permitted Refinancings) will continue to be considered to have been incurred under the clause of this Section 6.1 in reliance on which such Refinanced Indebtedness was initially incurred (or to which such Refinanced Indebtedness at such time has been classified, as applicable), and (y) if Refinanced Indebtedness was initially incurred in reliance on (or at such time has been classified to, as applicable) a clause of this Section 6.1 that is subject to a Cap, and such Permitted Refinancing would cause such Cap to be exceeded, then such Cap will be deemed not to be exceeded to the extent that the aggregate principal amount of the Refinancing Indebtedness incurred to replace the Refinanced Indebtedness does not exceed the Maximum Refinancing Amount.

6.2 Liens. The Borrower will not, nor will the Borrower permit any Subsidiary to, directly or indirectly, create, incur, assume or permit to exist any Lien on or with respect to any of its property or assets (including any document or instrument in respect of goods or accounts receivable) of the Borrower or any Subsidiary, whether now owned or hereafter acquired, or any income or profits therefrom, except the following (collectively, “Permitted Liens”):

(a) Liens securing the Obligations (including Incremental Term Facilities, Refinancing Term Commitments, Refinancing Term Loans, Extended Term Loans, and all obligations arising under any Secured Rate Contract and all Bank Product Obligations, in each case to the extent constituting Obligations);

(b) [reserved];

(c) Liens in existence on the Closing Date (provided, that any such Lien securing obligations in an aggregate amount in excess of $5,000,000 shall be set forth on Schedule 6.2 of the Credit Agreement Disclosure Letter), including any modification, replacement, extension or renewal of any such Lien upon or in the same property subject thereto and the modification, replacement, extension, renewal or refinancing of the obligations secured or benefited by such Liens (including, if such Lien secures Indebtedness described on Schedule 6.2 of the Credit Agreement Disclosure Letter, Liens securing any Permitted Refinancing thereof);

(d) Liens securing Indebtedness in respect of Capital Leases and Purchase Money Indebtedness, in each case permitted pursuant to Section 6.1(d), and Permitted Refinancings thereof;

(e) Liens granted to (and in favor of) a Credit Party to secure intercompany Indebtedness permitted by Section 6.1; provided that, if such Liens encumber Collateral, such Liens shall rank junior in priority to the Liens securing the Obligations pursuant to intercreditor and/or subordination terms that are reasonably acceptable to the Administrative Agent;

(f) Liens securing (i) Incremental Equivalent Debt or (ii) Credit Agreement Refinancing Indebtedness permitted under Sections 6.1(g) or (h), respectively, and Permitted Refinancings thereof;

(g) Liens on assets acquired, or on assets of a Person that is acquired, securing Indebtedness permitted pursuant to Sections 6.1(k) or (r)(i) (provided that such (i) Liens were existing at the time of such acquisition and were not created in anticipation or contemplation of such acquisition and (ii) do not extend to property not subject to such Liens at the time of such acquisition (other than improvements, accessions, proceeds or dividends or distributions in respect thereof and after-acquired property)) and Permitted Refinancings thereof;

(h) Liens solely on any cash earnest money deposits made by the Borrower or any Subsidiary in connection with any letter of intent or purchase agreement permitted hereunder;

(i) Liens of landlords, carriers, warehousemen, mechanics, repairmen, lessors, workmen, bailees and materialmen, and other Liens imposed by law (other than any such Lien imposed pursuant to Section 430(k) of the Internal Revenue Code or by ERISA), in each case, (i) incurred in the ordinary course of business and not overdue for a period of more than ninety (90) days or, if more than ninety (90) days overdue, are unfiled and no other action has been taken to enforce such Lien or which do not materially detract from the value of the property or asset or materially impair the use thereof in the operation of the Business or (ii) that are being contested in good faith and by appropriate actions, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(j) Liens for Taxes (i) not yet overdue for more than thirty (30) days, (ii) not yet due and payable, (iii) not subject to penalties for nonpayment or (iv) to the extent the Borrower and the Subsidiaries are in compliance with Section 5.3 with respect thereto;

(k) deposits to secure the performance of (i) tenders, bids, trade contracts, governmental contracts, trade contracts, performance and return-of-money bonds and other similar contracts (other than obligations for the payment of Indebtedness for borrowed money) and (ii) leases, subleases, statutory obligations, surety, stay, judgment and appeal bonds, performance bonds and other obligations of a like nature (including reimbursement obligations in respect of letters of credit supporting such obligations), in each case incurred in the ordinary course of business;

(l) Liens incurred by the Borrower or any Subsidiary in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security;

(m) Liens created in the ordinary course of business on deposits, insurance policies or the proceeds thereof to secure liability for premiums to insurance carriers or securing insurance premium financing arrangements;

(n) (i) Liens that are contractual or common law rights of set-off or rights of pledge relating to (A) the establishment of depository relations in the ordinary course of business with banks or other deposit-taking financial institutions not given in connection with the incurrence of Indebtedness or (B) pooled deposit or sweep accounts of the Borrower or any Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Borrower and the Subsidiaries, or (C) purchase orders and other agreements entered into with customers of the Borrower or any Subsidiary in the ordinary course of business or consistent with past practice and (ii) Liens securing cash management obligations (that do not constitute Indebtedness) and obligations in respect of Bank Products (other than Bank Products of the type described in clause (d) of the definition thereof) incurred in the ordinary course of business;

(o) Liens (i) of a collection bank arising under Section 4-208 or 4-210 of the Uniform Commercial Code on the items in the course of collection, (ii) encumbering reasonable customary initial deposits and margin deposits, (iii) attaching to commodity trading accounts or other commodities brokerage accounts incurred in the ordinary course of business or consistent with past practice and not for speculative purposes and (iv) in favor of a banking or other financial institution arising as a matter of law encumbering deposits or other funds maintained with a financial institution (including the right of set-off) and that are within the general parameters customary in the banking industry;

(p) possessory Liens in favor of brokers and dealers arising in connection with the acquisition or disposition of Investments owned as of the Closing Date and in connection with Investments not otherwise prohibited by this Agreement; provided that such Liens (i) attach only to such Investments and (ii) secure only obligations incurred in the ordinary course and arising in connection with the acquisition or disposition of such Investments and not any obligation in connection with margin financing or otherwise;

(q) survey exceptions, encumbrances, ground leases, easements, encroachments or reservations of, or rights of others for, licenses, rights-of-way, servitudes, sewers, electric lines, drains, telegraph and telephone, cable television lines and other similar utility lines, gas and oil pipelines and other similar purposes, reservations of rights, or zoning, building codes or other restrictions (including, without limitation, minor defects or irregularities in title and similar encumbrances) as to the use of real properties or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which do not and will not in the aggregate materially adversely interfere with the ordinary conduct of the business of the Borrower or any Subsidiary;

(r) any zoning or similar land use restrictions or rights reserved to or vested in any governmental office or agency, including without limitation, site plan agreements, development agreements and contractual zoning agreements, to control or regulate the use of any real property;

(s) leases, subleases, licenses, sublicenses, occupancy agreements or assignments of or in respect of real or personal property;

(t) Liens disclosed by the title insurance policies (and approved by the Collateral Agent) delivered on or subsequent to the Closing Date for any Material Owned Real Estate Asset subject to a Mortgage and any replacement, extension or renewal of any such Liens (so long as the Indebtedness and other obligations secured by such replacement, extension or renewal Liens are permitted by this Agreement); provided that such replacement, extension or renewal Liens do not cover any property other than the property that was subject to such Liens prior to such replacement, extension or renewal;

(u) any interest or title of a lessor or sublessor under any lease of real estate not prohibited hereunder or any Liens on such interest or title that do not affect the Borrower’s or applicable Subsidiary’s leasehold or subleasehold estate in any Real Estate Asset;

(v) leases, licenses, subleases or sublicenses (and covenants not to assert) granted to others in the ordinary course of business or consistent with past practice which do not (x) interfere in any material respect with the business of the Borrower and the Subsidiaries, taken as a whole or (y) secure any Indebtedness;

(w) (i) non-exclusive outbound licenses or sub-licenses of patents, copyrights, trademarks and other Intellectual Property rights granted by the Borrower or any Subsidiary in the ordinary course of business and any interest or title in connection therewith or (ii) covenants not to assert, which, in each case, do not interfere in any material respect with the ordinary conduct of business of the Borrower and the Subsidiaries, taken as a whole;

(x) Liens arising in connection with conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by the Borrower or any Subsidiary in the ordinary course of business permitted by this Agreement, purchase orders and other agreements entered into with customers of the Borrower or any Subsidiary in the ordinary course of business;

(y) purported Liens (i) evidenced by the filing of precautionary financing statements relating solely to operating leases of personal property entered into in the ordinary course of business or (ii) arising from equipment or other materials which are not owned by the Borrower or any Subsidiary located on the premises of the Borrower or a Subsidiary (but not in connection with, or as part of, the financing thereof) from time to time in the ordinary course of business and consistent with current practices of the Borrower and the Subsidiaries and precautionary financing statement filings in respect thereof;

(z) Liens on cash or Cash Equivalents used to defease or to satisfy and discharge Indebtedness; provided that such defeasance or satisfaction and discharge is not prohibited hereunder;

(aa) trustees’ Liens granted pursuant to any indenture governing any Indebtedness not otherwise prohibited by this Agreement in favor of the trustee under such indenture and securing only obligations to pay compensation to such trustee, to reimburse such trustee of its expenses and to indemnify such trustee under the terms of such indenture;

(bb) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods and Liens on specific items of inventory or other goods and proceeds thereof of any Person securing such Person’s obligations in respect of bankers’ acceptances or letters of credit permitted under Section 6.1 issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods in the ordinary course of business;

(cc) Liens on Capital Stock in joint ventures securing obligations of such joint venture;

(dd) judgment Liens not constituting an Event of Default under Section 8.1(h);

(ee) [reserved];

(ff) [reserved];

(gg) Liens (i) on assets of Non-Credit Parties securing Indebtedness of Non-Credit Parties permitted to be incurred under Section 6.1 and (ii) on Capital Stock or other Securities of Unrestricted Subsidiaries;

(hh) Liens securing (i) Permitted Ratio Debt or (ii) Indebtedness incurred in connection with a Permitted Acquisition in reliance on Section 6.1(r)(ii), in any such case to the extent incurred as Pari Passu Lien Indebtedness or Junior Lien Indebtedness, and Permitted Refinancings thereof; and

(ii) Liens securing obligations, including Indebtedness, in an aggregate amount that, when taken together with all other obligations secured by Liens incurred pursuant to this clause (ii) and then outstanding, does not to exceed, on the date such Liens are granted, the greater of (1) $100,000,000 and (2) an amount equal to 20% of LTM Consolidated Adjusted EBITDA, and Permitted Refinancings thereof.

For purposes of determining compliance with this Section 6.2:

(1) the increase in the amount of any obligation secured by a Lien as a result of (i) accretion or amortization of original issue discount, (ii) the payment of dividends in the form of additional Indebtedness or (iii) fluctuations in the exchange rate of currencies will, in each case, not be deemed to be an incurrence or existence of additional Liens;

(2) in the case of any Permitted Refinancing of Indebtedness or other obligations secured by a Lien, (x) the original amount of Refinanced Indebtedness or other obligations (including with respect to successive Permitted Refinancings) will continue to be considered to have been incurred under the clause of this Section 6.2 in reliance on which such Lien was initially incurred (or to which such Lien at such time has been classified, as applicable), and (y) if any Liens securing obligations are incurred to refinance Liens securing obligations initially incurred in reliance on a clause of this Section 6.2 measured by a Cap, and such refinancing would cause such Cap to be exceeded, then such clause will be deemed not to be exceeded to the extent that the aggregate principal amount of the new obligations incurred to replace such existing obligations does not exceed the Maximum Refinancing Amount;

(3) for the avoidance of doubt, if the Borrower or any Subsidiary incurs any Lien securing Indebtedness using a ratio-based test on the same date that it incurs any Lien securing Indebtedness under any Dollar-based Cap, then the ratio-based test will be calculated with respect to such incurrence under the ratio-based test without regard to any incurrence of Indebtedness under the Dollar-based Cap; and

(4) in the event that any Lien (or any portion thereof) meets the criteria of more than one of the clauses of this Section 6.2, the Borrower may, in its sole discretion, at the time of incurrence, divide, classify or reclassify, or at any later time divide, classify or reclassify, such Lien (or any portion thereof) in any manner that complies with this covenant; provided that all Liens created pursuant to the Credit Documents will be deemed to have been incurred in reliance on the exception in clause (a) above and shall not be permitted to be reclassified pursuant to this paragraph (other than in connection with a permitted refinancing thereof).

6.3 No Further Negative Pledges. The Borrower will not, nor will it permit any Guarantor Subsidiary to, enter into any agreement prohibiting the creation or assumption of any Lien upon any of its properties or assets, whether now owned or hereafter acquired, to secure the Obligations other than:

(a) specific property encumbered to secure payment of particular Indebtedness or to be sold pursuant to an executed agreement with respect to a permitted Asset Sale or other disposition permitted under Section 6.8;

(b) restrictions by reason of customary provisions contained in leases, licenses, joint venture agreements, asset sale agreements, stock sale agreements and similar agreements entered into to the extent entry into such leases, licenses, or agreements is not otherwise prohibited hereunder; provided that such restrictions are limited to the property or assets secured by such Liens or the property or assets subject to such leases, licenses, joint venture agreements, asset sale agreements, stock sale agreements or similar agreements, as the case may be;

(c) [reserved];

(d) restrictions set forth in any document governing Incremental Equivalent Debt, Permitted Ratio Debt and Credit Agreement Refinancing Indebtedness, in each case, so long as such restrictions do not restrict or otherwise impair the rights of the Agents, the Lenders or any other Secured Party under this Agreement or any other Credit Document or any refinancing thereof;

(e) restrictions under any subordination or intercreditor agreement reasonably acceptable to the Administrative Agent with respect to Indebtedness permitted under Section 6.1;

(f) restrictions on Non-Credit Parties pursuant to Indebtedness permitted under Section 6.1;

(g) restrictions on Persons or property at the time such Person or property is acquired (including under Indebtedness permitted to be incurred pursuant to Section 6.1(k)); provided such restrictions were existing at the time of such acquisition and were not created in anticipation or contemplation thereof and are limited to the Person or property so acquired (and any improvements, accessions, proceeds, dividends or distributions in respect thereof and assets fixed or appurtenant thereto);

(h) restrictions on assets financed or acquired pursuant to Section 6.1(d) (to the extent such restrictions were not created in contemplation of such acquisition of assets and do not extend to any assets other than such assets so acquired except to the extent permitted by Section 6.1(d));

(i) restrictions that exist on the Closing Date and to the extent such restrictions are set forth in an agreement evidencing Indebtedness, are set forth in any agreement evidencing any permitted modification, replacement, renewal, extension or refinancing of such Indebtedness so long as such modification, replacement, renewal, extension or refinancing does not expand the scope of such restrictions;

(j) restrictions imposed by reason of any applicable Law, rule, regulation or order or required by any Governmental Authority having jurisdiction over the Borrower or any Subsidiary;

(k) restrictions arising in connection with cash or other deposits permitted under Section 6.2 and agreements entered into in connection therewith; and

(l) restrictions imposed by any agreement governing Indebtedness entered into after the Closing Date and permitted under Section 6.1 that are, taken as a whole, in the good faith judgment of the Borrower, not materially more restrictive with respect to the Borrower or any Subsidiary than customary market terms for Indebtedness of such type (and, in the case of any term indebtedness, are no more restrictive than the restrictions contained in this Agreement), so long as the Borrower shall have determined in good faith that such restrictions will not affect its obligation or ability to make any payments required or to provide security hereunder.

6.4 Restricted Junior Payments. The Borrower will not, nor will it permit any Subsidiary to, directly or indirectly, pay or make any Restricted Junior Payment except:

(a) (i) so long as no Event of Default has occurred and is continuing or would be caused thereby, redemptions, repurchases, retirement or other acquisition by the Borrower of Capital Stock of the Borrower from future, present or former officers, directors, employees, advisors or consultants or their respective estates, trusts, family members or former spouses of any Credit Party or any Subsidiary (or their Affiliates) pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement, or any equity subscription or equity holder agreement; provided that in all such cases the aggregate amount of such payments in respect of all such Capital Stock so redeemed, repurchased, retired or acquired does not exceed in any Fiscal Year (with unused amounts in any Fiscal Year rolled over to the immediately succeeding Fiscal Year) the greater of (1) $25,000,000 and (2) an amount equal to 5% of LTM Consolidated Adjusted EBITDA, plus (A) an amount not to exceed the cash proceeds of key man life insurance policies received by the Borrower or any Guarantor Subsidiary after the Closing Date, (B) the amount of net cash proceeds from the sale of Capital Stock of the Borrower (other than Disqualified Capital Stock) to officers, directors, employees, advisors or consultants, to the extent not otherwise used under this Agreement or applied to the Available Amount and (C) the amount of any cash bonuses or other compensation otherwise payable to any future, present or former director, employee, consultant or distributor of the Borrower or any Subsidiary that are foregone in return for the redemption of Capital Stock of the Borrower; and (ii) cashless repurchases of Capital Stock deemed to occur upon the exercise of stock options, warrants, settlements or vesting if such stock represents a portion of the exercise price thereof;

(b) payments in the form of Capital Stock of the Borrower or from the proceeds of. or in exchange for, any substantially contemporaneous issuance of Capital Stock of the Borrower (in each case, other than Disqualified Capital Stock and to the extent not otherwise used under this Agreement or applied to the Available Amount);

(c) payments in lieu of the issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Capital Stock;

(d) subject to the terms of any applicable subordination provisions, the Borrower or any Subsidiary may (A) make all regularly scheduled payments of principal, interest, fees and premiums and all payments of indemnities and expenses in respect of any Junior Financing when due; provided that, for the avoidance of doubt, this clause (A) shall not apply to any payment in respect of the outstanding principal amount of any Convertible Notes in connection with the redemption, repurchase, conversion or settlement thereof pursuant to the Convertible Notes Indenture, (B) pay customary closing, consent and similar fees related to any Junior Financing, (C) make mandatory prepayments, mandatory redemptions and mandatory purchases or offers to purchase in connection with a “change of control”, “asset sale,” or fundamental change in each case pursuant to the terms governing any Junior Financing as in effect on the date of incurrence or issuance (including in connection with a refinancing thereof) of such Junior Financing, (D) prepay Indebtedness (x) of the Borrower or any Subsidiary owed to the Borrower or any Guarantor Subsidiary, (y) of any Non-Credit Party owed to any Non-Credit Party or (z) of the Borrower or any Guarantor Subsidiary to any Non-Credit Party to the extent the amount of such prepayment is treated as an Investment in Non-Credit Parties and may be made in compliance with Section 6.6 and (E) prepay or refinance or pay any other amounts owed in connection with any Junior Financing (including the payment of any premium in connection therewith) with the proceeds of any Indebtedness permitted by Section 6.1 (including any Permitted Refinancing thereof);

(e) the declaration and payment of any dividend or other Restricted Equity Payment by any Subsidiary of the Borrower on a ratable basis to its equity holders;

(f) Restricted Junior Payments in an aggregate amount not to exceed the Available Amount as in effect immediately before such Restricted Junior Payment; provided that (i) no Default or Event of Default has occurred and is continuing or would result therefrom and (ii) the Total Net Leverage Ratio on a Pro Forma Basis would be less than or equal to 4.00:1.00;

(g) Restricted Junior Payments, so long as (i) no Event of Default has occurred and is continuing at such time or would result from the making of such Restricted Junior Payment, (ii) the Total Net Leverage Ratio on a Pro Forma Basis would be less than or equal to 2.00:1.00 and (iii) the Available Amount is greater than or equal to $0;

(h) as long as no Event of Default has occurred and is continuing at such time or would result after giving effect thereto, Restricted Junior Payments in an aggregate amount not to exceed the greater of (x) $75,000,000 and (y) an amount equal to 15% of LTM Consolidated Adjusted EBITDA;

(i) cash payments in lieu of the issuance of fractional shares in connection with the redemption, repurchase, conversion or other settlement of Convertible Notes or Other Convertible Notes with or into shares of Capital Stock of the Borrower (other than Disqualified Capital Stock) pursuant to the terms of the Convertible Notes Indenture or any Other Convertible Notes Indenture applicable thereto, as the case may be;

(j) Restricted Junior Payments with respect to the Convertible Notes and any settlement thereof (including cash settlement payments owing in connection with the conversion or settlement thereof) at such times, in such amounts, for such consideration (whether cash, common Capital Stock of the Borrower, or a combination of both), and on such other terms, as, in each case, may be required by the terms of the Convertible Notes Indenture, so long as (i) no Event of Default has occurred and is continuing at such time or would result after giving effect thereto, (ii) immediately after giving effect to such Restricted Debt Payment, the Borrower and its Subsidiaries have Unrestricted Cash of not less than $50,000,000, and (iii) (x) the amount of such Restricted Debt Payments (to the extent made in cash) are otherwise permitted to be made pursuant to (and are deemed charged as a utilization of) Section 6.4(f), (g) and/or (h) and/or (y) the amount of such Restricted Debt Payments are not otherwise permitted to be made pursuant to Section 6.4(f), (g) and/or (h); provided, that in the case of this clause (y), the amount by which such Restricted Debt Payment (to the extent actually paid in cash) exceeds the amount of Restricted Debt Payments that could otherwise be made at such time under Sections 6.4(f), (g) and/or (h), the amount of such excess (the “Convertible Notes Shortfall Amount”), shall be applied to reduce the Available Amount on a dollar-for-dollar basis (such that the Available Amount may be less than zero);

(k) Restricted Junior Payments made by the Borrower or any Subsidiary in connection with the Series A Preferred Stock of Lumentum Inc. that is issued and outstanding as of the Closing Date (and any additional shares of Series A Preferred Stock issued in connection with any dividend, distribution, split, or other adjustment in respect of such shares following the Closing Date); and

(l) the settlement of warrants that constitute a Permitted Call Spread Hedging Agreement related to the Convertible Notes or any Other Convertible Notes (a) by delivery of shares of the Borrower’s common stock upon settlement thereof and/or (b) by (x) set-off against the call option purchased in connection with the same Permitted Call Spread Hedging Agreement; and/or (y) payment of an early termination amount thereof upon any early termination thereof in common stock of the Borrower and/or, in the case of a nationalization, insolvency, tender offer, merger event or other extraordinary event (as a result of which holders of the Borrower’s common stock are entitled to receive cash for their shares of the Borrower’s common stock) or similar transaction with respect to the Borrower or the common stock of the Borrower, cash; provided that any such payment in cash shall only be permitted, so long as (i) no Event of Default has occurred and is continuing at such time or would result after giving effect thereto, (ii) immediately after giving effect to such payment, the Borrower and its Subsidiaries have Unrestricted Cash of not less than $50,000,000, and (iii) (x) the amount of such payments (to the extent made in cash) are otherwise permitted to be made pursuant to (and are deemed charged as a utilization of) Section 6.4(f), (g) and/or (h) and/or (y) the amount of such payments are not otherwise permitted to be made pursuant to Section 6.4(f), (g) and/or (h), provided, that in the case of this clause (y), the amount by which such payments (to the extent actually paid in cash) exceeds the amount of Restricted Debt Payments that could otherwise be made at such time under Sections 6.4(f), (g) and/or (h), the amount of such excess (the “Permitted Call Spread Shortfall Amount”) shall be applied to reduce the Available Amount on a dollar-for-dollar basis (such that the Available Amount may be less than zero).

For purposes of determining compliance with this Section 6.4:

(1) the amount set forth in Section 6.4(h) (without duplication) may, in lieu of Restricted Junior Payments, be utilized by the Borrower or any Subsidiary to make or hold any Investments without regard to Section 6.6;

(2) for the avoidance of doubt, if the Borrower or any Subsidiary makes any Restricted Junior Payment using a ratio-based test on the same date that it makes any Restricted Junior Payment under any Dollar-based Cap, then the ratio-based test will be calculated with respect to such payment under the ratio-based test without regard to any payment under the Dollar-based Cap;

(3) the payment of any Restricted Equity Payment within sixty (60) days after the date of declaration thereof shall be permitted if at the date of declaration such payment would have complied with the provisions of this Agreement; and

(4) in the event that any Restricted Junior Payment (or any portion thereof) meets the criteria of more than one of the clauses of this Section 6.4, the Borrower may, in its sole discretion, at the time of making such payment, divide, classify or reclassify, or at any later time divide, classify or reclassify, such Restricted Junior Payment (or any portion thereof) in any manner that complies with this covenant.

6.5 Restrictions on Subsidiary Distributions. Except as provided herein, the Borrower will not, nor will it permit any Subsidiary to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Subsidiary of the Borrower to (i) pay dividends or make any other distributions on any of such Subsidiary’s Capital Stock owned by the Borrower or any other Subsidiary of the Borrower; (ii) repay or prepay any Indebtedness owed by such Subsidiary to the Borrower or any other Subsidiary of the Borrower; (iii) make loans or advances to the Borrower or any other Subsidiary of the Borrower; or (iv) transfer any of its property or assets to the Borrower or any other Subsidiary of the Borrower, in each case, other than:

(a) restrictions in agreements evidencing Indebtedness permitted in accordance with Section 6.1(a), (c), (d) (that impose restrictions on the property so acquired, constructed, leased or improved and any improvements, accessions, proceeds, dividends or distributions in respect thereof and assets fixed or appurtenant thereto), (g), (h), (i), (k) (limited to such acquired Person or asset), (p), (q), (r), (s), (u) and (z);

(b) restrictions in agreements evidencing Permitted Refinancing of Indebtedness permitted in accordance with Section 6.1(x) or other Indebtedness issued or incurred (including by means of the extension or renewal of existing Indebtedness) to refinance, refund, extend, defease, discharge, renew or replace other Indebtedness; provided that any encumbrances, restrictions and conditions of a type described in this Section 6.5 under any such refinancing are not materially more restrictive, taken as a whole, than those contained in the documentation governing the Indebtedness being refinanced (as determined by the Borrower in good faith);

(c) restrictions imposed by reason of (x) customary provisions contained in leases, licenses, joint venture agreements and similar agreements entered into in the ordinary course of business;

(d) restrictions that are or were created by virtue of any transfer of, agreement to transfer or option or right with respect to any property, assets or Capital Stock not otherwise prohibited under this Agreement;

(e) restrictions that apply by reason of any applicable Law, rule, regulation or order or are required by any Governmental Authority having jurisdiction over the Borrower or any Subsidiary;

(f) restrictions applicable to Non-Credit Parties or the assets of Non-Credit Parties (including Capital Stock held by non-Credit Parties) pursuant to Indebtedness permitted under Section 6.1 and pursuant to restrictions in agreements related to Investments and acquisitions permitted by Section 6.6;

(g) restrictions contained in any agreement or other instrument of a Person, or relating to Indebtedness or Capital Stock of a Person, acquired by or merged, amalgamated or consolidated with and into the Borrower or any Subsidiary or an Unrestricted Subsidiary that is designated as a Subsidiary, or any other transaction entered into in connection with any such acquisition, merger, consolidation or amalgamation in existence at the time of such acquisition or at the time it merges, amalgamates or consolidates with or into the Borrower or any Subsidiary or an Unrestricted Subsidiary that is designated as a Subsidiary or assumed in connection with the acquisition of assets from such Person (but, in any such case, not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person so acquired or designated and its subsidiaries, or the property or assets of the Person so acquired or designated and its Subsidiaries;

(h) restrictions under licensing, sub-licensing, leasing or sub-leasing agreements entered into by the Borrower or any Subsidiary, in each case entered into in the ordinary course of business, and provisions restricting assignment of any such agreement entered into by the Borrower or any Subsidiary in the ordinary course of business;

(i) restrictions that exist on the Closing Date;

(j) restrictions imposed by any agreement governing Indebtedness entered into after the Closing Date and permitted under Section 6.1 that are, taken as a whole, in the good faith judgment of the Borrower, no more restrictive with respect to the Borrower or any Subsidiary than either (x) customary market terms for Indebtedness of such type or (y) the restrictions contained in this Agreement, so long as the Borrower shall have determined in good faith that such restrictions will not affect its obligation or ability to make any payments required hereunder when due;

(k) negative pledges that are permitted pursuant to Section 6.3;

(l) customary provisions restricting assignment of any agreement of the type not covered by Section 6.5(h);

(m) restrictions on cash or other deposits or net worth under contracts entered into in the ordinary course of business and restrictions that arise in connection with cash or other deposits permitted hereunder;

(n) restrictions in contracts or agreements for the sale or disposition of assets permitted hereunder, including any restrictions with respect to a Subsidiary of the Borrower pursuant to an agreement that has been entered into for the sale or disposition of any of the Capital Stock or assets of such Subsidiary;

(o) customary restrictions and conditions contained in documents relating to any Lien so long as (i) such Lien is permitted by Section 6.2 and such restrictions or conditions relate only to the specific asset subject to such Lien (and any improvements, accessions, proceeds, dividends or distributions in respect thereof and assets fixed or appurtenant thereto) and (ii) such restrictions and conditions are not created for the purpose of avoiding the restrictions imposed by this Section 6.5; and

(p) any encumbrances or restrictions imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (a) through (o) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Borrower, no more restrictive in any material respect with respect to such encumbrance and other restrictions, taken as a whole, than those prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

6.6 Investments. The Borrower will not, nor will it permit any Subsidiary to, directly or indirectly, make or own any Investment in any Person, including any Joint Venture, except:

(a) cash and Cash Equivalents; provided that any Investment which when made complies with the requirements of the definition of “Cash Equivalents” may continue to be held notwithstanding that such Investment if made thereafter would not comply with such requirements;

(b) Investments by the Borrower in any Subsidiary and by any Subsidiary in the Borrower or any other Subsidiary; provided that to the extent any Investment is made by any Credit Party in any Non-Credit Party, the aggregate amount of all such Investments made after the Closing Date after giving effect to the Transactions and in reliance on this Section 6.6(b) shall not exceed, together with any Investments made in reliance on the proviso in clause (c) of the definition of “Permitted Acquisition” (in each case determined on a Pro Forma Basis giving effect to the making any such Investment, and after giving effect to clause (1) in the last paragraph of this Section 6.6), the greater of (x) $125,000,000 and (y) an amount equal to 25% of LTM Consolidated Adjusted EBITDA;

(c) accounts receivable arising and trade credit granted in the ordinary course of business or consistent with past practice;

(d) Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors or pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such account debtors;

(e) deposits, prepayments and other credits to suppliers made in the ordinary course of business;

(f) capital expenditures in respect of the Borrower and the Subsidiaries in accordance with GAAP (other than any expenditure that involves the acquisition, whether by purchase, merger or otherwise, of all or a material portion of the assets of, all of the Capital Stock of, or a business line or unit or a division of, any Person);

(g) (i) advances, loans or extensions of credit by the Borrower or any Subsidiary in compliance with applicable laws to officers, directors, and employees of the Borrower or any Subsidiary and consultants and independent contractors, in each case, for reasonable and customary travel, entertainment or relocation, out-of-pocket or other business-related expenses in an aggregate amount outstanding at any date of determination not to exceed the greater of (x) $25,000,000 and (y) an amount equal to 5% of LTM Consolidated Adjusted EBITDA, (ii) loans by the Borrower or any Subsidiary in compliance with applicable laws to officers, directors, and employees of the Borrower or any Subsidiary the proceeds of which are used to pay taxes owed in connection with the vesting of Capital Stock of the Borrower or any Subsidiary, and (iii) advances, loans or extensions of credit by the Borrower or any Subsidiary to officers, directors, and employees of the Borrower or any Subsidiary for any other purpose in an aggregate amount at any date of determination not to exceed the greater of (x) $25,000,000 and (y) an amount equal to 5% of LTM Consolidated Adjusted EBITDA;

(h) [reserved];

(i) advances of payroll payments to employees in the ordinary course of business;

(j) Permitted Acquisitions;

(k) Investments in existence on the Closing Date (including Investments in any Subsidiaries) or made pursuant to binding commitments in effect on the Closing Date, in each of the foregoing cases with respect to any such Investment or binding commitment in effect on the Closing Date in excess of $5,000,000, as described on Schedule 6.6(k) of the Credit Agreement Disclosure Letter, and any modification, replacement, renewal, reinvestment or extension of any of such Investments; provided that the amount of any Investment permitted pursuant to this Section 6.6(k) is not increased from the amount of such Investment on the Closing Date except pursuant to the terms of such Investment as of the Closing Date or as otherwise permitted by another clause of this Section 6.6;

(l) Investments in an aggregate amount not to exceed the Available Amount as in effect immediately before such Investment; provided that (i) no Default or Event of Default has occurred and is continuing or would result therefrom and (ii) the Total Net Leverage Ratio on a Pro Forma Basis would be less than or equal to 4.00:1.00;

(m) Investments of any Person that becomes a Subsidiary on or after the Closing Date; provided that (i) such Investments exist at the time such Person is acquired and (ii) such Investments are not made in anticipation or contemplation of such Person becoming a Subsidiary (it being understood and agreed, for the avoidance of doubt, that any consideration paid by a Credit Party in connection with a Permitted Acquisition that may be allocable, directly or indirectly, to existing Investments in Persons (including Joint Ventures) that are not Credit Parties (as determined in good faith by the Borrower at the time of closing such Investment (or at the time an LCA Election is made with respect thereto, if applicable) and without taking into account purchase accounting adjustments) will not be permitted or “grandfathered” under this clause (m));

(n) Indebtedness permitted by Section 6.1 (other than Indebtedness permitted by Section 6.1(f)(ii), 6.1(t) or 6.1(y)(iii));

(o) bank deposits in the ordinary course of business;

(p) Investments made as a result of the receipt of non-cash consideration from a disposition made in compliance with Section 6.8;

(q) Investments (i) arising from intercompany cash management arrangements, tax and accounting operations or related activities arising in the ordinary course of business or (ii) consisting of intercompany loans and advances by and among the Borrower and its Subsidiaries having a term not exceeding 364 days and made in the ordinary course of business;

(r) so long as no Default or Event of Default has occurred and is continuing or would result therefrom, Investments made by the Borrower or any Subsidiary in exchange for Capital Stock or the proceeds of any substantially contemporaneous issuance of Capital Stock (in each case, other than Disqualified Capital Stock) of the Borrower, in each case to the extent not otherwise used under this Agreement or applied to the Available Amount;

(s) [reserved];

(t) Guarantees by (i) the Borrower of obligations of any Subsidiary and (ii) any Subsidiary of obligations of the Borrower or any other Subsidiary, in each case which obligations do not constitute Indebtedness;

(u) Investments in Rate Contracts and any Permitted Call Spread Hedging Agreement to the extent constituting an Investment;

(v) Investments made to effect the Transactions;

(w) Investments (including debt obligations and Capital Stock) (i) received in connection with the bankruptcy, workout, recapitalization or reorganization of, or in settlement of delinquent obligations of, or other disputes with, the issuer of such Investment or an Affiliate thereof, (ii) arising in the ordinary course of business or consistent with past practice or upon the foreclosure with respect to any secured Investment, (iii) received in satisfaction of judgments against any other Person or (iv) received as a result of the settlement, compromise or resolutions of litigation, arbitration or other disputes of the Borrower or any Subsidiary with Persons who are not Affiliates;

(x) Investments in the ordinary course of business consisting of UCC Article 3 endorsements for collection or deposit and UCC Article 4 customary trade arrangements with customers consistent with past practices;

(y) to the extent constituting Investments, purchases and acquisitions of inventory, supplies, materials and equipment or purchases of contract rights or licenses or leases of Intellectual Property, in each case in the ordinary course of business;

(z) Investments made in reliance on clause (1) of the last paragraph of Section 6.4.

(aa) Investments, so long as (i) no Event of Default has occurred and is continuing at such time or would result after giving effect to such Investment and (ii) the Total Net Leverage Ratio on a Pro Forma Basis is less than or equal 2.50:1.00; and

(bb) Investments that do not exceed, when taken together with all other Investments made pursuant to this clause (bb) at any time outstanding, in the aggregate at any date of determination, the greater of (i) $75,000,000 and (ii) an amount equal to 15% of LTM Consolidated Adjusted EBITDA.

For purposes of determining compliance with this Section 6.6:

(1) except to the extent an Investment was made using the Available Amount, to the extent any Investment in any Person is made in compliance with this Section 6.6 in reliance on a clause above that is subject to a Cap and, subsequently, such Person returns to the Borrower, any other Credit Party or, to the extent applicable, any Subsidiary all or any portion of such Investment (in the form of a dividend, distribution, liquidation or otherwise but excluding intercompany Indebtedness), such return shall be deemed to be credited to the clause of this Section 6.6 against which the Investment is then charged, but in any event not in an amount that would result in the aggregate dollar amount able to be invested in reliance on such category to exceed such Cap;

(2) for purposes of determining compliance with any Cap on the making of Investments, the Dollar equivalent amount of the Investment denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Investment was made;

(3) for the avoidance of doubt, if the Borrower or any Subsidiary makes any Investment using a ratio-based test on the same date that it makes any Investment under any Dollar-based Cap, then the ratio-based test will be calculated with respect to such Investment under the ratio-based test without regard to any payment under the Dollar-based Cap;

(4) in the event that any Investment (or any portion thereof) meets the criteria of more than one of the clauses of this Section 6.6, the Borrower may, in its sole discretion, at the time of making such Investment, divide, classify or reclassify, or at any later time divide, classify or reclassify, such Investment (or any portion thereof) in any manner that complies with this covenant; and

(5) To the extent an Investment is permitted to be made by a Credit Party directly in any Subsidiary or any other Person who is not a Credit Party (each such Subsidiary or other Person, a “Target Person”) under any provision of this Section 6.6, such Investment may be made by advance, contribution or distribution by a Credit Party to a Subsidiary (and further advanced, contributed or distributed to another Subsidiary) for purposes of making the relevant Investment in (or effecting an acquisition of) the Target Person without constituting an Investment for purposes of this Section 6.6 (it being understood that such Investment in the Target Person must satisfy the requirements of, and shall count towards any thresholds in, a provision of this Section 6.6 as if made by the applicable Credit Party directly in the Target Person).

6.7 [Reserved].

6.8 Fundamental Changes; Disposition of Assets. The Borrower will not, nor will it permit any Subsidiary to, (i) consummate any transaction of merger or consolidation, or liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution), (ii) convey, sell, lease, exchange, transfer or otherwise dispose of, in one transaction or a series of transactions, all or any part of its business, assets or property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, whether now owned or hereafter acquired or leased or (iii) sell, assign or otherwise dispose of any Capital Stock of any Subsidiary, except:

(a) any Subsidiary of the Borrower may merge or consolidate with the Borrower (including a merger, the purpose of which is to reorganize the Borrower into a new jurisdiction); provided that (x) the Borrower shall be the continuing or surviving Person and (y) such merger or consolidation does not result in the Borrower ceasing to be organized under the Laws of the United States, any State or Commonwealth thereof or the District of Columbia;

(b) (i) any Non-Credit Party may merge or consolidate with or into any other Person that is, or if it is the surviving Person, becomes a Non-Credit Party, (ii) any Subsidiary may merge or consolidate with or into any other Person that is, or if it is the surviving Person, becomes, a Credit Party, (iii) any merger or consolidation the sole purpose of which is to reincorporate or reorganize (x) a Credit Party in another jurisdiction in the United States or (y) a Non-Credit Party in another jurisdiction shall be permitted, (iv) any Subsidiary may liquidate or dissolve or change its legal form if the Borrower determines in good faith that such action is in the best interests of the Borrower and the Subsidiaries and is not materially disadvantageous to the Lenders, provided, in the case of clauses (ii) through (iv), that (A) no Change of Control shall result therefrom and (B) the surviving Person (or, with respect to clause (iv), the Person who receives the assets of such dissolving or liquidated Subsidiary that is a Guarantor) shall be a Credit Party;

(c) any Subsidiary may dispose of all or substantially all of its assets to the Borrower or any other Subsidiary; provided that a Guarantor Subsidiary may not dispose of all or substantially all of its assets to a Non-Credit Party unless treated as an Investment that is permitted by Section 6.6.

(d) conveyances, sales, leases, licenses, exchanges, transfers or other dispositions that do not constitute Asset Sales;

(e) Asset Sales; provided that (i) the consideration received for such assets is in an amount at least equal to the fair market value thereof (determined in good faith by the Borrower), (ii) no less than 75% of which will paid in cash or Cash Equivalents, and (iii) the Net Cash Proceeds thereof are applied as and to the extent required by Section 2.14(a); provided, further that for the purposes of clause (ii), (A) any liabilities (as shown on the Borrower’s most recent balance sheet provided hereunder or in the footnotes thereto) of the Borrower and its Subsidiaries, other than liabilities that are by their terms subordinated to the payment in cash of the Obligations, that are assumed by the transferee with respect to the applicable Asset Sale or otherwise terminated or cancelled in connection with such Asset Sale and for which the Borrower and all of the Subsidiaries shall have been validly released by all applicable creditors in writing, (B) any securities, notes or other obligations or assets received by the

Borrower or any Subsidiary from such transferee or in connection with such Asset Sale (including earnouts and similar obligations) that are converted by the Borrower or a Subsidiary into cash or Cash Equivalents, or by their terms are required to be satisfied for cash or Cash Equivalents (to the extent of the cash or Cash Equivalents received), in each case within 180 days following the closing of such Asset Sale, (C) Indebtedness of any Subsidiary that ceases to be a Subsidiary as a result of such Asset Sale (other than intercompany debt owed to the Borrower or a Subsidiary), to the extent that the Borrower and each other Subsidiary are released from any guarantee of payment of the principal amount of such Indebtedness in connection with such Asset Sale; and (D) any Designated Non-Cash Consideration received in respect of such Asset Sale having an aggregate fair market value as reasonably determined by the Borrower in good faith, taken together with all other Designated Non-Cash Consideration received pursuant to this clause (D) that is at that time outstanding, not in excess of the greater of (x) $75,000,000 and (y) an amount equal to 15% of LTM Consolidated Adjusted EBITDA at the time of the receipt of such Designated Non-Cash Consideration, with the fair market value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value, shall be deemed to be cash; provided further that the Borrower and the Subsidiaries may not sell all or substantially all of their assets, taken as a whole, to any Person in reliance on this clause (e);

(f) the Borrower and the Subsidiaries may lease (as lessee) or license (as licensee) real or personal property so long as any such lease or license does not create a Capital Lease except to the extent permitted by Section 6.1(d);

(g) any transaction (other than an Asset Sale (determined without regard to the exceptions thereto in the definition thereof)) in connection with a Permitted Acquisition or other Investment permitted by Section 6.6; provided that (i) if the merging or consolidating Subsidiary is a Guarantor Subsidiary, the surviving entity is or becomes a Guarantor Subsidiary or (ii) if the merging or consolidating Credit Party is the Borrower, the surviving entity is the Borrower;

(h) the disposition of any assets (including Capital Stock) made in connection with the approval of any applicable antitrust authority or otherwise necessary or advisable in the good faith determination of the Borrower to consummate any acquisition permitted hereunder in accordance with applicable regulatory requirements;

(i) dispositions of Investments in Joint Ventures or Joint Venture Subsidiaries to the extent required by, or pursuant to, customary agreements between the joint venture parties set forth in binding agreements between such parties; and

(j) the Acquisition may be consummated on the Closing Date.

To the extent any Collateral is disposed of as permitted by this Section 6.8 to any Person that is not a Credit Party, such Collateral shall be sold free and clear of the Liens created by the Credit Documents, and the Administrative Agent or the Collateral Agent, as applicable, shall, and shall be authorized to, take any actions deemed appropriate in order to effectuate the foregoing.

6.9 Transactions with Affiliates. The Borrower will not, nor will it permit any Subsidiary to, directly or indirectly, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) involving aggregate payments or consideration in excess of the greater of (x) $20,000,000 and (y) 4% of LTM Consolidated Adjusted EBITDA, with any Affiliate of the Borrower, on terms that are, taken as a whole, materially less favorable to the Borrower or that Subsidiary, as the case may be, than those that might be obtained at such time from a Person who is not such an Affiliate on an arm’s length basis unless, in the good faith judgment of the board of directors of Borrower, no comparable transaction is available with which to compare such transaction and such transaction is otherwise fair to the Borrower or such Subsidiary from a financial point of view (as determined by the Borrower in good faith); provided that the foregoing restriction will not apply to:

(a) any transaction between or among any of the Credit Parties and/or any of their Subsidiaries (or any Person that becomes a Subsidiary as a result of such transaction) to the extent not otherwise prohibited by this Agreement;

(b) indemnity provided to and reasonable and customary fees and expense reimbursement paid to members of the board of directors (or similar governing body) of the Borrower or any Subsidiary;

(c) (i) compensation, benefits and indemnification arrangements (including the payment of bonuses and other deferred compensation) for directors, officers and other employees of the Borrower or any Subsidiary entered into in the ordinary course of business or approved by the board of directors of the Borrower or the applicable Subsidiary, (ii) employment and severance agreements between the Borrower or any Subsidiary and their employees, officers or directors, entered in the ordinary course of business, (iii) any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options, stock ownership plans, including restricted stock plans, stock grants, directed share programs and other equity based plans and the granting and stockholder rights of registration rights approved by the Borrower’s board of directors; and (iv) payments or loans (or cancellation of loans) to officers, directors and employees that are approved by a majority of the Borrower’s board of directors, subject to the limitations set forth in Section 6.6;

(d) transactions described in Schedule 6.9 of the Credit Agreement Disclosure Letter in existence on the Closing Date;

(e) the existence of, or the performance of obligations under the terms of, agreements entered into in connection with the Acquisition or a Permitted Acquisition or other Investment permitted by Section 6.6 (including payments of earnouts and other similar payments); and

(f) Restricted Junior Payments permitted by Section 6.4, any transaction specifically excluded from the definition of the term “Restricted Debt Payment” or “Restricted Equity Payment”, Investments permitted by Section 6.6, Indebtedness permitted by Section 6.1 and transactions permitted by Section 6.8 (including as a result of exceptions to the definition of “Asset Sale”).

6.10 Conduct of Business. The Borrower will not, nor will it permit any Subsidiary to, engage in any material business other than the Business.

6.11 Rate Contracts. Neither the Borrower shall, nor shall the Borrower permit any of the Subsidiaries to, enter into any Rate Contracts, other than (a) Rate Contracts entered into in the ordinary course of business to hedge or mitigate risks to which the Borrower or any Subsidiary is exposed in the conduct of its business or the management of its liabilities, (b) Rate Contracts entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of the Borrower or any Subsidiary and (c) Permitted Call Spread Hedging Agreements, to the extent constituting Rate Contracts.

6.12 Certain Amendments or Waivers. The Borrower will not, nor will it permit any Subsidiary to, (a) amend, supplement, waive or otherwise modify any provision of its Organizational Documents in a manner that would be materially adverse to the interests of the Lenders or (b) amend the Convertible Notes Indenture or the terms of any other documentation with regard to any Material Indebtedness that is Junior Financing in a manner that would be materially adverse to the interests of the Lenders (except to the extent such changes or amendments are otherwise permitted by any applicable intercreditor or subordination provisions applicable to such Junior Financing).

6.13 Fiscal Year. The Borrower will not, nor will it permit any Subsidiary to, make any change in fiscal year; provided, however, that the Borrower may, upon written notice to the Administrative Agent, change its fiscal year to any other fiscal year reasonably acceptable to the Administrative Agent, in which case, the Borrower and the Administrative Agent will, and are hereby authorized by the Lenders to, make any amendments, adjustments or other modifications to this Agreement that are necessary to reflect such change in fiscal year (provided that no such change shall be effective for purposes of this Agreement until such adjustments have been made).

SECTION 7. GUARANTY

7.1 Guaranty of the Obligations. Subject to the provisions of Section 7.2, Guarantors jointly and severally hereby irrevocably and unconditionally guaranty to the Administrative Agent for the ratable benefit of the Secured Parties the due and punctual payment in full of all Guaranteed Obligations when the same will become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a)) in accordance with the terms of this Agreement.

7.2 Contribution by Guarantors. All Guarantors desire to allocate among themselves (collectively, the “Contributing Guarantors”), in a fair and equitable manner, their obligations arising under this Guaranty. Accordingly, in the event any payment or distribution is made on any date by a Guarantor (a “Funding Guarantor”) under this Guaranty such that its Aggregate Payments exceeds its Fair Share as of such date, such Funding Guarantor will be entitled to a contribution from each of the other Contributing Guarantors in an amount sufficient to cause each Contributing Guarantor’s Aggregate Payments to equal its Fair Share as of such date. “Fair Share” means, with respect to a Contributing Guarantor as of any date of determination, an amount equal to (a) the ratio of (i) the Fair Share Contribution Amount with respect to such Contributing Guarantor to (ii) the aggregate of the Fair Share Contribution Amounts with respect to all Contributing Guarantors multiplied by (b) the aggregate amount paid or distributed on or before such date by all Funding Guarantors under this Guaranty in respect of the Guaranteed Obligations. “Fair Share Contribution Amount” means, with respect to a Contributing Guarantor as of any date of determination, the maximum aggregate amount of the obligations of such Contributing Guarantor under this Guaranty that would not render its obligations hereunder or thereunder subject to avoidance as a fraudulent transfer or conveyance under Section 548 of Title 11 of the United States Code or any comparable applicable provisions of state law; provided that, solely for purposes of calculating the Fair Share Contribution Amount with respect to any Contributing Guarantor for purposes of this Section 7.2, any assets or liabilities of such Contributing Guarantor arising by virtue of any rights to subrogation, reimbursement or indemnification or any rights to or obligations of contribution hereunder will not be considered as assets or liabilities of such Contributing Guarantor. “Aggregate Payments” means, with respect to a Contributing Guarantor as of any date of determination, an amount equal to the sum of (1) the aggregate amount of all payments and distributions made on or before such date by such Contributing Guarantor in respect of this Guaranty (including in respect of this Section 7.2), minus (2) the aggregate amount of all payments received on or before such date by such Contributing Guarantor from the other Contributing Guarantors as contributions under this Section 7.2. The amounts payable as contributions hereunder will be determined as of the date on which the related payment or distribution is made by the applicable Funding Guarantor. The allocation among Contributing Guarantors of their obligations as set forth in this Section 7.2 will not be construed in any way to limit the liability of any Contributing Guarantor hereunder. Each Guarantor is a third party beneficiary to the contribution agreement set forth in this Section 7.2.

7.3 Liability of Guarantors Absolute. Each Guarantor agrees that its obligations hereunder are irrevocable, absolute, independent and unconditional and will not be affected by any circumstance which constitutes a legal or equitable discharge of a guarantor or surety other than payment in full of the Guaranteed Obligations. In furtherance of the foregoing and without limiting the generality thereof, each Guarantor agrees as follows:

(a) this Guaranty is a guaranty of payment when due and not of collectability;

(b) this Guaranty is a primary obligation of each Guarantor and not merely a contract of surety;

(c) the Administrative Agent may enforce this Guaranty upon the occurrence of an Event of Default notwithstanding the existence of any dispute between the Borrower and any Secured Party with respect to whether such Event of Default has occurred and is continuing;

(d) the obligations of each Guarantor hereunder are independent of the obligations of the Borrower and the obligations of any other guarantor (including any other Guarantor) of the obligations of the Borrower, and a separate action or actions may be brought and prosecuted against such Guarantor whether or not any action is brought against the Borrower or any of such other guarantors and whether or not the Borrower is joined in any such action or actions;

(e) payment by any Guarantor of a portion, but not all, of the Guaranteed Obligations will in no way limit, affect, modify or abridge any Guarantor’s liability for any portion of the Guaranteed Obligations which has not been paid. Without limiting the generality of the foregoing, if the Administrative Agent is awarded a judgment in any suit brought to enforce any Guarantor’s covenant to pay a portion of the Guaranteed Obligations, such judgment will not be deemed to release such Guarantor from its covenant to pay the portion of the Guaranteed Obligations that is not the subject of such suit, and such judgment will not, except to the extent satisfied by such Guarantor, limit, affect, modify or abridge any other Guarantor’s liability hereunder in respect of the Guaranteed Obligations;

(f) any Secured Party, upon such terms as it deems appropriate, without notice or demand and without affecting the validity or enforceability hereof or giving rise to any reduction, limitation, impairment, discharge or termination of any Guarantor’s liability hereunder, from time to time may (i) renew, extend, accelerate, increase the rate of interest on, or otherwise change the time, place, manner or terms of payment of the Guaranteed Obligations; (ii) settle, compromise, release or discharge, or accept or refuse any offer of performance with respect to, or substitutions for, the Guaranteed Obligations or any agreement relating thereto and/or subordinate the payment of the same to the payment of any other obligations; (iii) request and accept other guaranties of the Guaranteed Obligations and take and hold security for the payment hereof or the Guaranteed Obligations; (iv) release, surrender, exchange, substitute, compromise, settle, rescind, waive, alter, subordinate or modify, with or without consideration, any security for payment of the Guaranteed Obligations, any other guaranties of the Guaranteed Obligations, or any other obligation of any Person (including any other Guarantor) with respect to the Guaranteed Obligations; (v) enforce and apply any security now or hereafter held by or for the benefit of such Secured Party in respect hereof or the Guaranteed Obligations and direct the order or manner of sale thereof, or exercise any other right or remedy that such Secured Party may have against any such security, in each case as such Secured Party in its discretion may determine consistent herewith or the applicable Secured Rate Contract or Bank Product Agreement and any applicable security agreement, including foreclosure on any such security pursuant to one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable, and even though such action operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Guarantor against the Borrower or any security for the Guaranteed Obligations; and (vi) exercise any other rights available to it under the Credit Documents, the Secured Rate Contracts or the Bank Product Agreements; and

(g) this Guaranty and the obligations of Guarantors hereunder will be valid and enforceable and will not be subject to any reduction, limitation, impairment, discharge or termination for any reason (other than payment in full of the Guaranteed Obligations), including the occurrence of any of the following, whether or not any Guarantor will have had notice or knowledge of any of them: (i) any failure or omission to assert or enforce or agreement or election not to assert or enforce, or the stay or enjoining, by order of court, by operation of law or otherwise, of the exercise or enforcement of, any claim or demand or any right, power or remedy (whether arising under the Credit Documents, the Secured Rate Contracts or the Bank Product Agreements, at law, in equity or otherwise) with respect to the Guaranteed Obligations or any agreement relating thereto, or with respect to any other guaranty of or security for the payment of the Guaranteed Obligations; (ii) any rescission, waiver, amendment or modification of, or any consent to departure from, any of the terms or provisions (including provisions relating to events of default) hereof, any of the other Credit Documents, any of the Secured Rate Contracts, the Bank Product Agreements or any agreement or instrument executed pursuant thereto, or of any other guaranty or security for the Guaranteed Obligations, in each case whether or not in accordance with the terms hereof or such Credit Document, such Secured Rate Contract, such Bank Product Agreements or any agreement relating to such other guaranty or security; (iii) the Guaranteed Obligations, or any agreement relating thereto, at any time being found to be illegal, invalid or unenforceable in any respect; (iv) the application of payments received from any source (other than payments received pursuant to the other Credit Documents, any of the Secured Rate Contracts, any Bank Product Agreements or from the proceeds of any security for the Guaranteed Obligations, except to the extent such security also serves as collateral for indebtedness other than the Guaranteed Obligations) to the payment of indebtedness other than the Guaranteed Obligations, even though any Secured Party might have elected to apply such payment to any part or all of the Guaranteed Obligations; (v) any Secured Party’s consent to the change, reorganization or termination of the corporate structure or existence of the Borrower or any Subsidiary and to any corresponding restructuring of the Guaranteed Obligations; (vi) any failure to perfect or continue perfection of a security interest in any collateral which secures any of the Guaranteed Obligations; (vii) any defenses, set-offs or counterclaims which the Borrower may allege or assert against any Secured Party in respect of the Guaranteed Obligations, including failure of consideration, breach of warranty, payment, statute of frauds, statute of limitations, accord and satisfaction and usury; and (viii) any other act or thing or omission, or delay to do any other act or thing, which may or might in any manner or to any extent vary the risk of any Guarantor as an obligor in respect of the Guaranteed Obligations.

7.4 Waivers by Guarantors. To the fullest extent permitted by law, each Guarantor hereby waives, for the benefit of the Secured Parties: (a) any right to require any Secured Party, as a condition of payment or performance by such Guarantor, to (i) proceed against the Borrower, any other guarantor (including any other Guarantor) of the Guaranteed Obligations or any other Person, (ii) proceed against or exhaust any security held from the Borrower, any such other guarantor or any other Person, (iii) proceed against or have resort to any balance of any credit on the books of any Secured Party in favor of the Borrower or any other Person, or (iv) pursue any other remedy in the power of any Secured Party whatsoever; (b) any defense arising by reason of the incapacity, lack of authority or any disability or other defense of the Borrower or any other Guarantor including any defense based on or arising out of the lack of validity or the unenforceability of the Guaranteed Obligations or any agreement or instrument relating thereto or by reason of the cessation of the liability of the Borrower or any other Guarantor from any cause other than payment in full of the Guaranteed Obligations; (c) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal; (d) any defense based upon any Secured Party’s errors or omissions in the administration of the Guaranteed Obligations, except behavior which amounts to bad faith; (e) (i) any principles or provisions of law, statutory or otherwise, which are or might be in conflict with the terms hereof and any legal or equitable discharge of such Guarantor’s obligations hereunder, (ii) the benefit of any statute of limitations affecting such Guarantor’s liability hereunder or the enforcement hereof, (iii) any rights to set-offs, recoupments and counterclaims, and (iv) promptness, diligence and any requirement that any Secured Party protect, secure, perfect or insure any security interest or lien or any property subject thereto; (f) notices, demands, presentments, protests, notices of protest, notices of dishonor and notices of any action or inaction, including acceptance hereof, notices of default hereunder, the Secured Rate Contracts, the Bank Product Agreements or any agreement or instrument related thereto, notices of any renewal, extension or modification of the Guaranteed Obligations or any agreement related thereto, notices of any extension of credit to the Borrower and notices of any of the matters referred to in Section 7.3 and any right to consent to any thereof; and (g) any defenses or benefits that may be derived from or afforded by law which limit the liability of or exonerate guarantors or sureties, or which may conflict with the terms hereof.

7.5 Guarantors’ Rights of Subrogation, Contribution, etc. Until the Guaranteed Obligations will have been indefeasibly paid in full in cash, each Guarantor hereby waives any claim, right or remedy, direct or indirect, that such Guarantor now has or may hereafter have against the Borrower or any other Guarantor or any of its assets in connection with this Guaranty or the performance by such Guarantor of its obligations hereunder, in each case whether such claim, right or remedy arises in equity, under contract, by statute, under common law or otherwise and including (a) any right of subrogation, reimbursement or indemnification that such Guarantor now has or may hereafter have against the Borrower with respect to the Guaranteed Obligations, (b) any right to enforce, or to participate in, any claim, right or remedy that any Secured Party now has or may hereafter have against the Borrower, and (c) any benefit of, and any right to participate in, any collateral or security now or hereafter held by any Secured Party. In addition, until the Guaranteed Obligations will have been indefeasibly paid in full in cash, each Guarantor will withhold exercise of any right of contribution such Guarantor may have against any other guarantor (including any other Guarantor) of the Guaranteed Obligations, including any such right of contribution as contemplated by Section 7.2. Each Guarantor further agrees that, to the extent the waiver or agreement to withhold the exercise of its rights of subrogation, reimbursement, indemnification and contribution as set forth herein is found by a court of competent jurisdiction to be void or voidable for any reason, any rights of subrogation, reimbursement or indemnification such Guarantor may have against the Borrower or against any collateral or security, and any rights of contribution such Guarantor may have against any such other guarantor, will be junior and subordinate to any rights any Secured Party may have against the Borrower, to all right, title and interest any Secured Party may have in any such collateral or security, and to any right any Secured Party may have against such other guarantor. If any amount will be paid to any Guarantor on account of any such subrogation, reimbursement, indemnification or contribution rights at any time when all Guaranteed Obligations will not have been finally and indefeasibly paid in full, such amount will be held in trust for the Administrative Agent on behalf of Secured Parties and will forthwith be paid over to the Administrative Agent for the benefit of Secured Parties to be credited and applied against the Guaranteed Obligations, whether matured or unmatured, in accordance with the terms hereof. Further, in accordance with Section 2856 of the California Civil Code, each Guarantor waives any and all rights and defenses available to it by reason of Sections 2787 to 2855, inclusive, of the California Civil Code (this sentence is included solely out of an abundance of caution, and shall not be construed to mean that any of the above-referenced provisions of California law are in any way applicable to this Guaranty or to any of the Guaranteed Obligations).

7.6 Subordination of Other Obligations. Any Indebtedness of the Borrower or any Guarantor now or hereafter held by any Guarantor (the “Obligee Guarantor”) is hereby subordinated in right of payment to the Guaranteed Obligations, and any such Indebtedness collected or received by the Obligee Guarantor after an Event of Default has occurred and is continuing will be held in trust for the Administrative Agent on behalf of Secured Parties and will forthwith be paid over to the Administrative Agent for the benefit of Secured Parties to be credited and applied against the Guaranteed Obligations but without affecting, impairing or limiting in any manner the liability of the Obligee Guarantor under any other provision hereof; provided, that absent the occurrence and continuance of an Event of Default, the Borrower and/or any Guarantor may make payments to any Obligee Guarantor and any Obligee Guarantor may accept and receive such payments, in each case, to the extent not otherwise prohibited under this Agreement.

7.7 Continuing Guaranty. This Guaranty is a continuing guaranty and will remain in effect until all of the Guaranteed Obligations will have been paid in full (or until otherwise terminated in accordance with the terms of this Agreement). Each Guarantor hereby irrevocably waives any right to revoke this Guaranty as to future transactions giving rise to any Guaranteed Obligations.

7.8 Authority of Guarantors or the Borrower. It is not necessary for any Secured Party to inquire into the capacity or powers of any Guarantor or the Borrower or the officers, directors or any agents acting or purporting to act on behalf of any of them.

7.9 Financial Condition of the Borrower. Any Credit Extension may be made to the Borrower or continued from time to time, and any Rate Contracts may be entered into from time to time, in each case without notice to or authorization from any Guarantor regardless of the financial or other condition of the Borrower at the time of any such grant or continuation or at the time such Rate Contracts is entered into, as the case may be. No Secured Party will have any obligation to disclose or discuss with any Guarantor its assessment, or any Guarantor’s assessment, of the financial condition of the Borrower. Each Guarantor has adequate means to obtain information from the Borrower on a continuing basis concerning the financial condition of the Borrower and their ability to perform their obligations under the Credit Documents and the Rate Contracts, and each Guarantor assumes the responsibility for being and keeping informed of the financial condition of the Borrower and of all circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations. Each Guarantor hereby waives and relinquishes any duty on the part of any Secured Party to disclose any matter, fact or thing relating to the business, operations or conditions of the Borrower now known or hereafter known by any Secured Party.

7.10 Bankruptcy, etc.

(a) The obligations of the Guarantors hereunder will not be reduced, limited, impaired, discharged, deferred, suspended or terminated by any case or proceeding, voluntary or involuntary, involving the bankruptcy, insolvency, receivership, reorganization, liquidation or arrangement of the Borrower or any other Guarantor or by any defense which the Borrower or any other Guarantor may have by reason of the order, decree or decision of any court or administrative body resulting from any such proceeding.

(b) Each Guarantor acknowledges and agrees that any interest on any portion of the Guaranteed Obligations which accrues after the commencement of any case or proceeding referred to in clause (a) above (or, if interest on any portion of the Guaranteed Obligations ceases to accrue by operation of law by reason of the commencement of such case or proceeding, such interest as would have accrued on such portion of the Guaranteed Obligations if such case or proceeding had not been commenced) will be included in the Guaranteed Obligations because it is the intention of the Guarantors and Secured Parties that the Guaranteed Obligations which are guaranteed by Guarantors pursuant hereto should be determined without regard to any rule of law or order which may relieve the Borrower of any portion of such Guaranteed Obligations. Guarantors will permit any trustee in bankruptcy, receiver, debtor in possession, assignee for the benefit of creditors or similar Person to pay the Administrative Agent, or allow the claim of the Administrative Agent in respect of, any such interest accruing after the date on which such case or proceeding is commenced.

(c) In the event that all or any portion of the Guaranteed Obligations are paid by the Borrower, the obligations of Guarantors hereunder will continue and remain in full force and effect or be reinstated, as the case may be, in the event that all or any part of such payment(s) are rescinded or recovered directly or indirectly from any Secured Party as a preference, fraudulent transfer or otherwise, and any such payments which are so rescinded or recovered will constitute Guaranteed Obligations for all purposes hereunder.

7.11 Discharge of Guaranty upon Sale of Guarantor. If, in compliance with the terms and provisions of the Credit Documents, (a) all of the Capital Stock of any Guarantor or any of its successors in interest hereunder or (b) all or substantially all of the property of any Guarantor is sold, disposed of or otherwise transferred (such Guarantor, a “Transferred Guarantor”) to any Person (other than any other Credit Party), such Transferred Guarantor will, upon the consummation of such sale, disposition or other transfer (including by merger or consolidation), automatically be discharged and released, without any further action by any Secured Party or any other Person, effective as of the time of such sale, disposition or other transfer, from its obligations under this Agreement (including under Sections 10.2 and 10.3) and the other Credit Documents, including its obligations to pledge and grant any Collateral owned by it pursuant to any Collateral Document and, in the case of the sale of all of the Capital Stock of such Transferred Guarantor, the pledge of such Capital Stock to the Collateral Agent pursuant to the Collateral Documents will be released, and the Collateral Agent will take, and the Secured Parties hereby irrevocably authorize the Collateral Agent to take, such actions as are necessary or desirable to effect each discharge and release described in this Section 7.11 in accordance with the relevant provisions of the Collateral Documents.

7.12 Instrument for Payment of Money. Each Guarantor hereby acknowledges that the guarantee in this Section 7 constitutes an instrument for the payment of money, and consents and agrees that any Lender or Agent, at its sole option, in the event of a dispute by such Guarantor in the payment of any moneys due hereunder, will have the right to bring a motion-action under New York CPLR Section 3213.

7.13 General Limitation on Guarantee Obligations. In any action or proceeding involving any state corporate limited partnership or limited liability company law, or any applicable state, federal or foreign bankruptcy, insolvency, reorganization or other Law affecting the rights of creditors generally, if the obligations of any Guarantor under Section 7.1 would otherwise be held or determined to be void, voidable, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its liability under Section 7.1, then, notwithstanding any other provision to the contrary, the amount of such liability will, without any further action by such Guarantor, any Credit Party or any other Person, be automatically limited and reduced to the highest amount (after giving effect to the rights of subrogation and contribution established in Section 7.5) that is valid and enforceable, not void or voidable and not subordinated to the claims of other creditors as determined in such action or proceeding.

7.14 Keepwell. Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Credit Party to honor all of its obligations under this Guaranty in respect of Swap Obligations (provided, however, that each Qualified ECP Guarantor will only be liable under this Section 7.14 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 7.14, or otherwise under this Guaranty, voidable under applicable Law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Guarantor under this Section 7.14 will remain in full force and effect until the Guaranteed Obligations have been paid in full, and all Term Loans or other Obligations hereunder which are accrued and payable have been paid or satisfied. Each Qualified ECP Guarantor intends that this Section 7.14 constitute, and this Section 7.14 will be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Credit Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

SECTION 8. EVENTS OF DEFAULT

8.1 Events of Default. Each of the events referred to in clauses (a) through (m) of this Section 8.1 shall constitute an “Event of Default”:

(a) Failure to Make Payments When Due. Failure by the Borrower to pay (i) when due any installment of principal of any Term Loan, whether at stated maturity, by acceleration, by mandatory prepayment or otherwise; or (ii) any interest on any Term Loan or any fee or any other amount due hereunder within five (5) Business Days after the date due; or

(b) Default in Other Agreements.

(i) Failure of the Borrower or any other Credit Party to pay when due any principal of or interest on or any other amount payable in respect of one or more items of Indebtedness (other than Indebtedness referred to in Section 8.1(a)) constituting Material Indebtedness, in each case beyond the grace period, if any, provided therefor; or

(ii) a breach or default by any Credit Party with respect to any other material term of (1) one or more items of Indebtedness constituting Material Indebtedness or (2) any loan agreement, mortgage, indenture or other agreement relating to Material Indebtedness, in each case beyond the grace period, if any, provided therefor, in each case, if the effect of such breach or default is to cause, or to permit the holder or holders of that Material Indebtedness (or a trustee or agent on behalf of such holder or holders), to cause, that Material Indebtedness to become or be declared due and payable (or redeemable) prior to its stated maturity;

provided that (x) Section 8.1(b)(ii) will not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness and (y) such failure is unremedied or is not duly waived or cured prior to any termination of commitments or acceleration hereunder; or

(c) Breach of Negative Covenants. Failure of any Credit Party to perform or comply with any term or condition contained in Section 6; or

(d) Breach of Representations, Etc.

(i) Any Specified Representation was false in any material respect (or, to the extent such representation and warranty contains qualifications as to materiality, it was false in any respect) or any Merger Agreement Representation was false (subject to any materiality set forth in Article III of the Merger Agreement), in each case, as of the Closing Date; or

(ii) Any representation, warranty, certification or other statement made or deemed made by any Credit Party in any Credit Document or in any statement or certificate at any time given by any Credit Party or any Subsidiary in writing pursuant to the terms of the Credit Documents (other than a Specified Representation or an Merger Agreement Representation) was false in any material respect (or, to the extent such representation and warranty contains qualifications as to materiality, it was false in any respect) as of the date made or deemed made; or

(e) Breach of Other Covenants. Any Credit Party defaults in the performance of or compliance with (i) any covenant contained in Sections 5.1(h)(i) and Section 5.2 (as applicable only to the existence of the Borrower), or (ii) any other covenant in this Agreement or in any of the other Credit Documents, other than any such covenant referred to in subclause (i) above or any other provision of this Section 8.1, and such default is not remedied, cured or waived within thirty (30) days after the earlier to occur of the date on which a Responsible Officer has knowledge of such default and the date of receipt by the Borrower of notice from the Administrative Agent of such default; or

(f) Involuntary Bankruptcy; Appointment of Receiver, Etc. (i) A court of competent jurisdiction enters a decree or order for relief in respect of the Borrower or any Significant Subsidiary in an involuntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, which decree or order is not stayed; or any other similar relief is granted under any applicable law; or (ii) an involuntary case is commenced against the Borrower or any Significant Subsidiary under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over the Borrower or any Significant Subsidiary, or over all or a substantial part of its property, is entered; or there occurs the involuntary appointment of an interim receiver, trustee or other custodian of the Borrower or any Significant Subsidiary for all or a substantial part of its property; or a warrant of attachment, execution or similar process is issued against any substantial part of the property of the Borrower or any Significant Subsidiary, and any such event described in this clause (ii) continues for sixty (60) consecutive days without having been dismissed, bonded or discharged; or

(g) Voluntary Bankruptcy; Appointment of Receiver, Etc. (i) The Borrower or any Significant Subsidiary has an order for relief entered with respect to it or commences a voluntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, or consents to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or consents to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property; or the Borrower or any Significant Subsidiary makes any assignment for the benefit of creditors; or (ii) the Borrower or any Significant Subsidiary becomes unable, or fails generally, or admits in writing its inability, to pay its debts as such debts become due; or the board of directors (or similar governing body) the Borrower or any Significant Subsidiary (or any committee thereof) adopts any resolution or otherwise authorizes any action to approve any of the actions referred to herein or in Section 8.1(f); or

(h) Judgments and Attachments. Any money judgment, writ or warrant of attachment or similar process involving in any individual case in an amount in excess of $50,000,000 (to the extent not covered by insurance or third-party indemnities (as to which a solvent and unaffiliated insurance company or indemnitor has been notified of such judgment and not denied coverage)) is entered or filed against the Borrower or any Significant Subsidiary or any of their respective assets and remains undischarged, unvacated, unbonded or unstayed for a period of sixty (60) consecutive days; or

(i) Dissolution. Any order, judgment or decree is entered against the Borrower or any Significant Subsidiary decreeing the involuntary dissolution or split up of such Credit Party and such order remains undischarged or unstayed for a period in excess of sixty (60) consecutive days; or

(j) Employee Benefit Plans. There occurs one or more ERISA Events, or, with respect to a Foreign Plan, a termination, withdrawal or noncompliance with applicable Law or plan terms, that individually or in the aggregate results in or could reasonably be expected to result in a Material Adverse Effect; or

(k) Guaranties, Collateral Documents and other Credit Documents. At any time after the execution and delivery thereof:

(i) the Guaranty for any reason, other than the satisfaction in full of all Obligations, ceases to be in full force and effect (other than in accordance with its terms) or is declared to be null and void or any Guarantor repudiates its obligations thereunder;

(ii) this Agreement or any Collateral Document ceases to be in full force and effect (other than by reason of a release of Collateral in accordance with the terms hereof or thereof or the satisfaction in full of the Obligations in accordance with the terms hereof) or is declared null and void, or the Collateral Agent does not have or ceases to have a valid and perfected Lien in any Collateral having a fair market value, individually or in the aggregate, in excess of $10,000,000 purported to be covered by the Collateral Documents (except to the extent not required to be valid or perfected by the Credit Documents) with the priority required by the relevant Collateral Document, in each case, for any reason other than actions taken by or on behalf of the Collateral Agent or any Secured Party or the failure of the Collateral Agent or any Secured Party to take any action within its control and except as to Collateral consisting of real property to the extent that such losses are covered by a lender’s title insurance policy; or

(iii) any Credit Party contests the validity or enforceability of any Credit Document in writing or denies in writing that it has any further liability, including with respect to future advances by the Lenders, under any Credit Document to which it is a party; or

(l) Change of Control. A Change of Control occurs.

8.2 Remedies upon an Event of Default. Upon the occurrence of any Event of Default, other than pursuant to Section 8.1(f) or 8.1(g), at the request of the Required Lenders, upon notice to the Borrower by the Administrative Agent:

(i) the applicable Term Loan Commitments will immediately terminate or be reduced (as specified by the Administrative Agent);

(ii) the aggregate principal of all applicable Term Loans, all accrued and unpaid interest thereon, all fees and all other Obligations under this Agreement and the other Credit Documents will become due and payable immediately, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by each Credit Party;

(iii) the Administrative Agent may, and may cause the Collateral Agent to, exercise any and all of its other rights and remedies under applicable law (including any applicable UCC) or at equity, hereunder and under the other Credit Documents.

provided that upon an Event of Default pursuant Section 8.1(f) or 8.1(g), the Term Loan Commitments of each Lender shall automatically terminate and the unpaid principal amount of all outstanding Term Loans and all interest and other amounts as aforesaid shall automatically become due and payable, in each case without further act of the Administrative Agent, the Collateral Agent or any Lender.

8.3 Application of Proceeds. Notwithstanding anything to the contrary contained in this Agreement or any other Credit Document, upon the occurrence and during the continuance of an Event of Default and after the acceleration of the principal amount of any of the Term Loans hereunder:

(a) each Credit Party irrevocably waives the right to direct the application of any and all payments at any time or times thereafter received by the Administrative Agent or the Collateral Agent from or on behalf of any Credit Party, and, as between each Credit Party on the one hand and the Administrative Agent, the Collateral Agent and the Lenders on the other, the Administrative Agent will have the continuing and exclusive right to apply and to reapply any and all payments received against the Obligations in such manner as the Administrative Agent may deem advisable and consistent with this Agreement notwithstanding any previous application by Administrative Agent; and

(b) subject to Section 2.15(d), any and all payments received by any Secured Party (other than through the Administrative Agent), including proceeds of Collateral, will be applied:

(i) first, to all fees, costs, indemnities, liabilities, obligations and expenses incurred by or owing to the Administrative Agent or the Collateral Agent with respect to this Agreement, the other Credit Documents or the Collateral;

(ii) second, to all fees, costs, indemnities, liabilities, obligations and expenses incurred by or owing to any Lender with respect to this Agreement, the other Credit Documents or the Collateral;

(iii) third, to accrued and unpaid interest on the Obligations (including any interest which, but for the provisions of the Bankruptcy Code, would have accrued on such amounts);

(iv) fourth, (A) to the principal amount of the Obligations, (B) to any Obligations under any Secured Rate Contract and (C) to any Obligation under any Bank Product Agreement for which the Administrative Agent has received written notice of such Obligations as being outstanding;

(v) fifth, to any other Indebtedness or obligations of any Credit Party owing to the Administrative Agent, the Collateral Agent, any Lender or any other Secured Party under the Credit Documents or any Bank Product Agreement for which the Administrative Agent has received written notice of such Obligations as being outstanding under such Bank Product Agreement; and

(vi) sixth, to the Borrower or to whomever may be lawfully entitled to receive such balance or as a court of competent jurisdiction may direct.

In carrying out the foregoing, (a) amounts received will be applied in the numerical order provided until exhausted prior to the application to the next succeeding category and (b) each of the Persons entitled to receive a payment in any particular category will receive an amount equal to its pro rata share of amounts available to be applied pursuant thereto for such category.

SECTION 9. AGENTS

9.1 Appointment and Duties.

(a) Appointment of Agent. Each Lender hereby appoints DBNY (together with any successor Agent pursuant to Section 9.9) as the Administrative Agent and the Collateral Agent hereunder and authorizes each such Agent to (i) execute and deliver the Credit Documents and accept delivery thereof on its behalf from any Credit Party, (ii) take such action on its behalf and to exercise all rights, powers and remedies and perform the duties as are expressly delegated to such Agent under such Credit Documents and (iii) exercise such powers as are reasonably incidental thereto. In furtherance of the foregoing, each of the Lenders (including in its capacity as a potential Secured Swap Provider or a Bank Product Provider) hereby irrevocably appoints and authorizes the Collateral Agent to act as the agent of (and to hold any security interest created by the Collateral Documents for and on behalf of or in trust for) such Lender for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Credit Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Collateral Agent (and any co-agents, sub-agents and attorneys-in-fact appointed by the Collateral Agent pursuant to Section 9.4 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Collateral Agent), will be entitled to the benefits of all provisions of this Section 9 (including Section 9.8(b), as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Credit Documents) as if set forth in full herein with respect thereto. The provisions of this Section 9 are solely for the benefit of the Agents and the Lenders and no Credit Party will have any rights as a third party beneficiary of any of the provisions thereof. In performing its functions and duties hereunder, each Agent will act solely as an agent of the Lenders and does not assume and will not be deemed to have assumed any obligation towards or relationship of agency or trust with or for the Borrower or any Subsidiary.

(b) Duties as Collateral and Disbursing Agent. Without limiting the generality of clause (a) above, each of the Administrative Agent and the Collateral Agent, as applicable, will each have the right and authority (to the exclusion of the Lenders), and is hereby authorized, to (i) act as the disbursing and collecting agent for the Lenders with respect to all payments and collections arising in connection with the Credit Documents (including in any proceeding described in Section 8.1(f) or (g) or any other bankruptcy, insolvency or similar proceeding), and each Person making any payment in connection with any Credit Document to any Secured Party is hereby authorized to make such payment to such Agent, (ii) file and prove claims and file other documents necessary or desirable to allow the claims of the Secured Parties with respect to any Obligation in any proceeding described in Section 8.1(f) or (g) or any other bankruptcy, insolvency or similar proceeding (but not to vote, consent or otherwise act on behalf of such Person), (iii) act as collateral agent for each Secured Party for purposes of the perfection of all Liens created by such agreements and all other purposes stated therein, (iv) manage, supervise and otherwise deal with the Collateral, (v) take such other action as is necessary or desirable to maintain the perfection and priority of the Liens created or purported to be created by the Credit Documents, (vi) except as may be otherwise specified in any Credit Document, exercise all remedies given to such Agent and the other Secured Parties with respect to the Credit Parties and/or the Collateral, whether under the Credit Documents, applicable Law or otherwise and (vii) execute any amendment, consent or waiver under the Credit Documents on behalf of any Lender that has consented in writing to such amendment, consent or waiver; provided, however, that each such Agent hereby appoints, authorizes and directs each Lender to act as collateral sub-agent for such Agent and the Lenders for purposes of the perfection of all Liens with respect to the Collateral, including any deposit account maintained by a Credit Party with, and cash and Cash Equivalents held by, such Lender, and may further authorize and direct the Lenders to take further actions as collateral sub-agents for purposes of enforcing such Liens or otherwise to transfer the Collateral subject thereto to such Agent, and each Lender hereby agrees to take such further actions to the extent, and only to the extent, so authorized and directed.

(c) Limited Duties. Under the Credit Documents, each of the Administrative Agent and the Collateral Agent (i) is acting solely on behalf of the Secured Parties (except to the limited extent provided in Section 2.7(b) with respect to the Register), with duties that are entirely administrative in nature, notwithstanding the use of the defined terms “Administrative Agent,” “Collateral Agent,” “Agent,” the terms “agent” and “collateral agent” and similar terms in any Credit Document to refer to such Agent, which terms are used for title purposes only, (ii) is not assuming any obligation under any Credit Document other than as expressly set forth therein or any role as agent, fiduciary or trustee of or for any Lender or other Person and (iii) will have no implied functions, responsibilities, duties, obligations or other liabilities under any Credit Document, and each Secured Party, by accepting the benefits of the Credit Documents, hereby waives and agrees not to assert any claim against such Agent based on the roles, duties and legal relationships expressly disclaimed in clauses (i) through (iii) above. Without limiting the generality of the foregoing, the use of the term “agent” in this Agreement with reference to the Administrative Agent or the Collateral Agent is not intended to connote any fiduciary duty or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom and is intended to create or reflect only an administrative relationship between independent contracting parties.

9.2 Binding Effect. Each Secured Party, by accepting the benefits of the Credit Documents, agrees that (a) any action taken by the Administrative Agent, the Collateral Agent or the Required Lenders (or, if expressly required hereby, a greater proportion of the Lenders) in accordance with the provisions of the Credit Documents, (b) any action taken by the Administrative Agent or the Collateral Agent in reliance upon the instructions of Required Lenders (or, where so required, such greater proportion) and (c) the exercise by the Administrative Agent, the Collateral Agent or the Required Lenders (or, where so required, such greater proportion) of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, will be authorized and binding upon all of the Secured Parties.

9.3 Use of Discretion.

(a) No Action without Instructions. Neither the Administrative Agent nor the Collateral Agent will be required to exercise any discretion or take, or to omit to take, any action, including with respect to enforcement or collection, except any action it is required to take or omit to take (i) under any Credit Document or (ii) pursuant to instructions from the Required Lenders (or, where expressly required by the terms of this Agreement, a greater proportion of the Lenders). Each Agent shall be entitled to rely, and shall be fully protected in relying, upon any communication, instrument or document believed by it to be genuine and correct and to have been signed or sent by the proper Person or Persons, and shall be entitled to rely and shall be protected in relying on opinions and judgments of attorneys (who may be attorneys for the Borrower and the Subsidiaries), accountants, experts and other professional advisors selected by it. No Lender shall have any right of action whatsoever against any Agent as a result of such Agent acting or (where so instructed) refraining from acting hereunder or any of the other Credit Documents in accordance with the instructions of the Required Lenders (or, where expressly required by the terms of this Agreement, a greater proportion of the Lenders).

(b) Right Not to Follow Certain Instructions. Notwithstanding clause (a) above, neither the Administrative Agent nor the Collateral Agent will be required to take, or to omit to take, any action in connection herewith or any of the other Credit Documents or from the exercise of any power, discretion or authority vested in it hereunder or thereunder (i) unless, upon demand, such Agent receives an indemnification satisfactory to it from the Lenders (or, to the extent applicable and acceptable to such Agent, any other Person) against all Liabilities that, by reason of such action or omission, may be imposed on, incurred by or asserted against such Agent or any Related Person thereof or (ii) that is, in the opinion of such Agent or its counsel, may expose such Agent to liability or that is contrary to any Credit Document or applicable Law including, for the avoidance of doubt any action that may be in violation of the automatic stay under any Bankruptcy Proceeding or under the Bankruptcy Code, and no Agent will have any duty to disclose or will be liable for the failure to disclose, any information relating to any Credit Party or any of its Affiliates that is communicated to or obtained by the Person serving as such Agent or any of its Affiliates in any capacity.

(c) Exclusive Right to Enforce Rights and Remedies. Notwithstanding anything to the contrary contained herein or in any other Credit Document, the authority to enforce rights and remedies hereunder and under the other Credit Documents against the Credit Parties or any of them will be vested exclusively in, and all actions and proceedings in equity or at law in connection with such enforcement will be instituted and maintained exclusively by, the Administrative Agent and the Collateral Agent in accordance with the Credit Documents for the benefit of all the Lenders; provided that the foregoing will not prohibit (i) each of the Administrative Agent and the Collateral Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as such Agent) hereunder and under the other Credit Documents, (ii) any Lender from exercising setoff rights in accordance with Section 10.4 or (iii) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Credit Party under any bankruptcy or other debtor relief law; provided, further that if at any time there is no Person acting as the Administrative Agent hereunder and under the other Credit Documents, then (A) the Required Lenders will have the rights otherwise ascribed to the Administrative Agent pursuant to Section 9.1 and (B) in addition to the matters set forth in clauses (ii) and (iii) of the preceding proviso and subject to Section 10.4, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

9.4 Delegation of Rights and Duties. Each of the Administrative Agent and the Collateral Agent may, upon any term or condition it specifies, delegate or exercise any of its rights, powers and remedies under, and delegate or perform any of its duties or any other action with respect to, any Credit Document by or through any trustee, co-agent, employee, attorney-in-fact and any other Person (including any Secured Party). Any such Person will benefit from this Section 9 to the extent provided by such Agent.

9.5 Reliance and Liability.

(a) Each of the Administrative Agent and the Collateral Agent may, without incurring any liability hereunder, (i) treat the payee of any Term Loan Note as its holder until such Term Loan Note has been assigned in accordance with Section 10.6, (ii) rely on the Register to the extent set forth in Section 10.6, (iii) consult with any of its Related Persons and, whether or not selected by it, any other advisors, accountants and other experts (including advisors to, and accountants and experts engaged by, any Credit Party) and (iv) rely and act upon any document and information (including those transmitted by Electronic Transmission) and any telephone message or conversation, in each case believed by it to be genuine and transmitted, signed or otherwise authenticated by the appropriate parties.

(b) None of the Administrative Agent, the Collateral Agent and their respective Related Persons will be liable for any action taken or omitted to be taken by any of them under or in connection with any Credit Document, and each Secured Party, the Borrower and each other Credit Party hereby waive and will not assert (and the Borrower will cause each other Credit Party to waive and agree not to assert) any right, claim or cause of action based thereon, except to the extent of liabilities resulting primarily from the gross negligence or willful misconduct of such Agent or, as the case may be, such Related Person (each as determined in a final, non-appealable judgment by a court of competent jurisdiction) in connection with the duties expressly set forth herein. Without limiting the foregoing, neither the Administrative Agent nor the Collateral Agent:

(i) will be responsible or otherwise incur liability for any action or omission taken in reliance upon the instructions of the Required Lenders or for the actions or omissions of any of its Related Persons selected with reasonable care (other than employees, officers and directors of such Agent, when acting on behalf of such Agent);

(ii) will be responsible to any Lender or other Person for the due execution, legality, validity, enforceability, effectiveness, genuineness, sufficiency or value of, or the attachment, perfection or priority of any Lien created or purported to be created under or in connection with, any Credit Document;

(iii) makes any warranty or representation, or will be responsible, to any Lender or other Person for (A) any statement, document, information, including any written or oral statements or in any financial or other statements, instruments, reports or certificates or any other documents furnished or made by any Agent to Lenders or by or on behalf of any Credit Party to any Agent or any Lender in connection with the Credit Documents and the transactions contemplated thereby or for the financial condition or business affairs of any Credit Party or any other Person liable for the payment of any Obligations, (B) any representation or warranty made or furnished by or on behalf of any Credit Party or any Related Person of any Credit Party in connection herewith or with any Credit Document or any transaction contemplated herein or therein or any other document, certificate or information with respect to any Credit Party, whether or not transmitted or (except for documents expressly required under any Credit Document to be transmitted to the Lenders by such party) omitted to be transmitted by such Agent, including as to completeness, accuracy, scope or adequacy thereof, or for the scope, nature or results of any due diligence performed by such Agent in connection with the Credit Documents, (C) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Credit Document or the occurrence of any Default, (D) the execution, effectiveness, genuineness, validity, enforceability, collectability, sufficiency or genuineness hereof or of any Credit Document or any other agreement, instrument or document, or (E) the satisfaction of any condition set forth in Section 3 or elsewhere in any Credit Document; provided that for each of the items set forth in clauses (A) through (E) hereof, each Lender hereby waives and agrees not to assert any right, claim or cause of action it might have against the Administrative Agent or the Collateral Agent based thereon; and

(iv) will have any duty to ascertain or to inquire as to the performance or observance of any provision of any Credit Document, whether any condition set forth in any Credit Document is satisfied or waived, as to the financial condition of any Credit Party or as to the occurrence or continuation or possible occurrence or continuation of any Default or Event of Default or will be deemed to have notice or knowledge of such occurrence or continuation unless it has received a notice from the Borrower or any Lender describing such Default or Event of Default clearly labeled “notice of default” (in which case such Agent will promptly give notice of such receipt to all Lenders).

(c) Each party to this Agreement acknowledges and agrees that the Administrative Agent may from time to time use one or more outside service providers for the tracking of all Uniform Commercial Code financing statements (and/or other collateral related filings and registrations from time to time) required to be filed or recorded pursuant to the Credit Documents and the notification to the Administrative Agent, of, among other things, the upcoming lapse or expiration thereof. No Agent will be liable for any action taken or not taken by any such service provider.

9.6 Agent Individually. Each of the Administrative Agent and the Collateral Agent and their Affiliates may make loans and other extensions of credit to, acquire Capital Stock of, engage in any kind of business, including but not limited to any type of financial advisory business, with any Credit Party or Affiliate thereof as though it were not acting as an Agent and may receive separate fees and other payments therefor. To the extent the Administrative Agent, the Collateral Agent or any of their respective Affiliates makes any Term Loan or otherwise becomes a Lender hereunder, it will have and may exercise the same rights and powers hereunder and will be subject to the same obligations and liabilities as any other Lender and the terms “Lender,” “Required Lenders,” and any similar terms will, except where otherwise expressly provided in any Credit Document, include such Agent or such Affiliate, as the case may be, in its individual capacity as Lender or as one of the Required Lenders.

9.7 Lender Credit Decision.

(a) Each Lender acknowledges that it will, independently and without reliance upon the Administrative Agent, the Collateral Agent, any Lender or any of their Related Persons or upon any document (including any offering and disclosure materials in connection with the syndication of the Term Loans) solely or in part because such document was transmitted by such Agent or any of its Related Persons, conduct its own independent investigation of the financial condition and affairs of each Credit Party and make and continue to make its own credit decisions in connection with entering into, and taking or not taking any action under, any Credit Document or with respect to any transaction contemplated in any Credit Document, in each case based on such documents and information as it will deem appropriate. Each Lender further represents and warrants that it has reviewed the confidential information memorandum and each other document made available to it on the Platform in connection with this Agreement and has acknowledged and accepted the terms and conditions applicable to the recipients thereof (including any such terms and conditions set forth, or otherwise maintained, on the Platform with respect thereto). Except for documents expressly required by any Credit Document to be transmitted by the Administrative Agent or the Collateral Agent to the Lenders, no such Agent will have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any Credit Party or any Affiliate of any Credit Party that may come in to the possession of such Agent or any of its Related Persons.

(b) If any Lender has elected to abstain from receiving Nonpublic Information concerning the Credit Parties or their Affiliates, such Lender acknowledges that, notwithstanding such election, the Administrative Agent and/or the Credit Parties will, from time to time, make available syndicate-information (which may contain Nonpublic Information) as required by the terms of, or in the course of administering the Term Loans to the credit contact(s) identified for receipt of such information on the Lender’s administrative questionnaire who are able to receive and use all syndicate-level information (which may contain Nonpublic Information) in accordance with such Lender’s compliance policies and contractual obligations and applicable Law, including federal and state securities laws;

provided that if such contact is not so identified in such questionnaire, the relevant Lender hereby agrees to promptly (and in any event within one (1) Business Day) provide such a contact to the Administrative Agent and the Credit Parties upon request therefor by the Administrative Agent or the Credit Parties. Notwithstanding such Lender’s election to abstain from receiving material non-public information, such Lender acknowledges that if such Lender chooses to communicate with the Administrative Agent, it assumes the risk of receiving Nonpublic Information concerning the Credit Parties or their Affiliates. In the event that any Lender has determined for itself to not access any information disclosed through the Platform or otherwise, such Lender acknowledges that (i) other Lenders may have availed themselves of such information and (ii) neither the Borrower nor the Administrative Agent has any responsibility for such Lender’s decision to limit the scope of the information it has obtained in connection with this Agreement and the other Credit Documents.

(c) Each Lender, by delivering its signature page to this Agreement or an Assignment Agreement and funding its Term Loan, will be deemed to have acknowledged receipt of, and consented to and approved, each Credit Document and each other document required to be approved by any Agent, the Required Lenders or the Lenders, as applicable, on the Closing Date.

9.8 Expenses; Indemnities; Withholding.

(a) Each Lender agrees to reimburse the Administrative Agent, the Collateral Agent and each of their respective Related Persons (to the extent not reimbursed by any Credit Party) promptly upon demand, severally (but not jointly) and in accordance with its Pro Rata Share, for any costs and expenses (including fees, charges and disbursements of financial, legal and other advisors and Other Taxes paid in the name of, or on behalf of, any Credit Party) that may be incurred by such Agent or any of its Related Persons in connection with the preparation, syndication, execution, delivery, administration, modification, consent, waiver or enforcement of, or the taking of any other action (whether through negotiations, through any work-out, bankruptcy, restructuring or other legal or other proceeding (including preparation for and/or response to any subpoena or request for document production relating thereto) or otherwise) in respect of, or legal advice with respect to, its rights or responsibilities under, any Credit Document.

(b) Each Lender further agrees to indemnify the Administrative Agent, the Collateral Agent and each of their respective Related Persons (to the extent not reimbursed by any Credit Party), severally and ratably, in proportion to its Pro Rata Share, from and against Liabilities (including, to the extent not indemnified pursuant to Section 9.8(c), taxes, interests and penalties imposed for not properly withholding or backup withholding on payments made to or for the account of any Lender) that may be imposed on, incurred by or asserted against such Agent or any of its Related Persons in any matter relating to or arising out of, in connection with or as a result of any Credit Document or any other act, event or transaction related, contemplated in or attendant to any such document, or, in each case, any action taken or omitted to be taken by such Agent or any of its Related Persons under or with respect to any of the foregoing (IN ALL CASES, WHETHER OR NOT CAUSED OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF ANY AGENT OR RELATED PERSON); provided, however, that no Lender will be liable to the Administrative Agent, the Collateral Agent or any of their respective Related Persons to the extent such liability has resulted solely and directly for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, claims, suits, judgments, litigations, investigations, inquiries or proceedings, costs, expenses or disbursements which have resulted from the gross negligence or willful misconduct of such Agent or, as the case may be, such Related Person, as determined by a court of competent jurisdiction in a final non-appealable judgment or order. No Lender shall be liable under this Section or otherwise for any failure of another Lender to satisfy such other Lender’s obligations under the Credit Documents.

(c) To the extent required by any applicable law, the Administrative Agent and the Collateral Agent may withhold from any payment to any Lender under a Credit Document an amount equal to any applicable withholding tax. If the Internal Revenue Service or any other Governmental Authority asserts a claim that such Agent did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate certification form was not delivered, was not properly executed, or fails to establish an exemption from, or reduction of, withholding tax with respect to a particular type of payment, or because such Lender failed to notify such Agent or any other Person of a change in circumstances which rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason), or such Agent reasonably determines that it was required to withhold taxes from a prior payment but failed to do so, such Lender will promptly indemnify such Agent fully for all amounts paid, directly or indirectly, by such Agent as tax or otherwise, including penalties and interest, and together with all expenses incurred by such Agent, including legal expenses, allocated internal costs and out-of-pocket expenses. Each of the Administrative Agent and the Collateral Agent may offset against any payment to any Lender under a Credit Document, any applicable withholding tax that was required to be withheld from any prior payment to such Lender but which was not so withheld, as well as any other amounts for which such Agent is entitled to indemnification from such Lender under this Section 9.8(c).

9.9 Resignation of Administrative Agent or Collateral Agent .

(a) Each of the Administrative Agent and the Collateral Agent may resign at any time by delivering notice of such resignation to the Lenders and the Borrower, effective on the date set forth in such notice or, if no such date is set forth therein, upon the date such notice will be effective, in accordance with the terms of this Section 9.9. If such Agent delivers any such notice, the Required Lenders will have the right, subject to the consent of the Borrower (such consent not to be unreasonably withheld, conditioned or delayed) at all times other than during the continuation of an Event of Default, to appoint a successor Administrative Agent or Collateral Agent, as applicable. The Administrative Agent’s resignation shall become effective on the earliest of (i) 30 days after delivery of the notice of resignation (regardless of whether a successor has been appointed or not), (ii) the appointment of a successor Administrative Agent by the Required Lenders or (iii) such other date, if any, agreed to by the Required Lenders. If, after 30 days after the date of such retiring Agent’s notice of resignation, no successor Administrative Agent or Collateral Agent, as applicable, has been appointed by the Required Lenders that has accepted such appointment, then such retiring Agent may, on behalf of the Lenders, appoint a successor Administrative Agent or Collateral Agent, as applicable, from among the Lenders or a commercial banking institution organized under the laws of the United States (or any State thereof) or a United States branch or agency of a commercial banking institution, in each case, having combined capital and surplus of at least $500,000,000. Each appointment under this clause (a) will be subject to the prior consent of the Borrower, which will not be unreasonably withheld but will not be required during the continuance of an Event of Default.

(b) Effective immediately upon its resignation, (i) any retiring Administrative Agent or Collateral Agent will be discharged from its duties and obligations under the Credit Documents, (ii) the Lenders will assume and perform all of the duties of such Agent until a successor Administrative Agent or Collateral Agent, as applicable, will have accepted a valid appointment hereunder, (iii) such retiring Agent and its Related Persons will no longer have the benefit of any provision of any Credit Document as Administrative Agent or Collateral Agent, as applicable, other than with respect to any actions taken or omitted to be taken while such retiring Agent was, or because such Agent had been, validly acting as Administrative Agent or Collateral Agent, as applicable, under the Credit Documents and (iv) subject to its rights under Section 9.3, such retiring Agent will take such action as may be reasonably necessary to assign to the applicable successor Administrative Agent or Collateral Agent its rights as Administrative Agent or Collateral Agent, as applicable, under the Credit Documents. After any retiring Administrative Agent’s or Collateral Agent’s resignation hereunder as the Administrative Agent, the provisions of this Section 9 and Sections 10.2, 10.3, 10.4, 10.10, 10.14, 10.15, and 10.16 will inure to its benefit, its sub-agents and their respective affiliates benefit as to any actions taken or omitted to be taken by any of them while it was Administrative Agent or Collateral Agent hereunder. Effective immediately upon the acceptance of a valid appointment as Administrative Agent or Collateral Agent by a successor Administrative Agent or Collateral Agent, such successor Administrative Agent or Collateral Agent will succeed to, and become vested with, all the rights, powers, privileges and duties of such retiring Agent under the Credit Documents and the retiring Administrative Agent or Collateral Agent will promptly (A) transfer to its successor all sums, Securities and other items of Collateral held under the Collateral Documents, together with all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Administrative Agent or Collateral Agent under the Credit Documents, and (B) execute and deliver to such successor Administrative Agent or Collateral Agent such amendments to financing statements, and take such other actions, as may be necessary or appropriate in connection with the assignment to such successor Administrative Agent or Collateral Agent of the security interests created under the Collateral Documents.

9.10 Release of Collateral or Guarantors(a) .

(a) Each Lender hereby consents to the release and hereby directs the Administrative Agent and the Collateral Agent to release (or, in the case of clause (b)(ii) below, release or subordinate) the following:

(i) any Guarantor Subsidiary from its guaranty of any Obligation pursuant to Section 7.11 or if such Guarantor Subsidiary ceases to be a Subsidiary or becomes an Excluded Subsidiary in accordance with a transaction permitted by this Agreement (including as a result of its designation as an Unrestricted Subsidiary), and such Guarantor Subsidiary will be automatically released from its Obligations thereunder; provided, however, that the release of any Guarantor Subsidiary from its obligations under this Agreement and the other Credit Documents as a result of it becoming an Excluded Subsidiary of the type described in clause (g) of the definition thereof (and which clause is the only basis on which such Guarantor Subsidiary would constitute an Excluded Subsidiary) shall only be permitted if at the time such Guarantor Subsidiary becomes an Excluded Subsidiary of such type (1) no Default or Event of Default shall have occurred and be continuing, (2) after giving Pro Forma effect to such release and the consummation of the transaction that causes (or, in the absence of this proviso, would cause) such Subsidiary to be an Excluded Subsidiary of such type, the Borrower is deemed to have made a new Investment in such Subsidiary for purposes of Section 6.6 (as if such Subsidiary were then newly acquired) in an amount equal to (I) the fair market value of such Subsidiary as of the date that it becomes such an Excluded Subsidiary (as reasonably determined by the Borrower in good faith), times (II) the percentage of the total Capital Stock of such Subsidiary then issued and outstanding that is retained by the Credit Parties on such date, and such Investment is permitted pursuant to Section 6.6 (other than Section 6.6(k)) at such time and (3) a Responsible Officer of the Borrower certifies to the Administrative Agent compliance with preceding clauses (1) and (2); provided, further, that no such release shall occur if such Guarantor Subsidiary continues to be a guarantor in respect of any Incremental Equivalent Debt, any Permitted Ratio Debt, any Credit Agreement Refinancing Indebtedness, the Convertible Notes, any Material Indebtedness that is Junior Financing or any Permitted Refinancing in respect of any of the foregoing;

(ii) any Guarantor from its guaranty upon payment and satisfaction in full of all Term Loans, all other Obligations under the Credit Documents (excluding contingent obligations as to which no claim has been asserted) and all Obligations arising under Secured Rate Contracts and Bank Product Agreements that the Administrative Agent has theretofore been notified in writing by the holder of such Obligations are then due and payable;

(iii) any Lien held by the Collateral Agent for the benefit of the Secured Parties against any Guarantor Subsidiary upon the release of such Guarantor Subsidiary from its guaranty pursuant to clause (i) above; and

(iv) any Lien held by the Collateral Agent for the benefit of the Secured Parties against (1) any Collateral that is sold, transferred, conveyed or otherwise disposed of by a Credit Party, or that ceases to constitute Collateral, in each case, in a transaction permitted by the Credit Documents (including pursuant to a valid waiver or consent), (2) any property subject to a Lien permitted hereunder in reliance upon Section 6.1(d) and (3) all of the Collateral and all Credit Parties, upon payment and satisfaction in full of all Term Loans, all other Obligations under the Credit Documents (excluding contingent obligations as to which no claim has been asserted) and all Obligations arising under Secured Rate Contracts and Bank Product Agreements that the Administrative Agent has theretofore been notified in writing by the holder of such Obligations are then due and payable.

(b) Each Lender hereby directs the Administrative Agent and the Collateral Agent, and each of the Administrative Agent and the Collateral Agent hereby agrees, upon receipt of reasonable advance notice from the Borrower, to execute and deliver or file such documents and to perform other actions reasonably necessary to release the guaranties and Liens when and as directed in this Section 9.10, subject to receipt by the Administrative Agent of a certification of the Borrower as to such matters as are reasonably required by the Administrative Agent. To the extent any Collateral is disposed of as permitted by this Section to any Person other than a Credit Party, such Collateral will be sold or disposed of free and clear of Liens created by the Credit Documents and the Administrative Agent will be authorized to take any actions deemed appropriate in order to effect the foregoing or evidence the release and termination of such Liens.

(c) In the event of a foreclosure by the Collateral Agent on any of the Collateral pursuant to a public or private sale or other disposition, the Collateral Agent (at the direction of the Required Lenders) or any Lender may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition and the Collateral Agent, as agent for and representative of Secured Parties (but not any Lender or Lenders in its or their respective individual capacities unless Required Lenders will otherwise agree in writing), at the direction of the Required Lenders, will be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by the Collateral Agent at such sale or other disposition (including pursuant to Section 363(k), Section 1129(b)(2)(a)(ii) or otherwise of the Bankruptcy Code), the Collateral Agent (or any Lender, except with respect to a “credit bid” pursuant to Section 363(k), Section 1129(b)(2)(a)(ii) or otherwise of the Bankruptcy Code). Any release of guarantee obligations will be deemed subject to the provision that such guarantee obligations will be reinstated if after such release any portion of any payment in respect of the Obligations guaranteed thereby will be rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower or Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower or Guarantor or any substantial part of its property, or otherwise, all as though such payment had not been made. The Collateral Agent will not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Collateral Agent’s Lien thereon, or any certificate prepared by any Credit Party in connection therewith, nor will the Collateral Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

9.11 [Reserved].

9.12 Lead Arranger and Lead Bookrunner . Notwithstanding any provision to the contrary contained elsewhere in this Agreement or in any other Credit Document, neither of the Lead Arranger and Lead Bookrunner will have any duties or responsibilities, nor will any of such Agents have or be deemed to have any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities will be read into this Agreement or any other Credit Document or otherwise exist against any of such Agents. At any time that any Lender serving (or whose Affiliate is serving) as Lead Arranger or Lead Bookrunner will have transferred to any other Person (other than any Affiliates) all of its interests in the Term Loans, such Lender (or an Affiliate of such Lender acting as Lead Arranger or Lead Bookrunner) will be deemed to have concurrently resigned as such Lead Arranger or Lead Bookrunner.

9.13 Administrative Agent May File Bankruptcy Disclosure and Proofs of Claim. In the case of pendency of any proceeding under any Bankruptcy Proceeding relative to any Credit Party, the Administrative Agent (irrespective of whether the principal of any Term Loan will then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent will have made any demand on the Borrower) will be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(a) to file a verified statement pursuant to the Federal Rules of Bankruptcy Procedure that, in its sole opinion, complies with such rule’s disclosure requirements for entities representing more than one creditor;

(b) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Term Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its respective agents and counsel and all other amounts due the Administrative Agent under Section 2, Section 10.2 and Section 10.3) allowed in such judicial proceeding; and

(c) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent will consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under this Agreement. To the extent that the payment of any such compensation, expenses, disbursements and advances of the Administrative Agent, its agents and counsel, and any other amounts due the Administrative Agent under this Agreement out of the estate in any such proceeding, will be denied for any reason, payment of the same will be secured by a Lien on, and will be paid out of, any and all distributions, dividends, money, securities and other properties that the Lenders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise.

Nothing contained herein will be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

9.14 Certain ERISA Matters

(a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, and the Lead Arranger and its Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Guarantor, that at least one of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Employee Benefit Plans in connection with the Term Loans, or the Term Loan Commitments,

(ii) transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Term Loans, the Term Loan Commitments and this Agreement,

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Term Loans, the Term Loan Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Term Loans, the Term Loan Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Term Loans, the Term Loan Commitments and this Agreement, or

(iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b) In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, and the Lead Arranger and its Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Guarantor, that none of the Administrative Agent, or the Lead Arranger or any of its Affiliates is a fiduciary with respect to the assets of such Lender involved in the Term Loans, the Term Loan Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any loan document or any documents related to hereto or thereto).

SECTION 10. MISCELLANEOUS

10.1 Notices.

(a) Addresses. All notices and other communications required or expressly authorized to be made by this Agreement will be given in writing, unless otherwise expressly specified herein, and (i) addressed to the address set forth on Appendix B or otherwise indicated to the Borrower and the Administrative Agent in writing, (ii) posted to the Platform (to the extent such system is available and set up by or at the direction of the Administrative Agent prior to posting), (iii) posted to any other E-System approved by or set up by or at the direction of the Administrative Agent or (iv) addressed to such other address as will be notified in writing (A) in the case of the Borrower, the Administrative Agent and the Collateral Agent, to the other parties hereto and (B) in the case of all other parties, to the Borrower, the Administrative Agent and the Collateral Agent. Transmissions made by electronic mail or E-Fax to the Administrative Agent will be effective only (x) for notices where such transmission is specifically authorized by this Agreement, (y) if such transmission is delivered in compliance with procedures of the Administrative Agent applicable at the time and previously communicated to the Borrower, and (z) if receipt of such transmission is acknowledged by the Administrative Agent.

(b) Effectiveness. (i) All communications described in clause (a) above and all other notices, demands, requests and other communications made in connection with this Agreement will be effective and be deemed to have been received (i) if delivered by hand, upon personal delivery, (ii) if delivered by overnight courier service, one (1) Business Day after delivery to such courier service, (iii) if delivered by mail, three (3) Business Days after deposit in the mail, (iv) if delivered by facsimile (other than to post to an E-System pursuant to clause (a)(ii) or (a)(iii) above), upon sender’s receipt of confirmation of proper transmission, and (v) if delivered by posting to any E-System, on the later of the Business Day of such posting and the Business Day access to such posting is given to the recipient thereof in accordance with the standard procedures applicable to such E-System; provided, however, that no communications to the Administrative Agent pursuant to this Section 10.1 will be effective until received by the Administrative Agent.

(ii) The posting, completion and/or submission by any Credit Party of any communication pursuant to an E-System will constitute a representation and warranty by the Credit Parties that any representation, warranty, certification or other similar statement required by the Credit Documents to be provided, given or made by a Credit Party in connection with any such communication is true, correct and complete except as expressly noted in such communication or E-System.

(c) Each Lender will notify the Administrative Agent and the Collateral Agent in writing of any changes in the address to which notices to such Lender should be directed, of addresses of its Lending Office, of payment instructions in respect of all payments to be made to it hereunder and of such other administrative information as the Administrative Agent will reasonably request.

(d) Electronic Transmissions.

(i) Authorization. Subject to the provisions of Section 10.1(a), each of the Administrative Agent, the Collateral Agent, the Lenders, each Credit Party and each of their Related Persons, is authorized (but not required) to transmit, post or otherwise make or communicate, in its sole discretion, Electronic Transmissions in connection with any Credit Document and the transactions contemplated therein. Each Credit Party and each Secured Party hereto acknowledges and agrees that the use of Electronic Transmissions is not necessarily secure and that there are risks associated with such use, including risks of interception, disclosure and abuse and each indicates it assumes and accepts such risks by hereby authorizing the transmission of Electronic Transmissions.

(ii) Signatures. Subject to the provisions of Section 10.1(a), (i)(A) no posting to any E-System will be denied legal effect merely because it is made electronically, (B) each E Signature on any such posting will be deemed sufficient to satisfy any requirement for a “signature” and (C) each such posting will be deemed sufficient to satisfy any requirement for a “writing,” in each case including pursuant to any Credit Document, any applicable provision of any applicable UCC, the federal Uniform Electronic Transactions Act, the Electronic Signatures in Global and National Commerce Act and any substantive or procedural Law governing such subject matter, (ii) each such posting that is not readily capable of bearing either a signature or a reproduction of a signature may be signed, and will be deemed signed, by attaching to, or logically associating with such posting, an E-Signature, upon which the Administrative Agent, the Collateral Agent, each other Secured Party and each Credit Party may rely and assume the authenticity thereof, (iii) each such posting containing a signature, a reproduction of a signature or an E-Signature will, for all intents and purposes, have the same effect and weight as a signed paper original and (iv) each party hereto or beneficiary hereto agrees not to contest the validity or enforceability of any posting on any E-System or E-Signature on any such posting under the provisions of any applicable Law requiring certain documents to be in writing or signed; provided, however, that nothing herein will limit such party’s or beneficiary’s right to contest whether any posting to any E-System or E-Signature has been altered after transmission.

(iii) Separate Agreements. All uses of an E-System will be governed by and subject to, in addition to Section 10.1, the separate terms, conditions and privacy policy posted or referenced in such E-System (or such terms, conditions and privacy policy as may be updated from time to time, including on such E-System) and related Contractual Obligations executed by the Administrative Agent and Credit Parties in connection with the use of such E-System.

(iv) LIMITATION OF LIABILITY. ALL E-SYSTEMS AND ELECTRONIC TRANSMISSIONS WILL BE PROVIDED “AS IS” AND “AS AVAILABLE.” NONE OF THE ADMINISTRATIVE AGENT, THE COLLATERAL AGENT, ANY LENDER OR ANY OF THEIR RELATED PERSONS WARRANTS THE ACCURACY, ADEQUACY OR COMPLETENESS OF ANY E-SYSTEMS OR ELECTRONIC TRANSMISSION AND DISCLAIMS ALL LIABILITY (WHETHER OR NOT BASED ON STRICT LIABILITY AND INCLUDING DIRECT OR

INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN CONTRACT, TORT OR OTHERWISE)) FOR ERRORS OR OMISSIONS THEREIN. NO WARRANTY OF ANY KIND IS MADE BY THE ADMINISTRATIVE AGENT, THE COLLATERAL AGENT ANY LENDER OR ANY OF THEIR RELATED PERSONS IN CONNECTION WITH ANY E SYSTEMS OR ELECTRONIC COMMUNICATION, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD-PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS. The Borrower, each other Credit Party executing this Agreement and each Secured Party agrees that the Administrative Agent has no responsibility for maintaining or providing any equipment, software, services or any testing required in connection with any Electronic Transmission or otherwise required for any E-System.

(e) Each Credit Party agrees that the Administrative Agent may make the communications described in clause (a) above available to the other Agents or the Lenders by posting such communications on any Platform.

(f) Each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable law, including United States federal and state securities laws, to make reference to information that is not made available through the “Public Side Information” portion of the Platform and that may contain Nonpublic Information with respect to the Borrower, the Subsidiaries or their respective securities for purposes of United States federal or state securities laws. In the event that any Public Lender has determined for itself to not access any information disclosed through the Platform or otherwise, such Public Lender acknowledges that (i) other Lenders may have availed themselves of such information and (ii) neither the Borrower nor the Administrative Agent has any responsibility for such Public Lender’s decision to limit the scope of the information it has obtained in connection with this Agreement and the other Credit Documents.

10.2 Expenses. The Borrower agrees to pay promptly, in each case for which an invoice has been delivered to the Borrower, (a) all reasonable and documented out-of-pocket fees and expenses of the Administrative Agent, the Collateral Agent and DBSI in the negotiation, execution, delivery and enforcement of the Credit Documents and any consents, amendments, waivers or other modifications thereto (limited, in the case of legal fees and expenses, to the fees, expenses and disbursements of one primary counsel to such Persons taken as a whole and one local counsel in each relevant jurisdiction (which may be a single local counsel acting in multiple jurisdictions) as may be necessary or advisable in the judgment of such Persons); (b) all the costs of furnishing all opinions by counsel for the Borrower and the other Credit Parties; (c) the reasonable and documented out-of-pocket fees, expenses and disbursements of counsel to the Administrative Agent, the Collateral Agent and the Lead Arranger in connection with the negotiation, preparation, execution, administration and enforcement of the Credit Documents and any consents, amendments, waivers or other modifications thereto and any other documents or matters requested by the Borrower, limited to fees, expenses and disbursements of one primary counsel to such Persons taken as a whole and one local counsel in each relevant jurisdiction (which may be a single local counsel acting in multiple jurisdictions) as may be necessary or advisable in the judgment of such Persons; (d) all the reasonable and documented out-of-pocket fees and expenses of creating, perfecting and recording Liens in favor of the Collateral Agent, for the benefit of the Secured Parties, including filing and recording fees, expenses and taxes, stamp or documentary taxes, search fees, title insurance premiums and actual, reasonable documented out-of-pocket fees, expenses and disbursements of counsel to each of the Administrative Agent and the Collateral Agent and of counsel providing any opinions that the Administrative Agent and the Collateral Agent or the Required Lenders may reasonably request in respect of the Collateral or the Liens created pursuant to the Collateral Documents; (e) all the reasonable and documented out-of-pocket fees and expenses and disbursements of any auditors, accountants, consultants or appraisers reasonably engaged by the Administrative Agent and the Collateral Agent; (f) all the reasonable and documented out-of-pocket fees and expenses (including the reasonable fees, expenses and disbursements of any appraisers, consultants, advisors and agents employed or retained by the Collateral Agent and its counsel) in connection with the custody or preservation of any of the Collateral; (g) all other reasonable and documented out-of-pocket fees and expenses incurred by the Administrative Agent and the Lead Arranger in connection with its due diligence efforts and the syndication of the Term Loans and Term Loan Commitments and the transactions contemplated by the Credit Documents and any consents, amendments, waivers or other modifications thereto; (h) without duplication of payments described in Section 2.20(c), all Other Taxes; and (i) after the occurrence and during the continuance of an Event of Default, all reasonable and documented out-of-pocket fees and expenses, including reasonable attorneys’ fees and costs of settlement, incurred by any Agent and the Lenders in enforcing any Obligations of or in collecting any payments due from any Credit Party hereunder or under the other Credit Documents by reason of such Event of Default (including in connection with the sale of, collection from, or other realization upon any of the Collateral or the enforcement of the Guaranty) or preservation of any right or remedy under any Credit Document or in connection with any refinancing or restructuring of the credit arrangements provided hereunder in the nature of a “work-out” or pursuant to any insolvency or bankruptcy cases or proceedings, limited, in the case of legal fees and expenses, to fees, disbursements and expenses of one counsel to the Agents and the Lenders taken as a whole (and one local counsel in each relevant jurisdiction (which may be a single local counsel acting in multiple jurisdictions) as may be necessary or advisable in the judgment of such Persons) and, solely in the event of an actual or potential conflict of interest between any Agent and the Lenders, where the Person or Persons affected by such conflict of interest inform the Borrower in writing of such conflict of interest, one additional counsel in each relevant jurisdiction to each group of affected Persons similarly situated taken as a whole. For the avoidance of doubt, no payment or expense reimbursement shall be made pursuant to this Section 10.2 in respect of Excluded Taxes.

10.3 Indemnity; Certain Waivers.

(a) Indemnity. In addition to the payment of expenses pursuant to Section 10.2, each Credit Party agrees to indemnify, pay and hold harmless, each Agent, each Lender and each of their respective Related Persons (each, an “Indemnitee”), from and against any and all Indemnified Liabilities; provided that no Credit Party will have any obligation to any Indemnitee hereunder with respect to any Indemnified Liabilities to the extent such Indemnified Liabilities (i) arise from (A) the bad faith, gross negligence or willful misconduct of that Indemnitee or its Related Persons as determined by a court of competent jurisdiction in a final non-appealable judgment or (B) any material breach of the obligations of that Indemnitee or its Related Persons under this Agreement or any other Credit Document as determined by a court of competent jurisdiction in a final non-appealable judgment or (ii) relate to any dispute solely among Indemnitees other than (A) claims against an Agent, in its capacity as such or in fulfilling its role as an Agent, and (B) claims arising out of any act or omission on the part of any Credit Party or any Subsidiary or Affiliates; provided, further that, subject to paragraph (c) below, no Indemnitee or any Credit Party have any liability for any special, punitive, indirect or consequential damages relating to this Agreement or any other Credit Document or arising out of its activities in connection herewith or therewith (whether before or after the Closing Date) (other than, in the case of any Credit Party, in respect of any such damages incurred or paid by an Indemnitee to a third party for which such Indemnitee is otherwise entitled to indemnification pursuant to this Section 10.3); provided, further that the Credit Parties, taken as a whole, shall be responsible hereunder for the fees and expenses of only one counsel for each similarly situated group of affected Indemnitees in connection with Indemnified Liabilities arising out of the same facts or circumstances and, if reasonably necessary or advisable in the judgment of the Agents, a single local or foreign counsel to the Indemnitees taken as a whole in each relevant jurisdiction and, solely in the case of an actual or perceived conflict of interest, one additional primary counsel and one additional local or foreign counsel in each applicable jurisdiction, in each case, to each similarly situated group of affected Indemnitees. To the extent that the undertakings to defend, indemnify, pay and hold harmless set forth in this Section 10.3 may be unenforceable in whole or in part because they are violative of any law or public policy, the applicable Credit Party will contribute the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by Indemnitees or any of them. Notwithstanding anything to the contrary herein, the Credit Parties shall not be liable for any settlement of a claim in respect of which indemnification could have been sought by an Indemnitee under this Section 10.3(a) if such settlement is effected without the written consent of the Credit Parties (which consent shall not be unreasonably withheld or delayed), but if settled with the written consent of the Credit Parties or if there is a final and non-appealable judgment by a court of competent jurisdiction with respect to any such claim, the Credit Parties agree to indemnify and hold harmless each Indemnitee from and against any and all losses and reasonable and documented or invoiced legal or other out-of-pocket expenses by reason of such settlement or judgment in accordance with and to the extent provided in the other provisions of this Section 10.3. If the Credit Parties have reimbursed any Indemnitee for any legal or other expenses in accordance with such request and there is a final and non-appealable judicial determination that the Indemnitee was not entitled to indemnification or contribution rights with respect to such payment pursuant to this Section 10.3, then the Indemnitee shall promptly refund such amount. This Section 10.3 will not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(b) To the extent that the Credit Parties fail to indefeasibly pay any amount required to be paid by them to the Agents under Sections 10.3(a) in accordance with Section 9.8(b), each Lender severally agrees to pay to the applicable Agent such Lender’s Pro Rata Share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount (such indemnity will be effective whether or not the related losses, claims, damages, liabilities and related expenses are incurred or asserted by any party hereto or any third party); provided that the unreimbursed claim was incurred by or asserted against any of the Agents in its capacity as such.

(c) No Indemnitee will be liable for any damages arising from the use by others of information or other materials obtained through electronic, telecommunications or other information transmission systems (including the Platform) and neither any Indemnitee nor any Credit Party (or any of their respective directors, officers, employees, controlling Persons, controlled affiliates or agents) will be liable for any indirect, special, punitive or consequential damages in connection with the Transactions, this Agreement or any other Credit Document (including the Facilities and the use of proceeds hereunder), or with respect to any activities or other transactions related to the Facilities; provided that nothing contained in this sentence limits the Credit Parties’ indemnity and reimbursement obligations to the extent such special, indirect, punitive or consequential damages are included in any third party claim in connection with which such Indemnitee is entitled to indemnification hereunder.

10.4 Set-Off. In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence of any Event of Default, each Lender is hereby authorized by each Credit Party at any time or from time to time subject to the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed), without notice to any Credit Party or to any other Person (other than the Administrative Agent), any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits (general or special, including Indebtedness evidenced by certificates of deposit, whether matured or unmatured, but not including trust accounts) and any other Indebtedness at any time held or owing by such Lender to or for the credit or the account of any Credit Party against and on account of the obligations and liabilities of any Credit Party to such Lender hereunder, irrespective of whether or not (a) such Lender will have made any demand hereunder or (b) the principal of or the interest on the Term Loans or any other amounts due hereunder will have become due and payable pursuant to Section 2. Notwithstanding the foregoing, nothing contained in this Section 10.4 shall provide any Lender with any recourse against Excluded Assets (as defined in the Pledge and Security Agreement).

10.5 Amendments and Waivers.

(a) Required Consents. No amendment, modification, termination or waiver of any provision of the Credit Documents, or consent to any departure by any Credit Party therefrom, will in any event be effective without the written concurrence of the Required Lenders, except that (i) this Agreement and the other Credit Documents may be amended, modified or supplemented with the consent of the Borrower and the Administrative Agent to cure any ambiguity, omission, obvious error, defect or inconsistency, so long as such amendment, modification or supplement does not adversely affect the rights of any Lender, provided that no such amendment will become effective until the fifth Business Day after it has been posted to the Lenders, and then only if the Required Lenders have not objected in writing within such five (5) Business Day period, (ii) the Borrower and the Administrative Agent may enter into additional or supplemental Collateral Documents, (iii) the Administrative Agent may release Collateral or Guarantors in accordance with Section 9 of this Agreement and the Collateral Documents, (iv) this Agreement and the other Credit Documents may be amended, modified or supplemented with the consent of the Borrower (and any Lenders providing any such financing) to implement any Incremental Amendment in accordance with Section 2.24, Refinancing Amendment in accordance with Section 2.26 or Extension Amendment in accordance with Section 10.5(g)(iii), or any amendment entered into in connection with any Replacement Term Loans in accordance with Section 10.5(f)(ii), (v) this Agreement may be amended with the consent of the Borrower and the Administrative Agent to implement any amendment to the definition of “Eurodollar Rate” and related provisions pursuant to, and in accordance with requirements of, Section 2.18(b) (vi) the Agency Fee Letter may be amended by the parties thereto without the consent of any other Person and (vii) .this Agreement and the other Credit Documents may be amended, supplemented, and/or otherwise modified with the consent of the Borrower and each Lender affected thereby to implement any affected lenders’ consent in accordance with Section 10.5(b).

(b) Affected Lenders’ Consent. No amendment, modification, termination, or consent of any provision of the Credit Documents will be effective if the effect thereof would:

(i) extend the scheduled final maturity date of any Term Loan of any Lender without the written consent of such Lender; provided that no amendment, modification or waiver of any condition precedent, covenant, Default or Event of Default (other than a Default or Event of Default resulting from non-payment on the scheduled final maturity date) will constitute an extension of a final maturity date;

(ii) waive, reduce or postpone any scheduled repayment (but not prepayment or mandatory prepayment, which will be governed by Section 10.5(a)) of any Term Loan held by any Lender pursuant to Section 2.12 without the written consent of such Lender;

(iii) [reserved];

(iv) reduce the rate of interest on any Term Loan held by any Lender (other than (x) any waiver of any increase in the interest rate applicable to any Term Loan pursuant to Section 2.10 and (y) any amendment to the definition of “Eurodollar Rate” and related provisions pursuant to Section 2.18(b)) or any fee payable to a Lender under this Agreement without the written consent of such Lender;

(v) waive or postpone any date scheduled for the payment of interest on any Term Loan held by any Lender or any fee or other amount (excluding any principal amount of any Term Loan held by a Lender) payable to a Lender under this Agreement;

(vi) reduce the principal amount of any Term Loan held by a Lender without the written consent of such Lender;

(vii) amend, modify, terminate or waive any provision of Section 10.5(a), this Section 10.5(b) or Section 10.5(c) without the written consent of all Lenders;

(viii) amend the definition of “Required Lenders” or “Pro Rata Share” without the written consent of all Lenders; provided that, with the consent of the Required Lenders, additional extensions of credit pursuant hereto may be included in the determination of “Required Lenders” or “Pro Rata Share” on substantially the same basis as the Initial Term Loan Commitments and the Initial Term Loans are included on the Closing Date; provided, further that such definitions may also be amended in furtherance of any amendment permitted by another subsection of this Section 10.5(b) with the consent of such Persons as are required by such subsection (it being understood, however, that nothing in this clause (viii) shall be construed to limit changes to such definitions otherwise permitted by Section 10.5(a)(iv));

(ix) amend, modify, terminate or waive any provision of Section 10.6(j) without the written consent of all Lenders;

(x) release, or subordinate the Collateral Agent’s Liens on, all or substantially all of the Collateral or release all or substantially all of the Guarantors from the Guaranty, except as expressly provided in this Agreement or any of the Collateral Documents, or in connection with securing additional secured obligations equally and ratably with the other Obligations in accordance with the Credit Documents, without the written consent of all Lenders;

(xi) consent to the assignment or transfer by any Credit Party of any of its rights and obligations under any Credit Document without the written consent of all Lenders;

(xii) [reserved];

(xiii) subordinate the Obligations under the Credit Documents to any other Indebtedness without the written consent of all Lenders; or

(xiv) amend or modify the definition of “Secured Swap Provider”, “Obligations”, “Secured Rate Contracts”, “Bank Products” and “Bank Product Provider”, in each case, in a manner materially adverse to any Secured Swap Provider or Bank Product Provider (as applicable) holding outstanding Obligations under Secured Rate Contracts or Bank Products (as applicable) at such time without the written consent of such Person;

provided that (x) any change to the definition of First Lien Net Leverage Ratio or in the component definitions thereof shall not constitute a reduction in the rate of interest for purposes of the definition of “Applicable Margin” and shall not constitute a postponement of any date scheduled for, or a reduction in the amount of, any payment of interest and (y) the Required Lenders may waive any increase in the interest rate applicable to any Term Loan or other Obligation pursuant to Section 2.10.

(c) Other Consents. No amendment, waiver or consent will, unless in writing and signed by the Administrative Agent or the Collateral Agent, as the case may be, in addition to the Required Lenders or all Lenders directly affected thereby, as the case may be (or by Administrative Agent with the consent of the Required Lenders or all the Lenders directly affected thereby, as the case may be), affect the rights or duties of the Administrative Agent or the Collateral Agent, as applicable, in its capacity as such, under this Agreement or any other Credit Document. Further, no amendment, modification, termination or waiver of any provision of the Credit Documents, or consent to any departure by any Credit Party therefrom, will:

(i) increase or extend any Term Loan Commitment of any Lender over the amount thereof then in effect without the consent of such Lender; provided that (x) no amendment, modification or waiver of any condition precedent, covenant, Default or Event of Default will constitute an increase in or extension of any Term Loan Commitment of any Lender and (y) any change to the definition of First Lien Net Leverage Ratio or in the component definitions thereof shall not constitute an increase or extension of any Initial Term Loan Commitment;

(ii) [reserved];

(iii) alter the required application of any repayments or prepayments (including payments made from proceeds of Collateral) as between Classes pursuant to Section 2.15 or Section 8.3 or modify Section 2.17 without the consent of all Lenders, Bank Product Providers and Secured Swap Providers of each class which is being allocated a lesser repayment or prepayment (including payments made from proceeds of Collateral) as a result thereof; provided that Required Lenders may waive, in whole or in part, any prepayment so long as the application, as between Classes, of any portion of such prepayment which is still required to be made is not altered;

(iv) [reserved]; or

(v) amend, modify, terminate or waive any provision of Section 9 as the same applies to any Agent, or any other provision hereof as the same applies to the rights or obligations of any Agent, in each case without the consent of such Agent.

(d) Execution of Amendments, etc. The Administrative Agent may, but will have no obligation to, with the concurrence of any Lender, execute amendments, modifications, waivers or consents on behalf of such Lender. Any waiver or consent will be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on any Credit Party in any case will entitle any Credit Party to any other or further notice or demand in similar or other circumstances. Any amendment, modification, termination, waiver or consent effected in accordance with this Section 10.5 will be binding upon each Lender at the time outstanding, each future Lender and, if signed by a Credit Party, on such Credit Party. Without limiting the generality of the foregoing, the making of a Term Loan will not be construed as a waiver of any Default, regardless of whether any Agent or any Lender may have had notice or knowledge of such Default at the time. No notice or demand on the Borrower or any other Credit Party in any case will entitle the Borrower or any other Credit Party to any other or further notice or demand in similar or other circumstances.

(e) Intercreditor Agreements and Subordination Agreements. Notwithstanding anything to the contrary in this Agreement, no Lender consent is required to enter into, amend or supplement any Pari Passu Lien Intercreditor Agreement, any Junior Lien Intercreditor Agreement or any Subordination Agreement, in any such case that is (i) for the purpose of adding the holders of Pari Passu Lien Indebtedness, Junior Lien Indebtedness or Subordinated Debt (or a Debt Representative with respect thereto), as applicable, permitted hereunder as parties thereto (regardless of whether also constituting Incremental Equivalent Debt, Credit Agreement Refinancing Indebtedness, Permitted Ratio Debt or other category of Indebtedness hereunder), as expressly contemplated by the terms of such Pari Passu Lien Intercreditor Agreement, such Junior Lien Intercreditor Agreement or such Subordination Agreement (it being understood that any such amendment or supplement may make such other changes to the applicable intercreditor or subordination agreement as determined by the Administrative Agent, are required to effectuate the foregoing; provided that such other changes are not adverse, in any material respect, to the interests of the Lenders) or (ii) expressly contemplated by any Pari Passu Lien Intercreditor Agreement, any Junior Lien Intercreditor Agreement or any Subordination Agreement.

(f) Additional Amendments Provisions.

(i) Nothing herein will be deemed to prohibit an amendment and/or amendment and restatement of this Agreement consented to by the Required Lenders, the Borrower and the Administrative Agent (A) to add one or more additional credit facilities to this Agreement (it being understood that no Lender will have any obligation to provide or to commit to provide all or any portion of any such additional credit facility) and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Credit Documents with the Term Loans and the accrued interest and fees in respect thereof and (B) to effect the amendments contemplated by the proviso in Section 10.5(b)(viii) and to make such other amendments to this Agreement and the other Credit Documents as may be necessary or appropriate, in the opinion of the Administrative Agent to provide for such additional credit facility.

(ii) In addition, notwithstanding the foregoing, this Agreement may be amended with the written consent of the Administrative Agent, the Borrower and the Lenders providing the relevant Replacement Term Loans (as defined below) (and without the consent of any other Person) to permit the refinancing or exchange of all outstanding Term Loans of any tranche (“Refinanced Term Loans”) with a replacement term loan tranche hereunder (“Replacement Term Loans”); provided that (A) the aggregate principal amount of such Replacement Term Loans will not exceed the aggregate principal amount of such Refinanced Term Loans plus any interest, premium, fees or other amounts due with respect to such Refinanced Term Loans, (B) the scheduled final maturity of such Replacement Term Loans will not be sooner than the scheduled final maturity of such Refinanced Term Loans at the time of such refinancing, (C) the Weighted Average Life to Maturity of such Replacement Term Loans will not be shorter than the remaining Weighted Average Life to Maturity of such Refinanced Term Loans at the time of such refinancing, and (D) the other terms applicable to such Indebtedness either (a) reflect market terms and conditions (taken as a whole) at the time of incurrence of such Indebtedness (as determined by the Borrower in good faith) or (b) are substantially identical to, or (taken as a whole as determined by the Borrower in good faith) are no more favorable to the lenders providing such Replacement Term Loans than, those applicable to the Refinanced Term Loans; provided that this clause (D) will not apply to (1) the terms addressed in the preceding clauses (A) through (C), (2) interest rate, rate floors, fees, funding discounts and other pricing terms, (2) redemption, prepayment or other premiums, (3) optional prepayment terms, and (4) covenants and other terms that are (i) applied to the Term Loans existing at the time of incurrence of such Replacement Term Loans (so that existing Lenders also receive the benefit of such provisions) and/or (ii) applicable only to periods after the Latest Term Loan Maturity Date at the time of incurrence of such Indebtedness; provided, further, a certificate of the Borrower delivered to the Administrative Agent at least three (3) Business Days prior to the incurrence of such Indebtedness (or such shorter period as may be agreed by the Administrative Agent), together with a reasonably detailed description of the material covenants and events of default of such Indebtedness or drafts of the documentation relating thereto, stating that the Borrower has reasonably determined in good faith that such terms and conditions satisfy the foregoing requirement shall be conclusive evidence that such terms and conditions satisfy the foregoing requirement unless the Administrative Agent notifies the Borrower within such three (3) Business Day period that it disagrees with such determination (including a reasonably detailed description of the basis upon which it disagrees).

(g) Extension.

(i) Notwithstanding anything to the contrary in this Agreement, pursuant to one or more offers (each, an “Extension Offer”) made from time to time by the Borrower to all Lenders holding Term Loans with a like maturity date, on a pro rata basis (based on the aggregate outstanding principal amount of such respective Term Loans) and on the same terms to each such Lender, the Borrower is hereby permitted to consummate from time to time transactions with individual Lenders that accept the terms contained in such Extension Offers to extend the maturity date and/or commitment termination of each such Lender’s Term Loans of such class, and, subject to the terms hereof, otherwise modify the terms of such Term Loans pursuant to the terms of the relevant Extension Offer (including by increasing the interest rate and/or fees payable in respect of such Term Loans and/or modifying the amortization schedule in respect of such Lender’s Term Loans) (each, an “Extension” and each group of Term Loans, as so extended, as well as the original Term Loans (not so extended), being a separate “tranche”), so long as the following terms are satisfied:

(1) [reserved];

(2) [reserved];

(3) except as to interest rates, rate floors, fees, amortization, final maturity date, Weighted Average Life to Maturity, premium, required prepayment dates and participation in prepayments (which will, subject to the immediately succeeding clauses (4), (5) and (6), be determined by the Borrower and set forth in the relevant Extension Offer, subject to acceptance by the Extended Term Lenders), the Term Loans of any Lender that agrees to an Extension with respect to such Term Loans owed to it (an “Extended Term Lender”) extended pursuant to any Extension (“Extended Term Loans”) will have the same terms as the tranche of Term Loans subject to such Extension Offer (except for covenants or other provisions contained therein or other provisions contained therein applicable only to periods after the then Latest Term Loan Maturity Date);

(4) the final maturity date of any Extended Term Loans will be no earlier than the Latest Term Loan Maturity Date of the Term Loans extended thereby;

(5) the Weighted Average Life to Maturity of any Extended Term Loans will be no shorter than the remaining Weighted Average Life to Maturity of the Term Loans extended thereby;

(6) any Extended Term Loans may participate on a pro rata basis, a less than pro rata basis or a greater than pro rata basis (except that such Extended Term Loans may not participate on a greater than pro rata basis as compared to any earlier or equivalent maturing Class of Term Loans (other than pursuant to a refinancing)) with non-extending tranches of Term Loans in any mandatory prepayments hereunder, in each case as specified in the respective Extension Offer; and

(ii) if the aggregate principal amount of Term Loans (calculated on the outstanding principal amount thereof) in respect of which a Lender will have accepted the relevant Extension Offer will exceed the maximum aggregate principal amount of Term Loans offered to be extended by the Borrower pursuant to such Extension Offer, then the Term Loans of such Lender will be extended ratably up to such maximum amount based on the respective principal or commitment amounts with respect to which such Lender have accepted such Extension Offer. With respect to all Extensions consummated by the Borrower pursuant to this Section 10.5(g), (i) such Extensions will not constitute voluntary or mandatory payments or prepayments for purposes of Sections 2.13 or 2.14 and (ii) no Extension Offer is required to be in any minimum amount or any minimum increment; provided that the Borrower may at its election specify as a condition to consummating any such Extension that a minimum amount (to be determined and specified in the relevant Extension Offer in the Borrower’s sole discretion and may be waived by the Borrower) of Term Loans of any or all applicable tranches be tendered. The Administrative Agent, the Collateral Agent and the Lenders hereby consent to the transactions contemplated by this Section (including, for the avoidance of doubt, payment of any interest, fees or premium in respect of any Extended Term Loans on such terms as may be set forth in the relevant Extension Offer) and hereby waive the requirements of any provision of this Agreement or any other Credit Document that may otherwise prohibit or conflict with any such Extension or any other transaction contemplated by this Section.

(iii) No consent of any Lender, the Collateral Agent or the Administrative Agent will be required to effectuate any Extension, other than the consent of each Lender agreeing to such Extension with respect to one or more of its Term Loans (or a portion thereof). All Extended Term Loans and all obligations in respect thereof will be Obligations under this Agreement and the other Credit Documents and secured by the same Liens on the Collateral that secure all other applicable Obligations. The Lenders hereby irrevocably authorize the Administrative Agent and the Collateral Agent to enter into amendments to this Agreement and the other Credit Documents with the Borrower

(on behalf of all Credit Parties) as may be necessary in order to establish new tranches or sub-tranches in respect of Term Loans and such technical amendments as may be necessary in the reasonable opinion of the Administrative Agent and the Borrower in connection with the establishment of such new tranches or sub-tranches, in each case on terms consistent with this Section (any such amendment, an “Extension Amendment”). Without limiting the foregoing, in connection with any Extensions the applicable Credit Parties will (at their expense) amend (and the Collateral Agent is hereby directed by the Lenders to amend) any Mortgage that has a maturity date prior to the then latest maturity date so that such maturity date referenced therein is extended to the then latest maturity date (or such later date as may be advised by local counsel to the Collateral Agent). The Administrative Agent will promptly notify each Lender of the effectiveness of each such Extension Amendment.

(iv) In connection with any Extension, the Borrower will provide the Administrative Agent at least three (3) Business Days (or such shorter period as may be agreed by the Administrative Agent) prior written notice thereof, and will agree to such procedures (including regarding timing, rounding and other adjustments and to ensure reasonable administrative management of the credit facilities hereunder after such Extension), if any, as may be established by, or acceptable to, the Administrative Agent, in each case acting reasonably to accomplish the purposes of this Section 10.5(g). This Section 10.5(g) will supersede any provisions of this Section 10.5 or Section 2.17 or 10.4 to the contrary

10.6 Successors and Assigns; Participations.

(a) Generally. This Agreement will be binding upon the parties hereto and their respective successors and assigns and will inure to the benefit of the parties hereto and the successors and assigns of the Lenders. No Credit Party’s rights or obligations hereunder nor any interest therein may be assigned or delegated by any Credit Party without the prior written consent of all of the Lenders. Nothing in this Agreement, expressed or implied, will be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, Affiliates of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Register. Each Credit Party, the Administrative Agent and the Lenders will deem and treat the Persons listed as the Lenders in the Register as the holders and owners of the corresponding Term Loan Commitments and Term Loans listed therein for all purposes hereof, and no assignment or transfer of any such Term Loan Commitment or Term Loan (whether or not evidenced by a Term Loan Note) will be effective, in each case, unless and until recorded in the Register following receipt of an Assignment Agreement effecting the assignment or transfer thereof, together with the required forms and certificates regarding tax matters and any fees payable in connection with such assignment, in each case, as provided in Section 10.6(d). Each assignment will be recorded in the Register on the Business Day the Assignment Agreement is received by the Administrative Agent, if received by 12:00 noon New York City time, and on the following Business Day if received after such time, prompt notice thereof will be provided to the Borrower and a copy of such Assignment Agreement will be maintained. The date of such recordation of a transfer will be referred to herein as the “Assignment Effective Date.” Any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is listed in the Register as a Lender will be conclusive and binding on any subsequent holder, assignee or transferee of the corresponding Term Loan Commitments or Term Loans.

(c) Right to Assign. Each Lender will have the right at any time to sell, assign or transfer all or a portion of its rights and obligations under this Agreement, including all or a portion of its Term Loan Commitment or Term Loans owing to it or other Obligations (provided that, pro rata assignments will not be required, but each such assignment will be of a uniform, and not varying, percentage of all rights and obligations under and in respect of any Term Loan and any related Term Loan Commitment):

(i) to any Person meeting the criteria of clause (a) or clause (c) of the definition of “Eligible Assignee” upon the giving of notice to the Borrower and the Administrative Agent; and

(ii) to any Person meeting the criteria of clause (b) of the definition of “Eligible Assignee” and consented to by each of the Borrower (except in the case of any assignment made in connection with the primary syndication of the Term Loan Commitments) and the Administrative Agent (each such consent not to be (x) unreasonably withheld, delayed or conditioned and (y) in the case of the Borrower, required at any time an Event of Default will have occurred and then be continuing); provided that (1) the Borrower’s refusal to accept an assignment to a Disqualified Lender will be deemed to be reasonable, (2) the Borrower’s consent will be required with respect to any assignments to Disqualified Lenders and (3) the Borrower will be deemed to have consented to any such assignment (other than to an assignment to a Disqualified Lender) unless it will object thereto by written notice to the Administrative Agent within five (5) Business Days after having received written notice thereof; provided, further that each such assignment pursuant to this Section 10.6(c)(ii) will be in an aggregate amount of not less than $1,000,000 (or such lesser amount as may be agreed to by the Borrower and the Administrative Agent or as will constitute the aggregate amount of the Term Loan of the assigning Lender) with respect to the assignment of Term Loans.

Notwithstanding the foregoing, no assignment may be made (A) to a Natural Person or (B) to a Disqualified Lender and, to the extent that any assignment of any Term Loan and/or related Term Loan Commitment is purported to be made to a Disqualified Lender, such Disqualified Lender shall be required immediately (and in any event within five (5) Business Days) to assign all Term Loans and Term Loan Commitments then owned by such Disqualified Lender to another Lender, Eligible Assignee or, subject to Section 10.6(j), the Borrower at a purchase price equal to the lesser of (x) the principal amount thereof and (y) the amount that such Disqualified Lender paid to acquire such Term Loans or Term Loan Commitments, in each case, plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder (and the Borrower shall be entitled to seek specific performance in any applicable court of law or equity to enforce this sentence).

(d) Mechanics. Assignments and assumptions of Term Loans and Term Loan Commitments will only be effected by manual execution and delivery to the Administrative Agent of an Assignment Agreement and will be effective as of the applicable Assignment Effective Date. In connection with all assignments there will be delivered to the Administrative Agent such forms, certificates or other evidence, if any, as the assignee under such Assignment Agreement may be required to deliver pursuant to Section 2.20(f), together with payment to the Administrative Agent of a registration and processing fee of $3,500 by such assignee; provided that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment.

(e) Representations and Warranties of Assignee. Each Lender, upon execution and delivery hereof or upon succeeding to an interest in the Term Loan Commitments and Term Loans, as the case may be, represents and warrants as of the Closing Date or as of the Assignment Effective Date that (i) (A) it is an Eligible Assignee and (B) it is not a Disqualified Lender, it being acknowledged by the Credit Parties, the Lenders and the other Secured Parties that the Administrative Agent will be entitled to rely on such representations and warranties set forth in this clause (i) without any diligence in respect to the accuracy of such representations and warranties and any breach of such representations and warranties by such Lender will not give rise to any liability on the part of the Administrative Agent; and (ii) it has experience and expertise in the making of or investing in commitments or loans such as the applicable Term Loan Commitments or Term Loans, as the case may be.

(f) Effect of Assignment. Subject to the terms and conditions of this Section 10.6, as of the Assignment Effective Date (i) the assignee thereunder will have the rights and obligations of a “Lender” hereunder to the extent of its interest in the Term Loans and Term Loan Commitments as reflected in the Register and will thereafter be a party hereto and a “Lender” for all purposes hereof; (ii) the assigning Lender thereunder will, to the extent that rights and obligations hereunder have been assigned to the assignee, relinquish its rights (other than any rights which survive the termination hereof under Section 10.8) and be released from its obligations hereunder (and, in the case of an assignment covering all or the remaining portion of an assigning Lender’s rights and obligations hereunder, such Lender will cease to be a party hereto on the Assignment Effective Date; provided that anything contained in any of the Credit Documents to the contrary notwithstanding, such assigning Lender will continue to be entitled to the benefit of all indemnities hereunder as specified herein with respect to matters arising out of the prior involvement of such assigning Lender as a Lender hereunder); (iii) the Term Loan Commitments will be modified to reflect the Term Loan Commitment of such assignee; and (iv) if any such assignment occurs after the issuance of any Term Loan Note hereunder, the assigning Lender will, upon the effectiveness of such assignment or as promptly thereafter as practicable, surrender its applicable Term Loan Notes to the Administrative Agent for cancellation, and thereupon the Borrower will issue and deliver new Term Loan Notes, if so requested by the assignee and/or assigning Lender, to such assignee and/or to such assigning Lender, with appropriate insertions, to reflect outstanding Term Loans of the assignee and/or the assigning Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with clauses (b) through (f) will be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with clause (g).

(g) Participations. Each Lender will have the right at any time to sell one or more participations to any Person (other than to a Disqualified Lender) in all or any part of its Term Loan Commitments, Term Loans or in any other Obligation; provided that (x) the Administrative Agent may provide a list of Disqualified Lenders to any Lender upon the request of such Lender pursuant to Section 2.7(c) and (y) with respect to any participation by a Lender to a Disqualified Lender or, to the extent the Borrower’s consent is required under this Section 10.6, to any other Person, such participation will not be rendered void as a result but the Borrower shall be entitled to pursue any remedy available to them (whether at law or in equity, but excluding specific performance to unwind such participation) against the Lender and such Disqualified Lender, but in no case shall the Borrower or any other Person be entitled to pursue any remedy against the Administrative Agent with respect to such participation. The holder of any such participation, other than an Affiliate of the Lender granting such participation, will not be entitled to require such Lender to take or omit to take any action hereunder except with respect to any amendment, modification or waiver that would (i) extend the scheduled maturity of any Term Loan or Term Loan Note in which such participant is participating, or reduce the rate or extend the time of payment of interest or fees thereon (except in connection with a waiver of applicability of any post-default increase in interest rates) or reduce the principal amount thereof, or increase the amount of the participant’s participation over the amount thereof then in effect (it being understood that a waiver of any Default or Event of Default or of a mandatory reduction in the Term Loan Commitment will not constitute a change in the terms of such participation, and that an increase in any Term Loan Commitment or Term Loan will be permitted without the consent of any participant if the participant’s participation is not increased as a result thereof), (ii) consent to the assignment or transfer by any Credit Party of any of its rights and obligations under this Agreement or (iii) release all or substantially all of the Collateral under the Collateral Documents (except as expressly provided in the Credit Documents) supporting the Term Loans hereunder or release all or substantially all of the guarantees in which such participant is participating. The Borrower agrees that each participant will be entitled to the benefits of Sections 2.18(c), 2.19 and 2.20 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (c) of this Section; provided that (i) the participant agrees to be subject to the provisions of Sections 2.21 and 2.23 as if it were an assignee under Section 10.6(c), (ii) a participant will not be entitled to receive any greater payment under Sections 2.19 or 2.20 than the applicable Lender would have been entitled to receive with respect to the participation sold to such participant, unless the sale of the participation to such participant is made with the Borrower’s prior written consent to the participant and (iii) a participant that would be a Non-U.S. Lender if it were a Lender will not be entitled to the benefits of Section 2.20 unless the Borrower is notified of the participation sold to such participant and such participant agrees, for the benefit of the Borrower, to comply with Section 2.20 as though it were a Lender (it being understood that the documentation required under Section 2.20(f) or Section 2.20(g) will be delivered to the participant). Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Sections 2.21 and 2.23 with respect to any participant. To the extent permitted by law, each participant also will be entitled to the benefits of Section 10.4 as though it were a Lender; provided that such participant agrees to be subject to Section 2.17 as though it were a Lender. Each Lender that sells a participation, acting solely for this purpose as a non-fiduciary agent of the Borrower, will maintain a register on which it records the name and address of each participant and the principal amounts (and stated interest) of each participant’s interest in the Term Loans and Term Loan Commitments (each, a “Participant Register”). The entries in the Participant Register will be conclusive absent manifest error, and such Lender, the Borrower and the Administrative Agent will treat each Person whose name is recorded in the Participant Register pursuant to the terms hereof as the owner of such Term Loans and Term Loan Commitments for all purposes of this Agreement, notwithstanding any notice to the contrary. No Lender will have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any participant or any information relating to a participant’s interest in any commitments, loans, letters of credit or its other obligations under any Credit Document) except to the extent that such disclosure is necessary to establish that such commitment, loan, or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.

(h) Certain Other Assignments and Participations. In addition to any other assignment or participation permitted pursuant to this Section 10.6, any Lender may assign and/or pledge all or any portion of its Term Loans, the other Obligations owed by or to such Lender, and its Term Loan Notes, if any, to secure obligations of such Lender, including, without limitation, to any Federal Reserve Bank as collateral security pursuant to Regulation A of the Board of Governors and any operating circular issued by such Federal Reserve Bank or any central bank; provided that no Lender, as between the Borrower and such Lender, will be relieved of any of its obligations hereunder as a result of any such assignment and pledge; provided, further, in no event will the applicable Federal Reserve Bank, central bank, pledgee or trustee be considered to be a “Lender” or be entitled to require the assigning Lender to take or omit to take any action hereunder. Without limiting the foregoing, in the case of any Lender that is a fund that invests in bank loans or similar extensions of credit, such Lender may, without the consent of the Borrower, the Administrative Agent or any other Person, collaterally assign or pledge all or any portion of its rights under this Agreement, including the Term Loans and Term Loan Notes or any other instrument evidencing its rights as a Lender under this Agreement, to any holder of, trustee for, or any other representative of holders of, obligations owed or securities issued, by such fund, as security for such obligations or securities. For the avoidance of doubt, the Administrative Agent (in its capacity as the Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(i) [Reserved].

(j) Any Lender may, so long as no Event of Default has occurred and is continuing or would result therefrom, assign all or a portion of its rights and obligations with respect to the Term Loans and the Term Loan Commitments under this Agreement to the Borrower or any Subsidiary through (x) Dutch auctions open to all Lenders in accordance with procedures of the type described in Section 2.25 or (y) open market purchase on a non-pro rata basis, in each case subject to the following limitations; provided that: (x) if the assignee is the Borrower or any of its Subsidiaries, upon such assignment, transfer or contribution, the applicable assignee will automatically be deemed to have contributed or transferred the principal amount of such Term Loans, plus all accrued and unpaid interest thereon, to the Borrower; or (y) if the assignee is the Borrower (including through contribution or transfers set forth in clause (x)), (a) the principal amount of such Term Loans, along with all accrued and unpaid interest thereon, so contributed, assigned or transferred to the Borrower will be deemed automatically cancelled and extinguished on the date of such contribution, assignment or transfer, (b) the aggregate outstanding principal amount of Term Loans of the remaining Lenders will reflect such cancellation and extinguishing of the Term Loans then held by the Borrower and (c) the Borrower will promptly provide notice to the Administrative Agent of such contribution, assignment or transfer of such Term Loans, and the Administrative Agent, upon receipt of such notice, will reflect the cancellation of the applicable Term Loans in the Register.

(k) Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPC”), identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower, the option to provide to the Borrower all or any part of any Term Loan that such Granting Lender would otherwise be obligated to make to the Borrower pursuant to this Agreement; provided that (i) nothing herein will constitute a commitment by any SPC to make any Term Loan and (ii) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Term Loan, the Granting Lender will be obligated to make such Term Loan pursuant to the terms hereof; provided, further that nothing herein will make the SPC a “Lender” for the purposes of this Agreement, obligate the Borrower or any other Credit Party or the Administrative Agent to deal with such SPC directly, obligate the Borrower or any other Credit Party in any manner to any greater extent than it was obligated to the Granting Lender, or increase costs or expenses of the Borrower. The Credit Parties and the Administrative Agent will be entitled to deal solely with, and obtain good discharge from, the Granting Lender and will not be required to investigate or otherwise seek the consent or approval of any SPC, including for the approval of any amendment, waiver or other modification of any provision of any Credit Document. The making of a Term Loan by an SPC hereunder will utilize the Term Loan Commitment of the Granting Lender to the same extent, and as if, such Term Loan were made by such Granting Lender. Each party hereto hereby agrees that no SPC will be liable for any indemnity or similar payment obligation under this Agreement (all liability for which will remain with the Granting Lender). In furtherance of the foregoing, each party hereto hereby agrees (which agreement will survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPC, it will not institute against, or join any other Person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any state thereof. In addition, notwithstanding anything to the contrary contained in this Section 10.06(k), any SPC may (i) with notice to, but without the prior written consent of, the Borrower and the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Term Loans to the Granting Lender or to any financial institutions

(consented to by the Borrower and the Administrative Agent) providing liquidity and/or credit support to or for the account of such SPC to support the funding or maintenance of Term Loans and (ii) disclose on a confidential basis any non-public information relating to its Term Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPC.

(l) Electronic Signatures, Etc. The words “execution,” “signed,” “signature,” and words of like import in any Assignment Agreement will be deemed to include electronic signatures or the keeping of records in electronic form, each of which will be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

10.7 Independence of Covenants; Interpretation. All covenants hereunder will be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant will not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists. Any dispute regarding the occurrence or continuance of a Default or Event of Default will be resolved by the Borrower and the Required Lenders (or Administrative Agent), and no Person other than the Required Lenders (or the Administrative Agent) will assert that a Default or Event of Default will have occurred and be continuing. Any Default or Event of Default that has been cured (including by means of delivery or performance of an obligation after the date by which such delivery or performance was due) or waived will be deemed to no longer be continuing.

10.8 Survival of Representations, Warranties and Agreements. All representations, warranties and agreements made herein will survive the execution and delivery hereof and the making of any Credit Extension. Notwithstanding anything herein or implied by law to the contrary, the agreements of each Credit Party set forth in Sections 2.18, 2.19, 2.20, 10.2, 10.3, 10.14, 10.15 and 10.16 and the agreements of the Lenders set forth in Sections 2.17, 9.5, 9.6 and 9.8 will survive the termination of all Term Loan Commitments, and the payment in full of all other Obligations.

10.9 No Waiver; Remedies Cumulative. No failure or delay on the part of any Agent or any Lender in the exercise of any power, right or privilege hereunder or under any other Credit Document will impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor will any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege. The rights, powers and remedies given to each Agent and each Lender hereby are cumulative and will be in addition to and independent of all rights, powers and remedies existing by virtue of any statute or rule of law or in any of the other Credit Documents or any of the Secured Rate Contracts or any of the Bank Product Agreements. Any forbearance or failure to exercise, and any delay in exercising, any right, power or remedy hereunder will not impair any such right, power or remedy or be construed to be a waiver thereof, nor will it preclude the further exercise of any such right, power or remedy.

10.10 Marshalling; Payments Set Aside. No Agent or any Lender will be under any obligation to marshal any assets in favor of any Credit Party or any other Person or against or in payment of any or all of the Obligations. To the extent that any Credit Party makes a payment or payments to the Administrative Agent or the Lenders (or to the Administrative Agent, on behalf of the Lenders), or the Administrative Agent or the Lenders enforce any security interests or exercise their rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, any other state or federal law, common law, any equitable cause or any intercreditor arrangement contemplated hereunder, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, will be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or setoff had not occurred.

10.11 Severability. In case any provision in or obligation hereunder or any Term Loan Note will be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, will not in any way be affected or impaired thereby.

10.12 Obligations Several; Independent Nature of the Lenders’ Rights.

(a) The obligations of the Lenders hereunder are several and no Lender will be responsible for the obligations or Term Loan Commitment of any other Lender hereunder. Nothing contained herein or in any other Credit Document, and no action taken by the Lenders pursuant hereto or thereto, will be deemed to constitute the Lenders as a partnership, an association, a joint venture or any other kind of entity. The amounts payable at any time hereunder to each Lender will be a separate and independent debt, and each Lender will be entitled to protect and enforce its rights arising out hereof and it will not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.

(b) Each Lender acknowledges and agrees that it will act collectively through the Administrative Agent and, without limiting the delegation of authority to the Administrative Agent set forth herein, the Required Lenders will direct the Administrative Agent with respect to the exercise of rights and remedies hereunder (including with respect to alleging the existence or occurrence of, and exercising rights and remedies as a result of, any Default or Event of Default in each case that could be waived with the consent of the Required Lenders), and such rights and remedies will not be exercised other than through the Administrative Agent.

10.13 Headings. Section headings herein are included herein for convenience of reference only and will not constitute a part hereof for any other purpose or be given any substantive effect.

10.14 Applicable Law. This Agreement and the rights and obligations of the parties hereunder will be governed by, and will be construed and enforced in accordance with, the laws of the State of New York.

10.15 Consent to Jurisdiction. All judicial proceedings brought against any Credit Party arising out of or relating hereto or any other Credit Document, or any of the Obligations, will be brought in any state or Federal court of competent jurisdiction in the State, County and City of New York. By executing and delivering this Agreement, each Credit Party, for itself and in connection with its properties, irrevocably (a) accepts generally and unconditionally the exclusive jurisdiction and venue of such courts; (b) waives any defense of forum non conveniens; (c) agrees that service of all process in any such proceeding in any such court may be made by registered or certified mail, return receipt requested, to the applicable Credit Party at its address provided in accordance with Section 10.1; (d) agrees that service as provided in clause (c) above is sufficient to confer personal jurisdiction over the applicable Credit Party in any such proceeding in any such court, and otherwise constitutes effective and binding service in every respect; and (e) agrees that Agents and Lenders retain the right to serve process in any other manner permitted by law or to bring proceedings against any Credit Party in the courts of any other jurisdiction.

10.16 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THE CREDIT DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED THEREBY AND AGREES THAT ANY SUCH ACTION OR PROCEEDING WILL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY. EACH OF THE PARTIES HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS RELIED ON THE WAIVER IN ENTERING INTO THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN THEIR RELATED FUTURE DEALINGS. EACH OF THE PARTIES HERETO WARRANTS AND REPRESENTS THAT EACH HAS HAD THE OPPORTUNITY OF REVIEWING THIS JURY WAIVER WITH LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS.

10.17 Confidentiality; Tombstones; Etc.

(a) Confidentiality. Each Agent and each Lender will (A) not furnish any Nonpublic Information identified as such by the Borrower to any other Person and (B) treat all Nonpublic Information with the same degree of care as it treats its own confidential information, it being understood and agreed by the Borrower that, in any event, an Agent or a Lender may make (i) disclosures of such information to creditors of any such Lender, Affiliates of such Agent or such Lender, to their and such Affiliates’ shareholders, officers, directors, employees, legal counsel, independent auditors and other experts, advisors or agents who need to know such information in connection with the transactions contemplated hereby, are informed of the confidential nature of such information and are instructed to keep such information confidential (and to other Persons authorized by an Agent or Lender to organize, present or disseminate such information in connection with disclosures otherwise made in accordance with this Section 10.17) other than any Disqualified Lender, (ii) disclosure to any rating agency when required by it, (iv) disclosures required or requested by any Governmental Authority or self-regulatory authority or representative thereof or by the NAIC or pursuant to legal or judicial process, including in connection with assignments or pledges made pursuant to Section 10.6(h); provided that, unless specifically prohibited by applicable law, court order or any Governmental Authority or representative thereof, each Agent and each Lender will notify the Borrower of any request by any Governmental Authority or representative thereof (other than any such request in connection with any examination of the financial condition or other routine examination of such Agent or such Lender by such Governmental Authority or representative thereof or self-regulatory authority or any such request pursuant to the Right to Financial Privacy Act of 1978) for disclosure of any such Nonpublic Information prior to disclosure of such information, (v) disclosures in connection with the enforcement of its rights under any Credit Document, (vi) disclosures to any other party to this Agreement, (vii) disclosures to an actual or prospective assignee, participant or investor in an SPC (provided that such assignee, participant or investor is not a Disqualified Lender and is advised of and agrees to be bound by either the provisions of this Section 10.17 or other provisions at least as restrictive as this Section 10.17), (viii) disclosures with the consent of the Borrower, (ix) disclosures to the extent such Nonpublic Information (A) becomes publicly available other than as a result of a breach of this Section 10.17 or (B) becomes available to such Agent or such Lender on a non-confidential basis from a source other than the Borrower or any Subsidiary or any of their respective Affiliates that is not known by such Agent or such Lender to be subject to confidentiality obligations to the Borrower or any Subsidiary or their respective Affiliate and (x) to a Person that is a trustee, investment advisor, collateral manager, servicer, noteholder or secured party in a Securitization (as hereinafter defined) in connection with the administration, servicing and reporting on the assets serving as collateral for such Securitization. For the purposes of this Section, “Securitization” shall mean a public or private offering by a Lender or any of its Affiliates or their respective successors and assigns, of securities which represent an interest in, or which are collateralized, in whole or in party, by the Term Loans. In addition, each Agent and each Lender may disclose the existence of this Agreement and the information about this Agreement to market data collectors, similar services providers to the lending industry, and service providers to the Agents and the Lenders in connection with the administration and management of this Agreement and the other Credit Documents. For the avoidance of doubt, in no event will any Agent or any Lender disclose Nonpublic Information to any Disqualified Lender unless such disclosure is otherwise consented to by the Borrower.

(b) Tombstones. Each Credit Party consents to the publication by the Lead Arranger of advertisements in financial and other newspapers and periodicals or on a home page or similar place for dissemination of information on the Internet or worldwide web as it may choose, and the circulation of similar promotional materials, on and following the Closing Date in the form of a “tombstone” or otherwise, containing information customarily included in such advertisements and materials, including (i) the names of the Borrower and its Affiliates (or any of them), (ii) the Lead Arranger and its Affiliates’ titles and roles in connection with the Transactions and (iii) the amount, type and closing date of the Term Loan Commitments and the Term Loans.

10.18 Usury Savings Clause. Notwithstanding any other provision herein, the aggregate interest rate charged with respect to any of the Obligations, including all charges or fees in connection therewith deemed in the nature of interest under applicable law will not exceed the Highest Lawful Rate. If the rate of interest (determined without regard to the preceding sentence) under this Agreement at any time exceeds the Highest Lawful Rate, the outstanding amount of the Term Loans made hereunder will bear interest at the Highest Lawful Rate until the total amount of interest due hereunder equals the amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect. In addition, if when the Term Loans made hereunder are repaid in full the total interest due hereunder (taking into account the increase provided for above) is less than the total amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect, then to the extent permitted by law, the Borrower will pay to the Administrative Agent an amount equal to the difference between the amount of interest paid and the amount of interest which would have been paid if the Highest Lawful Rate had at all times been in effect. Notwithstanding the foregoing, it is the intention of the Lenders and the Borrower to conform strictly to any applicable usury laws. Accordingly, if any Lender contracts for, charges, or receives any consideration which constitutes interest in excess of the Highest Lawful Rate, then any such excess will be cancelled automatically and, if previously paid, will at such Lender’s option be applied to the outstanding amount of the Term Loans made hereunder or be refunded to the Borrower.

10.19 Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered will be deemed an original, but all such counterparts together will constitute but one and the same instrument. Signature pages may be detached from multiple separate counterparts and attached to a single counterpart. Delivery of an executed signature page of this Agreement by facsimile transmission or Electronic Transmission will be as effective as delivery of a manually executed counterpart hereof.

10.20 No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties hereto and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

10.21 Effectiveness; Entire Agreement. This Agreement will become effective upon the execution of a counterpart hereof by each of the parties hereto and receipt by the Borrower and the Administrative Agent of written or telephonic notification of such execution and authorization of delivery thereof.

10.22 No Fiduciary Duty. Each Agent, each Lender and their Affiliates (collectively, solely for purposes of this paragraph, the “Lenders”), may have economic interests that conflict with those of the Credit Parties. Each Credit Party acknowledges and agrees:

(a) nothing in the Credit Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between the Lenders and each Credit Party, its stockholders or its affiliates;

(b) the transactions contemplated by the Credit Documents are arm’s-length commercial transactions between the Lenders, on the one hand, and each Credit Party, on the other;

(c) in connection therewith and with the process leading to such transaction each of the Lenders is acting solely as a principal and not the agent or fiduciary of any Credit Party, its management, stockholders, creditors or any other Person;

(d) no Lender has assumed an advisory or fiduciary responsibility in favor of any Credit Party with respect to the transactions contemplated hereby or the process leading thereto (irrespective of whether any Lender or any of its affiliates has advised or is currently advising any Credit Party on other matters) or any other obligation to any Credit Party except the obligations expressly set forth in the Credit Documents;

(e) each Credit Party has consulted its own legal and financial advisors to the extent it deemed appropriate;

(f) each Credit Party is responsible for making its own independent judgment with respect to such transactions and the process leading thereto; and

(g) no Credit Party will claim that any Lender has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to any Credit Party, in connection with such transaction or the process leading thereto.

10.23 No Third Parties Benefit. This Agreement is made and entered into for the sole protection and legal benefit of the Borrower, the Lenders, the Agents and each other Secured Party, and their permitted successors and assigns, and no other Person will be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any of the other Credit Documents. No Agent or any Lender will have any obligation to any Person not a party to this Agreement or the other Credit Documents.

10.24 PATRIOT Act. Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Credit Parties that pursuant to the requirements of the PATRIOT Act, it is required to obtain, verify and record information that identifies the Credit Parties, which information includes the name and address of each Credit Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Credit Parties in accordance with the PATRIOT Act.

10.25 Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Credit Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender that is an EEA Financial Institution arising under any Credit Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender that is an EEA Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable: (i) a reduction in full or in part or cancellation of any such liability; (ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Credit Document; or (iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their duly authorized officers as of the day and year first above written.

BORROWER:

LUMENTUM HOLDINGS INC.

By:	/s/ Alan Lowe
Name: Alan Lowe
Title: Chief Executive Officer and President

[Lumentum - Signature Page to Credit and Guaranty Agreement]

GUARANTOR SUBSIDIARIES:

LUMENTUM INC.

By:	/s/ Alan Lowe
Name: Alan Lowe
Title: Chief Executive Officer and President

LUMENTUM OPERATIONS LLC

By: Lumentum Inc., as sole member of Lumentum Operations LLC

By:	/s/ Alan Lowe
Name: Alan Lowe
Title: Chief Executive Officer and President

OCLARO, LLC

By: Lumentum Holdings Inc., as sole member of Oclaro, LLC

By:	/s/ Alan Lowe
Name: Alan Lowe
Title: Chief Executive Officer and President

OCLARO FIBER OPTICS, INC.

By:	/s/ Alan Lowe
Name: Alan Lowe
Title: President

[Lumentum - Signature Page to Credit and Guaranty Agreement]

OCLARO, INC.

By:	/s/ Alan Lowe
Name: Alan Lowe
Title: President

[Lumentum - Signature Page to Credit and Guaranty Agreement]

DEUTSCHE BANK AG NEW YORK BRANCH, as Administrative Agent, Collateral Agent and a Lender

By:	/s/ Maria Guinchard
Name: Maria Guinchard
Title: Vice President

By:	/s/ Alicia Schug
Name: Alicia Schug
Title: Vice President

[Lumentum - Signature Page to Credit and Guaranty Agreement]

APPENDIX A

TO CREDIT AND GUARANTY AGREEMENT

Initial Term Loan Commitments

Lender	Initial Term Loan Commitment	Pro Rata Share
Deutsche Bank AG New York Branch	$500,000,000	100.000000000%

Total:	$500,000,000	100.000000000%

Appendix A-1-1

APPENDIX B

TO CREDIT AND GUARANTY AGREEMENT

Notice Addresses

(i)	if to the Borrower or any other Credit Party:

Lumentum Holdings Inc.

400 N. McCarthy Boulevard

Milpitas, CA 95035

Attention: Legal Department (LumentumLegal@lumentum.com)

with a copy (which shall not constitute notice) to:

Wilson Sonsini Goodrich & Rosati P.C.

650 Page Mill Road

Palo Alto, CA 94304

Attention: John Mao (jmao@wsgr.com)

(ii)	if to the Administrative Agent or the Collateral Agent:

Deutsche Bank AG New York Branch

60 Wall Street

New York, New York 10005

Attention: Agency Transactions (Agency.Transactions@db.com)

with a copy (which shall not constitute notice) to:

White & Case LLP

1221 Avenue of the Americas

New York, New York 10020-1095

Attention: Eric F. Leicht (eleicht@whitecase.com)

Appendix B-1

EXHIBIT A-1 TO

CREDIT AND GUARANTY AGREEMENT

FORM OF

FUNDING NOTICE

DEUTSCHE BANK AG NEW YORK BRANCH

as Administrative Agent for the Lenders referred to below

60 Wall Street

New York, NY 10005

Attention: Agency Transactions (Agency.Transactions@db.com)

                 ,

Re:	Lumentum Holdings Inc.

Reference is made to the Credit and Guaranty Agreement, dated as of December 10, 2018 (as the same may be amended, restated, supplemented and/or otherwise modified from time to time, the “Credit Agreement”; capitalized terms used herein without definition are used as defined in the Credit Agreement), among Lumentum Holdings Inc., a Delaware corporation (the “Borrower”), certain Subsidiaries of the Borrower from time to time party thereto as Guarantor Subsidiaries, the Lenders from time to time party thereto, and Deutsche Bank AG New York Branch, as Administrative Agent and as Collateral Agent.

The Borrower hereby gives you irrevocable notice, pursuant to [Sections 2.1 and 3.1(d)]1[Section 3.2(a)(i)]2 of the Credit Agreement, of its request of a Credit Extension (the “Proposed Borrowing”) under the Credit Agreement and sets forth the following information:

The date of the Proposed Borrowing is              ,         3 (the “Credit Date”).

I The aggregate principal amount of requested Term Loans is $            , of which $             consists of Base Rate Loans and $             consists of Eurodollar Rate Loans having an initial Interest Period of [one month][two months][three months][six months][twelve months]4.

II The requested funds are to be disbursed to the Borrower’s account with [            ] (Routing No. [        ]; Account No. [        ]).

III The undersigned hereby certifies that the following statements are true on and as of the Credit Date:

[1]	For borrowings of the Initial Term Loans on the Closing Date only.
[2]	For borrowings of any Term Loans after the Closing Date.
[3]

Notices pursuant to Section 2.1 of the Credit Agreement must be delivered no later than 11:00 a.m. (New York City time) one Business Day prior to the date of the Proposed Borrowing for Base Rate Loans and three Business Days prior to the date of the Proposed Borrowing for Eurodollar Rate Loans.

[4]

Twelve month periods available only with the consent of each applicable Lender of the affected Class. Period of less than one month available only with the consent of the Administrative Agent in its sole discretion.

Exhibit A-1-1

A [As may be limited in respect of certain conditions precedent set forth in Section 2.24(f) of the Credit Agreement with respect to Incremental Term Facilities or Section 1.5 of the Credit Agreement with respect to any Limited Condition Acquisition, the representations and warranties contained in the Credit Agreement and in the other Credit Documents are true and correct in all material respects (except for those representations and warranties that are conditioned by materiality, which are true and correct in all respects) on and as of the Credit Date to the same extent as though made on and as of the Credit Date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties were true and correct in all material respects (except for those representations and warranties that are conditioned by materiality, which were true and correct in all respects) on and as of such earlier date;]5 and

B [no Default or Event of Default has occurred and is continuing or will have occurred and be continuing immediately following the Proposed Borrowing].6

[Remainder of Page Intentionally Left Blank]

[5]	Not required for borrowings on the Closing Date.
[6]	Not required for borrowings on the Closing Date and, in the event of any LCA Election, subject to Section 1.5.

Exhibit A-1-2

LUMENTUM HOLDINGS INC.

By:
Name:
Title:

[Lumentum - Signature Page to Form of Funding Notice]

EXHIBIT A-2 TO

CREDIT AND GUARANTY AGREEMENT

FORM OF

CONVERSION/CONTINUATION NOTICE

DEUTSCHE BANK AG NEW YORK BRANCH

as Administrative Agent for the Lenders referred to below

60 Wall Street

New York, NY 10005

Attention: Agency Transactions (Agency.Transactions@db.com)

                 ,

Re:	Lumentum Holdings Inc.

Reference is made to the Credit and Guaranty Agreement, dated as of December 10, 2018 (as the same may be amended, restated, supplemented and/or otherwise modified from time to time, the “Credit Agreement”; capitalized terms used herein without definition are used as defined in the Credit Agreement), among Lumentum Holdings Inc., a Delaware corporation (the “Borrower”), certain Subsidiaries of the Borrower from time to time party thereto as Guarantor Subsidiaries, the Lenders from time to time party thereto, and Deutsche Bank AG New York Branch, as Administrative Agent and as Collateral Agent.

The Borrower hereby gives you irrevocable notice1, pursuant to Section 2.9(b) of the Credit Agreement, of its request for the following:

[I a continuation, on              ,         , as Eurodollar Rate Loans having an Interest Period of [one month][two months][three months][six months][twelve months]2 of Term Loans in an aggregate outstanding principal amount of $             having an Interest Period ending on the proposed date for such continuation;]

[II a conversion, on              ,         , to Eurodollar Rate Loans having an Interest Period of [one month][two months][three months][six months][twelve months]3 of Term Loans in an aggregate outstanding principal amount of $            ; and]

[III a conversion, on             ,         , to Base Rate Loans, of Term Loans in an aggregate outstanding principal amount of $            .]

In connection herewith, the undersigned hereby certifies that no Default or Event of Default has occurred and is continuing on the date hereof.

[1]

Must be delivered no later than 11:00 a.m. (New York City time) one Business Day prior to the proposed conversion date for a conversion to a Base Rate Loan and three Business Days prior to the proposed conversion/continuation date for a conversion to, or a continuation of, a Eurodollar Rate Loan.

[2]

Twelve month periods available only with the consent of each applicable Lender of the affected Class. Period of less than one month available only with the consent of the Administrative Agent in its sole discretion.

[3]

Twelve month periods available only with the consent of each applicable Lender of the affected Class. Period of less than one month available only with the consent of the Administrative Agent in its sole discretion.

[Remainder of Page Intentionally Left Blank]

Exhibit A-2-1

LUMENTUM HOLDINGS INC.

By:
Name:
Title:

[Lumentum - Signature Page to Conversion/Continuation Notice]

EXHIBIT B TO

CREDIT AND GUARANTY AGREEMENT

FORM OF

TERM LOAN NOTE

Lender: [NAME OF LENDER]	New York, New York
Principal Amount: $	,

FOR VALUE RECEIVED, the undersigned, Lumentum Holdings Inc. a Delaware corporation (the “Borrower”) hereby promises to pay to the Lender set forth above (the “Lender”) the principal amount set forth above, or, if less, the aggregate unpaid principal amount of Term Loans (as defined in the Credit Agreement referred to below) of the Lender pursuant to the Credit Agreement, payable at such times and in such amounts as are specified in the Credit Agreement.

The Borrower promises to pay interest on the unpaid principal amount of Term Loans from the date made until such principal amount is paid in full, payable at such times and at such interest rates as are specified in the Credit Agreement. Demand, diligence, presentment, protest and notice of non-payment and protest are hereby waived by the Borrower.

Both principal and interest are payable in Dollars to Deutsche Bank AG New York Branch, as Administrative Agent, at the address set forth in the Credit Agreement, in immediately available funds.

This Term Loan Note is one of the Term Loan Notes referred to in, and is entitled to the benefits of, the Credit and Guaranty Agreement, dated as of December 10, 2018 (as the same may be amended, restated, supplemented and/or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, certain Subsidiaries of the Borrower from time to time party thereto as Guarantor Subsidiaries, the Lenders from time to time party thereto, and Deutsche Bank AG New York Branch, as Administrative Agent (the “Administrative Agent”) and as Collateral Agent. Capitalized terms used herein without definition are used as defined in the Credit Agreement.

The Credit Agreement, among other things, (a) provides for the making of Term Loans by the Lender to the Borrower in an aggregate amount not to exceed at any time outstanding the principal amount set forth above, the indebtedness of the Borrower resulting from such Term Loans being evidenced by this Term Loan Note and (b) contains provisions for acceleration of the maturity of the unpaid principal amount of this Term Loan Note upon the happening of certain stated events and also for prepayments on account of the principal hereof prior to the maturity hereof upon the terms and conditions specified therein.

This Term Loan Note is a Credit Document, is entitled to the benefits of the Credit Documents and is subject to certain provisions of the Credit Agreement, including Sections 1.3 (Interpretation, etc.), 10.15 (Consent to Jurisdiction) and 10.16 (Waiver of Jury Trial) thereof.

This Term Loan Note is a registered obligation, transferable only upon notation in the Register, and no assignment hereof shall be effective until recorded therein.

Exhibit B-1

This Term Loan Note and the rights and obligations of the parties hereunder, including but not limited to the validity, interpretation, construction, breach, enforcement or termination hereof, and whether arising in contract or tort or otherwise shall be governed by, and shall be construed and enforced in accordance with, the law of the State of New York.

[Remainder of Page Intentionally Left Blank]

Exhibit B-2

IN WITNESS WHEREOF, the Borrower has caused this Term Loan Note to be executed and delivered by its duly authorized officer as of the day and year and at the place set forth above.

LUMENTUM HOLDINGS INC.

By:
Name:
Title:

[Lumentum - Signature Page to Term Loan Note]

EXHIBIT C TO

CREDIT AND GUARANTY AGREEMENT

FORM OF

COMPLIANCE CERTIFICATE1

DATED:

THE UNDERSIGNED HEREBY CERTIFIES IN THE CAPACITY SET FORTH BELOW, AND NOT IN A PERSONAL CAPACITY AND WITHOUT ANY PERSONAL LIABILITY, AS FOLLOWS:

1. I am the [Chief Financial Officer]2 of LUMENTUM HOLDINGS INC., a Delaware corporation (the “Borrower”).

2. I have reviewed the terms of that certain Credit and Guaranty Agreement, dated as of December 10, 2018 (as amended, amended and restated, supplemented, waived and/or otherwise modified from time to time, the “Credit Agreement”; capitalized terms used herein without definition are used as defined therein), among the Borrower, certain Subsidiaries of the Borrower from time to time party thereto as Guarantor Subsidiaries, the Lenders from time to time party thereto, and Deutsche Bank AG New York Branch, as Administrative Agent (the “Administrative Agent”) and as Collateral Agent, and I have made, or have caused to be made under my supervision, a review in reasonable detail of the transactions and condition of Borrower and its Subsidiaries during the accounting period covered by the attached financial statements.

3. The financial statements delivered pursuant to Section [5.1(a)][5.1(b)] of the Credit Agreement with this Compliance Certificate were prepared in accordance with GAAP [(subject, in the case of financial statements delivered in accordance with Section 5.1(b) of the Credit Agreement, to normal year-end audit adjustments and the absence of footnotes)] applied on a consistent basis throughout the periods covered thereby, except as may be indicated in the notes thereto, and fairly present, in all material respects, the consolidated financial position of the Persons described in such financial statements as of the dates indicated and the results of their operations and their cash flows for the periods indicated [(subject, in the case of financial statements delivered in accordance with Section 5.1(b) of the Credit Agreement, to changes resulting from normal year-end audit adjustments and the absence of footnotes)]. Each of the calculations set forth on Annex A hereto are correct in all material respects.

4. The review described in paragraph 2 above did not disclose, and I have no knowledge of, the existence of any condition or event which constitutes an Event of Default or Default during or at the end of the accounting period covered by the attached financial statements or as of the date of this Compliance Certificate[, except as set forth in Annex B, describing in detail, the nature of the condition or event, the period during which it has existed and the action which the Borrower has taken, is taking, or proposes to take with respect to each such condition or event].

[1]	In the event of any conflict between this Compliance Certificate (including the Annexes hereto) and the Credit Agreement, the Credit Agreement shall control.
[2]	Or other officer with equivalent duties.

Exhibit C-1

5. [Attached hereto as Annex C is a calculation of Consolidated Excess Cash Flow, Cumulative Retained Excess Cash Flow, Cumulative Retained Asset Sale Proceeds, Consolidated Working Capital, Consolidated Working Capital Adjustment, Available Amount and a summary of the uses of the Available Amount during the applicable Excess Cash Flow Period3 and the dates on which such uses occurred.]4

6. [In accordance with Section 4.6(b) of the Pledge and Security Agreement, attached hereto as Annex D is a supplement to Part II (Intellectual Property) of Schedule 5.2 of the Security Agreement Disclosure Letter (as defined in the Pledge and Security Agreement), if any.]5

[Remainder of Page Intentionally Left Blank]

[3]

“Excess Cash Flow Period” means (i) initially, the period commencing on the first day of the first full Fiscal Quarter of the Borrower ended after the Closing Date and ending on the last day of the Fiscal Year ended June 29, 2019 and (ii) thereafter, each subsequent Fiscal Year of the Borrower, but in all cases for purposes of calculating the Cumulative Retained Excess Cash Flow shall only include such Fiscal Years (or portion of a given Fiscal Year) for which financial statements and a Compliance Certificate have been delivered in accordance with Sections 5.1(a) and 5.1(e) of the Credit Agreement, respectively, and for which any prepayments required by Section 2.14(d) of the Credit Agreement (if any) have been made (it being understood that the Retained ECF Percentage of Consolidated Excess Cash Flow for any Excess Cash Flow Period shall be included in the Cumulative Retained Excess Cash Flow, regardless of whether a prepayment is required by Section 2.05(d) of the Credit Agreement).

[4]	Items described in this Section are to be delivered with each Compliance Certificate accompanying financial statements delivered pursuant to Section 5.1(a) of the Credit Agreement.
[5]

To be delivered with each Compliance Certificate when required by Section 4.5(b) of the Pledge and Security Agreement. To include any Collateral consisting of (a) U.S. registered Patents and applications therefor, (b) U.S. registered Trademarks and applications therefor and (c) U.S. registered Copyrights, in each case, acquired during the applicable Fiscal Year period.

Exhibit C-2

The foregoing certifications, together with the computations set forth in Annex A attached hereto (if any) and the financial statements delivered with this Compliance Certificate in support hereof, are made and delivered as of the date first set forth above pursuant to Section 5.1(e) of the Credit Agreement.

LUMENTUM HOLDINGS INC.

By:
Name:
Title:

[Lumentum - Signature Page to Compliance Certificate]

ANNEX A TO

COMPLIANCE CERTIFICATE

FOR THE [[FOUR] FISCAL QUARTER[S]] [FISCAL YEAR] ENDING [mm/dd/yy]

1. Consolidated Adjusted EBITDA:[1] (a) + [(b)(i) through (b)(xxi)][2] – [(c)(i) through (c)(ii)][3] =	$	[ , ,	]
(a) Consolidated Net Income for such period:[4]	$	[ , ,	]
(b) (i) Consolidated Interest Expense for such Test Period:	$	[ , ,	]
(ii) consolidated tax expense for such Test Period based on income, profits or capital, including state, franchise, capital and similar taxes and withholding taxes paid or accrued during such period:	$	[ , ,	]
(iii) amounts attributable to depreciation and amortization expense for such Test Period (including amortization of customer contracts, non-compete agreements or other intangible assets):	$	[ , ,	]
(iv) non-cash charges or expenses reducing Consolidated Net Income for such period.[5]	$	[ , ,	]
(v) costs, fees and expenses associated with the Transactions:	$	[ , ,	]

[1]

For purposes of calculating Consolidated Adjusted EBITDA for any Test Period that includes any Fiscal Quarter from, and including, December 30, 2017 through September 29, 2018, Consolidated Adjusted EBITDA for such Fiscal Quarter will be deemed to be the amounts set forth in the table below, subject to Pro Forma adjustment as set forth in the Credit Agreement in connection with any Specified Transaction:

Fiscal Quarter ended:	Consolidated Adjusted EBITDA
December 30, 2017	$164,600,000
March 31, 2018	$93,700,000
June 30, 2018	$98,300,000
September 29, 2018	$129,600,000

[2]

In each case (other than clauses (b)(xx) and (b)(xxi)), to the extent the items listed in such clause (b) are deducted (and not added back or excluded) in the calculation of Consolidated Net Income, but without duplication.

[3]	In each case, to the extent the items listed in such clause (c) are included in the calculation of Consolidated Net Income, but without duplication.
[4]	Calculated in Item 2.
[5]

In connection with any non-cash charge or expense that is an accrual of a reserve for a cash expenditure or payment required to be made, or anticipated to be made, in a future period, (1) the Borrower may determine not to add back such non-cash charge or expense in the current Test Period and (2) to the extent the Borrower decides to add back such non-cash charge or expense, the cash payment in respect thereof in such future period will be subtracted from Consolidated Adjusted EBITDA to such extent.

Exhibit C-A-1

(vi) costs, fees, charges and expenses arising in connection with the Acquisition and any transaction that is or would be a Permitted Acquisition, permitted Investment, disposition, incurrence or repayment of Indebtedness (including a refinancing, amendment or other modification thereof) and/or equity offering, in each case whether or not consummated and any amendment or modification to the terms of any such transactions (including such costs, fees, charges and expenses reimbursed or actually paid by a Person that is not the Borrower or a Subsidiary or covered by indemnification or reimbursement provisions):

	$	[ , ,	]

(vii) restructuring, integration or similar charges, expenses or reserves, whether or not classified as restructuring charges or expenses under GAAP (including restructuring costs related to acquisitions and closure or consolidation of branches, facilities or locations, any lease termination settlements (or remaining rental expense until the end of the applicable lease term), and any expense related to any reconstruction, recommissioning or reconfiguration of fixed assets for alternate use):

	$	[ , ,	]

(viii) extraordinary, unusual or non-recurring costs, fees, charges and other expenses, including severance costs and expenses (including such fees, charges and expenses incurred by the Borrower or any Subsidiary that are reimbursed or actually paid by a Person that is not the Borrower or a Subsidiary or covered by indemnification or reimbursement provisions):

	$	[ , ,	]

(ix) expenses, losses (including lost revenues) or charges incurred during such period in connection with Casualty Events to the extent that any such amount is covered by business interruption or other insurance and which either has been reimbursed or as to which the Borrower has made a determination that there exists reasonable evidence that such amount will be reimbursed by the insurer and only to the extent that such amount is (a) not denied by the applicable insurance carrier in writing and (b) in fact reimbursed within 180 days of the date of such determination (with a deduction for any amount so added back to the extent not so reimbursed within 180 days):

	$	[ , ,	]
(x) expenses, charges and losses due to the effects of purchase accounting, as set forth in Accounting Standards Codification 805:	$	[ , ,	]
(xi) the amount of any expenses paid on behalf of any member of the board of directors or reimbursable to such member of the board of directors:	$	[ , ,	]

(xii) costs or expenses incurred by the Borrower or any Subsidiary pursuant to an equity-based compensation plan, profits interest or stock option plan or any other management or employee benefit plan or arrangement or any stock subscription or shareholder plan:

	$	[ , ,	]
(xiii) any minority interest expense:	$	[ , ,	]

(xiv) cash receipts (or any netting arrangements resulting in reduced cash expenditures) not representing Consolidated Net Income in any period to the extent non-cash gains relating to such income were deducted in the calculation of Consolidated Adjusted EBITDA pursuant to clause (c)(ii) below for any previous period:

	$	[ , ,	]

Exhibit C-A-2

(xv) expenses, charges and losses in the form of earn-out obligations and contingent consideration obligations (including to the extent accounted for as performance and retention bonuses, compensation or otherwise) and adjustments thereof and purchase price adjustments, in each case paid in connection with Permitted Acquisitions or other permitted Investments or acquisitions:

	$	[ , ,	]
(xvi) retention, recruiting, relocation and signing bonuses and expenses:	$	[ , ,	]

(xvii) charges, losses or expenses to the extent subject to indemnity or reimbursement by a third party to the extent actually reimbursed, or, so long as the Borrower has made a determination that a reasonable basis exists for indemnification or reimbursement and only to the extent that such amount is (A) not denied by the applicable indemnitor in writing and (B) in fact indemnified or reimbursed within 180 days of such determination (with a deduction in the applicable future period for any amount so added back to the extent not so indemnified or reimbursed within such 180 day period):

	$	[ , ,	]
(xviii) in connection with acquisitions of Foreign Subsidiaries, expenses recognized on conversion from IFRS to GAAP for items capitalized under IFRS but expensed under GAAP:	$	[ , ,	]

(ix) costs relating to compliance with the Sarbanes-Oxley Act of 2002, as amended, and other expenses arising out of or incidental to the status of the Borrower as a reporting company, including costs, fees and expenses relating to compliance with provisions of the Securities Act and the Exchange Act and the rules of national securities exchange companies with listed equity securities:

	$	[ , ,	]

(xx) the amount of “run-rate” cost savings, operating expense reductions and synergies projected by the Borrower in good faith to result from (A) actions taken, (B) actions relating to any acquisition, disposition or operational change committed to be taken or expected to be taken no later than 24 months after such acquisition, disposition or operational change and (C) actions relating to the Transactions and acquisitions that occurred prior to the Closing Date reasonably expected to be taken no later than 24 months after the Closing Date, in each case, which cost savings, operating expense reductions and synergies will be determined by the Borrower in good faith and calculated on a Pro Forma Basis as though such cost savings, operating expense reductions and synergies had been realized on the first day of the Test Period for which Consolidated Adjusted EBITDA is being determined:

	$	[ , ,	]
(xxi) any other add-backs and adjustments set forth in the bank model delivered to the Administrative Agent and the Lead Arranger, dated March 3, 2018:	$	[ , ,	]

Exhibit C-A-3

(c) (i) extraordinary, unusual or non-recurring cash gains of such Person for such period increasing Consolidated Net Income:	$	[ , ,	]

(ii) all non-cash items of such Person for such Test Period increasing Consolidated Net Income, including gains on cancellation of debt purchased at less than par (in each case of or by the Borrower and the Subsidiaries for such period), other than the accrual of revenue in the ordinary course and excluding any such items which represent the reversal in such Test Period of any accrual of, or cash reserve for, anticipated cash charges in any prior period to the extent such amount was deducted in determining Consolidated Adjusted EBITDA for such prior period:

	$	[ , ,	]
2. Consolidated Net Income: (a) + (b) – [(c)(i) through (c)(viii)] =	$	[ , ,	]
(a) the net income (or loss) of the Borrower and the Subsidiaries on a consolidated basis for such Test Period taken as a single accounting period determined in conformity with GAAP:	$	[ , ,	]

(b)   the income (or loss) of any Joint Venture or Unrestricted Subsidiary of the Borrower or any Subsidiary, solely, in the case of any income, to the extent of the amount of dividends or other distributions actually paid in cash to the Borrower or any Subsidiary by such Joint Venture or Unrestricted Subsidiary during such Test Period:

	$	[ , ,	]

(c)   (i) to the extent included in clause (a) above (without duplication), with respect to any Person that is not a wholly-owned Subsidiary of the Borrower but whose net income is consolidated in whole or in part with the net income of the Borrower, the income (or loss) of such Person solely to the extent attributable to that portion of the Capital Stock in such Person that is not owned, directly or indirectly, by the Borrower during such Test Period; provided, the Borrower’s equity in the net income in such Person will be included in Consolidated Net Income up to the amount of dividends, distributions or other payments in respect of such equity that are paid in cash (or to the extent converted into cash) by such Person to the Borrower or any Subsidiary (and the Borrower’s equity in the net loss of such Person shall be included to the extent of the aggregate Investment of the Borrower or any Subsidiary in such Person):

	$	[ , ,	]

(ii) to the extent included in clause (a) above (without duplication), with respect to any Person that is not a wholly-owned Subsidiary of the Borrower but whose net income is consolidated in whole or in part with the net income of the Borrower, the income of such Person solely to the extent that the declaration or payment of dividends or similar distributions by such Person of that income is not permitted by operation of the terms of its Organizational Documents or any agreement, instrument or requirement of Law applicable to such Person during such Test Period; provided that Consolidated Net Income shall be increased by the amount of dividends or distributions or other payments that are actually paid by such Person to the Borrower or any Subsidiary in respect of such Test Period:

	$	[ , ,	]

Exhibit C-A-4

(iii) to the extent included in clause (a) above (without duplication), the income (or loss) of any Person (other than the Acquired Business in connection with the Acquisition) accrued prior to the date (x) such Person becomes a Subsidiary of the Borrower or is merged into or consolidated with the Borrower or any Subsidiary or (y) such Person’s assets are acquired by the Borrower or any Subsidiary:

	$	[ , ,	]
(iv) to the extent included in clause (a) above (without duplication), any after-tax gains or losses attributable to non-ordinary course dispositions of property:	$	[ , ,	]

(v) to the extent included in clause (a) above (without duplication), earnings (or losses), including any non-cash impairment charge, resulting from any reappraisal, revaluation or write-up (or write-down) of assets during such Test Period:

	$	[ , ,	]

(vi) to the extent included in clause (a) above (without duplication), (x) unrealized gains and losses with respect to Rate Contracts for such Test Period and the application of Accounting Standards Codification 815 (Derivatives and Hedging) and (y) any after-tax effect of income (or losses) for such Test Period that result from the early extinguishment of (1) Indebtedness, (2) obligations under any Rate Contracts or (3) other derivative instruments:

	$	[ , ,	]

(vii) to the extent included in clause (a) above (without duplication), gains and losses due solely to fluctuations in currency values and the related tax effects determined in accordance with GAAP for such Test Period:

	$	[ , ,	]

(viii) to the extent included in clause (a) above (without duplication), the effects of adjustments (including the effects of such adjustments pushed down to such Person and its Subsidiaries) in the inventory, property and equipment, software, goodwill, other intangible assets, in-process research and development, deferred revenue, debt and unfavorable or favorable lease line items in such Person’s consolidated financial statements pursuant to GAAP for such Test Period resulting from the application of purchase accounting in relation to the Transactions or any acquisition consummated prior to the Closing Date and any Permitted Acquisition or other Investment or the amortization or write-off of any amounts thereof, net of taxes, for such Test Period:

	$	[ , ,	]

Exhibit C-A-5

3. Consolidated Total Debt:[6]	$	[ , ,	]
4. Total Net Leverage Ratio: (i)/(ii) =[7]		. :1.00
(i) Consolidated Total Debt as of such date, minus Unrestricted Cash (not to exceed $100,000,000) as of such date:	$	[ , ,	]
(ii) LTM Consolidated Adjusted EBITDA[8]:	$	[ , ,	]
5. First Lien Net Leverage Ratio: (i)/(ii)[9]		. :1.00
(i) Consolidated Total Debt that is Pari Passu Lien Indebtedness, minus Unrestricted Cash (not to exceed $100,000,000) as of such date:	$	[ , ,	]
(ii) LTM Consolidated Adjusted EBITDA[10]:	$	[ , ,	]

[6]

“Consolidated Total Debt” means, as at any date of determination, the aggregate principal amount of all Indebtedness of the Borrower and the Subsidiaries referred to in the following clauses of the definition of “Indebtedness”: clauses (a) (including, for the avoidance of doubt, the Convertible Notes and any Purchase Money Indebtedness), (b), (c), (e) (but only to the extent that any letter of credit has been drawn and not reimbursed) and (h) (solely to the extent relating to Indebtedness of the type described in clauses (a), (b), (c) and (e) of the definition thereof), in each case determined on a consolidated basis in accordance with GAAP; provided that Consolidated Total Debt shall not include Indebtedness in respect of obligations under Rate Contracts.

[7]	Determined on a Pro Forma Basis.
[8]	Calculated in Item 1.
[9]	Determined on a Pro Forma Basis.
[10]	Calculated in Item 1.

Exhibit C-A-6

[ANNEX B TO

COMPLIANCE CERTIFICATE]

[DEFAULT OR EVENT OF DEFAULT]

Exhibit C-B-1

ANNEX C TO

COMPLIANCE CERTIFICATE

1. Consolidated Excess Cash Flow

Consolidated Excess Cash Flow: [(a)(i)(x)—(a)(i)(y) + (a)(ii) + (a)(iii)][1] - [(b)(i) through (b)(xii)][2] =[3]	$	[ , ,	]
(a)
(i)(x) Consolidated Adjusted EBITDA[4] for such Excess Cash Flow Period (for the avoidance of doubt, calculated on an actual and not on a Pro Forma Basis):	$	[ , ,	]

(i)(y) the aggregate cash component of all fees, costs, expenses, charges, proceeds or other amounts included in the calculation of Consolidated Adjusted EBITDA (pursuant to clause (b) of the definition thereof)[5] for such Excess Cash Flow Period:

	$	[ , ,	]

(ii) all cash extraordinary, unusual and non-recurring gains excluded in the calculation of Consolidated Adjusted EBITDA (pursuant to clause (c)(i) of the definition thereof)[6] for such Excess Cash Flow Period:

	$	[ , ,	]

(iii) decreases in the Consolidated Working Capital Adjustment for such Excess Cash Flow Period (other than any such decreases arising from acquisitions or dispositions by the Borrower and the Subsidiaries completed during such period or the application of purchase accounting):

	$	[ , ,	]
(b)

(i) consolidated capital expenditures in accordance with GAAP or acquisitions of Intellectual Property accrued or paid in cash by the Borrower and the Subsidiaries during such period or prior to the ECF Payment Date, in each case to the extent funded with Internally Generated Cash:[7][8]

	$	[ , ,	]

[1]	Without duplication.
[2]	Without duplication and without duplication of amounts deducted pursuant to item (a)(i)(y) above.
[3]	For purposes of Section 2.14(d) of the Credit Agreement, “Consolidated Excess Cash Flow” will be deemed to be $0 if the calculation above results in a negative number.
[4]	Calculated in Item 1 of Annex A.
[5]	Calculated in Item 1(b) of Annex A.
[6]	Calculated in Item 1(c)(i) of Annex A.
[7]

“Internally Generated Cash” means, with respect to any Person, funds of such Person and its Subsidiaries not constituting (a) proceeds of the issuance of (or contributions in respect of) Capital Stock of such Person, (b) proceeds of the incurrence of Indebtedness by such Person or any of its Subsidiaries or (c) proceeds of dispositions (other than dispositions of inventory in the ordinary course of business) and Casualty Events.

[8]

In respect of items enumerated in clauses (b)(i), (b)(iii), (b)(iv), (b)(v), (b)(x) and (b)(xi), (A) any amount committed to be paid or made within such time period that reduces Consolidated Excess Cash Flow in such Excess Cash Flow Period pursuant to such clause will not be deducted again in the calculation of Consolidated Excess Cash Flow for any subsequent Excess Cash Flow Period and (B) to the extent any such amount committed to be paid or made after the end of such Excess Cash Flow Period is not actually paid or made in cash within such period, such unpaid amount will, to the extent applicable, be added to the calculation of Consolidated Excess Cash Flow for the immediately succeeding Excess Cash Flow Period.

Exhibit C-C-1

(ii) the amounts for such Excess Cash Flow Period of all repayments, repurchases, redemptions, retirements, defeasances or other discharges of Indebtedness funded with Internally Generated Cash (excluding (x) repayments of revolving Indebtedness unless accompanied by a permanent reduction in the commitments thereunder and (y) purchases, prepayments and repayments of Term Loans and other Pari Passu Lien Indebtedness, to the extent the same reduce the amount of mandatory prepayments of Term Loans from Consolidated Excess Cash Flow pursuant to Sections 2.14(d)(ii) and/or 2.14(d)(iii) of the Credit Agreement), in each case paid in cash during such period:

	$	[ , ,	]

(iii) the amount of Restricted Equity Payments pursuant to Sections 6.4(a), (c), (f), (g), (h), (k) and (l) of the Credit Agreement made during such period or prior to the ECF Payment Date to the extent funded with Internally Generated Cash:

	$	[ , ,	]

(iv) the aggregate consideration paid in cash during such period or prior to the ECF Payment Date in connection with Permitted Acquisitions or other Investments permitted under Section 6.6 of the Credit Agreement to the extent funded with Internally Generated Cash (excluding any intercompany Investments by and among the Borrower and its Subsidiaries, Investments pursuant to Section 6.6(a) of the Credit Agreement and any such payments made in reliance on any basket calculated by reference to the Available Amount):

	$	[ , ,	]

(v) the amount of any payments in respect of purchase price adjustments, earn-outs or long-term liabilities of the Borrower and its Subsidiaries made in cash by the Borrower or any Subsidiary during such period or prior to the ECF Payment Date (only to the extent made with Internally Generated Cash and excluding any such payments made in reliance on any basket calculated by reference to the Available Amount):

	$	[ , ,	]

(vi) increases in the Consolidated Working Capital Adjustment for such Excess Cash Flow Period (other than any such increases arising from acquisitions or dispositions by the Borrower and the Subsidiaries completed during such Excess Cash Flow Period or the application of purchase accounting):

	$	[ , ,	]
(vii) all non-cash expenses, charges and adjustments for such Excess Cash Flow Period added to Consolidated Adjusted EBITDA pursuant to clause (b) of the definition thereof[9]:	$	[ , ,	]

(viii) an amount equal to the aggregate net non-cash gain on dispositions of property by the Borrower and its Subsidiaries during such Excess Cash Flow Period (other than dispositions of property in the ordinary course of business) to the extent included in arriving at such Consolidated Adjusted EBITDA and the net cash loss on dispositions to the extent otherwise added to arrive at Consolidated Adjusted EBITDA:

	$	[ , ,	]

(ix) the aggregate amount of any premium, make-whole or penalty payments actually paid in cash by the Borrower and its Subsidiaries during such Excess Cash Flow Period that are made in connection with any prepayment of any principal of Indebtedness to the extent (x) such prepayment of principal reduced Consolidated Excess Cash Flow pursuant to clause (b)(ii) above or reduced the mandatory prepayment required by Section 2.14(d) of the Credit Agreement and (y) such payment is made with Internally Generated Cash:

	$	[ , ,	]

[9]	Calculated in item 1(b)(iv) of Annex A.

Exhibit C-C-2

(x) the amount of cash Taxes paid or Tax reserves set aside or payable (without duplication), including taxes imposed on the distribution or repatriation of cash, in such Excess Cash Flow Period:	$[ , , ]

(xi) without duplication of amounts deducted from Consolidated Excess Cash Flow in prior periods, at the option of the Borrower, the aggregate consideration required to be paid in cash by the Borrower or any Subsidiary pursuant to binding contracts (the “Contract Consideration”) entered into prior to or during such period relating to Investments permitted by Section 6.6 of the Credit Agreement (including Permitted Acquisitions) or capital expenditures to be consummated or made during the period of four consecutive Fiscal Quarters following the end of such period to the extent intended to be financed with Internally Generated Cash; provided, that to the extent the aggregate amount utilized to consummate such transaction during such period of four consecutive Fiscal Quarters is less than the Contract Consideration, the amount of such shortfall shall be added to the calculation of Consolidated Excess Cash Flow at the end of such period of four consecutive Fiscal Quarters:

$[ , , ]

(xii) the amount of all extraordinary, unusual or non-recurring costs, fees, charges and other expenses paid in cash, in each case, to the extent added back in the calculation of Consolidated Adjusted EBITDA (pursuant to clause (b)(viii) of the definition thereof):

$[ , , ]

2. Cumulative Retained Excess Cash Flow

Cumulative Retained Excess Cash Flow: (a) - (b)[10] =	$	[ , ,	]
(a) the aggregate cumulative sum of the Consolidated Excess Cash Flow[11] for all Excess Cash Flow Periods ended prior to such date of determination:	$	[ , ,	]

(b)   (i) aggregate cumulative sum of Consolidated Excess Cash Flow applied or required to be applied to prepay the Term Loans pursuant to Section 2.14(d) of the Credit Agreement for all Excess Cash Flow Periods ended prior to such date of determination and (ii) the aggregate principal amount of all prepayments, repayments and purchases of Term Loans and other Pari Passu Lien Indebtedness applied pursuant to clauses (ii) and (iii) of Section 2.14(d) of the Credit Agreement to reduce the calculation of the Consolidated Excess Cash Flow payment under Section 2.14(d) of the Credit Agreement for all Excess Cash Flow Periods ended prior to such date of determination:

	$	[ , ,	]

[10]	Not less than zero.
[11]	Calculated in item 1.

Exhibit C-C-3

3. Cumulative Retained Asset Sale Proceeds

The aggregate cumulative sum of the Net Cash Proceeds from Asset Sales not required to have been applied to the repayment of Term Loans during the period from the Closing Date to such date of determination solely as a result of (x) the reduction of the Asset Sale Sweep Percentage to less than 100% by operation of the proviso appearing in Section 2.14(d) of the Credit Agreement or (y) the waiver of any mandatory prepayment with respect to Asset Sales pursuant to Section 2.15(e) of the Credit Agreement:

$	[ , ,	]

4. Consolidated Working Capital

Consolidated Working Capital (beginning of such Fiscal Year): (i)(a) - (i)(b) =	$	[ , ,	]
(i) (a) Consolidated Current Assets:	$	[ , ,	]
(b) Consolidated Current Liabilities:	$	[ , ,	]
Consolidated Working Capital (end of such Fiscal Year): (ii)(a) - (ii)(b) =	$	[ , ,	]
(ii) (a) Consolidated Current Assets:	$	[ , ,	]
(b) Consolidated Current Liabilities:	$	[ , ,	]

5. Consolidated Working Capital Adjustment

Consolidated Working Capital Adjustment[12]: (i) - (ii) =[13]	$	[ , ,	]
(i) Consolidated Working Capital as of the beginning of such Excess Cash Flow Period:	$	[ , ,	]
(ii) Consolidated Working Capital as of the end of such Excess Cash Flow Period:	$	[ , ,	]

[12]

For purposes of this calculation, Consolidated Working Capital as of the beginning of the Excess Cash Flow Period shall be adjusted to give effect to any working capital arising from acquisitions or dispositions by the Borrower and its Subsidiaries completed during such Excess Cash Flow Period (including the impact of any post-closing working capital adjustments).

[13]	Amount may be positive or negative.

Exhibit C-C-4

[ANNEX D TO

COMPLIANCE CERTIFICATE]

[SUPPLEMENT TO PART II OF SCHEDULE 5.2 OF THE SECURITY AGREEMENT DISCLOSURE LETTER]

II.	INTELLECTUAL PROPERTY

(A)	Registered U.S. Copyrights and Copyright Applications:

No.	Title	App. No.	App. Date	Reg. No.	Reg. Date	Owner

(B)	U.S. Patents and Patent Applications:

No.	Title	App. No.	App. Date	Reg. No.	Reg. Date	Owner

(C)	U.S. Trademark Registrations and Trademark Applications:

No.	Trademark	Owner	App. No.	App. Date	Reg. No.	Reg. Date

Exhibit C-D-1

EXHIBIT D TO

CREDIT AND GUARANTY AGREEMENT

FORM OF

SOLVENCY CERTIFICATE

December 10, 2018

This solvency certificate (this “Solvency Certificate”) is being executed and delivered pursuant to Section 3.1(k) of the certain Credit and Guaranty Agreement, dated as of December 10, 2018 (as the same may be amended, restated, supplemented and/or otherwise modified from time to time, the “Credit Agreement”), among Lumentum Holdings Inc., a Delaware corporation (the “Borrower”), certain Subsidiaries of the Borrower from time to time party thereto as Guarantor Subsidiaries, the Lenders from time to time party thereto, and Deutsche Bank AG New York Branch, as Administrative Agent and as Collateral Agent; capitalized terms used herein without definition are used as defined in the Credit Agreement.

I, [        ], the Chief Financial Officer of the Borrower, solely in such capacity and not in an individual capacity, hereby certify that I am the Chief Financial Officer of the Borrower and that I am generally familiar with the businesses and assets of the Borrower and its Subsidiaries (taken as a whole), and I am duly authorized to execute this Solvency Certificate on behalf of the Borrower pursuant to the Credit Agreement.

I further certify, solely in my capacity as Chief Financial Officer of the Borrower, and not in my individual capacity, as of the date hereof and after giving effect to the Transactions and the incurrence of the indebtedness and obligations being incurred in connection with the Credit Agreement and the Transactions on the date hereof, that:

(i)

the sum of the debt (including contingent liabilities) of the Borrower and its Subsidiaries, taken as a whole, does not exceed the fair value of the present assets of the Borrower and its Subsidiaries, taken as a whole;

(ii)

the present fair saleable value of the assets of the Borrower and its Subsidiaries, taken as a whole, is not less than the amount that will be required to pay the probable liabilities (including contingent liabilities) of the Borrower and its Subsidiaries, taken as a whole, on their debts as they become absolute and matured;

(iii)

the capital of the Borrower and its Subsidiaries, taken as a whole, is not unreasonably small in relation to the business of the Borrower or its Subsidiaries, taken as a whole, contemplated as of the date hereof; and

(iv)

the Borrower and the Subsidiaries, taken as a whole, are able to pay their debts (including current obligations and contingent liabilities) as such debts mature and do not intend to incur, or believe that they will incur, debts (including current obligations and contingent liabilities) beyond their ability to pay such debts as they mature in the ordinary course of business.

Exhibit D-1

For the purposes of this Solvency Certificate, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).

[Remainder of Page Intentionally Left Blank]

Exhibit D-2

IN WITNESS WHEREOF, I have executed this Solvency Certificate on the date first written above.

LUMENTUM HOLDINGS INC.

By:
Name:
Title: Chief Financial Officer

[Lumentum - Signature Page to Solvency Certificate]

EXHIBIT E TO

CREDIT AND GUARANTY AGREEMENT

FORM OF

ASSIGNMENT AND ASSUMPTION AGREEMENT

This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the][each]1 Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each]2 Assignee identified in item 2 below ([the][each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees]3 hereunder are several and not joint.]4 Capitalized terms used but not defined herein shall have the meanings given to them in the Credit and Guaranty Agreement identified below (as the same may be amended, restated, supplemented and/or otherwise modified from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by [the][each] Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (but not prior to the registration of the information contained herein in the Register pursuant to Section 10.6(b) of the Credit Agreement) (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and the other Credit Documents or any other instrument or document furnished pursuant thereto, to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the respective facilities identified below (including any guarantees included in such facilities), and (ii) to the extent permitted to be assigned under applicable Law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, the other Credit Documents, any other instrument or document furnished pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”). Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor.

1.	Assignor[s]: _________________________________________

[1]

For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language. If the assignment is from multiple Assignors, choose the second bracketed language.

[2]

For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language. If the assignment is to multiple Assignees, choose the second bracketed language.

[3]	Select as appropriate.
[4]	Include bracketed language if there are either multiple Assignors or multiple Assignees.

Exhibit E-1

2.	Assignee[s]:_________________________________________

[Assignee is an [Affiliate][Approved Fund] of [identify Lender]

3.	Assignee’s Address for Notices: _________________________________________

4.	Borrower: Lumentum Holdings Inc.

5.	Administrative Agent: Deutsche Bank AG New York Branch, as the administrative agent under the Credit Agreement

6.

Credit and Guaranty Agreement: The Credit and Guaranty Agreement, dated as of December 10, 2018 among Lumentum Holdings Inc., a Delaware corporation (the “Borrower”), certain Subsidiaries of the Borrower from time to time party thereto as Guarantor Subsidiaries, the Lenders from time to time party thereto, and Deutsche Bank AG New York Branch, as Administrative Agent and as Collateral Agent.

7.	Assigned Interest[s]:

Assignor[s] [5]	Assignee[s] [6]	Term Loan/Term Loan Commitment Assigned	Aggregate Amount of Term Loans/Term Loan Commitment for all Lenders[7]	Principal Amount of Term Loans/Term Loan Commitments Assigned	Percentage Assigned of Applicable Term Loan/Term Loan Commitment[8]		CUSIP Number
		[Term Loan Commitment/ Term Loans]	$	$		%

[8.	Trade Date: ______________][9]

[Remainder of Page Intentionally Left Blank]

[5]	List each Assignor, as appropriate.
[6]	List each Assignee, as appropriate.
[7]	Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.
[8]	Set forth, to at least 15 decimals, as a percentage of Term Loans and the aggregate Term Loan Commitments of all lenders thereunder.
[9]	To be completed if the Assignor(s) and the Assignee(s) intend that the minimum assignment amount is to be determined as of the Trade Date.

Exhibit E-2

Effective Date: _____________ ___, 20___1

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR[S][2]

[NAME OF ASSIGNOR]

By:
Title:

[[NAME OF ASSIGNOR]

By:
Title:]

ASSIGNEE[S][3]

[NAME OF ASSIGNEE]

By:
Title:

[[NAME OF ASSIGNEE]

By:
Title:]

[1]	To be inserted by the Administrative Agent and which shall be the Effective Date of recordation of transfer in the register therefor.
[2]	Add additional signature blocks as needed. Include both Fund/Pension Plan and manager making the trade (if applicable).
[3]	Add additional signature blocks as needed. Include both Fund/Pension Plan and manager making the trade (if applicable).

[Lumentum - Signature Page to Assignment and Assumption Agreement]

[Consented to and Accepted:][4]

[LUMENTUM HOLDINGS INC.

By:
Name:
Title:]

DEUTSCHE BANK AG NEW YORK BRANCH, as Administrative Agent

By:
Name:
Title:

By:
Name:
Title:]

[4]	To be completed to the extent consent of the Borrower or the Administrative Agent is required under Section 10.6 of the Credit Agreement.

[Lumentum - Signature Page to Assignment and Assumption Agreement]

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1 Assignor[s]. [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim created by [the][such] Assignor, and (iii) it has all necessary power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) except as set forth in clause (a) above, it makes no representation or warranty and assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Credit Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement, any other Credit Document or any other instrument or document furnished pursuant thereto, (iii) the financial condition of any Credit Party, any of their respective Subsidiaries or Affiliates or any other Person obligated in respect of any Credit Document, or (iv) the performance or observance by any Credit Party, any of their respective Subsidiaries or Affiliates or any other Person of any of their respective obligations under the Credit Agreement, any other Credit Document or any other instrument or document furnished pursuant thereto.

1.2 Assignee[s]. [The][Each] Assignee (a) represents and warrants that (i) it is legally authorized to enter into this Assignment and Assumption; (ii) it has all necessary power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and become a Lender under the Credit Agreement; (iii) it is an Eligible Assignee; (iv) it is not a Disqualified Lender; (v) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (vi) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experience in acquiring assets of such type, (vii) it has received a copy of the Credit Agreement, and as received to has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 5.1 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest; (viii) agrees that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest; (ix) if it is a Foreign Lender, attached to this Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by [the][such] Assignee, and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Credit Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignor for amounts that have accrued to but excluding the Effective Date and to [the][the relevant] Assignee for amounts that have accrued from and after the Effective Date. Notwithstanding the foregoing, the Administrative Agent shall make all payments of interest, fees or other amounts paid or payable in kind from and after the Effective Date to [the][the relevant] Assignee.

3. General Provisions.

Following the execution of this Assignment and Assumption, it will be delivered to the Administrative Agent for acceptance by it and recording by the Administrative Agent pursuant to the Credit Agreement, effective as of the Effective Date (which shall not, unless otherwise agreed to by the Administrative Agent, in its sole discretion, be earlier than three Business Days after the date of such acceptance and recording by the Administrative Agent). This Assignment and Assumption will be delivered to the Administrative Agent together with (a) the forms specified in Section 2.20(f) of the Credit Agreement, duly completed and executed by [the][each] Assignee; (b) if [the][each] Assignee is not already a Lender under the Credit Agreement, an administrative questionnaire, and (c) a processing and recordation fee of $3,500, if required under the Credit Documents.

From and after the Effective Date, (a) [the][each] Assignee shall be a party to the Credit Agreement and, to the extent provided in this Assignment and Assumption, have the rights and obligations of a Lender thereunder and under the other Credit Documents and shall be bound by the provisions thereof (including Section 10.6(c) of the Credit Agreement) and (b) [the][each] Assignor shall, to the extent provided in this Assignment and Assumption, relinquish its rights and be released from its obligations under the Credit Agreement.

This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption.

This Assignment and Assumption and the rights and obligations of the parties hereunder, including, but not limited to, the validity, interpretation, construction, breach, enforcement or termination hereof, and whether arising in contract or tort or otherwise, shall be construed in accordance with and be governed by the law of the State of New York.

EXHIBIT F-1 TO

CREDIT AND GUARANTY AGREEMENT

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Not Partnerships or Pass-Thru Entities

For U.S. Federal Income Tax Purposes)

Reference is made to the Credit and Guaranty Agreement, dated as of December 10, 2018 (as the same may be amended, restated, supplemented and/or otherwise modified from time to time, the “Credit Agreement”), among Lumentum Holdings Inc., a Delaware corporation (the “Borrower”), certain Subsidiaries of the Borrower from time to time party thereto as Guarantor Subsidiaries, the Lenders from time to time party thereto, and Deutsche Bank AG New York Branch, as Administrative Agent (the “Administrative Agent”) and as Collateral Agent. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.

Pursuant to Section 2.20(f) of the Credit Agreement, the undersigned hereby certifies that:

(i)	it is the sole record and beneficial owner of the Term Loan(s) (as well as any Term Loan Note(s) evidencing such Term Loan(s)) in respect of which it is providing this certificate,

(ii)	it is not a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code,

(iii)	it is not a “ten percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code and

(iv)	it is not a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Internal Revenue Code.

The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN or IRS Form W-8BEN-E. By executing this certificate, the undersigned agrees that (1) if the information provided in this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

[Remainder of Page Intentionally Left Blank]

Exhibit F-1-1

IN WITNESS WHEREOF, the undersigned has duly executed this certificate.

[NAME OF FOREIGN LENDER]

By:
Name:
Title:

Dated: _____________ __, ____

[Lumentum - Signature Page to Certificate re Non-Bank Status]

EXHIBIT F-2 TO

CREDIT AND GUARANTY AGREEMENT

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Not Partnerships or Pass-Thru Entities

For U.S. Federal Income Tax Purposes)

Reference is made to the Credit and Guaranty Agreement, dated as of December 10, 2018 (as the same may be amended, restated, supplemented and/or otherwise modified from time to time, the “Credit Agreement”), among Lumentum Holdings Inc., a Delaware corporation (the “Borrower”), certain Subsidiaries of the Borrower from time to time party thereto as Guarantor Subsidiaries, the Lenders from time to time party thereto, and Deutsche Bank AG New York Branch, as Administrative Agent (the “Administrative Agent”) and as Collateral Agent. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.

Pursuant to Section 2.20(f) and Section 10.6(g) of the Credit Agreement, the undersigned hereby certifies that:

(i)	it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate,

(ii)	it is not a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code,

(iii)	it is not a “ten percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code and

(iv)	it is not a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Internal Revenue Code.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN or IRS Form W-8BEN-E. By executing this certificate, the undersigned agrees that (1) if the information provided in this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

[Remainder of Page Intentionally Left Blank]

Exhibit F-2-1

IN WITNESS WHEREOF, the undersigned has duly executed this certificate.

[NAME OF FOREIGN PARTICIPANT]

By:
Name:
Title:

Dated: _____________ __, ____

[Lumentum - Signature Page to Certificate re Non-Bank Status]

EXHIBIT F-3 TO

CREDIT AND GUARANTY AGREEMENT

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Partnerships or Pass-Thru Entities

For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit and Guaranty Agreement, dated as of December 10, 2018 (as the same may be amended, restated, supplemented and/or otherwise modified from time to time, the “Credit Agreement”), among Lumentum Holdings Inc., a Delaware corporation (the “Borrower”), certain Subsidiaries of the Borrower from time to time party thereto as Guarantor Subsidiaries, the Lenders from time to time party thereto, and Deutsche Bank AG New York Branch, as Administrative Agent (the “Administrative Agent”) and as Collateral Agent. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.

Pursuant to Section 2.20(f) and Section 10.6(g) of the Credit Agreement, the undersigned hereby certifies that:

(i)	it is the sole record owner of the participation in respect of which it is providing this certificate,

(ii)	its direct or indirect partners/members are the sole beneficial owners of such participation,

(iii)

with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a “bank” extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code,

(iv)	none of its direct or indirect partners/members is a “ten percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code and

(v)	none of its direct or indirect partners/members is a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Internal Revenue Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or IRS Form W-8BEN-E or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or IRS Form W-8BEN-E from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided in this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

[Remainder of Page Intentionally Left Blank]

Exhibit F-3-1

IN WITNESS WHEREOF, the undersigned has duly executed this certificate.

[NAME OF FOREIGN PARTICIPANT]

By:
Name:
Title:

Dated: _____________ __, ____

[Lumentum - Signature Page to Certificate re Non-Bank Status]

EXHIBIT F-4 TO

CREDIT AND GUARANTY AGREEMENT

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Partnerships or Pass-Thru Entities

For U.S. Federal Income Tax Purposes)

Reference is made to the Credit and Guaranty Agreement, dated as of December 10, 2018 (as the same may be amended, restated, supplemented and/or otherwise modified from time to time, the “Credit Agreement”), among Lumentum Holdings Inc., a Delaware corporation (the “Borrower”), certain Subsidiaries of the Borrower from time to time party thereto as Guarantor Subsidiaries, the Lenders from time to time party thereto, and Deutsche Bank AG New York Branch, as Administrative Agent (the “Administrative Agent”) and as Collateral Agent. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.

Pursuant to Section 2.20(f) of the Credit Agreement, the undersigned hereby certifies that:

(i)	it is the sole record owner of the Term Loan(s) (as well as any Term Loan Note(s) evidencing such Term Loan(s)) in respect of which it is providing this certificate,

(ii)	its direct or indirect partners/members are the sole beneficial owners of such Term Loan(s) (as well as any Term Loan Note(s) evidencing such Term Loan(s)),

(iii)

with respect to the extension of credit pursuant to this Credit Agreement or any other Credit Document, neither the undersigned nor any of its direct or indirect partners/members is a “bank” extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code,

(iv)	none of its direct or indirect partners/members is a “ten percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code and

(v)	none of its direct or indirect partners/members is a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Internal Revenue Code.

The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or IRS Form W-8BEN-E or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or IRS Form W-8BEN-E from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided in this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

[Remainder of Page Intentionally Left Blank]

Exhibit F-4-1

IN WITNESS WHEREOF, the undersigned has duly executed this certificate.

[NAME OF FOREIGN LENDER]

By:
Name:
Title:

Dated: _____________ __, ____

[Lumentum - Signature Page to Certificate re Non-Bank Status]

EXHIBIT G TO

CREDIT AND GUARANTY AGREEMENT

FORM OF

CLOSING DATE CERTIFICATE

December 10, 2018

Reference is made to the Credit and Guaranty Agreement, dated as of December 10, 2018 (as the same may be amended, restated, supplemented and/or otherwise modified from time to time, the “Credit Agreement”; capitalized terms used herein without definition are used as defined in the Credit Agreement), among Lumentum Holdings Inc., a Delaware corporation (the “Borrower”), certain Subsidiaries of the Borrower from time to time party thereto as Guarantor Subsidiaries, the Lenders from time to time party thereto, and Deutsche Bank AG New York Branch, as Administrative Agent (the “Administrative Agent”) and as Collateral Agent.

The undersigned, in his or her capacity as [        ] of the Borrower, and not in a personal capacity and without any individual liability, hereby certifies in such capacity as follows:

(a) Acquisition. The Acquisition has been consummated concurrently with the Initial Credit Extension substantially in accordance with the Merger Agreement (but without giving effect to the Second Step Merger (as defined in the Merger Agreement)) without any waiver, amendment or modification thereof, in each case, that is materially adverse to the Lenders unless consented to in writing by the Administrative Agent and the Lead Arranger (such consent not to be unreasonably withheld or delayed).

(b) Specified Representations and Merger Agreement Representations. (x) The Specified Representations are true and correct in all material respects on and as of the date hereof (except for those Specified Representations that are conditioned by materiality, which are true and correct in all respects) and (y) the Merger Agreement Representations are true and correct (subject, in each case, to any materiality set forth in Article III of the Merger Agreement) on and as of the date hereof (except to the extent such Merger Agreement Representations specifically relate to an earlier date, in which case such Merger Agreement Representations were true and correct (subject, in each case, to any materiality set forth in Article III of the Merger Agreement) on and as of such earlier date).

(c) No Company Material Adverse Effect. Since March 11, 2018 no Company Material Adverse Effect (as defined in the Merger Agreement) has occurred and is continuing as of the date hereof.

[Remainder of Page Intentionally Left Blank]

Exhibit G-1

The foregoing certifications are made and delivered as of the date first above written.

LUMENTUM HOLDINGS INC.

By:
Name:
Title:

[Lumentum—Signature Page to Closing Date Certificate]

EXHIBIT H TO

CREDIT AND GUARANTY AGREEMENT

FORM OF

COUNTERPART AGREEMENT

This COUNTERPART AGREEMENT, dated                 ,          (this “Counterpart Agreement”) is delivered pursuant to the Credit and Guaranty Agreement, dated as of December 10, 2018 (as the same may be amended, restated, supplemented and/or otherwise modified from time to time, the “Credit Agreement”; capitalized terms used herein without definition are used as defined in the Credit Agreement), among Lumentum Holdings Inc., a Delaware corporation (the “Borrower”), certain Subsidiaries of the Borrower from time to time party thereto as Guarantor Subsidiaries, the Lenders from time to time party thereto, and Deutsche Bank AG New York Branch, as Administrative Agent (the “Administrative Agent”) and as Collateral Agent (the “Collateral Agent”).

Section 1. Pursuant to Section 5.10 of the Credit Agreement, the undersigned hereby:

(a) agrees that this Counterpart Agreement may be attached to the Credit Agreement and that by the execution and delivery hereof, the undersigned becomes a Guarantor under the Credit Agreement, and agrees to be bound by all of the terms thereof;

(b) represents and warrants that the representations and warranties contained in the Credit Agreement and in the other Credit Documents and applicable to the undersigned are true and correct in all material respects (except for those representations and warranties that are conditioned by materiality, which are true and correct in all respects) on and as of the date hereof to the same extent as though made on and as of such date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties are true and correct in all material respects (except for those representations and warranties that are conditioned by materiality, which are true and correct in all respects) on and as of such earlier date; provided that any such representation or warranty solely as to undersigned and the Collateral of the undersigned that (i) relates to an earlier date shall be deemed to be made as of the date hereof and (ii) refers to a Schedule to the Credit Agreement Disclosure Letter shall be deemed to refer to such Schedules as supplemented hereby;

(c) [reserved];

(d) subject to the provisions of Section 7.2 of the Credit Agreement, irrevocably and unconditionally guarantees to the Administrative Agent for the ratable benefit of the Secured Parties the due and punctual payment in full of all Guaranteed Obligations when the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a)), in accordance with Section 7.1 of the Credit Agreement and, for the avoidance of doubt, to the fullest extent of the law, hereby makes each waiver set forth in Section 7.4 of the Credit Agreement, for the benefit of the Secured Parties;

(e) directs the Administrative Agent to attach the applicable information set forth in Annex 1 to the information set forth in Schedule 4.10(b) to the Credit Agreement Disclosure Letter;

Exhibit H-1

(f) agrees that this Counterpart Agreement may be attached to the Pledge and Security Agreement and that by the execution and delivery hereof, the undersigned becomes a Grantor under the Pledge and Security Agreement;

(g) agrees that the undersigned will comply with all the terms, covenants and conditions of the Pledge and Security Agreement as if it had been a signatory thereto on the date of the Pledge and Security Agreement and agrees to be bound by all the terms thereof;

(h) without limiting the generality of clause (g) hereby, grants, transfers, assigns and pledges to the Collateral Agent for the benefit of the Secured Parties a security interest in and continuing lien on all of the undersigned’s right, title and interest in, to and under all Collateral (as such term is defined in the Pledge and Security Agreement) of the undersigned, in each case whether now owned or existing or hereafter acquired or arising and wherever located and all such Collateral shall be deemed to be part of the Collateral (as such term is defined in the Pledge and Security Agreement) and shall hereafter be subject to each of the terms and conditions of the Pledge and Security Agreement and the Collateral is collateral security for, the prompt and complete payment or performance in full when due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including the payment of amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. §362(a) (and any successor provision thereof)), of all Secured Obligations (as such term is defined in the Pledge and Security Agreement); provided that notwithstanding the foregoing or any other provision set forth in this Counterpart Agreement, this Counterpart Agreement shall not, at any time, constitute a grant of a security interest or Lien upon any property that is, at such time, an Excluded Asset (as defined in the Pledge and Security Agreement), and the term “Collateral” shall not include any Excluded Asset;

(i) agrees that information set forth in Annex 1 shall supplement the information set forth in Schedules 5.1 [and 5.2] of the Security Agreement Disclosure Letter (as defined in the Pledge and Security Agreement) and the Collateral Agent may attach such information to the Pledge and Security Agreement;

(j) agrees that the Collateral listed on Annex 1 to this Counterpart Agreement shall be and become part of the Collateral referred to in the Pledge and Security Agreement and shall secure all Secured Obligations (as such term is defined in the Pledge and Security Agreement) of the undersigned; and

(k) agrees to deliver, concurrently with the delivery of the execution and delivery of this Counterpart Agreement, a supplement to the Perfection Certificate with respect to the undersigned.

Section 2. The undersigned agrees from time to time, upon request of Administrative Agent or Collateral Agent, to take such additional actions and to execute and deliver such additional documents and instruments as Administrative Agent or Collateral Agent may reasonably request to effect the transactions contemplated by, and to carry out the intent of, this Counterpart Agreement. Neither this Counterpart Agreement nor any term hereof may be changed, waived, discharged or terminated, except by an instrument in writing signed by the party (including, if applicable, any party required to evidence its consent to or acceptance of this Counterpart Agreement) against whom enforcement of such change, waiver, discharge or termination is sought. Any notice or other communication herein required or permitted to be given shall be given pursuant to Section 10.1 of the Credit Agreement, and for purposes thereof, the notice address of the undersigned shall be the address as set forth on the signature page hereof. In case any provision in or obligation under this Counterpart Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

Exhibit H-2

THIS COUNTERPART AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER, INCLUDING, BUT NOT LIMITED TO, THE VALIDITY, INTERPRETATION, CONSTRUCTION, BREACH, ENFORCEMENT OR TERMINATION HEREOF, AND WHETHER ARISING IN CONTRACT OR TORT OR OTHERWISE, SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

[Remainder of Page Intentionally Left Blank]

Exhibit H-3

IN WITNESS WHEREOF, the undersigned has caused this Counterpart Agreement to be duly executed and delivered by its duly authorized officer as of the date above first written.

[NAME OF SUBSIDIARY]

By:
Name:
Title:

Address for Notices:

[ ]
Attention: [ ]
([ ]) with a copy (which shall not constitute notice) to:
[ ]

Attention: [ ]
([ ])

[Lumentum - Signature Page to Counterpart Agreement]

ACKNOWLEDGED AND ACCEPTED, as of the date above first written:

DEUTSCHE BANK AG NEW YORK BRANCH,
as Administrative Agent and Collateral Agent

By:
Name:
Title:

By:
Name:
Title:

[Lumentum - Signature Page to Counterpart Agreement]

Annex 1

[ATTACH SUPPLEMENTS TO SCHEDULE 4.10(b) TO CREDIT AGREEMENT DISCLOSURE LETTER AND SCHEDULES 5.1

[AND 5.2] OF THE SECURITY AGREEMENT DISCLOSURE LETTER]

SUPPLEMENT TO SCHEDULE 5.1

OF THE SECURITY AGREEMENT DISCLOSURE LETTER

GENERAL INFORMATION

(A)	Full Legal Name, Type of Organization, Jurisdiction of Organization, Chief Executive Office/Sole Place of Business and Organizational Identification Number of each Grantor:

Full Legal Name	Type of Organization	Jurisdiction of Organization	Chief Executive Office/Sole Place of Business	Organization Identification Number

(B)	Trade Names or Other Names under which each Grantor currently conducts business:

Grantor	Trade Names/Other Names

(C)	Changes in Name, Jurisdiction of Organization, Chief Executive Office or Sole Place of Business and Corporate Structure within past five (5) years:

Grantor	Date of Change	Description of Change

(D)	Financing Statements, etc.:

UCC-1 Financing Statements:

Grantor	Filing Office

[SUPPLEMENT TO SCHEDULE 5.2

OF THE SECURITY AGREEMENT DISCLOSURE LETTER

I.	INVESTMENT RELATED PROPERTY

(A)	Pledged Stock:

Grantor	Issuer	Type of Organization	Jurisdiction of Organization	% of Interest Pledged

(B)	Pledged LLC Interests:

Grantor	Issuer	Type of Organization	Jurisdiction of Organization	% of Interest Pledged

(C)	Other Pledged Equity Interests:

Grantor	Issuer	Type of Organization	Jurisdiction of Organization	% of Interest Pledged

(D)	Pledged Debt:

Grantor	Payee	Maturity Date	Principal Amount

II.	INTELLECTUAL PROPERTY

(A)	Registered U.S. Copyrights and Copyright Applications:

No.	Title	App. No.	App. Date	Reg. No.	Reg. Date	Owner

(B)	U.S. Patents and Patent Applications:

No.	Title	App. No.	App. Date	Reg. No.	Reg. Date	Owner

(C)	U.S. Trademark Registrations and Trademark Applications:

No.	Trademark	Owner	App. No.	App. Date	Reg. No.	Reg. Date

III.	COMMERCIAL TORT CLAIMS

[    ]

EXHIBIT I TO

CREDIT AND GUARANTY AGREEMENT

FORM OF

PLEDGE AND SECURITY AGREEMENT

[SEE ATTACHED]

Exhibit I-1

EXECUTION VERSION

PLEDGE AND SECURITY AGREEMENT

dated as of December 10, 2018

by and among

LUMENTUM HOLDINGS INC.,

EACH OF THE OTHER GRANTORS FROM TIME TO TIME PARTY HERETO

and

DEUTSCHE BANK AG NEW YORK BRANCH,

as Collateral Agent

i

SECTION 7.	FURTHER ASSURANCES; ADDITIONAL GRANTORS	18

7.1	Further Assurances	18
7.2	Additional Grantors	19

SECTION 8.	COLLATERAL AGENT APPOINTED ATTORNEY-IN-FACT	19

8.1	Power of Attorney	19
8.2	No Duty on the Part of Collateral Agent or Secured Parties	20

SECTION 9.	REMEDIES	20

9.1	Generally	20
9.2	Application of Proceeds	22
9.3	Sales on Credit	22
9.4	Investment Related Property	22
9.5	Grant of Intellectual Property License	22
9.6	Intellectual Property	23
9.7	Cash Proceeds; Collateral Account	24

SECTION 10.	COLLATERAL AGENT	24

SECTION 11.	CONTINUING SECURITY INTEREST; REINSTATEMENT.	25

SECTION 12.	STANDARD OF CARE; COLLATERAL AGENT MAY PERFORM	25

SECTION 13.	INTERCREDITOR AGREEMENTS	25

SECTION 14.	MORTGAGES	25

SECTION 15.	TERMINATION AND RELEASE	25

SECTION 16.	MISCELLANEOUS	26

Exhibits*
Exhibit A	Form of Pledge Supplement
Exhibit B	Form of Copyright Security Agreement
Exhibit C	Form of Patent Security Agreement
Exhibit D	Form of Trademark Security Agreement

*

The Form of Counterpart Agreement (for purposes of joining additional Persons as Guarantors under the Credit Agreement and as Additional Grantors pursuant to Section 7.2 of this Agreement) is set forth as Exhibit H to the Credit Agreement.

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PLEDGE AND SECURITY AGREEMENT

This PLEDGE AND SECURITY AGREEMENT, dated as of December 10, 2018 (as amended, restated, supplemented or otherwise modified from time to time, this “Agreement”), by and among LUMENTUM HOLDINGS INC., a Delaware corporation (the “Borrower”), each of the Subsidiaries party hereto from time to time, whether as an original signatory hereto or as an Additional Grantor (as herein defined) (each (including the Borrower), a “Grantor”), and DEUTSCHE BANK AG NEW YORK BRANCH (“DBNY”), as collateral agent for the Secured Parties (in such capacity, together with its successors and permitted assigns, the “Collateral Agent”).

RECITALS:

WHEREAS, reference is made to that certain Credit and Guaranty Agreement, dated as of the date hereof (as it may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among the Borrower, the Subsidiaries from time to time party thereto, the Lenders and other parties from time to time party thereto, and DBNY, as Administrative Agent and as Collateral Agent;

WHEREAS, subject to the terms and conditions of the Credit Agreement, the Borrower or any Subsidiary may enter into one or more Bank Product Agreements with one or more Bank Product Providers and/or enter into one or more Secured Rate Contracts with one or more Secured Swap Providers; and

WHEREAS, in consideration of the extensions of credit and other accommodations of the Lenders, the Bank Product Providers and the Secured Swap Providers as set forth in the Credit Agreement, the Bank Product Agreements and the Secured Rate Contracts, respectively, each Grantor has agreed to secure the Secured Obligations (as defined below) as set forth herein.

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, each Grantor and the Collateral Agent agree as follows:

SECTION 1. DEFINITIONS; INTERPRETATION

1.1 General Definitions. In this Agreement, the following terms have the following meanings:

“Additional Grantors” has the meaning assigned thereto in Section 7.2.

“Agreement” has the meaning set forth in the preamble.

“Borrower” has the meaning set forth in the preamble.

“Cash Proceeds” has the meaning assigned thereto in Section 9.7.

“Collateral” has the meaning assigned thereto in Section 2.1.

“Collateral Account” means any account established by the Collateral Agent.

“Collateral Agent” has the meaning set forth in the preamble.

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“Collateral Records” means books, records, ledger cards, files, correspondence, customer lists, supplier lists, blueprints, technical specifications, manuals, computer Software and related documentation, computer printouts, tapes, disks and other electronic storage media and related data processing Software and similar items that at any time evidence or contain information relating to any of the Collateral or are otherwise necessary or useful in the collection thereof or realization thereupon.

“Collateral Support” means all property (real or personal) assigned, hypothecated or otherwise securing any Collateral and shall include any security agreement or other agreement granting a lien or security interest in such real or personal property.

“Control” means (a) with respect to any Deposit Accounts, control within the meaning of Section 9-104 of the UCC, (b) with respect to any Securities Accounts, Security Entitlements, Commodity Contract or Commodity Account, control within the meaning of Section 9-106 of the UCC, (c) with respect to any Uncertificated Securities, control within the meaning of Section 8-106(c) of the UCC, (d) with respect to any Certificated Security, control within the meaning of Section 8-106(a) or (b) of the UCC, (e) with respect to any Electronic Chattel Paper, control within the meaning of Section 9-105 of the UCC, (f) with respect to Letter of Credit Rights, control within the meaning of Section 9-107 of the UCC and (g) with respect to any “transferable record” (as that term is defined in Section 201 of the Federal Electronic Signatures in Global and National Commerce Act or in Section 16 of the Uniform Electronic Transactions Act as in effect in any relevant jurisdiction), control within the meaning of Section 201 of the Federal Electronic Signatures in Global and National Commerce Act or in Section 16 of the Uniform Electronic Transactions Act as in effect in the jurisdiction relevant to such transferable record.

“Copyright Licenses” means any and all written agreements and licenses providing for the granting of any right in or to Copyrights (whether the applicable Grantor is licensee or licensor thereunder), in each case to the extent not an Excluded Asset.

“Copyright Security Agreement” means a Copyright Security Agreement substantially in the form of Exhibit B, with such amendments or modifications as may be approved by the Collateral Agent.

“Copyrights” means, with respect to any Grantor, all of such Grantor’s right, title and interest in and to all United States copyrights (including community designs), including copyrights in Software and all rights in and to databases, and all Mask Works (as defined under 17 U.S.C. 901 of the U.S. Copyright Act), whether registered or unregistered, and applications for any of the foregoing, including: (a) all registrations and applications therefor including the registrations required to be listed in Schedule 5.2 of the Security Agreement Disclosure Letter under the heading “Registered U.S. Copyrights and Copyright Applications” (as such schedule may be amended or supplemented from time to time), (b) all extensions and renewals thereof, (c) all rights corresponding thereto throughout the world, (d) all rights to sue for past, present and future infringements thereof and (e) all Proceeds of the foregoing, including license fees, royalties, income, payments, claims, damages and proceeds of suit, in each case to the extent not an Excluded Asset.

“Credit Agreement” has the meaning set forth in the recitals.

“DBNY” has the meaning set forth in the preamble.

“Excluded Account” means any zero-balance disbursement account, payroll account, employee wage and benefit account, tax account, escrow account, fiduciary account or trust account or any other accounts containing segregated funds or accounts held or received on behalf of third parties (other than any Grantor).

“Excluded Asset” means any asset of any Grantor excluded from the security interest hereunder by virtue of Section 2.2 but only to the extent, and for so long as, so excluded thereunder.

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“Excluded Real Estate Assets” means (a) any fee interest in any real property owned on the Closing Date, (b) any fee interest in owned real property and any leasehold interest (including any ground lease interest) in real property, in each case, not constituting a Material Real Estate Asset, and (c) any fixtures affixed to any real property to the extent (i) such real property does not constitute Collateral and/or (ii) such real property is not otherwise an Excluded Asset and a security interest in such fixtures may not be perfected by a UCC-1 financing statement in the jurisdiction of organization of the applicable Credit Party.

“Grantor” has the meaning set forth in the preamble.

“Insurance” means all insurance policies covering any or all of the Collateral (regardless of whether the Collateral Agent is the loss payee thereof).

“Intellectual Property” means, with respect to any Grantor, collectively, the Copyrights, the Patents, the Trademarks and the Trade Secrets.

“Intellectual Property Licenses” means, collectively, the Copyright Licenses, Patent Licenses, Trademark Licenses and Trade Secret Licenses.

“Intercreditor Agreements” means, as of any date of determination, any Pari Passu Lien Intercreditor Agreement and/or any Junior Lien Intercreditor Agreement to which the Collateral Agent is a party and which is in effect as of such date.

“Investment Accounts” means the Collateral Account, Securities Accounts, Commodities Accounts and Deposit Accounts, in each case to the extent not an Excluded Asset.

“Investment Related Property” means (a) all “investment property” (as such term is defined in Article 9 of the UCC) and (b) all of the following (regardless of whether classified as investment property under the UCC): all Pledged Equity Interests, Pledged Debt and the Investment Accounts.

“Knowledge” means the knowledge of an Executive Officer of the applicable Grantor.

“Material Intellectual Property” means any Intellectual Property included in the Collateral that is material to the business of the Grantors and their Subsidiaries, taken as a whole.

“Material Real Estate Asset” means (a) any Material Owned Real Estate Assets and (b) any Material Leased Real Estate Assets.

“Pass-Through Grantor” has the meaning assigned in Section 2.2(c).

“Patent Licenses” means all written agreements and licenses providing for the granting of any right in or to Patents (whether the applicable Grantor is licensee or licensor thereunder), in each case to the extent not an Excluded Asset.

“Patent Security Agreement” means a Patent Security Agreement substantially in the form of Exhibit C, with such amendments or modifications as may be approved by the Collateral Agent.

“Patents” means, with respect to any Grantor, all of such Grantor’s right, title and interest in and to, all United States patents and certificates of invention, or similar industrial property rights, and applications for any of the foregoing, including: (a) each patent and patent application required to be listed in Schedule 5.2 of the Security Agreement Disclosure Letter under the heading “U.S. Patents and Patent Applications” (as such schedule may be amended or supplemented from time to time), (b) all reissues,

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divisions, continuations, continuations-in-part, extensions, renewals and reexaminations thereof, (c) all rights corresponding thereto throughout the world, (d) all inventions and improvements claimed therein, (e) all rights to sue for past, present and future infringements thereof and (f) all Proceeds of the foregoing, including license fees, royalties, income, payments, claims, damages and proceeds of suit, in each case to the extent not an Excluded Asset.

“Pledge Supplement” means any supplement to this Agreement substantially in the form of Exhibit A.

“Pledged Debt” means all Indebtedness for borrowed money owed to any Grantor, whether or not evidenced by any Instrument, including all intercompany loans and advances and all Indebtedness described on Schedule 5.2 of the Security Agreement Disclosure Letter under the heading “Pledged Debt” (as such schedule may be amended or supplemented from time to time), issued by the obligors named therein, the Instruments, if any, evidencing any of the foregoing, and all interest, cash, Instruments and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the foregoing, in each case to the extent not an Excluded Asset.

“Pledged Equity Interests” means all Pledged Stock, Pledged LLC Interests, Pledged Partnership Interests and any other participation or interests in any equity or profits of any Person or business entity including any trust, all Capital Stock described on Schedule 5.2 of the Security Agreement Disclosure Letter under the heading “Other Pledged Equity Interests” (as such schedule may be amended or supplemented from time to time) and the certificates, if any, representing such interests and Capital Stock and any interest of any Grantor on the books and records of such Person or on the books and records of any Securities Intermediary pertaining to such interest and all dividends, distributions, cash, warrants, rights, options, Instruments, Securities and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such interests and Capital Stock, in each case to the extent not an Excluded Asset.

“Pledged LLC Interests” means all interests in any limited liability company and each series thereof including all limited liability company interests listed on Schedule 5.2 of the Security Agreement Disclosure Letter under the heading “Pledged LLC Interests” (as such schedule may be amended or supplemented from time to time) and the certificates, if any, representing such limited liability company interests and any interest of any Grantor on the books and records of such limited liability company or on the books and records of any Securities Intermediary pertaining to such interest and all dividends, distributions, cash, warrants, rights, options, Instruments, Securities and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such limited liability company interests and all rights as a member of the related limited liability company, in each case to the extent not an Excluded Asset.

“Pledged Partnership Interests” means all interests in any general partnership, limited partnership, limited liability partnership or other partnership including all partnership interests listed on Schedule 5.2 of the Security Agreement Disclosure Letter under the heading “Pledged Partnership Interests” (as such schedule may be amended or supplemented from time to time) and the certificates, if any, representing such partnership interests and any interest of any Grantor on the books and records of such partnership or on the books and records of any Securities Intermediary pertaining to such interest and all dividends, distributions, cash, warrants, rights, options, Instruments, Securities and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such partnership interests and all rights as a partner of the related partnership, in each case to the extent not an Excluded Asset.

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“Pledged Stock” means all shares of capital stock owned by any Grantor in a corporation, including all shares of capital stock described on Schedule 5.2 of the Security Agreement Disclosure Letter under the heading “Pledged Stock” (as such schedule may be amended or supplemented from time to time), and the certificates, if any, representing such shares and any interest of any Grantor in the entries on the books of the issuer of such shares or on the books of any Securities Intermediary pertaining to such shares, and all dividends, distributions, cash, warrants, rights, options, Instruments, Securities and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such shares, in each case to the extent not an Excluded Asset.

“Receivables” means all rights to payment, whether or not earned by performance, for goods or other property sold, leased, licensed, assigned or otherwise disposed of, or services rendered or to be rendered, including all such rights constituting or evidenced by any Account, Chattel Paper, Instrument, General Intangible or Investment Related Property, together with all of each Grantor’s rights, if any, in any goods or other property giving rise to such right to payment and all Collateral Support and Supporting Obligations related thereto and all Receivables Records, in each case to the extent not an Excluded Asset.

“Receivables Records” means (a) all original copies of all documents, instruments or other writings or electronic records or other Records evidencing the Receivables, (b) all books, correspondence, credit or other files, Records, ledger sheets or cards, invoices and other papers relating to Receivables, including all tapes, cards, computer tapes, computer discs, computer runs, record keeping systems and other papers and documents relating to the Receivables, whether in the possession or under the control of any Grantor or any computer bureau or agent from time to time acting for such Grantor or otherwise, (c) all evidences of the filing of financing statements and the registration of other instruments in connection therewith, and amendments, supplements or other modifications thereto, notices to other creditors, secured parties or agents thereof, and certificates, acknowledgments, or other writings, including lien search reports, from filing or other registration offices, (d) all credit information, reports and memoranda relating thereto and (e) all other written or non-written forms of information related in any way to the foregoing or any Receivable, in each case to the extent not an Excluded Asset.

“Secured Obligations” has the meaning assigned in Section 3.1.

“Security Agreement Disclosure Letter” means the disclosure letter and schedules attached thereto, dated as of the Closing Date, as amended, supplemented or otherwise modified form time to time pursuant to the terms hereof, delivered by the Borrower to the Collateral Agent for the benefit of the Secured Parties.

“Software” means computer programs, object code, source code and supporting documentation, including, without limitation, “software” as such term is defined in the UCC and computer programs that may be construed as included in the definition of “goods” in the UCC, including any licensed rights to Software, and all media that may contain Software or recorded data of any kind.

“Trademark Licenses” means any and all written agreements and licenses providing for the granting of any right in or to Trademarks or permitting co-existence (whether the applicable Grantor is licensee or licensor thereunder), in each case to the extent not an Excluded Asset.

“Trademark Security Agreement” means a Trademark Security Agreement substantially in the form of Exhibit D, with such amendments or modifications as may be approved by the Collateral Agent.

“Trademarks” means, with respect to any Grantor, all of such Grantor’s right, title and interest in and to, all United States trademarks, trade names, corporate names, company names, business names, fictitious business names, Internet domain names, service marks, certification marks, collective marks,

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logos, other source or business identifiers, designs and general intangibles of a like nature, all registrations and applications for any of the foregoing including: (a) the registrations and applications referred to in Schedule 5.2 of the Security Agreement Disclosure Letter under the heading “U.S. Trademark Registrations and Trademark Applications” (as such schedule may be amended or supplemented from time to time), (b) all extensions or renewals of any of the foregoing, (c) all of the goodwill of the business connected with the use of and symbolized by the foregoing, (d) the right to sue for past, present and future infringement or dilution of any of the foregoing or for any injury to goodwill and (e) all Proceeds of the foregoing, including license fees, royalties, income, payments, claims, damages and proceeds of suit, in each case to the extent not an Excluded Asset.

“Trade Secret Licenses” means any and all written agreements providing for the granting of any right in or to Trade Secrets (whether the applicable Grantor is licensee or licensor thereunder), in each case to the extent not an Excluded Asset.

“Trade Secrets” means, with respect to any Grantor, all of such Grantor’s right, title and interest in and to, all trade secrets and all other confidential or proprietary information and know-how whether or not the foregoing has been reduced to a writing or other tangible form, including all documents and things embodying, incorporating, or referring in any way to the foregoing, including: (a) the right to sue for past, present and future misappropriation or other violation thereof and (b) all Proceeds of the foregoing, including license fees, royalties, income, payments, claims, damages and proceeds of suit, in each case to the extent not an Excluded Asset.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided that, if by reason of mandatory provisions of law the perfection, the effect of perfection or non-perfection, the priority of, or remedies with respect to, the security interests of the Collateral Agent in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than New York, the term “UCC” means the Uniform Commercial Code as in effect in such other jurisdiction solely for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority or remedies.

“United States” or “U.S.” means the United States of America.

1.2 UCC Definitions. The following capitalized terms have the respective meanings set forth in the UCC: Account, Account Debtor, Bank, Certificated Security, Chattel Paper, Commercial Tort Claims, Commodity Account, Commodity Contract, Deposit Account, Document, Electronic Chattel Paper, Entitlement Order, Equipment, Fixtures, General Intangibles, Goods, Inventory, Letter of Credit Right, Money, Payment Intangible, Proceeds, Record, Securities Account, Securities Intermediary, Security, Security Certificate, Security Entitlement, Supporting Obligations, Tangible Chattel Paper and Uncertificated Security. In addition, the capitalized term Instrument has the meaning assigned thereto in Article 9 of the UCC.

1.3 Credit Agreement Definitions; Interpretation. All other capitalized or non-capitalized terms used herein (including the preamble and recitals hereto) and not otherwise defined herein have the meanings ascribed thereto in the Credit Agreement. Any of the terms defined herein may, unless the context otherwise requires, be used in the singular or the plural, depending on the reference. References to “hereof” or “herein” mean of or in this Agreement, as applicable. References herein to any Section, Appendix, Schedule or Exhibit shall be to a Section, an Appendix, a Schedule or an Exhibit, as the case may be, hereof unless otherwise specifically provided. The use herein of the word “include” or “including,” when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation” or “but not limited to” or words

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of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter. The terms lease and license shall include sub-lease and sub-license, as applicable. Unless the context requires otherwise, any definition of or reference to any agreement, instrument or other document (including this Agreement) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Credit Document). The words “asset” and “property” shall be construed to have the same meaning and effect. The word “will” shall be construed to have the same meaning and effect as the word “shall.” Any reference to any law or regulation shall (a) include all statutory and regulatory provisions consolidating, replacing or interpreting or supplementing such law or regulation and (b) unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time. If any conflict or inconsistency exists between this Agreement and the Credit Agreement, the Credit Agreement shall govern. All references herein to provisions of the UCC shall include all successor provisions under any subsequent version or amendment to any Article or Division of the UCC.

SECTION 2. GRANT OF SECURITY

2.1 Grant of Security. Each Grantor hereby grants, transfers, assigns and pledges to the Collateral Agent, for the benefit of the Secured Parties, a security interest in and continuing lien on all of such Grantor’s right, title and interest in, to and under all personal property of such Grantor including the following, in each case whether now owned or existing or hereafter acquired or arising and wherever located (all of which being hereinafter collectively referred to as the “Collateral”):

(a) each and every Account;

(b) Chattel Paper;

(c) Documents;

(d) General Intangibles;

(e) Goods, including Inventory and Equipment;

(f) Instruments;

(g) Insurance;

(h) Intellectual Property and Intellectual Property Licenses;

(i) Software;

(j) Investment Related Property (including Deposit Accounts and Securities Accounts);

(k) Letter of Credit Rights;

(l) Money;

(m) Receivables and Receivable Records;

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(n) Commercial Tort Claims described on Schedule 5.2 of the Security Agreement Disclosure Letter;

(o) all Collateral Records, Collateral Support and Supporting Obligations relating to any of the foregoing; and

(p) to the extent not otherwise included above, all Proceeds, products, accessions, rents and profits of or in respect of any of the foregoing;

provided that, notwithstanding any other provision set forth in this Agreement, this Agreement shall not, at any time, constitute a grant of a security interest or Lien upon any property that is, at such time, an Excluded Asset, and the term “Collateral” shall not include any Excluded Asset.

2.2 Certain Limited Exclusions. Notwithstanding anything herein or in any other Credit Document to the contrary, in no event shall the Collateral include, or the security interest granted, assigned and pledged under Section 2.1, attach to:

(a) any license, instrument, franchise, charter, authorization, contract or other agreement to which any Credit Party is a party, and any of its rights or interest thereunder, and any assets to the extent that a security interest therein:

(i) is prohibited by or in violation of any law, rule or regulation applicable to such Credit Party or would require regulatory or governmental approval, consent or authorization not obtained,

(ii) is prohibited by or in violation of the terms of any such license, instrument, franchise, charter, authorization, contract or other agreement or would create a right of termination in favor of any other party thereto (other than Borrower and its Subsidiaries) or would require any consent, approval, license or other authorization of any third party (other than Borrower and its Subsidiaries); provided that any such prohibition was not entered into for the purpose of qualifying for the exclusion in this clause (a)(ii),

(iii) in the case of assets subject to liens securing permitted acquired debt (limited to the acquired assets), sale and leaseback transactions, purchase money debt or capital lease obligations permitted under the Credit Agreement, to the extent and for so long as the agreements governing such debt or capital lease obligations do not permit the grant of a security interest in such assets or require the consent of any person (other than a Credit Party) as a condition to the creation of any other security interest on such asset or if the granting of a security interest in such assets would create a right of termination in favor of any other party thereto, and, in each case, such prohibition or requirement is permitted under the Credit Agreement, or

(iv) in the case of assets acquired after the Closing Date, to the extent and for so long as the grant of a security interest in such asset is not permitted pursuant to the terms of a contract binding on such asset at the time of acquisition thereof and was not entered into in contemplation of such acquisition;

in each case of clauses (i) through (iii), after giving effect to the applicable anti-assignment provisions of the UCC and other applicable Laws, other than proceeds and receivables thereof the assignment of which is expressly deemed effective under the UCC or other applicable laws notwithstanding such prohibition; provided that such license, instrument, franchise, charter, authorization, contract or other agreement or other asset shall cease to be an Excluded Asset and the security interest granted under Section 2.1 shall attach immediately at such time as the applicable limitation set forth herein shall cease to be in effect;

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(b) any asset, to the extent that a security interest therein reasonably would be expected to result in material adverse tax consequences to the Borrower or its Subsidiaries (including, for the avoidance of doubt, any tax consequences to any such entity in respect of which a tax payment may be made) as reasonably determined by the Borrower in consultation with the Administrative Agent;

(c) the outstanding ownership interests of any Excluded Foreign Subsidiary, with the exception of (i) ownership interests of an Excluded Foreign Subsidiary owned directly by the Borrower or by any Guarantor Subsidiary that is not Voting Capital Stock, and (ii) Voting Capital Stock not in excess of 65% of the voting power of all classes of Voting Capital Stock then outstanding of an Excluded Foreign Subsidiary owned directly by the Borrower or by any Guarantor Subsidiary; provided that, with respect to any Excluded Foreign Subsidiary owned by any Borrower or Guarantor Subsidiary that is treated as a disregarded entity or partnership for U.S. federal income tax purposes (each, a “Pass-Through Grantor”), in no event will any Secured Party have recourse to more than 65% of the voting power of all classes of Voting Capital Stock of such Excluded Foreign Subsidiary, regardless of any pledge of the Capital Stock of such Pass-Through Grantor;

(d) any Capital Stock or assets of any (i) Unrestricted Subsidiary, (ii) captive insurance subsidiary, (iii) not-for-profit subsidiary or (iv) special purpose entity;

(e) any “intent-to-use” trademark or service mark application, filed pursuant to Section 1(b) of the Lanham Act, 15 U.S.C. § 1051, prior to the filing and acceptance of a “Statement of Use” pursuant to Section 1(d) of the Lanham Act or an “Amendment to Allege Use” pursuant to Section 1(c) of the Lanham Act with respect thereto, to the extent, if any, that, and solely during the period, if any, in which, the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark application or any registration that issues from such intent-to-use application under applicable federal Law;

(f) (A) any Capital Stock of any joint venture or any non-wholly owned Subsidiary, in each case to the extent that a security interest is not permitted by the terms of such Person’s organizational or joint venture documents or other agreements with holders of such Capital Stock, other than to the extent that any such term would be rendered ineffective under the UCC of any relevant jurisdiction or any other applicable Law (including the Bankruptcy Code), in each case after giving effect to the applicable anti-assignment provisions of the UCC and other applicable Law; provided that such Capital Stock shall cease to be an Excluded Asset and the security interest granted under Section 2.1 shall attach immediately at such time as such prohibition ceases to be in effect; and (B) any Margin Stock;

(g) any Excluded Real Estate Assets;

(h) any Excluded Accounts;

(i) motor vehicles, airplanes and any other assets subject to certificates of title, including aircraft engines, or helicopters or other assets constituting a part thereof (to the extent a security interest therein could not be perfected by a filing of a UCC-1 financing statement); and

(j) any property or asset with respect to which the Collateral Agent shall have determined in its reasonable discretion that the cost of obtaining, perfecting or maintaining a security interest in such property or asset exceeds the value of the security afforded thereby.

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Notwithstanding anything contained herein or in any other Credit Document to the contrary (other than as provided in this Section 2.2), no Grantor shall be required to take any action intended to cause any Excluded Asset to constitute Collateral and none of the covenants, representations and warranties or other agreements of any Grantor with respect to any Collateral shall be deemed to apply to any property or asset constituting an Excluded Asset unless and until such property or asset ceases to constitute an Excluded Asset.

SECTION 3. SECURITY FOR OBLIGATIONS; GRANTORS REMAIN LIABLE

3.1 Security for Obligations. This Agreement and the grant of the security interest in Section 2.1 secures, and the Collateral is collateral security for, the prompt and complete payment or performance in full when due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including the payment of amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. §362(a) (and any successor provision thereof) (including interest, fees, premium, expenses and other charges accruing on or after the commencement of any Bankruptcy Proceeding at the rate provided for in the Credit Documents or as otherwise required by the relevant court, in a final and non-appealable decision, whether or not such interest, fees, premium, expenses or other charges are allowed or allowable in any such Bankruptcy Proceeding)), of all Obligations other than with respect to a Grantor, any Excluded Swap Obligations of such Grantor (the “Secured Obligations”).

3.2 Continuing Liability Under Collateral. Notwithstanding anything herein to the contrary, (a) each Grantor shall remain liable for all obligations under the Collateral and nothing contained herein is intended or shall be a delegation of duties to the Collateral Agent or any Secured Party, (b) each Grantor shall remain liable under each of the agreements included in the Collateral, including any agreements relating to Pledged Partnership Interests, Pledged Stock, Pledged LLC Interests or other Pledged Equity Interests, to perform all of the obligations undertaken by it thereunder all in accordance with and pursuant to the terms and provisions thereof and neither the Collateral Agent nor any other Secured Party shall have any obligation or liability under any of such agreements by reason of or arising out of this Agreement or any other document related thereto and neither the Collateral Agent nor any other Secured Party shall have any obligation to make any inquiry as to the nature or sufficiency of any payment received by it or have any obligation to take any action to collect or enforce any rights under any agreement included in the Collateral, including any agreements relating to Pledged Partnership Interests, Pledged Stock, Pledged LLC Interests or other Pledged Equity Interests, and (c) the exercise by the Collateral Agent of any of its rights hereunder shall not release any Grantor from any of its duties or obligations under the contracts and agreements included in the Collateral.

SECTION 4. CERTAIN PERFECTION REQUIREMENTS

4.1 Delivery Requirements.

(a) With respect to any Certificated Securities included in the Collateral, each Grantor shall (on the Closing Date or with respect to Certificated Securities acquired or created after the date hereof, promptly, and in any event within thirty (30) days after acquisition thereof (or such longer time as the Collateral Agent may agree in its sole discretion)) deliver to the Collateral Agent the Security Certificates evidencing such Certificated Securities duly indorsed by an effective indorsement (within the meaning of Section 8-107 of the UCC) or accompanied by transfer powers or other instruments of transfer duly endorsed by such an effective endorsement, in each case, to the Collateral Agent or in blank along with irrevocable proxies in form and substance satisfactory to the Collateral Agent.

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(b) With respect to any Instrument (other than any Instrument deposited or to be deposited for collection in the ordinary course of business) or Tangible Chattel Paper included in the Collateral with a face amount in excess of $5,000,000 individually or $15,000,000 in the aggregate not previously delivered to the Collateral Agent, each Grantor shall (on the Closing Date or with respect to Instruments or Tangible Chattel Paper acquired or created after the date hereof, promptly, and in any event, within thirty (30) days after acquisition thereof (or such longer time as the Collateral Agent may agree in its sole discretion)) deliver to the Collateral Agent all such Instruments or Tangible Chattel Paper duly indorsed in blank.

(c) With respect to any Uncertificated Security of any Domestic Subsidiary included in the Collateral (other than any Uncertificated Securities credited to a Securities Account), each Grantor shall, to the extent permitted by applicable law, either (i) cause the Organizational Documents of such issuer that is a Subsidiary of such Grantor to not have elected to be treated as a “security” within the meaning of Article 8 of the UCC or (ii) (A) cause the Organizational Documents of each such issuer that is a Subsidiary of such Grantor to provide that such Pledged Securities shall be treated as “securities” for purposes of the UCC and (B) cause such Pledged Equity Interest to become certificated and delivered to the Collateral Agent in accordance with the provisions of Section 4.1(a).

4.2 Intellectual Property Recording Requirements.

(a) In the case of any Collateral consisting of U.S. registered Copyrights and applications therefor, the applicable Grantor shall (on the Closing Date or with respect to such Copyrights acquired, applied for or registered after the date hereof, promptly, and in any event within thirty (30) days after acquisition, application or registration thereof (or such longer time as the Collateral Agent may agree in its sole discretion)) execute and deliver to the Collateral Agent a completed Pledge Supplement, substantially in the form of Exhibit A attached hereto, together with a supplement to Schedule 5.2 of the Security Agreement Disclosure Letter, identifying such Copyrights and a Copyright Security Agreement substantially in the form of Exhibit B hereto (or a supplement thereto) for recordation with the U.S. Copyright Office covering all such Copyrights with respect to the security interest of the Collateral Agent.

(b) In the case of any Collateral consisting of issued U.S. Patents and applications therefor, the applicable Grantor shall (on the Closing Date or with respect to such Patents acquired, applied for or registered after the date hereof, on or prior to the date that the next Compliance Certificate is due pursuant to Section 5.1(e) of the Credit Agreement (or such longer time as the Collateral Agent may agree in its sole discretion)) execute and deliver to the Collateral Agent a completed Pledge Supplement, substantially in the form of Exhibit A attached hereto, together with a supplement to Schedule 5.2 of the Security Agreement Disclosure Letter, identifying such Patents and a Patent Security Agreement substantially in the form of Exhibit C hereto (or a supplement thereto) for recordation with the U.S. Patent and Trademark Office covering all such Patents with respect to the security interest of the Collateral Agent.

(c) In the case of any Collateral consisting of U.S. registered Trademarks and applications therefor, the applicable Grantor shall (on the Closing Date or with respect to such Trademarks acquired, applied for or registered after the date hereof, on or prior to the date that the next Compliance Certificate is due pursuant to Section 5.1(e) of the Credit Agreement (or such longer time as the Collateral Agent may agree in its sole discretion)) execute and deliver to the Collateral Agent a completed Pledge Supplement, substantially in the form of Exhibit A attached hereto, together with a supplement to Schedule 5.2 of the Security Agreement Disclosure Letter, identifying such Trademarks and a Trademark Security Agreement substantially in the form of Exhibit D hereto (or a supplement thereto) for recordation with the U.S. Patent and Trademark Office covering all such Trademarks with respect to the security interest of the Collateral Agent.

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4.3 Pledged Partnership Interests and Pledged LLC Interests. With respect to any Pledged Partnership Interests and Pledged LLC Interests included in the Collateral, if any Grantor owns less than 100% of the Capital Stock in any issuer of such Pledged Partnership Interests or Pledged LLC Interests, such Grantor shall use commercially reasonable efforts to obtain the consent of each other holder of the partnership interests or limited liability company interests in such issuer if such other holder is another Grantor or a Subsidiary of any Grantor to the security interest of the Collateral Agent hereunder and, at any time during the continuance of an Event of Default, the transfer of such Pledged Partnership Interests and Pledged LLC Interests to the Collateral Agent or its designee and the substitution of such Grantor by the Collateral Agent or its designee as a partner or member with all the rights and powers related thereto. Each Grantor consents to the grant by each other Grantor of a Lien in all Investment Related Property to the Collateral Agent and without limiting the generality of the foregoing consents to the transfer of any Pledged Partnership Interest and any Pledged LLC Interest to the Collateral Agent or its designee during the continuance of an Event of Default and, during the continuance of an Event of Default, to the substitution of the Collateral Agent or its designee as a partner in any partnership or as a member in any limited liability company with all the rights and powers related thereto.

4.4 Commercial Tort Claims. If any Grantor shall at any time after the date of this Agreement acquire a Commercial Tort Claim in an amount (taking the greater of the aggregate claimed damages thereunder or the reasonably estimated value thereof) or $5,000,000 or more, such Assignor shall promptly deliver to the Collateral Agent a completed Pledge Supplement, substantially in the form of Exhibit A attached hereto, together with a supplement to Schedule 5.2 of the Security Agreement Disclosure Letter, identifying such Commercial Tort Claim in accordance with Section 4.6(b).

4.5 Control. No control agreements shall be required hereunder or under any other Credit Document at any time with respect to any Investment Account.

4.6 Timing.

(a) Notwithstanding anything herein to the contrary, to the extent that any Grantor party to this Agreement on the Closing Date does not or cannot create or perfect, after use of commercially reasonable efforts to do so, on the Closing Date the Collateral Agent’s security interest in any Collateral required to be created or perfected by this Agreement or deliver any Collateral other than, in each case, the creation, perfection and delivery required by Section 3.1(m) of the Credit Agreement (other than to the extent that a Lien on such Collateral may be perfected by (i) the filing of a financing statement under the UCC or (ii) the delivery of Certificated Securities representing the equity interests of the Borrower’s direct Subsidiaries (other than Subsidiaries that are part of the Acquired Business (to the extent commercially reasonable efforts have been made to obtain such Certificated Securities)), such Grantor will not be required to create or perfect the Collateral Agent’s security interest in such Collateral or deliver such Collateral until the date that is, with respect to any other Collateral owned by such Grantor on the Closing Date immediately following the Transactions, ninety (90) days after the Closing Date (or such longer period as the Collateral Agent may agree in its reasonable discretion).

(b) Except as otherwise set forth in this Agreement or the Credit Agreement, with respect to any Collateral acquired after the Closing Date and Collateral of any Person that becomes a Grantor after the Closing Date, such Grantor shall comply with the requirements of this Section 4 on or prior to the later of (a) the date on which the next Compliance Certificate is due pursuant to Section 5.1(e) of the Credit Agreement and (b) thirty (30) days from the date that such Collateral is acquired or such Person becomes a Grantor (or, in each case, such later date agreed to by the Collateral Agent in its reasonable discretion).

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SECTION 5. CERTAIN REPRESENTATIONS AND WARRANTIES

Each Grantor hereby represents and warrants, on the Closing Date and on each Credit Date, that:

5.1 Grantor Information and Status.

(a) As of the Closing Date, Schedule 5.1(A) of the Security Agreement Disclosure Letter sets forth under the appropriate headings with respect to each Grantor: (1) the full legal name of such Grantor, (2) its type of organization, (3) its jurisdiction of organization, (4) the jurisdiction where its chief executive office or its sole place of business is located and (5) its organizational identification number, if any.

(b) As of the Closing Date, Schedule 5.1(B) of the Security Agreement Disclosure Letter sets forth under the appropriate headings with respect to each applicable Grantor, if any, all trade names or other names under which such Grantor currently conducts business.

(c) Except as provided on Schedule 5.1(C) of the Security Agreement Disclosure Letter, no Grantor has changed its name, jurisdiction of organization, chief executive office or sole place of business or its corporate structure in any way (e.g., by merger, consolidation, change in corporate form or otherwise), in each case, within the five (5) years preceding the Closing Date.

(d) As of the Closing Date, Schedule 5.1(D) of the Security Agreement Disclosure Letter sets forth (i) the appropriate filing offices for the financing statements attached hereto with respect to each Grantor and (ii) the appropriate filing offices for the filings described in Section 4.2.

5.2 Collateral Identification, Special Collateral.

(a) Schedule 5.2 of the Security Agreement Disclosure Letter sets forth, as of the Closing Date, under the appropriate headings all of each Grantor’s: (i) Investment Related Property comprised of (x) Pledged Equity Interests and (y) Pledged Debt having an aggregate principal amount outstanding on the Closing Date in excess of $1,000,000, (ii) Intellectual Property comprised of United States Copyright registrations and United States registrations of and applications for Patents and Trademarks, in each case, owned by such Grantor, (iii) Commercial Tort Claims with a value in excess of $5,000,000 and (iv) Letter of Credit Rights with a value in excess of $1,000,000.

(b) All information supplied by any Grantor with respect to any of the Collateral (in each case taken as a whole with respect to any particular Collateral) is accurate and complete in all material respects.

5.3 Status of Security Interest.

(a) Upon the filing of financing statements naming each Grantor as “debtor” and the Collateral Agent as “secured party” and describing the Collateral in the filing offices set forth opposite such Grantor’s name on Schedule 5.1(D) of the Security Agreement Disclosure Letter (as such schedule may be amended or supplemented from time to time), the security interests of the Collateral Agent in all Collateral (including, without limitation, internet domain names and Intellectual Property Licenses included in Collateral) of such Grantor that can be perfected by the filing of a financing statement under the UCC as in effect in any jurisdiction will constitute valid, perfected, first priority Liens, subject to any Permitted Liens. Each agreement purporting to give the Collateral Agent Control over any Collateral is effective to establish the Collateral Agent’s Control of the Collateral subject thereto to the extent required under Section 4.1.

(b) To the extent perfection or priority of the security interest therein is not subject to Article 9 of the UCC, upon recordation of the security interests granted hereunder in U.S. registered Copyrights and Copyright applications, U.S. issued Patents and Patent applications or U.S. registered Trademarks and applications therefor, in each case owned by such Grantor, in the United States Copyright Office or the United States Patent and Trademark Office, as applicable, the security interests granted to the Collateral Agent hereunder in such Intellectual Property shall constitute valid, perfected, first priority Liens, subject to any Permitted Liens.

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(c) No authorization, consent, approval or other action by, and no notice to or filing with, any Governmental Authority or regulatory body or any other Person is required for either (i) the pledge or grant by any Grantor of the Liens purported to be created in favor of the Collateral Agent hereunder or (ii) to such Grantor’s Knowledge, the exercise by Collateral Agent of any rights or remedies in respect of any Collateral (whether specifically granted or created hereunder or created or provided for by applicable Law), except (A) for the filings contemplated by clauses (a) and (b) above and (B) as may be required, in connection with the disposition of any Investment Related Property, by Laws generally affecting the offering and sale of Securities.

5.4 Pledged Equity Interests, Investment Related Property.

(a) The applicable Grantor is the record and beneficial owner of the Pledged Equity Interests purported to be owned by it, free of all Liens, rights or claims of other Persons (other than Permitted Liens) and, except as permitted by the Credit Agreement, there are no outstanding warrants, options or other rights to purchase, or shareholder, voting trust or similar agreements outstanding with respect to, or property that is convertible into, or that requires the issuance or sale of, any Pledged Equity Interests.

(b) No consent of any Person including any other general or limited partner, any other member of a limited liability company, any other shareholder or any other trust beneficiary is necessary in connection with the creation, perfection or first priority (subject to Permitted Liens) Lien status of the security interest of the Collateral Agent in any Pledged Equity Interests or the exercise by the Collateral Agent of the voting or other rights provided for in this Agreement or the exercise of remedies in respect thereof except such as have been obtained.

(c) None of the Pledged LLC Interests and Pledged Partnership Interests represents interests that by their terms provide that they are Securities governed by the UCC of an applicable jurisdiction unless such Pledged LLC Interests or Pledged Partnership Interests are represented by a certificate and the applicable Grantor complies with the requirements of Section 4.1(a) with respect thereto.

5.5 Intellectual Property.

(a) The U.S. Copyrights, Patents and Trademarks listed on Schedule 5.2 of the Security Agreement Disclosure Letter include all U.S. Copyrights, Patents and Trademarks that such Grantor owns as of the Closing Date that are registered or applied for at the United States Patent and Trademark Office, or registered at the United States Copyright Office. Except to the extent noted on the Schedule 5.2 of the Security Agreement Disclosure Letter (as such schedule may be amended or supplemented from time to time), as of the Closing Date, the applicable Grantor is the sole and exclusive owner of all such Intellectual Property listed on Schedule 5.2 of the Security Agreement Disclosure Letter (as such schedule may be amended or supplemented from time to time), except for such property disposed of in accordance with the Credit Agreement. Each Grantor owns, licenses, or otherwise has the right to use all Intellectual Property used in such Grantor’s business, except where the failure of the foregoing could not reasonably be expected to have a Material Adverse Effect.

(b) Except as set forth on Schedule 5.2 of the Security Agreement Disclosure Letter, as of the Closing Date, all of the registrations and applications for Intellectual Property owned by such Grantor and included in the Collateral are subsisting and have not been adjudged invalid or unenforceable

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by any Governmental Authority, in whole or in part, nor, in the case of Patents, are any of the issued Patents constituting Intellectual Property that are included in the Collateral the subject of a reexamination proceeding, and such Grantor has performed all acts and paid all renewal, maintenance, and other fees and taxes required to maintain each and every registration and application of Copyrights, Patents and Trademarks included in the Collateral in full force and effect, except, in each case, to the extent that a failure of the foregoing could not reasonably be expected to have a Material Adverse Effect.

(c) Except as set forth on Schedule 5.2 of the Security Agreement Disclosure Letter (as such schedule may be amended or supplemented from time to time), all Copyright registrations and applications for Copyrights, all Patents and Patent applications and all registered Trademarks and applications for registered Trademarks listed in Schedule 5.2 of the Security Agreement Disclosure Letter (as may be amended or supplemented from time to time) are standing in the name of the applicable Grantor, except for such property disposed of in accordance with the Credit Agreement.

(d) Except as set forth on Schedule 5.2 of the Security Agreement Disclosure Letter, (i) the conduct of such Grantor’s business does not infringe upon or misappropriate or otherwise violate any intellectual property rights of any other Person and (ii) no written claim has been received by such Grantor that has not been resolved that the use of any Intellectual Property owned or used by such Grantor (or any of its respective licensees) infringes upon, misappropriates or otherwise violates the asserted intellectual property rights of any other Person, and no demand that any Grantor enter into a license or co-existence agreement has been made in writing but not resolved, except in each case of this clause (d) as could not reasonably be expected to result in a Material Adverse Effect.

(e) To the knowledge of the Grantor, except as set forth on Schedule 5.2 of the Security Agreement Disclosure Letter, no other Person is infringing upon, misappropriating or otherwise violating any rights in any Material Intellectual Property owned by such Grantor.

(f) Except as set forth on Schedule 5.2 of the Security Agreement Disclosure Letter or except as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, no settlement or consents, covenants not to sue, co-existence agreements, non-assertion assurances or releases have been entered into by such Grantor in a manner that could adversely affect such Grantor’s rights to own, license or use any Intellectual Property owned by such Grantor.

SECTION 6. CERTAIN COVENANTS

Each Grantor hereby covenants and agrees that:

6.1 Grantor Information and Status. Without limiting any prohibitions or restrictions on mergers or other transactions set forth in the Credit Agreement, each Grantor agrees to, within thirty (30) days following such event (or such later date as the Collateral Agent may agree in its reasonable discretion), notify the Collateral Agent of any change in any Grantor’s legal name, type of organization, chief executive office or jurisdiction of organization, and shall, subject to Section 6.3(b), have taken all actions necessary or reasonably requested by the Collateral Agent to maintain the continuous validity, perfection and the same priority of the Collateral Agent’s security interest in the Collateral granted or intended to be granted and agreed to hereby, which in the case of any change in corporate structure shall include (to the extent applicable) executing and delivering to the Collateral Agent a completed Pledge Supplement, substantially in the form of Exhibit A attached hereto, together with all Supplements to Schedules thereto, upon completion of such change in corporate structure confirming the grant of the security interest hereunder.

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6.2 Defense of Collateral; Notice of Impairment of Collateral.

(a) Each Grantor shall use commercially reasonable efforts to defend the Collateral against all Liens (other than Permitted Liens).

(b) No Grantor shall sell, transfer or assign (by operation of Law or otherwise) or exclusively license to another Person any Collateral except as otherwise permitted by the Credit Agreement.

6.3 Status of Security Interest.

(a) Subject to the limitations set forth in clause (b) below, each Grantor shall take such actions as may reasonably be requested by the Collateral Agent to maintain the security interest of the Collateral Agent hereunder in all Collateral as valid, perfected, first priority (subject to Permitted Liens) Liens.

(b) Notwithstanding anything in this Agreement or any other Credit Document to the contrary, (i) no Grantor shall be required to take any action to perfect any Collateral that can only be perfected by (A) Control, except as and to the extent specified in Section 4 and (B) foreign filings with respect to Intellectual Property, (ii) other than the filing of a UCC-1 financing statement in the applicable Grantor’s jurisdiction of organization, no actions will be required to perfect the Collateral Agent’s security interest in any Letter of Credit Rights and (iii) no Grantor shall be required to (A) execute any agreement, instrument or other document, complete any filings or take any other action with respect to the creation, perfection or maintenance of the Collateral Agent’s security interest in any Collateral in each case, in or under the laws of any jurisdiction outside of the United States or any State or territory thereof or the District of Columbia (in each case, other than the delivery of Pledged Equity Interests if such Pledged Equity Interests are certificated or Pledged Debt, in each case, to the extent required by, Section 4) or (B) deliver landlord, bailee or warehouseman waivers or collateral access agreements in any circumstances.

6.4 Receivables.

(a) Other than in the ordinary course of business or as permitted under the Credit Agreement, following and during the continuation of an Event of Default, no Grantor shall (i) grant any extension or renewal of the time of payment of any Receivable, (ii) compromise or settle any dispute, claim or legal proceeding with respect to any Receivable for less than the total unpaid balance thereof, (iii) release, wholly or partially, any Person liable for the payment thereof or (iv) allow any credit or discount thereon.

(b) At any time following the occurrence and during the continuation of an Event of Default, the Collateral Agent has the right at any time, upon three (3) Business Days’ prior written notice to the Borrower and the applicable Grantor to (i) notify, or require any Grantor to notify, any Account Debtor of the Collateral Agent’s security interest in the Receivables and any Supporting Obligation; (ii) direct the Account Debtors under any Receivables to make payment of all amounts due or to become due to such Grantor thereunder directly to the Collateral Agent; (iii) notify, or require any Grantor to notify, each Person maintaining a lockbox or similar arrangement to which Account Debtors under any Receivables have been directed to make payment to remit all amounts representing collections on checks and other payment items from time to time sent to or deposited in such lockbox or other arrangement directly to the Collateral Agent; and (iv) enforce, at the expense of such Grantor, collection of any such Receivables and to adjust, settle or compromise the amount or payment thereof, in the same manner and to the same extent as such Grantor might have done. If the Collateral Agent so notifies the Borrower and such applicable Grantor that it has elected to collect the Receivables in accordance with the preceding sentence, any payments of such Receivables received by such Grantor shall be, within two (2) Business Days (or such longer period as the Collateral Agent may agree in its reasonable discretion), deposited by the applicable Grantor in the

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exact form received, duly indorsed by such Grantor to the Collateral Agent if required, in the Collateral Account maintained under the sole dominion and control of the Collateral Agent, and until so turned over, all amounts and proceeds (including checks and other instruments) received by such Grantor in respect of the Receivables, any Supporting Obligation or Collateral Support shall be received in trust for the benefit of the Collateral Agent hereunder and shall be segregated from other funds of such Grantor and, except as the Collateral Agent may otherwise agree, such Grantor shall not adjust, settle or compromise the amount or payment of any Receivables, or release wholly or partly any Account Debtor or obligor thereof, or allow any credit or discount thereon.

6.5 Pledged Equity Interests, Investment Related Property.

(a) Dividends, Interest or Distributions Prior to an Event of Default. Except as provided in the next sentence, in the event such Grantor receives any dividends, interest or distributions on any Pledged Equity Interest or other Investment Related Property (other than Deposit Accounts), then (i) such dividends, interest or distributions and Securities or other property shall be included in the definition of Collateral without further action (except to the extent such property otherwise constitutes an Excluded Asset) and (ii) such Grantor shall comply with the requirements of Section 4 to the extent applicable to such property. Notwithstanding the foregoing, so long as no Event of Default has occurred and is continuing, the Collateral Agent authorizes each Grantor to retain all dividends and distributions paid by the issuer and all payments of interest to the extent such dividends, distributions and interest is permitted and otherwise paid or distributed in accordance with the Credit Agreement.

(b) Voting Prior to an Event of Default. So long as no Event of Default has occurred and is continuing, except as otherwise provided under the covenants and agreements relating to Investment Related Property in this Agreement or in the Credit Agreement, each Grantor shall be entitled to exercise or refrain from exercising any and all voting and other consensual rights pertaining to the Investment Related Property or any part thereof for any purpose not inconsistent with the terms of this Agreement or the Credit Agreement.

(c) Dividends and Voting After an Event of Default. (i) Upon the occurrence and during the continuation of an Event of Default and upon two (2) Business Days’ prior written notice from the Collateral Agent to the Borrower and such Grantor to exercise such rights:

(A) all rights of each Grantor to exercise or refrain from exercising the voting and other consensual rights which it would otherwise be entitled to exercise pursuant hereto shall cease and all such rights shall thereupon become vested in the Collateral Agent who shall thereupon have the sole right to exercise such voting and other consensual rights;

(B) in order to permit the Collateral Agent to exercise the voting and other consensual rights which it may be entitled to exercise pursuant hereto and to receive all dividends and other distributions which it may be entitled to receive hereunder: (1) each Grantor shall promptly execute and deliver (or cause to be executed and delivered) to the Collateral Agent all proxies (including irrevocable proxies in form and substance reasonably satisfactory to the Collateral Agent), dividend payment orders and other instruments as the Collateral Agent may from time to time reasonably request and (2) each Grantor acknowledges that the Collateral Agent may utilize the power of attorney as set forth in Section 8.1; and

(C) all rights of each Grantor to receive dividends, distributions or interest pursuant to Section 6.5(a) or otherwise shall immediately cease and be vested with the Collateral Agent, which shall thereupon have the sole right to hold as Collateral such dividends, distributions and interests thereof.

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(ii) All distributions, dividends, interest and other amounts which are received by any Grantor contrary to the provisions of this Section 6.5(c) shall be received in trust for the benefit of the Collateral Agent, shall be segregated from other funds of such Grantor and shall immediately be paid over to the Collateral Agent as Collateral in the same form as so received (with any necessary endorsement).

6.6 Intellectual Property.

(a) Except (i) as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or (ii) as otherwise permitted by the Credit Agreement, such Grantor shall not knowingly do any act or knowingly omit to do any act whereby any of the Intellectual Property owned by such Grantor that is included in the Collateral may lapse, or become abandoned, dedicated to the public, or unenforceable, or which would adversely affect the validity, grant, or enforceability of the security interest granted therein.

(b) Except (i) as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or (ii) as otherwise permitted by the Credit Agreement, such Grantor shall not, with respect to any Trademarks constituting Intellectual Property that is included in the Collateral, cease the use of any of such Trademarks (unless continued use of such Trademarks would be commercially unreasonable) or fail to control the quality of its products sold and its services rendered under any of such Trademark consistent with industry standards and each Grantor shall take all commercially reasonable steps to insure that licensees of such Trademarks use such industry standards.

(c) [Reserved].

(d) Subject to the Credit Agreement and except as otherwise permitted thereby, such Grantor shall take commercially reasonable steps in the United States Copyright Office or the United States Patent and Trademark Office to pursue any application and maintain any registration of each Copyright, Patent and Trademark constituting Material Intellectual Property owned by such Grantor (to the extent permitted by law) including those items on Schedule 5.2 of the Security Agreement Disclosure Letter (as each may be amended or supplemented from time to time).

6.7 Uncertificated Securities.

No Grantor shall permit any of its Subsidiaries that is an issuer of Uncertificated Securities included in the Collateral to allow such Uncertificated Securities to become Certificated Securities unless such Grantor complies with the procedures set forth in Section 4.1(a) above.

SECTION 7. FURTHER ASSURANCES; ADDITIONAL GRANTORS

7.1 Further Assurances.

(a) Subject to Section 6.3(b), each Grantor agrees that from time to time, at the expense of such Grantor, it shall promptly execute and deliver all further instruments and documents, and take all further action that the Collateral Agent may reasonably request in order to create and/or maintain the validity, perfection or priority of and protect any security interest granted or purported to be granted hereby or to enable the Collateral Agent to exercise and enforce its rights and remedies hereunder with respect to any Collateral. Without limiting the generality of the foregoing, each Grantor shall:

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(i) file such financing or continuation statements, or amendments thereto, record security interests in Intellectual Property and execute and deliver such other agreements, instruments, endorsements, powers of attorney or notices, as the Collateral Agent may reasonably request, in order to effect, reflect, perfect and preserve the security interests granted or purported to be granted hereby, subject to Section 6.3(b);

(ii) at the Collateral Agent’s reasonable request, appear in and defend any action or proceeding that could reasonably be expected to directly and adversely affect such Grantor’s title to or the Collateral Agent’s security interest in all or any part of the Collateral; and

(iii) furnish the Collateral Agent with such information regarding the Collateral, including the location thereof, as the Collateral Agent may reasonably request from time to time.

(b) Subject to Section 6.3(b), each Grantor hereby authorizes the Collateral Agent to file a Record or Records, including financing or continuation statements, intellectual property security agreements and amendments to any of the foregoing, in any U.S. jurisdictions and with any U.S. filing offices as the Collateral Agent may determine, in its sole discretion, are necessary or advisable to perfect or otherwise protect the security interest granted to the Collateral Agent herein. Such financing statements may describe the Collateral in the same manner as described herein or may contain an indication or description of collateral that describes such property in any other manner as the Collateral Agent may determine, in its sole discretion, is necessary, advisable or prudent to ensure the perfection of the security interest in the Collateral granted to the Collateral Agent herein, including describing such property as “all assets” or “all personal property, whether now owned or hereafter acquired.”

7.2 Additional Grantors. From time to time subsequent to the date hereof, additional Subsidiaries of the Borrower (other than any Excluded Subsidiaries) may, in accordance with Section 5.10 of the Credit Agreement or the definition of “Guarantor Subsidiary” in Section 1.1 of the Credit Agreement, become parties hereto as additional Grantors (each, an “Additional Grantor”), by executing a Counterpart Agreement substantially in the form of Exhibit H to the Credit Agreement. Upon delivery of any such Counterpart Agreement to the Collateral Agent, each Additional Grantor shall be a Grantor hereunder and shall be as fully a party hereto as if Additional Grantor were an original signatory hereto. Each Grantor expressly agrees that its obligations arising hereunder shall not be affected or diminished by the addition or release of any other Grantor hereunder, nor by any election of the Collateral Agent not to cause any Subsidiary of Borrower to become an Additional Grantor hereunder. This Agreement shall be fully effective as to any Grantor that is or becomes a party hereto regardless of whether any other Person becomes or fails to become or ceases to be a Grantor hereunder.

SECTION 8. COLLATERAL AGENT APPOINTED ATTORNEY-IN-FACT

8.1 Power of Attorney. Each Grantor hereby irrevocably appoints the Collateral Agent (such appointment being coupled with an interest) as such Grantor’s attorney-in-fact, with full authority in the place and stead of such Grantor and in the name of such Grantor, the Collateral Agent or otherwise, from time to time in the Collateral Agent’s discretion, upon the occurrence and during the continuance of an Event of Default, to take any action and to execute any instrument that the Collateral Agent may deem reasonably necessary or advisable to accomplish the purposes of this Agreement, including, without limitation, the following:

(a) to obtain and adjust Insurance required to be maintained by such Grantor or paid to the Collateral Agent pursuant to the Credit Agreement;

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(b) to ask for, demand, collect, sue for, recover, compound, receive and give acquittance and receipts for Moneys due and to become due under or in respect of any of the Collateral;

(c) to receive, endorse and collect any drafts or other Instruments, Documents and Chattel Paper in connection with clause (b) above;

(d) to file any claims or take any action or institute any proceedings that the Collateral Agent may deem necessary or desirable for the collection of any of the Collateral or otherwise to enforce the rights of the Collateral Agent with respect to any of the Collateral;

(e) to take or cause to be taken all actions necessary to perform or comply or cause performance or compliance with the terms of this Agreement, including access to pay or discharge taxes or Liens (other than Permitted Liens) levied or placed upon or threatened against the Collateral, the legality or validity thereof and the amounts necessary to discharge the same to be determined by the Collateral Agent in its sole discretion, any such payments made by the Collateral Agent to become obligations of such Grantor to the Collateral Agent, due and payable immediately without demand;

(f) to pay or discharge taxes or Liens levied or placed on or threatened against the Collateral; and

(g) to generally to sell, transfer, lease, license, pledge, make any agreement with respect to or otherwise deal with any of the Collateral as fully and completely as though the Collateral Agent were the absolute owner thereof for all purposes, and to do, at the Collateral Agent’s option and such Grantor’s expense, at any time or from time to time, all acts and things that the Collateral Agent deems reasonably necessary to protect, preserve or realize upon the Collateral and the Collateral Agent’s security interest therein in order to effect the intent of this Agreement, all as fully and effectively as such Grantor might do.

8.2 No Duty on the Part of Collateral Agent or Secured Parties. The powers conferred on the Collateral Agent hereunder are solely to protect the interests of the Secured Parties in the Collateral and shall not impose any duty upon the Collateral Agent or any other Secured Party to exercise any such powers. The Collateral Agent and the other Secured Parties shall be accountable only for amounts that they actually receive as a result of the exercise of such powers, and neither they nor any of their officers, directors, employees or agents shall be responsible to any Grantor for any act or failure to act hereunder, except for their own gross negligence or willful misconduct.

SECTION 9. REMEDIES

9.1 Generally.

(a) If any Event of Default has occurred and is continuing, the Collateral Agent may exercise in respect of the Collateral, in addition to all other rights and remedies provided for herein or otherwise available to it at Law or in equity, all the rights and remedies of a secured party on default under the UCC (whether or not the UCC applies) to collect, enforce or satisfy any Secured Obligations then owing, whether by acceleration or otherwise, and also may pursue any of the following separately, successively or simultaneously:

(i) require any Grantor to, and each Grantor hereby agrees that it shall at its expense and promptly upon written request of the Collateral Agent forthwith, assemble all or part of the Collateral as directed by the Collateral Agent and make it available to the Collateral Agent at a place to be designated by the Collateral Agent that is reasonably convenient to both parties;

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(ii) enter onto the property where any Collateral is located and take possession thereof with or without judicial process;

(iii) prior to the disposition of the Collateral, store, process, repair or recondition the Collateral or otherwise prepare the Collateral for disposition in any manner to the extent the Collateral Agent deems appropriate; and

(iv) without notice except as specified below or under the UCC, sell, assign, lease, license (on an exclusive or non-exclusive basis) or otherwise dispose of the Collateral or any part thereof in one or more parcels at public or private sale, at any of the Collateral Agent’s offices or elsewhere, for cash, on credit or for future delivery, at such time or times and at such price or prices and upon such other terms as the Collateral Agent may deem commercially reasonable.

(b) The Collateral Agent or any Secured Party may be the purchaser of any or all of the Collateral at any public or private (to the extent the portion of the Collateral being privately sold is of a kind that is customarily sold on a recognized market or the subject of widely distributed standard price quotations) sale in accordance with the UCC and the Collateral Agent, as collateral agent for and representative of the Secured Parties, shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such sale made in accordance with the UCC, to use and apply any of the Secured Obligations as a credit on account of the purchase price for any Collateral payable by the Collateral Agent at such sale. Each purchaser at any such sale shall hold the property sold absolutely free from any claim or right on the part of any Grantor, and each Grantor hereby waives (to the extent permitted by applicable Law) all rights of redemption, stay and/or appraisal which it now has or may at any time in the future have under any rule of Law or statute now existing or hereafter enacted. Each Grantor agrees that, to the extent notice of sale shall be required by Law, at least ten (10) days’ notice to such Grantor of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. The Collateral Agent shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. The Collateral Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned. Each Grantor agrees that it would not be commercially unreasonable for the Collateral Agent to dispose of the Collateral or any portion thereof by using Internet sites that provide for the auction of assets of the types included in the Collateral or that have the reasonable capability of doing so, or that match buyers and sellers of assets. Each Grantor hereby waives (to the extent permitted by applicable Law) any claims against the Collateral Agent arising by reason of the fact that the price at which any Collateral may have been sold at such a private sale was less than the price which might have been obtained at a public sale, even if the Collateral Agent accepts the first offer received and does not offer such Collateral to more than one offeree. If the proceeds of any sale or other disposition of the Collateral are insufficient to pay all the Secured Obligations, the Grantors shall be liable for the deficiency and the fees of any attorneys employed by the Collateral Agent to collect such deficiency. Each Grantor further agrees that a breach of any of the covenants contained in this Section will cause irreparable injury to the Collateral Agent, that the Collateral Agent has no adequate remedy at Law in respect of such breach and, as a consequence, that each and every covenant contained in this Section shall be specifically enforceable against such Grantor, and such Grantor hereby waives (to the extent permitted by applicable Law) and agrees (to the extent permitted by applicable Law) not to assert any defenses against an action for specific performance of such covenants except for a defense that no default has occurred giving rise to the Secured Obligations becoming due and payable prior to their stated maturities. Nothing in this Section shall in any way limit the rights of the Collateral Agent hereunder.

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(c) In connection with its exercise of remedies hereunder, the Collateral Agent may sell the Collateral without giving any warranties as to the Collateral. The Collateral Agent may specifically disclaim or modify any warranties of title or the like. This procedure will not be considered to adversely affect the commercial reasonableness of any sale of the Collateral.

(d) The Collateral Agent has no obligation to marshal any of the Collateral.

9.2 Application of Proceeds. Subject to any Intercreditor Agreements, except as expressly provided elsewhere in this Agreement, all proceeds received by the Collateral Agent in respect of any sale, any collection from, or other realization upon all or any part of the Collateral shall be applied in full or in part by the Collateral Agent against the Secured Obligations in the order of priority set forth in Section 8.3 of the Credit Agreement.

9.3 Sales on Credit. If the Collateral Agent sells any of the Collateral upon credit, Grantor will be credited only with payments actually made by purchaser and received by Collateral Agent and applied to indebtedness of the purchaser. In the event the purchaser fails to pay for the Collateral, the Collateral Agent may resell the Collateral and Grantor shall be credited with proceeds of the sale.

9.4 Investment Related Property. Each Grantor recognizes that, by reason of certain prohibitions contained in the Securities Act and applicable state securities Laws, the Collateral Agent may be compelled, with respect to any sale of all or any part of the Investment Related Property conducted without prior registration or qualification of such Investment Related Property under the Securities Act and/or such state securities Laws, to limit purchasers to those who will agree, among other things, to acquire the Investment Related Property for their own account, for investment and not with a view to the distribution or resale thereof. Each Grantor acknowledges that any such private sale may be at prices and on terms less favorable than those obtainable through a public sale without such restrictions (including a public offering made pursuant to a registration statement under the Securities Act) and, notwithstanding such circumstances, each Grantor agrees that any such private sale shall be deemed to have been made in a commercially reasonable manner and that the Collateral Agent has no obligation to engage in public sales and no obligation to delay the sale of any Investment Related Property for the period of time necessary to permit the issuer thereof to register it for a form of public sale requiring registration under the Securities Act or under applicable state securities Laws, even if such issuer would, or should, agree to so register it. If the Collateral Agent determines to exercise its right to sell any or all of the Investment Related Property, upon written request, each Grantor shall and shall cause each issuer (or use commercially reasonable efforts to cause any issuer that is not a Subsidiary of such Grantor) of any Investment Related Property to be sold hereunder, each partnership and each limited liability company from time to time to furnish to the Collateral Agent all such information as the Collateral Agent may reasonably request in order to determine the number and nature of interest, shares or other instruments included in the Investment Related Property which may be sold by the Collateral Agent in exempt transactions under the Securities Act and the rules and regulations of the U.S. Securities and Exchange Commission thereunder, as the same are from time to time in effect.

9.5 Grant of Intellectual Property License. Subject to Section 9.6, upon the occurrence and during the continuance of an Event of Default, for the purpose of enabling the Collateral Agent to exercise rights and remedies under this Section 9 at such time as the Collateral Agent shall be lawfully entitled to exercise such rights and remedies, and for no other purpose, each Grantor hereby grants to the Collateral Agent, to the extent of such Grantor’s rights therein and to the extent permitted by the applicable licenses or other agreements relating thereto, an irrevocable (during the continuation of an Event of Default) non-exclusive license, subject, in the case of Trademarks, to sufficient rights in favor of such Grantor to

22

quality control and inspection relating to the nature and quality of goods and services to be offered in connection with such Trademarks to avoid the risk of invalidation of such Trademarks, to use or sublicense any of the Intellectual Property now owned or hereafter acquired by such Grantor, wherever the same may be located, such license being exercisable without payment of royalty or other compensation to such Grantor. Such license shall include access to all media in which any of the licensed items may be recorded or stored and to all computer programs used for the compilation or printout hereof.

9.6 Intellectual Property.

(a) Anything contained herein to the contrary notwithstanding, in addition to the other rights and remedies provided herein, upon the occurrence and during the continuation of an Event of Default:

(i) the Collateral Agent has the right (but not the obligation) to bring suit or otherwise commence any action or proceeding in the name of any Grantor, the Collateral Agent or otherwise, in the Collateral Agent’s sole discretion, to enforce any Intellectual Property included in the Collateral and rights under Intellectual Property Licenses included in the Collateral in which event such Grantor shall, at the request of the Collateral Agent, do any and all lawful acts and execute any and all documents required by the Collateral Agent in aid of such enforcement and such Grantor shall promptly, upon demand, reimburse and indemnify the Collateral Agent as provided in Section 10 hereof in connection with the exercise of its rights under this Section, and, to the extent that the Collateral Agent shall elect not to bring suit to enforce any Intellectual Property included in the Collateral as provided in this Section 9.6, each Grantor agrees to use all commercially reasonable measures, whether by action, suit, proceeding or otherwise, to prevent the infringement or other violation of any of such Grantor’s rights in such Intellectual Property by others and for that purpose agrees to, to the extent commercially reasonable, diligently maintain any action, suit or proceeding against any Person so infringing as shall be necessary to prevent such infringement or violation;

(ii) the Collateral Agent has the right to, or upon written demand from the Collateral Agent, each Grantor shall, grant, assign, convey or otherwise transfer to the Collateral Agent or such Collateral Agent’s designee all of such Grantor’s right, title and interest in and to the Intellectual Property included in the Collateral and execute and deliver to the Collateral Agent such documents as are necessary or appropriate to carry out the intent and purposes of this Agreement;

(iii) each Grantor agrees that such an assignment and/or recording shall be applied to reduce the Secured Obligations outstanding only to the extent that the Collateral Agent (or any Secured Party) receives cash proceeds in respect of the sale of, or any other realization upon, the Intellectual Property included in the Collateral;

(iv) the Collateral Agent has the right to direct such Grantor to refrain, in which event such Grantor shall refrain, from using the Intellectual Property included in the Collateral in any manner whatsoever, directly or indirectly; and

(v) the Collateral Agent has the right to notify, or require each Grantor to notify, any obligors with respect to amounts due or to become due to such Grantor in respect of the Intellectual Property included in the Collateral, of the existence of the security interest created herein, to direct such obligors to make payment of all such amounts directly to the Collateral Agent, and, upon such notification and at the expense of such Grantor, to enforce collection of any such amounts and to adjust, settle or compromise the amount or payment thereof, in the same manner and to the same extent as such Grantor might have done.

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(b) If (i) an Event of Default has occurred and, by reason of cure, waiver, modification, amendment or otherwise, no longer is continuing, (ii) no other Event of Default has occurred and is continuing, (iii) an assignment or other transfer to the Collateral Agent of any rights, title and interests in and to the Intellectual Property has been previously made and has become absolute and effective, and (iv) the Secured Obligations shall not have become immediately due and payable, upon the written request of any Grantor, the Collateral Agent shall promptly execute and deliver to such Grantor, at such Grantor’s sole cost and expense, such assignments or other transfer as may be necessary to reassign to such Grantor any such rights, title and interests as may have been assigned to the Collateral Agent as aforesaid, subject to any disposition thereof that may have been made by the Collateral Agent; provided that, after giving effect to such reassignment, the Collateral Agent’s security interest granted pursuant hereto, as well as all other rights and remedies of the Collateral Agent granted hereunder, shall continue to be in full force and effect; provided further, that the rights, title and interests so reassigned shall be free and clear of any other Liens granted by or on behalf of the Collateral Agent and the Secured Parties.

9.7 Cash Proceeds; Collateral Account. If any Event of Default has occurred and is continuing, in addition to the rights of the Collateral Agent specified in Section 6.4 with respect to payments of Receivables, all proceeds of any Collateral received by any Grantor consisting of cash, checks and other near-cash items (collectively, “Cash Proceeds”) shall be held by such Grantor in trust for the Collateral Agent, segregated from other funds of such Grantor, and shall, upon written request of the Collateral Agent, promptly (but in any event within two (2) Business Days or such longer period as the Collateral Agent may agree in its reasonable discretion) following receipt by such Grantor, be turned over to the Collateral Agent in the exact form received by such Grantor (duly indorsed by such Grantor to the Collateral Agent, if required) and held by the Collateral Agent in the Collateral Account. Any Cash Proceeds received by the Collateral Agent (whether from a Grantor or otherwise) may, at the sole discretion of the Collateral Agent, (a) be held by the Collateral Agent for the benefit of the Secured Parties, as collateral security for the Secured Obligations (whether matured or unmatured) and/or (b) then or at any time thereafter may be held by the Collateral Agent and applied by the Administrative Agent to the Secured Obligations then due and owing pursuant to the terms of the Credit Agreement. Upon the cure or waiver of all continuing Events of Default certified in writing by the Borrower, all Cash Proceeds held by the Collateral Agent that have not been otherwise applied shall be returned to the applicable Grantor or as the Borrower may otherwise direct in writing.

SECTION 10. COLLATERAL AGENT

The Collateral Agent has been appointed to act as Collateral Agent hereunder by the Lenders and, by their acceptance of the benefits hereof, the other Secured Parties. The Collateral Agent shall be obligated, and has the right hereunder, to make demands, to give notices, to exercise or refrain from exercising any rights, and to take or refrain from taking any action (including the release or substitution of Collateral), solely in accordance with this Agreement and the Credit Agreement. In furtherance of the foregoing provisions of this Section 10, each Secured Party (other than the Collateral Agent and Administrative Agent), by its acceptance of the benefits hereof, agrees that it has no right individually to realize upon any of the Collateral hereunder, it being understood and agreed by such Secured Party that all rights and remedies hereunder may be exercised solely by the Collateral Agent for the benefit of Secured Parties in accordance with the terms of this Section. The provisions of the Credit Agreement relating to the Collateral Agent including the provisions relating to resignation or removal of the Collateral Agent and the powers and duties and immunities of the Collateral Agent are incorporated herein by this reference and shall survive any termination of the Credit Agreement to the extent provided therein.

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SECTION 11. CONTINUING SECURITY INTEREST; REINSTATEMENT.

Each Grantor agrees that, if any payment made by any Credit Party or other Person and applied to the Secured Obligations is at any time annulled, avoided, set aside, rescinded, invalidated, declared to be fraudulent or preferential or otherwise required to be refunded or repaid, or the proceeds of any Collateral are required to be returned by any Secured Party to such Credit Party, its estate, trustee, receiver or any other party, including any Grantor, under any bankruptcy law, state or federal law, common law or equitable cause, then, to the extent of such payment or repayment, any Lien or other Collateral securing such liability shall be and remain in full force and effect, as fully as if such payment had never been made. If, prior to any of the foregoing, (a) any Lien or other Collateral securing such Grantor’s liability hereunder shall have been released or terminated by virtue of the foregoing or (b) any provision of the Guaranty under the Credit Agreement shall have been terminated, cancelled or surrendered, such Lien, other Collateral or provision shall be reinstated in full force and effect and such prior release, termination, cancellation or surrender shall not diminish, release, discharge, impair or otherwise affect the obligations of any such Grantor in respect of any Lien or other Collateral securing such obligation or the amount of such payment.

SECTION 12. STANDARD OF CARE; COLLATERAL AGENT MAY PERFORM

The powers conferred on the Collateral Agent hereunder are solely to protect its interest in the Collateral and shall not impose any duty upon it to exercise any such powers. The Collateral Agent shall not be responsible for any failure to exercise any such powers or any delay in so doing. Except for the exercise of reasonable care in the custody of any Collateral in its possession and the accounting for Moneys actually received by it hereunder, the Collateral Agent has no duty as to any Collateral or as to the taking of any necessary steps to preserve rights against prior parties or any other rights pertaining to any Collateral. Neither the Collateral Agent nor any of its directors, officers, employees or agents shall be liable for failure to demand, collect or realize upon all or any part of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of any Grantor or otherwise.

SECTION 13. INTERCREDITOR AGREEMENTS

Notwithstanding anything herein to the contrary, (a) the liens and security interests granted to the Collateral Agent pursuant to this Agreement and (b) the exercise of any right or remedy by the Collateral Agent hereunder is subject to the limitations and the provisions of any Intercreditor Agreements. In the event of any conflict between the terms of any Intercreditor Agreement and the terms of this Agreement, the terms of such Intercreditor Agreement shall govern.

SECTION 14. MORTGAGES

In the case of a conflict between this Agreement and any Mortgage with respect to any Material Real Estate Asset that is also subject to a valid and enforceable Lien under the terms of such Mortgage (including Fixtures), the terms of such Mortgage shall govern.

SECTION 15. TERMINATION AND RELEASE

Subject to the terms of the Credit Agreement, the Collateral Agent is hereby irrevocably authorized by each Secured Party (without the requirement of notice to or consent of any Secured Party except as expressly required by Section 10.5 of the Credit Agreement) to take any action requested by the Borrower having the effect of releasing any Collateral or guarantee obligations as, and to the extent, provided in Section 9.10 of the Credit Agreement.

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SECTION 16. MISCELLANEOUS

Any notice required or permitted to be given under this Agreement shall be given in accordance with Section 10.1 of the Credit Agreement. No failure or delay on the part of the Collateral Agent in the exercise of any power, right or privilege hereunder or under any other Credit Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege. All rights and remedies existing under this Agreement and the other Credit Documents are cumulative to, and not exclusive of, any rights or remedies otherwise available. In case any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby. This Agreement shall be binding upon and inure to the benefit of the Collateral Agent and the Grantors and their respective successors and assigns. Except as permitted under the Credit Agreement, no Grantor shall, without the prior written consent of the Collateral Agent given in accordance with the Credit Agreement, assign any right, duty or obligation hereunder. Accordingly, the Credit Documents may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements of the parties. There are no unwritten oral agreements between the parties pertaining to the subject matter hereof. None of the terms or provisions of this Agreement may be waived, amended, supplemented or otherwise modified except in accordance with Section 10.5 of the Credit Agreement; provided, however, that (a) to the extent expressly required hereunder or under the Credit Agreement, schedules to the Security Agreement Disclosure Letter may be amended or supplemented through Pledge Supplements, substantially in the form of Exhibit A attached hereto, duly executed by the Collateral Agent and each applicable Grantor, and as otherwise expressly provided in this Agreement and (b) additional Grantors may join this Agreement in accordance with Section 7.2.

This Agreement may be executed in one or more counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute one and the same instrument; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document. Delivery of an executed signature page of this Agreement by facsimile transmission or Electronic Transmission shall be as effective as delivery of a manually executed counterpart hereof.

THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND ALL CLAIMS AND CONTROVERSIES ARISING OUT OF THE SUBJECT MATTER HEREOF WHETHER SOUNDING IN CONTRACT LAW, TORT LAW OR OTHERWISE SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (OTHER THAN ANY MANDATORY PROVISIONS OF THE UCC RELATING TO THE LAW GOVERNING PERFECTION AND THE EFFECT OF PERFECTION OF THE SECURITY INTEREST).

SECTIONS 10.15 (CONSENT TO JURISDICTION) AND 10.16 (WAIVER OF JURY TRIAL) OF THE CREDIT AGREEMENT ARE INCORPORATED HEREIN BY THIS REFERENCE AND SUCH INCORPORATION SHALL SURVIVE ANY TERMINATION OF THE CREDIT AGREEMENT.

[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, each Grantor and the Collateral Agent have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first above written.

                                                     GRANTORS:

LUMENTUM HOLDINGS INC.

By:
Name:
Title:

LUMENTUM INC.

By:
Name:
Title:

LUMENTUM OPERATIONS LLC

By:
Name:
Title:

OCLARO, LLC

By:
Name:
Title:

OCLARO FIBER OPTICS, INC.

By:
Name:
Title:

[Lumentum - Signature Page to Pledge and Security Agreement]

OCLARO, INC.

By:
Name:
Title:

[Lumentum - Signature Page to Pledge and Security Agreement]

DEUTSCHE BANK AG NEW YORK BRANCH, as Collateral Agent

By:
Name:
Title:

By:
Name:
Title:

[Lumentum - Signature Page to Pledge and Security Agreement]

EXHIBIT A

TO PLEDGE AND SECURITY AGREEMENT

PLEDGE SUPPLEMENT

This PLEDGE SUPPLEMENT, dated [    ], 20[    ], is delivered by [    ], a [    ] (the “Grantor”), pursuant to the Pledge and Security Agreement, dated as of December 10, 2018 (as it may be from time to time amended, restated, supplemented or otherwise modified from time to time, the “Security Agreement”), by and among LUMENTUM HOLDINGS INC., a Delaware corporation (the “Borrower”), the other Grantors party thereto and DEUTSCHE BANK AG NEW YORK BRANCH, as Collateral Agent. Capitalized terms used herein not otherwise defined herein has the meanings ascribed thereto in the Security Agreement.

The Grantor hereby confirms the grant to the Collateral Agent set forth in the Security Agreement of and does hereby grant to the Collateral Agent a security interest in all of Grantor’s right, title and interest in and to all Collateral set forth in the attached Supplements to the Schedules of the Security Agreement Disclosure Letter, to secure the Secured Obligations. The Grantor represents and warrants that the attached Supplements to Schedules accurately and completely set forth all additional information required to be provided pursuant to the Security Agreement and hereby agrees that such Supplements to Schedules shall constitute part of the Schedules to the Security Agreement Disclosure Letter.

THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND ALL CLAIMS AND CONTROVERSIES ARISING OUT OF THE SUBJECT MATTER HEREOF WHETHER SOUNDING IN CONTRACT LAW, TORT LAW OR OTHERWISE SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (OTHER THAN ANY MANDATORY PROVISIONS OF THE UCC RELATING TO THE LAW GOVERNING PERFECTION AND THE EFFECT OF PERFECTION OF THE SECURITY INTEREST).

[Remainder of Page Intentionally Left Blank]

EXHIBIT A-1

IN WITNESS WHEREOF, Grantor has caused this Pledge Supplement to be duly executed and delivered by its duly authorized officer as of the date first above written.

[NAME OF GRANTOR]

By:
Name:
Title:

EXHIBIT A-2

SUPPLEMENT TO SCHEDULE 5.1

OF THE SECURITY AGREEMENT DISCLOSURE LETTER

Additional Information:

GENERAL INFORMATION

(A)	Full Legal Name, Type of Organization, Jurisdiction of Organization, Chief Executive Office/Sole Place of Business and Organizational Identification Number of each Grantor:

Full Legal Name	Type of Organization	Jurisdiction of Organization	Chief Executive Office/Sole Place of Business	Organization Identification Number

(B)	Trade Names or Other Names under which each Grantor currently conducts business:

Grantor	Trade Names/Other Names

(C)	Changes in Name, Jurisdiction of Organization, Chief Executive Office or Sole Place of Business and Corporate Structure within past five (5) years:

Grantor	Date of Change	Description of Change

(D)	Financing Statements, etc.:

UCC-1 Financing Statements:

Grantor	Filing Office

SUPPLEMENT TO SCHEDULE 5.2

OF THE SECURITY AGREEMENT DISCLOSURE LETTER

COLLATERAL IDENTIFICATION

I.	INVESTMENT RELATED PROPERTY

(A)	Pledged Stock:

Grantor	Issuer	Type of Organization	Jurisdiction of Organization	% of Interest Pledged

(B)	Pledged LLC Interests:

Grantor	Issuer	Type of Organization	Jurisdiction of Organization	% of Interest Pledged

(C) Other Pledged Equity Interests:

Grantor	Issuer	Type of Organization	Jurisdiction of Organization	% of Interest Pledged

(D)	Pledged Debt:

Grantor	Payee	Maturity Date	Principal Amount

II.	INTELLECTUAL PROPERTY

(A)	Registered U.S. Copyrights and Copyright Applications:

No.	Title	App. No.	App. Date.	Reg. No.	Reg. Date	Owner

(B)	U.S. Patents and Patent Applications:

No.	Title	App. No.	App. Date	Reg. No.	Reg. Date	Owner

(C)	U.S. Trademark Registrations and Trademark Applications:

No.	Trademark	Owner	App. No.	App. Date	Reg. No.	Reg. Date

III.	COMMERCIAL TORT CLAIMS

[    ]

EXHIBIT B

TO PLEDGE AND SECURITY AGREEMENT

COPYRIGHT SECURITY AGREEMENT

This COPYRIGHT SECURITY AGREEMENT, dated as of [                    ] (this “Agreement”), is made by each of the signatories hereto indicated as a “Grantor” (each, a “Grantor” and collectively, the “Grantors”) in favor of DEUTSCHE BANK AG NEW YORK BRANCH, as Collateral Agent for the Secured Parties (in such capacity and together with its successors and assigns in such capacity, the “Agent”).

WHEREAS, the Grantors entered into a Pledge and Security Agreement dated as of December 10, 2018 (as amended, restated, supplemented or otherwise modified from time to time, the “Security Agreement”), among the Grantors and each of the other grantors from time to time party thereto and the Agent, pursuant to which the Grantors granted to the Agent, for the benefit of the Secured Parties, a security interest in the Copyright Collateral (as defined below); and

WHEREAS, pursuant to the Security Agreement, the Grantors agreed to execute and deliver this Agreement, in order to record the security interest granted to the Agent for the benefit of the Secured Parties with the United States Copyright Office.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each Grantor hereby agrees with the Agent as follows:

SECTION 1. Defined Terms

Capitalized terms used but not defined herein shall have the respective meanings given thereto in the Security Agreement, and if not defined therein, shall have the respective meanings given thereto in the Credit Agreement.

SECTION 2. Grant of Security Interest

Each Grantor hereby grants to the Agent, for the benefit of the Secured Parties, a security interest in and continuing lien on all of such Grantor’s right, title and interest in, to and under all Copyrights of such Grantor including the following, in each case whether now owned or existing or hereafter acquired or arising and wherever located (collectively, the “Copyright Collateral”) as collateral security for the Secured Obligations: all United States copyrights (including community designs), including copyrights in Software and all rights in and to databases, and all Mask Works (as defined under 17 U.S.C. 901 of the U.S. Copyright Act), whether registered or unregistered, moral rights, reversionary interests, termination rights and applications for any of the foregoing, including: (a) all registrations and applications therefor including the registrations and applications listed on Schedule A attached hereto, (b) all extensions and renewals thereof, (c) all rights corresponding thereto throughout the world, (d) all rights to sue for past, present and future infringements thereof and (e) all Proceeds of the foregoing, including license fees, royalties, income, payments, claims, damages and proceeds of suit.

Notwithstanding the foregoing and anything to the contrary contained herein, the security interest created hereby shall not extend to, and the term “Copyright Collateral” shall not include, any Excluded Assets.

SECTION 3. Security Agreement

The security interest granted pursuant to this Agreement is granted in conjunction with the security interest granted to the Agent for the Secured Parties pursuant to the Security Agreement, and each Grantor hereby acknowledges and affirms that the rights and remedies of the Agent with respect to the security interest in the Copyright Collateral made and granted hereby are more fully set forth in the Security Agreement, the terms and provisions of which are incorporated by reference herein as if fully set forth herein. In the event that any provision of this Agreement is deemed to conflict with the Security Agreement, the provisions of the Security Agreement shall control.

SECTION 4. Recordation

Each Grantor authorizes and requests that the Register of Copyrights and any other applicable government officer record this Agreement.

SECTION 5. Governing Law, Etc.

THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND ALL CLAIMS AND CONTROVERSIES ARISING OUT OF THE SUBJECT MATTER HEREOF WHETHER SOUNDING IN CONTRACT LAW, TORT LAW OR OTHERWISE SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAW PROVISIONS THAT WOULD RESULT IN THE APPLICATION OF ANY OTHER LAW.

SECTIONS 10.15 (CONSENT TO JURISDICTION) AND 10.16 (WAIVER OF JURY TRIAL) OF THE CREDIT AGREEMENT ARE INCORPORATED HEREIN BY THIS REFERENCE AND SUCH INCORPORATION SHALL SURVIVE ANY TERMINATION OF THE CREDIT AGREEMENT.

SECTION 6. Counterparts

This Agreement may be executed in one or more counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, each Grantor has caused this Agreement to be executed and delivered by its duly authorized officer as of the date first set forth above.

[GRANTOR]

By:
Name:
Title:

Accepted and Agreed:

DEUTSCHE BANK AG NEW YORK BRANCH, as Agent

By:
Name:
Title:

By:
Name:
Title:

SCHEDULE A

to

COPYRIGHT SECURITY AGREEMENT

COPYRIGHT REGISTRATIONS

No.	Title	App. No.	App. Date	Reg. No.	Reg. Date	Owner

EXHIBIT C

TO PLEDGE AND SECURITY AGREEMENT

PATENT SECURITY AGREEMENT

This PATENT SECURITY AGREEMENT, dated as of [                    ] (this “Agreement”), is made by each of the signatories hereto indicated as a “Grantor” (each, a “Grantor” and collectively, the “Grantors”) in favor of DEUTSCHE BANK AG NEW YORK BRANCH, as Collateral Agent for the Secured Parties (in such capacity and together with its successors and assigns in such capacity, the “Agent”).

WHEREAS, the Grantors entered into a Pledge and Security Agreement dated as of December 10, 2018 (as amended, restated, supplemented or otherwise modified from time to time, the “Security Agreement”), by and among the Grantors and each of the other grantors from time to time party thereto and the Agent, pursuant to which the Grantors granted to the Agent, for the benefit of the Secured Parties, a security interest in the Patent Collateral (as defined below); and

WHEREAS, pursuant to the Security Agreement, the Grantors agreed to execute and deliver this Agreement, in order to record the security interest granted to the Agent for the benefit of the Secured Parties with the United States Patent and Trademark Office.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each Grantor hereby agrees with the Agent as follows:

SECTION 1. Defined Terms

Capitalized terms used but not defined herein shall have the respective meanings given thereto in the Security Agreement, and if not defined therein, shall have the respective meanings given thereto in the Credit Agreement.

SECTION 2. Grant of Security Interest

Each Grantor hereby grants to the Agent, for the benefit of the Secured Parties, a security interest in and continuing lien on all of such Grantor’s right, title and interest in, to and under all Patents of such Grantor including the following, in each case whether now owned or existing or hereafter acquired or arising and wherever located (collectively, the “Patent Collateral”) as collateral security for the Secured Obligations: all United States patents and certificates of invention, or similar industrial property rights, and applications for any of the foregoing, including: (a) each patent and patent application listed on Schedule A attached hereto, (b) all reissues, divisions, continuations, continuations-in-part, extensions, renewals and reexaminations thereof, (c) all rights corresponding thereto throughout the world, (d) all inventions and improvements claimed therein, (e) all rights to sue for past, present and future infringements thereof, and (f) all Proceeds of the foregoing, including license fees, royalties, income, payments, claims, damages and proceeds of suit.

Notwithstanding the foregoing and anything to the contrary contained herein, the security interest created hereby shall not extend to, and the term “Patent Collateral” shall not include, any Excluded Assets.

SECTION 3. Security Agreement

The security interest granted pursuant to this Agreement is granted in conjunction with the security interest granted to the Agent for the Secured Parties pursuant to the Security Agreement, and each Grantor hereby acknowledges and affirms that the rights and remedies of the Agent with respect to the security interest in the Patent Collateral made and granted hereby are more fully set forth in the Security Agreement, the terms and provisions of which are incorporated by reference herein as if fully set forth herein. In the event that any provision of this Agreement is deemed to conflict with the Security Agreement, the provisions of the Security Agreement shall control.

SECTION 4. Recordation

Each Grantor authorizes and requests that the Director of the United States Patent and Trademark Office and any other applicable government officer record this Agreement.

SECTION 5. Governing Law, Etc.

THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND ALL CLAIMS AND CONTROVERSIES ARISING OUT OF THE SUBJECT MATTER HEREOF WHETHER SOUNDING IN CONTRACT LAW, TORT LAW OR OTHERWISE SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAW PROVISIONS THAT WOULD RESULT IN THE APPLICATION OF ANY OTHER LAW.

SECTIONS 10.15 (CONSENT TO JURISDICTION) AND 10.16 (WAIVER OF JURY TRIAL) OF THE CREDIT AGREEMENT ARE INCORPORATED HEREIN BY THIS REFERENCE AND SUCH INCORPORATION SHALL SURVIVE ANY TERMINATION OF THE CREDIT AGREEMENT.

SECTION 6. Counterparts

This Agreement may be executed in one or more counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, each Grantor has caused this Agreement to be executed and delivered by its duly authorized officer as of the date first set forth above.

[GRANTOR]

By:
Name:
Title:

Accepted and Agreed:

DEUTSCHE BANK AG NEW YORK BRANCH, as Agent

By:
Name:
Title:

By:
Name:
Title:

SCHEDULE A

to

PATENT SECURITY AGREEMENT

ISSUED PATENTS AND PATENT APPLICATIONS

No.	Title	App. No.	App. Date	Reg. No.	Reg. Date	Owner

EXHIBIT D

TO PLEDGE AND SECURITY AGREEMENT

TRADEMARK SECURITY AGREEMENT

This TRADEMARK SECURITY AGREEMENT, dated as of [                ] (this “Agreement”), is made by each of the signatories hereto indicated as a “Grantor” (each, a “Grantor” and collectively, the “Grantors”) in favor of DEUTSCHE BANK AG NEW YORK BRANCH, as Collateral Agent for the Secured Parties (in such capacity and together with its successors and assigns in such capacity, the “Agent”).

WHEREAS, the Grantors entered into a Pledge and Security Agreement dated as of December 10, 2018 (as amended, restated, supplemented or otherwise modified from time to time, the “Security Agreement”), among the Grantors and each of the other grantors from time to time party thereto and the Agent, pursuant to which the Grantors granted to the Agent, for the benefit of the Secured Parties, a security interest in the Trademark Collateral (as defined below); and

WHEREAS, pursuant to the Security Agreement, the Grantors agreed to execute and deliver this Agreement, in order to record the security interest granted to the Agent for the benefit of the Secured Parties with the United States Patent and Trademark Office.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each Grantor hereby agrees with the Agent as follows:

SECTION 1. Defined Terms

Capitalized terms used but not defined herein shall have the respective meanings given thereto in the Security Agreement, and if not defined therein, shall have the respective meanings given thereto in the Credit Agreement.

SECTION 2. Grant of Security Interest in Trademark Collateral

Section 2.1 Grant of Security.

Each Grantor hereby grants to the Agent, for the benefit of the Secured Parties, a security interest in and continuing lien on all of such Grantor’s right, title and interest in, to and under all Trademarks of such Grantor including the following, in each case whether now owned or existing or hereafter acquired or arising and wherever located (collectively, the “Trademark Collateral”) as collateral security for the Secured Obligations: all United States trademarks, trade names, corporate names, company names, business names, fictitious business names, Internet domain names, service marks, certification marks, collective marks, logos, other source or business identifiers, designs and general intangibles of a like nature, all registrations and applications for any of the foregoing including, (a) the registrations and applications listed on Schedule A attached hereto, (b) all extensions or renewals of any of the foregoing, (c) all of the goodwill of the business connected with the use of and symbolized by the foregoing, (d) the right to sue for past, present and future infringement or dilution of any of the foregoing or for any injury to goodwill and (e) all Proceeds of the foregoing, including license fees, royalties, income, payments, claims, damages and proceeds of suit.

Section 2.2 Certain Limited Exclusions.

Notwithstanding anything herein to the contrary, in no event shall the Trademark Collateral include or the security interest granted under Section 2.1 hereof attach to (a) any “intent-to-use” trademark application filed pursuant to Section 1(b) of the Lanham Act, 15 U.S.C. § 1051, prior to the filing and acceptance of a “Statement of Use” pursuant to Section 1(d) of the Lanham Act or an “Amendment to Allege Use” pursuant to Section 1(c) of the Lanham Act with respect thereto, to the extent, if any, that, and solely during the period, if any, in which, the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark application or any registration that issues from such intent-to-use application under applicable federal Law, or (b) any other Excluded Assets.

SECTION 3. Security Agreement

The security interest granted pursuant to this Agreement is granted in conjunction with the security interest granted to the Agent for the Secured Parties pursuant to the Security Agreement, and each Grantor hereby acknowledges and affirms that the rights and remedies of the Agent with respect to the security interest in the Trademark Collateral made and granted hereby are more fully set forth in the Security Agreement, the terms and provisions of which are incorporated by reference herein as if fully set forth herein. In the event that any provision of this Agreement is deemed to conflict with the Security Agreement, the provisions of the Security Agreement shall control.

SECTION 4. Recordation

Each Grantor authorizes and requests that the Director of the United States Patent and Trademark Office and any other applicable government officer record this Agreement.

SECTION 5. Governing Law, Etc.

THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND ALL CLAIMS AND CONTROVERSIES ARISING OUT OF THE SUBJECT MATTER HEREOF WHETHER SOUNDING IN CONTRACT LAW, TORT LAW OR OTHERWISE SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAW PROVISIONS THAT WOULD RESULT IN THE APPLICATION OF ANY OTHER LAW (OTHER THAN ANY MANDATORY PROVISIONS OF THE UCC RELATING TO THE LAW GOVERNING PERFECTION AND THE EFFECT OF PERFECTION OF THE SECURITY INTEREST).

SECTIONS 10.15 (CONSENT TO JURISDICTION) AND 10.16 (WAIVER OF JURY TRIAL) OF THE CREDIT AGREEMENT ARE INCORPORATED HEREIN BY THIS REFERENCE AND SUCH INCORPORATION SHALL SURVIVE ANY TERMINATION OF THE CREDIT AGREEMENT.

SECTION 6. Counterparts

This Agreement may be executed in one or more counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, each Grantor has caused this Agreement to be executed and delivered by its duly authorized officer as of the date first set forth above.

[GRANTOR]

By:
Name:
Title:

Accepted and Agreed:

DEUTSCHE BANK AG NEW YORK BRANCH, as Agent

By:
Name:
Title:

By:
Name:
Title:

SCHEDULE A

to

TRADEMARK SECURITY AGREEMENT

TRADEMARK REGISTRATIONS AND APPLICATIONS

No.	Trademark	Owner	App. No.	App. Date	Reg. No.	Reg. Date

EXHIBIT J TO

CREDIT AND GUARANTY AGREEMENT

FORM OF

INTERCOMPANY SUBORDINATION AGREEMENT

This INTERCOMPANY SUBORDINATION AGREEMENT (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, this “Intercompany Subordination Agreement”), dated as of December 10, 2018, made by and among Lumentum Holdings Inc., a Delaware corporation (the “Borrower”), the Subsidiaries of the Borrower (as defined in the Credit Agreement referred to below) party hereto (together with the Borrower and the other Subsidiaries of the Borrower as shall become party hereto pursuant to Section 5.10 of the Credit Agreement (as defined below), each, (i) if such Person is a Credit Party, in its capacity as an obligor under any Intercompany Subordinated Debt (as defined below), being referred to individually, as an “Intercompany Debtor” and collectively, as the “Intercompany Debtors” and (ii) if such Person is not a Credit Party, in its capacity as a holder of any Intercompany Subordinated Debt, being referred to individually, as a “Subordinated Creditor” and collectively, as the “Subordinated Creditors”), in favor of Deutsche Bank AG New York Branch (“DBNY”), as Agent (as defined below).

W I T N E S S E T H:

WHEREAS, reference is made to (a) the Credit and Guaranty Agreement, dated as of the date hereof (as the same may be amended, restated, amended and restated, supplemented and/or otherwise modified from time to time, the “Credit Agreement”), by and among the Borrower, the other Credit Parties from time to time party thereto, the several financial institutions from time to time party thereto, and DBNY as Administrative Agent and Collateral Agent (each as defined thereunder) (in such capacities, the “Agent”) for the benefit of the Secured Parties thereunder (the “Secured Parties”) and (b) any related notes, guarantees, collateral documents, instruments and agreements executed in connection with the Credit Agreement, and in each case as amended, modified, renewed, refunded, replaced, restated, restructured, increased, supplemented or refinanced in whole or in part from time to time, regardless of whether such amendment, modification, renewal, refunding, replacement, restatement, restructuring, increase, supplement or refinancing is with the same lenders or holders, agents or otherwise. Capitalized terms used herein but not otherwise defined herein shall have the meaning ascribed to such terms in the Credit Agreement.

WHEREAS, each Intercompany Debtor is now or may hereafter from time to time become indebted or otherwise obligated to one or more Subordinated Creditors in respect of Indebtedness owing to or investment made by each such Subordinated Creditor whether due or to become due, absolute or contingent, liquidated or unliquidated, determined or undetermined (whether created directly or acquired by assignment or otherwise), and interest, premiums and fees, if any, thereon and other amounts payable in respect thereof and all rights and remedies of each such Subordinated Creditor with respect thereto, being referred to as the “Intercompany Subordinated Debt”);

WHEREAS, each Subordinated Creditor has duly authorized the execution, delivery and performance of this Intercompany Subordination Agreement; and

WHEREAS, it is in the best interests of each Subordinated Creditor to execute this Intercompany Subordination Agreement inasmuch as such Subordinated Creditor will derive substantial direct and indirect benefits from the Credit Extensions made by the Lenders pursuant to the Credit Agreement;

Exhibit J-1

NOW, THEREFORE, for good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, and in order to (a) induce the Lenders to make Credit Extensions to the Borrower pursuant to the Credit Agreement and (b) in the case of each Secured Swap Provider and Bank Product Provider, to enter into and perform under any Bank Product Agreement or Secured Rate Contract, the parties hereto hereby agree as follows:

ARTICLE I

AGREEMENT

SECTION 1.1. Agreement to Subordinate.

(a) Each of the Intercompany Debtors and the Subordinated Creditors agrees that the Intercompany Subordinated Debt is and shall be subject, subordinate and rendered junior, to the extent and in the manner hereinafter set forth, in right of payment, to the prior Payment in Full (as defined below) in cash of all Obligations (such obligations and other indebtedness and obligation in connection with any renewal refinancing or restructuring thereof are referred to collectively as the “Senior Indebtedness”). For purposes of this Intercompany Subordination Agreement, “Payment in Full” of the Senior Indebtedness means that the Secured Parties shall have received full payment of the Senior Indebtedness in cash (including, in each case, interest, fees, and other amounts after the filing of a petition initiating any proceeding or the commencement of a proceeding referred to in clause (a) of Section 1.2 below) (other than amounts in respect of indemnification, expense reimbursement, yield protection or tax gross-up and contingent obligations, in each case that are not then owing or with respect to which no claim has been made), all Term Loan Commitments have terminated. Each of the Intercompany Debtors and the Subordinated Creditors waives notice of acceptance of this Intercompany Subordination Agreement by the Secured Parties, and each Subordinated Creditor waives notice of, and consents to the making, amount and terms of, the Senior Indebtedness which may exist or be created from time to time and any renewal, extension, refinancing, amendment, amendment and restatement or other modification thereof from time to time, and any other lawful action which any Secured Party in its sole and absolute discretion may take or omit to take with respect thereto from time to time. The provisions of this section shall inure to the benefit of and to all Secured Parties, and the Agent is hereby irrevocably authorized to enforce such provisions in accordance with the terms of the Credit Agreement.

(b) Except as the Agent may otherwise agree, no Intercompany Debtor shall make, and no Subordinated Creditor shall receive or accept from any source whatsoever, any payment or distribution of any kind, directly or indirectly, in cash, property or by set-off in any manner, in respect of any Intercompany Subordinated Debt if any Event of Default under the Credit Agreement shall have occurred and be continuing or would result therefrom, unless and until (i) Payment in Full or (ii) such Event of Default has been cured or waived in accordance with the terms of the Credit Agreement. Nothing herein shall prohibit any Intercompany Debtor from making, in accordance with the terms of the Credit Agreement, and any Subordinated Creditor from receiving, in accordance with the terms of the Credit Agreement, any payments in respect of Intercompany Subordinated Debt so long as no Event of Default has occurred and is continuing under and as defined in the Credit Agreement. Absent the occurrence and continuance of an Event of Default, each Intercompany Debtor shall be permitted to make, and each Subordinated Creditor shall be permitted to receive or accept from any source whatsoever, any payment or distribution of any kind, directly or indirectly, in cash, property or by set-off in any manner, in respect of any Intercompany Subordinated Debt (to the extent not otherwise prohibited by any other Credit Document).

Exhibit J-2

SECTION 1.2. In Furtherance of Subordination.

(a) Except as otherwise permitted under the Credit Agreement, upon any distribution of all or any of the assets of any Intercompany Debtor in the event of:

(i) any insolvency or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding in connection therewith, relative to such Intercompany Debtor, or to its creditors, as such, or to its assets,

(ii) any liquidation, dissolution or other winding up of such Intercompany Debtor, Subordinated Creditor or Credit Party whether voluntary or involuntary and whether or not involving insolvency or bankruptcy, or

(iii) any assignment for the benefit of creditors or any other marshaling of assets and liabilities of such Intercompany Debtor,

and upon the occurrence and during the continuing of an Event of Default, then, and in any such event, unless the Agent shall otherwise agree in writing, the Secured Parties and the holders shall be entitled to receive Payment in Full in cash of all amounts due or to become due (whether or not the Senior Indebtedness has been declared due and payable prior to the date on which the Senior Indebtedness would otherwise have become due and payable) on or in respect of all Senior Indebtedness (including post-petition interest, fees, and expenses) before any of the Subordinated Creditors or anyone claiming through or on their behalf (including any receiver, trustee, or otherwise) are entitled to receive any payment or distribution on account of principal of (or premium, if any) or interest on or other amounts payable in respect of the Intercompany Subordinated Debt, and to that end, any payment or distribution of any kind or character, whether in cash, property or securities, which may be payable or deliverable in respect of the Intercompany Subordinated Debt in any such case, proceeding, dissolution, liquidation or other winding up or event, shall be paid or delivered directly to the Agent for the application (in the case of cash) to, or as collateral (in the case of non-cash property or securities) for, the payment or prepayment of the Senior Indebtedness until the Secured Parties have received Payment in Full of the Senior Indebtedness.

(b) Upon the occurrence and during the continuance of an Event of Default, if any proceeding, liquidation, dissolution or winding up referred to in clause (a) above is commenced by or against any Intercompany Debtor, to the extent permitted by Law:

(i) The Agent is hereby irrevocably authorized and empowered (in its own name or in the name of the Intercompany Debtors, the Subordinated Creditors or otherwise), but shall have no obligation, to demand, sue for, collect and receive every payment or distribution in respect of the Intercompany Subordinated Debt above and give acquittance therefor and to file claims and proofs of claim and take such other action (including voting the Intercompany Subordinated Debt or enforcing any security interest or other lien securing payment of the Intercompany Subordinated Debt) as the Agent may deem necessary or advisable for the exercise or enforcement of any of the rights or interests of the Secured Parties hereunder; and

Exhibit J-3

(ii) Each applicable Subordinated Creditor shall duly and promptly take such action as the Agent may reasonably request (A) to collect the Intercompany Subordinated Debt for the account of the Secured Parties and to file appropriate claims or proofs of claim in respect of the Intercompany Subordinated Debt, (B) to execute and deliver to the Agent such powers of attorney, assignments or other instruments as the Agent may reasonably request in order to enable them to enforce any and all claims with respect to, and any security interests and other liens securing payment of, the Intercompany Subordinated Debt and (C) to collect and receive any and all payments or distributions which may be payable or deliverable upon or with respect to the Intercompany Subordinated Debt.

(c) All payments or distributions of assets upon or with respect to the Intercompany Subordinated Debt which are received by any Subordinated Creditor contrary to the provisions of this Intercompany Subordination Agreement or the terms of the Credit Agreement or any other Credit Document shall be deemed to be held in trust for the Agent and the other Secured Parties, and shall be segregated from other funds and property held by such Subordinated Creditor and shall in any event be forthwith paid over to the Agent, in the same form as so received (with any necessary endorsement), to be applied (in the case of cash) to, or held as collateral (in the case of non-cash property or securities) for, the payment or prepayment of the Senior Indebtedness, whether matured or unmatured, in accordance with the terms of this Intercompany Subordination Agreement and the Credit Agreement.

(d) The Agent and the Required Lenders under the Credit Agreement are hereby authorized to demand specific performance of this Intercompany Subordination Agreement, whether or not any Intercompany Debtor shall have complied with any of the provisions hereof applicable to it, at any time when any Subordinated Creditor shall have failed to comply with any of the provisions of this Intercompany Subordination Agreement applicable to it. Each Subordinated Creditor hereby irrevocably waives any defense based on the adequacy of a remedy at law which might be asserted as a bar to such remedy of specific performance.

(e) Each Intercompany Debtor and each Subordinated Creditor acknowledges and agrees that the provisions of this Intercompany Subordination Agreement are intended to be and shall be enforceable in any bankruptcy, insolvency, receivership, or similar case or proceeding as a subordination agreement within the meaning of Section 510(a) of the United States Bankruptcy Code or any similar provision under any other law for the relief of debtors. Each Intercompany Debtor and each Subordinated Creditor further agrees that it will not take any actions in any bankruptcy, insolvency, receivership, or similar case or proceeding that are inconsistent with, or prohibited by, the provisions of this Intercompany Subordination Agreement. Specifically, no Intercompany Debtor or Subordinated Creditor may propose, vote to accept, or otherwise directly or indirectly support any proposed plan of reorganization or other dispositive restructuring or liquidating plan that is inconsistent with the provisions of this Intercompany Subordination Agreement.

Exhibit J-4

SECTION 1.3. No Enforcement or Commencement of Any Proceedings. Each Subordinated Creditor agrees that it will not, unless consented to by the Agent, accelerate the maturity of the Intercompany Subordinated Debt or commence, or join with any creditor other than the Agent or the Secured Parties in commencing, any proceeding referred to in Section 1.2(a) of this Intercompany Subordination Agreement, in each case except as not prohibited under the Credit Agreement. Unless consented to by the Agent, each Subordinated Creditor agrees not to initiate, prosecute or participate in any claim, action or other proceeding challenging the enforceability, validity, perfection, allowability, or priority of the Senior Indebtedness or any liens and security interests securing the Senior Indebtedness, in each case except as not prohibited under the Credit Agreement.

SECTION 1.4. Rights of Subrogation. Each Subordinated Creditor agrees that no payment or distribution to the Agent or any of the Secured Parties pursuant to the provisions of this Intercompany Subordination Agreement shall entitle such Subordinated Creditor to exercise any rights of subrogation in respect thereof until Payment in Full. Each Subordinated Creditor agrees that the subordination provisions contained herein shall not be affected by any action, or failure to act, in each case, in the course of an insolvency proceeding, by the Agent or any Secured Party which results, or may result, in affecting, impairing or extinguishing any right of reimbursement or subrogation or other right or remedy of such Subordinated Creditor against any Intercompany Debtor.

SECTION 1.5. Subordination Legend; Further Assurances. Each of the Subordinated Creditors and the Intercompany Debtors will (or in the case of any notes or instruments evidencing any Intercompany Subordinated Debt that exists as of the Closing Date will use commercially reasonable efforts to) cause each note and instrument evidencing any Intercompany Subordinated Debt that is Material Indebtedness to be endorsed with the following legend:

“THE INDEBTEDNESS EVIDENCED BY THIS INSTRUMENT IS SUBORDINATED TO THE PRIOR PAYMENT IN FULL IN CASH OF THE SENIOR INDEBTEDNESS (AS DEFINED IN THE INTERCOMPANY SUBORDINATION AGREEMENT, DATED AS OF DECEMBER 10, 2018) PURSUANT TO, AND TO THE EXTENT PROVIDED IN, SUCH INTERCOMPANY SUBORDINATION AGREEMENT BY THE MAKER HEREOF AND PAYEE NAMED HEREIN IN FAVOR OF DEUTSCHE BANK AG NEW YORK BRANCH, AS AGENT, AND THE SECURED PARTIES AND ANY PERSON NOW OR HEREAFTER DESIGNATED AS THEIR AGENT.”

Each of the Intercompany Debtors and the Subordinated Creditors hereby agrees to mark its books of account in such a manner as shall be effective to give proper notice of the effect of this Intercompany Subordination Agreement. Each of the Subordinated Creditors and the Intercompany Debtors will at its expense and at any time and from time to time promptly execute and deliver all further instruments and documents and take all further action that the Agent or the Required Lenders may reasonably request to protect any right or interest granted or purported to be granted hereunder or to enable the Secured Parties or the Agent to exercise and enforce their respective rights and remedies hereunder.

SECTION 1.6. No Change in or Disposition of Intercompany Subordinated Debt. The Subordinated Creditors will not, without the prior written consent of the Agent, except as otherwise permitted by the Credit Agreement or any other Credit Document:

(a) sell, assign, transfer, endorse, pledge, encumber or otherwise dispose of any of the Intercompany Subordinated Debt;

Exhibit J-5

(b) permit any of the terms relating to the subordination of the Intercompany Subordinated Debt or permit any changes that are in contradiction with this Intercompany Subordination Agreement (in each case, except to the extent such changes or amendments are not prohibited by any applicable intercreditor or subordination provisions applicable to such Intercompany Subordinated Debt) to be changed in a manner that would be materially adverse to the interests of the Lenders under the Credit Agreement; or

(c) upon the occurrence and during the continuance of a Default or an Event of Default, take, or permit to be taken, any action to assert, collect or enforce the Intercompany Subordinated Debt or any part thereof in contravention of the provisions of this Intercompany Subordination Agreement.

SECTION 1.7. Agreement by the Intercompany Debtors. Each Intercompany Debtor agrees that it will not make any payment or distribution on any Intercompany Subordinated Debt, or take any other action, in contravention of the provisions of this Intercompany Subordination Agreement.

SECTION 1.8. Obligations Hereunder Not Affected. All rights and interest of the Agent and the other Secured Parties hereunder, and all agreements and obligations of each of the Subordinated Creditors and the Intercompany Debtors hereunder, shall remain in full force and effect irrespective of:

(a) any lack of validity or enforceability of any document evidencing Senior Indebtedness;

(b) any change in the time, manner or place of payment of, or any other term of, all or any of the Senior Indebtedness, or any amendment, amendment and restatement, refinancing, other modification or waiver of or any consent to depart from any of the documents evidencing or relating to the Senior Indebtedness;

(c) any exchange, release or non-perfection of any collateral, or any release or amendment or waiver of or consent to depart from any guaranty or Credit Document, for all or any of the Senior Indebtedness;

(d) any failure of any Secured Party to assert any claim or to enforce any right or remedy against any party hereto or any other Credit Party under the provisions of any Credit Document;

(e) any reduction, limitation, impairment or termination of the Senior Indebtedness for any reason (other than Payment in Full), including any claim of waiver, release, surrender, alteration or compromise; and

(f) any other circumstance which might otherwise constitute a defense available to, or a discharge of, any Intercompany Debtor in respect of the Senior Indebtedness or any Subordinated Creditor in respect of this Intercompany Subordination Agreement (in each case, other than Payment in Full).

Exhibit J-6

This Intercompany Subordination Agreement shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Senior Indebtedness is rescinded or must otherwise be returned by the Agent, any Secured Party upon the insolvency, bankruptcy or reorganization of the Borrower, any other Credit Party or otherwise, all as though such payment had not been made. Each Subordinated Creditor acknowledges and agrees that the Agent and the other Secured Parties may, in accordance with the terms of, and to the extent permitted by the Credit Agreement, without notice or demand and without affecting or impairing such Subordinated Creditor’s obligations hereunder, from time to time (i) renew, compromise, extend, increase, accelerate or otherwise change the time for payment of, or otherwise change the terms of the Senior Indebtedness or any part thereof, including to increase or decrease the rate of interest thereon or the principal amount thereof; (ii) take or hold security for the payment of the Senior Indebtedness and exchange, enforce, foreclose upon, waive and release any such security; (iii) apply such security and direct the order or manner of sale thereof as the Agent and the other Secured Parties, in their sole discretion, may determine; (iv) release and substitute one or more endorsers, warrantors, borrowers or other obligors; and (v) exercise or refrain from exercising any rights against the Borrower, any Credit Party or any other Person.

ARTICLE II

OTHER AGENTS AND SENIOR CREDITORS

SECTION 2.1. Other Agents and Senior Creditors. Each of the Subordinated Creditors, the Intercompany Debtors, the Agent and the Borrower hereby acknowledges that from time to time the Subordinated Creditors and Intercompany Debtors may enter into one or more intercompany subordination agreements substantially similar to this Intercompany Subordination Agreement (each, an “Other Agreement”); provided that the subordination terms in such Other Agreement are substantially identical to the provisions of Article I of this Intercompany Subordination Agreement, with one or more other agents on behalf of other senior creditors to the Subordinated Creditors or Credit Parties (each such other agent, an “Other Agent” and such other creditors, “Other Senior Creditors”) and so long as such Other Agreement and documents governing the obligations owed by the Subordinated Creditors or Credit Parties to such Other Agents or Other Senior Creditors (the “Other Senior Obligations”) do not contravene this Agreement.

SECTION 2.2. Coordination among this Intercompany Subordination Agreement and Other Agreements. To the extent the provisions of Article I hereof require any amount or asset to be held in trust for, or delivered or paid over to, the Agent on behalf of the Lenders and Secured Parties for application to the payment or prepayment of Senior Indebtedness in accordance with the Credit Agreement, and any Other Agreement then existing contains corresponding terms for the same amount or asset to be held in trust for, or delivered or paid over to, such Other Agent on behalf of the Other Senior Creditors for application to the payment or prepayment of Other Senior Obligations owed to such Other Senior Creditors, then such requirement to deliver or pay over any such amount or asset shall be deemed to have been satisfied if delivered or paid to the Agent or, to the extent there is an intercreditor or subordination agreement purported to be in effect among the Agent and such Other Agent, delivered or paid to the Agent or such Other Agent in accordance with such intercreditor agreement or subordination agreement.

SECTION 2.3. Modification of Legend. To the extent any Other Agreement exists, the legend set forth in Section 1.5 of this Intercompany Subordination Agreement may be modified to make reference to both this Intercompany Subordination Agreement and each such Other Agreement; provided that as long as this Intercompany Subordination Agreement remains in effect such legend shall accurately refer specifically to this Intercompany Subordination Agreement.

Exhibit J-7

ARTICLE III

MISCELLANEOUS

SECTION 3.1. Representations and Warranties. Each of the Subordinated Creditors and the Intercompany Debtors hereby represents and warrants as follows:

(a) such Subordinated Creditor owns the Intercompany Subordinated Debt outstanding free and clear of any Lien other than Permitted Liens; and

(b) this Intercompany Subordination Agreement constitutes a legal, valid and binding obligation of each of the Subordinated Creditors and the Intercompany Debtors, enforceable in accordance with its terms (except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally and by principles of equity).

SECTION 3.2. Credit Document. This Intercompany Subordination Agreement is a Credit Document executed pursuant to the Credit Agreement and shall (unless otherwise expressly indicated herein) be construed, administered and applied in accordance with the terms and provisions thereof.

SECTION 3.3. Binding on Successors; Transferees and Assigns; Continuing Agreement. This Intercompany Subordination Agreement shall be binding upon each of the Subordinated Creditors and the Intercompany Debtors and their respective successors and assigns and shall inure to the benefit of and be enforceable by the Agent, the Required Lenders under the Credit Agreement and their respective successors and assigns; provided, that no Subordinated Creditor nor any Intercompany Debtor may assign or transfer its rights and obligations in respect of the Intercompany Subordinated Debt, except as expressly permitted by the Credit Documents or otherwise agreed by the Agent, and any such transferee or assignee, as a condition to acquiring an interest in the Intercompany Subordinated Debt shall agree to be bound hereby, in form reasonably satisfactory to the Agent, or to other subordination terms reasonably satisfactory to the Agent. Without limiting the generality of the foregoing, any Lender may assign or otherwise transfer (in whole or in part) any Term Loan Commitments, Term Loans or Term Loan Notes held by it to any other Person or entity, and such other Person or entity shall thereupon become vested with all rights and benefits in respect thereof granted to such Lender under any Credit Document (including this Intercompany Subordination Agreement) or otherwise, subject, however, to any contrary provisions in such assignment or transfer, and to the provisions of Section 10.6 of the Credit Agreement. This Intercompany Subordination Agreement is a continuing agreement of subordination and the Secured Parties may, from time to time and without notice to the Subordinated Creditors, extend credit or make other financial arrangements under the Credit Agreement in reliance hereon.

SECTION 3.4. Amendments, Waivers. No amendment to or waiver of any provision of this Intercompany Subordination Agreement, nor consent to any departure by any of the Subordinated Creditors or the Intercompany Debtors herefrom, shall in any event be effective unless the same shall be made in accordance with Section 10.5 of the Credit Agreement and with the consent of such Subordinated Creditor or Intercompany Debtor, and then any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. No act, failure or delay by the Agent shall constitute a waiver of its rights and remedies hereunder or otherwise. No single or partial waiver by the Agent or the Required Lenders under the Credit Agreement of any default or right or remedy that it may have shall operate as a waiver of any other default, right or remedy or of the same default, right or remedy on a future occasion.

Exhibit J-8

SECTION 3.5. Severability. In case any provision in or obligation hereunder shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

SECTION 3.6. Cumulative Rights. The rights, powers and remedies of the Secured Parties under this Intercompany Subordination Agreement shall be in addition to all rights, powers and remedies given to such Persons by virtue of any contract, statute or rule of law, all of which rights, powers and remedies shall be cumulative and may be exercised successively or concurrently. The parties hereto expressly acknowledge and agree that the Secured Parties are intended, and by this reference expressly made, third party beneficiaries of the provisions of this Intercompany Subordination Agreement.

SECTION 3.7. Governing Law. This Intercompany Subordination Agreement and the rights and obligations of the parties hereunder, including, but not limited to, the validity, interpretation, construction, breach, enforcement or termination hereof, and whether arising in contract or tort or otherwise, shall be governed by, and shall be construed and enforced in accordance with, the law of the State of New York.

SECTION 3.8. Consent to Jurisdiction. All judicial proceedings brought against any Subordinated Creditor or any Intercompany Debtor arising out of or relating hereto, shall be brought in any state or Federal court of competent jurisdiction in the State, County and City of New York. By executing and delivering this Intercompany Subordination Agreement, each Subordinated Creditor and each Intercompany Debtor, for itself and in connection with its properties, irrevocably (a) accepts generally and unconditionally the exclusive jurisdiction and venue of such courts; (b) waives any defense of forum non conveniens; (c) agrees that service of all process in any such proceeding in any such court may be made by registered or certified mail, return receipt requested, to the attention of the Borrower at its address provided in accordance with the Credit Agreement; (d) agrees that service as provided in clause (c) above is sufficient to confer personal jurisdiction over the applicable Subordinated Creditor or Intercompany Debtor in any such proceeding in any such court, and otherwise constitutes effective and binding service in every respect; and (e) agrees that the Agent and Lenders retain the right to serve process in any other manner permitted by law or to bring proceedings against such Subordinated Creditor or such Intercompany Debtor in the courts of any other jurisdiction.

SECTION 3.9. Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THE INTERCOMPANY SUBORDINATION AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY AND AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY. EACH OF THE PARTIES HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS RELIED ON THE WAIVER IN ENTERING INTO THIS INTERCOMPANY SUBORDINATION AGREEMENT AND THE OTHER CREDIT DOCUMENTS, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN THEIR RELATED FUTURE DEALINGS. EACH OF THE PARTIES HERETO WARRANTS AND REPRESENTS THAT EACH HAS HAD THE OPPORTUNITY OF REVIEWING THIS JURY WAIVER WITH LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS.

Exhibit J-9

SECTION 3.10. Headings. The captions and headings of this Intercompany Subordination Agreement are for convenience of reference only and shall not affect the interpretation of this Intercompany Subordination Agreement

SECTION 3.11. Counterparts; Facsimile Signature. This Intercompany Subordination Agreement may be executed in any number of counterparts and by different parties in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Signature pages may be detached from multiple separate counterparts and attached to a single counterpart. Delivery of an executed signature page of this Intercompany Subordination Agreement by facsimile transmission or electronic transmission shall be as effective as delivery of a manually executed counterpart hereof.

SECTION 3.12. Reinstatement. To the extent that any Intercompany Debtor makes a payment to any Subordinated Creditor or the Agent receives any payment or proceeds of the Collateral securing the Senior Indebtedness for the Borrower’s benefit, which payment or proceeds or any part thereof are subsequently invalidated, declared to be or avoided as fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable doctrine, then, to the extent of such payment or proceeds received and not retained by the Agent, the Senior Indebtedness intended to be satisfied thereby and this Intercompany Subordination Agreement shall be reinstated and continue in full force and effect until full and final payment shall have been made to the Agent. Each Subordinated Creditor agrees to hold in trust for the Agent and promptly remit to the Agent any payments received by such Subordinated Creditor after such invalidated, rescinded or returned payment was originally made.

SECTION 3.13. Additional Parties. Any Person (each, an “Additional Party”) may hereafter become a party to this Intercompany Subordination Agreement by executing a joinder agreement substantially in the form of Exhibit A attached hereto (with such changes therein as shall be satisfactory to the Agent), and there shall be no need to re-execute, amend or restate this Intercompany Subordination Agreement in connection therewith. Upon such execution and delivery by any Additional Party, notice of which is hereby waived by the Intercompany Debtors and the Subordinated Creditors, such Additional Party shall be deemed to have made the representations and warranties set forth herein as they relate to such Additional Party and shall be bound by all of the terms, agreements, covenants and conditions hereof to the same extent as if such Additional Party had executed this Intercompany Subordination Agreement as of the Closing Date, and the Agent shall be entitled to all of the benefits of such Additional Party’s obligations.

[Remainder of Page Intentionally Left Blank]

Exhibit J-10

IN WITNESS WHEREOF, intending to be legally bound, the Subordinated Creditors, the Intercompany Debtors and the Agent have caused this Intercompany Subordination Agreement to be executed as of the date first above written.

[ ]

By:
Name:
Title:

[Lumentum - Signature Page to Intercompany Subordation Agreement]

DEUTSCHE BANK AG NEW YORK BRANCH,
as Agent

By:
Name:
Title:

By:
Name:
Title:

[Lumentum - Signature Page to Intercompany Subordation Agreement]

Exhibit A to Intercompany Subordination Agreement

FORM OF JOINDER AGREEMENT

This Joinder Agreement (this “Agreement”) is made as of [                ] by [                ], a [                ] [                ] (the “Additional Party”), pursuant to Section 3.13 of the Intercompany Subordination Agreement (as amended, restated, amended and restated, supplemented and/or otherwise modified from time to time, the “Intercompany Subordination Agreement”), dated as of December 10, 2018, made by and among Lumentum Holdings Inc., a Delaware corporation (the “Borrower”), each of the other Intercompany Debtors and Subordinated Creditors party thereto from time to time and Deutsche Bank AG New York Branch (“DBNY”), as Agent. Unless otherwise defined herein or the context otherwise requires, capitalized terms used in this Agreement shall have the meanings set forth in the Intercompany Subordination Agreement (including by reference to the Credit Agreement).

1. Joinder. The Additional Party hereby joins the Intercompany Subordination Agreement, as both an “Intercompany Debtor” and a “Subordinated Creditor” thereunder, as if it were an original signatory thereto, and further covenants and agrees that by its execution hereof it shall be bound by and shall comply with all the terms and conditions of the Intercompany Subordination Agreement applicable to it as both an Intercompany Debtor and a Subordinated Creditor and it being acknowledged and agreed that the Agent and the Secured Parties shall be entitled to all of the benefits of such Additional Party’s obligations Agreement.

2. Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument. Signature pages may be detached from multiple separate counterparts and attached to a single counterpart. Delivery of an executed signature page of this Agreement by facsimile transmission or electronic transmission shall be as effective as delivery of a manually executed counterpart hereof.

3. Governing Law. This Agreement and the rights and obligations of the parties hereunder, including, but not limited to, the validity, interpretation, construction, breach, enforcement or termination hereof, and whether arising in contract or tort or otherwise, shall be governed by, and shall be construed and enforced in accordance with, the law of the State of New York.

[Remainder of Page Intentionally Left Blank]

Exhibit J-A-1

IN WITNESS WHEREOF, the undersigned has caused this Agreement to be executed and delivered as of the date first above written.

[ADDITIONAL PARTY]

By:
Name: Title:

Accepted:

DEUTSCHE BANK AG NEW YORK BRANCH, as Agent

By:
Name:
Title:

By:
Name:
Title:

Exhibit J-A-2

EXHIBIT K TO

CREDIT AND GUARANTY AGREEMENT

FORM OF

PERFECTION CERTIFICATE

This Perfection Certificate is delivered in accordance with Section 3.1(a)(E) of that certain Credit and Guaranty Agreement, dated as of the date hereof (the “Credit Agreement”), by and among LUMENTUM HOLDINGS INC. (the “Borrower”), the other Credit Parties from time to time party thereto, the Lenders and other parties from time to time party thereto, and DEUTSCHE BANK AG NEW YORK BRANCH, as Administrative Agent and Collateral Agent. Terms used but not defined herein shall have the meanings assigned thereto in the Credit Agreement or the Pledge and Security Agreement (as defined in the Credit Agreement), as applicable.

The undersigned hereby certifies, as an Authorized Officer of the Borrower and not in an individual capacity and without personal liability, to the Administrative Agent, the Collateral Agent and the other Secured Parties, on behalf of the Borrower and each other Credit Party specified below (such Credit Parties together with the Borrower, the “Grantors”), as of the date hereof and after giving effect to the Transactions, as follows:

I.	CURRENT INFORMATION

A. Legal Names, Organizations, Jurisdictions of Organization and Organizational Identification Numbers. The exact legal name (as it appears in each respective certificate or articles of incorporation or formation, bylaws, limited liability or operating agreement or similar organizational document(s), in each case as amended to date), the type of organization, the jurisdiction of organization (or formation, as applicable), the organizational identification number and tax I.D. number of each Grantor is as set forth on Schedule IA.

B. Chief Executive Offices and Mailing Addresses. The chief executive office address and mailing address of each Grantor is:

Grantor	Chief Executive Office and Mailing Address

C. Special Debtors and Former Article 9 Debtors. Except as specifically identified below none of the Grantors is: (i) a transmitting utility (as defined in Section 9-102(a)(80)), (ii) primarily engaged in farming operations (as defined in Section 9-102(a)(35)), (iii) a trust, (iv) a foreign air carrier within the meaning of the federal aviation act of 1958, as amended, (v) a branch or agency of a bank which bank is not organized under the law of the United States or any state thereof or (vi) located (within the meaning of Section 9-307) in the Commonwealth of Puerto Rico. All references in this Section C to “Section” are to sections of the New York Uniform Commercial Code, as in effect on the date hereof.

[    ]

Exhibit K-1

D. Trade Names/Assumed Names.

1. Trade Names. Set forth below is each registered trade name or assumed name (other than those listed on Schedule IA hereto) currently used by any Grantor or by which any Grantor is known or is transacting any business:

Grantor	Trade Name

2. Name(s) on IRS Filings. Set forth below is each name (other than those listed on Schedule IA hereto) used by any Grantor on any filings with the Internal Revenue Service at any time within the five (5) years preceding the date hereof:

Grantor	Name	Period of Use

E. Changes in Names, Jurisdiction of Organization or Corporate Structure. Except as set forth immediately below, in Section G below or in connection with initial formation of such Person or the Transactions, no Grantor has changed its name, jurisdiction of organization or its corporate structure in any way (e.g. by merger, consolidation, change in corporate form, change in jurisdiction of organization or otherwise) within the five (5) years preceding the date hereof:

Grantor	Date of Change	Description of Change

F. Prior Addresses. Except as set forth immediately below or in connection with initial formation of such Grantor or the Transactions, no Grantor has changed its chief executive office within the five (5) years preceding the date hereof.

Grantor	Prior Chief Executive Office Address

G. Acquisitions of Equity Interests or Assets. Except in connection with the Transactions or as set forth on Schedule IG hereto, no Grantor has acquired the equity interests of another entity or substantially all the assets of another entity within the five (5) years preceding the date hereof.

H. Corporate Ownership and Organizational Structure. Attached as Schedule IH hereto is a true and correct chart showing the ownership relationship of the Borrower and its Subsidiaries as of the Closing Date after giving effect to the Merger.

II. INFORMATION REGARDING CERTAIN COLLATERAL

A. Investment Related Property.

Exhibit K-2

1. Equity Interests. Attached as Schedule IIA1 hereto is a true and correct list of all Equity Interests owned by each Grantor together with the type of organization which issued such equity interests (e.g. corporation, limited liability company, partnership or trust).

2. Debt Securities & Instruments. Attached as Schedule IIA2 hereto is a true and correct list of all debt securities and instruments owed to each Grantor (other than checks to be deposited in the ordinary course of business and any intercompany indebtedness) in a principal amount greater than $5,000,000, and to the extent applicable, specifying the creditor and debtor thereunder and the outstanding principal amount thereof.

B. Intellectual Property. Set forth on Schedule IIB is a true and correct list of all U.S. patents and trademarks registered in or applied for with the United States Patent and Trademark Office, and all U.S. copyrights registered in or applied for with the United States Copyright Office, in each case owned by the Grantors (except, in each case, as may be otherwise indicated on such schedule).

C. Real Property. Attached as (i) Schedule IIC1 hereto is a list of all material real property located in the United States and owned by each Grantor as of the Closing Date and (ii) Schedule IIC2 is a list of all material real property located in the United States leased or subleased by any Grantor as lessee or lessor as of the Closing Date.

D. Chattel Paper. Set forth below is a true and correct list of Chattel Paper held by any Grantor in excess of $5,000,000:

[    ]

E. Commercial Tort Claims. Set forth below is a true and correct list of commercial tort claims held by any Grantor in excess of $5,000,000:

[    ]

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

Exhibit K-3

IN WITNESS WHEREOF, the undersigned hereto has caused this Certificate to be executed as of the date first written above by its officer thereunto duly authorized.

LUMENTUM HOLDINGS INC.

By:
Name:
Title:

LUMENTUM INC.

By:
Name:
Title:

LUMENTUM OPERATIONS LLC

By:
Name:
Title:

OCLARO, LLC

By:
Name:
Title:

OCLARO FIBER OPTICS, INC.

By:
Name:
Title:

[LUMENTUM - SIGNATURE PAGE TO PERFECTION CERTIFICATE]

OCLARO, INC.

By:
Name:
Title:

[LUMENTUM - SIGNATURE PAGE TO PERFECTION CERTIFICATE]

SCHEDULE IA

LEGAL NAMES, ORGANIZATIONS, JURISDICTIONS OF ORGANIZATION, ORGANIZATIONAL IDENTIFICATION NUMBERS, ETC.

Name of Grantor	Type of Organization	Jurisdiction of Organization/ Formation	Organizational Identification Number	FEIN

Schedule IA-1

SCHEDULE IG

ACQUISITIONS

Grantor	Date of Acquisition	Description of Acquisition

Schedule IG-1

SCHEDULE IH

ORGANIZATIONAL STRUCTURE

(see attached)

Schedule IH-1

SCHEDULE IIA1

EQUITY INTERESTS

Grantor	Issuer	Type of Organization	Jurisdiction of Organization / Formation	# of Shares Owned	Total Shares Outstanding	% of Interest Pledged	Certificate No(s).

Schedule IIA-1

SCHEDULE IIA2

DEBT SECURITIES & INSTRUMENTS

Grantor (Payee)	Payor	Description of Debt Security or Instrument	Principal Amount / Value	Maturity

Schedule IIA-1

SCHEDULE IIB

INTELLECTUAL PROPERTY

1. U.S. Trademarks and Trademark Applications

Registered Holder/Grantor	Mark	Jurisdiction	App./Reg. No.	Status

2. U.S. Copyrights and Copyright Applications

Owner/Grantor	Title	Jurisdiction of Registration/ Application	Registration/Application No.	Filing Date/Issued Date

3. U.S. Patents and Patent Applications

Owner/Grantor	Application/ Serial No.	Patent No.	Title	Filing Date

Schedule IIB-1

CERTAIN MATERIAL OWNED REAL PROPERTY

Grantor	Address/City/State/ZIP Code	Fair Market Value

Schedule IIB-1

CERTAIN MATERIAL LEASED REAL PROPERTY

Grantor	Address/City/State/Zip Code

Schedule IIB-1